As filed with the Securities and Exchange Commission on April 11, 2014.

Registration No. 333-194950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

42745 U.S. Highway 27, Davenport, Florida 33837 (863) 419-7750

(Address and telephone number of principal executive offices)

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CenterState Banks, Inc.

42745 U.S. Highway 27, Davenport, Florida 33837 (863) 419-7750

(Name, address and telephone number of agent for service)

With copies to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Phone: (407) 843-7300 Facsimile: (407) 843-2448	J. Herbert Boydstun First Southern Bancorp, Inc. 900 North Federal Highway, Suite 300 Boca Raton, Florida 33432 Phone: (561) 237-2966 Facsimile: (561) 338-6445	Matthew M. Guest, Esquire Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Phone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock $.01 par value	9,537,986 shares(1)	Not applicable	$97,923,324(2)	$12,613(3)(4)

(1)	Represents the maximum number of full shares of CenterState Banks, Inc. (“CenterState”) common stock estimated to be issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f) and 457(c) of the Securities Act based on the market value of the shares of First Southern Bancorp, Inc. (“First Southern”) common stock expected to be exchanged for CenterState common stock in the merger, as established by the average of the bid and asked price of shares of First Southern common stock as of March 26, 2014, less the estimated cash consideration to be paid in the merger.
(3)	Computed in accordance with Rules 457(f) and 457(c) of the Securities Act solely for the purpose of calculating the registration fee and based upon a rate of $128.80 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Paid with the original filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY-SUBJECT TO COMPLETION DATED APRIL 11, 2014

CENTERSTATE BANKS, INC.	FIRST SOUTHERN BANCORP, INC.

To the Shareholders of CenterState Banks, Inc. and First Southern Bancorp, Inc.:

We are pleased to report that the boards of directors of CenterState Banks, Inc. (“CenterState”) and First Southern Bancorp, Inc. (“First Southern”) have entered into a definitive merger agreement that provides for the combination of the two companies. Under the merger agreement, First Southern will merge with and into CenterState, with CenterState as the surviving company in the merger. We cannot complete the merger transaction without your approval. Holders of shares of CenterState common stock will vote to approve the issuance of CenterState common stock in connection with the merger pursuant to the requirements of the Nasdaq Listing Rules at a special meeting of shareholders to be held on May 28, 2014. Holders of shares of First Southern common stock will vote to approve the merger agreement at a special meeting of shareholders to be held on May 28, 2014. This document, which serves as a joint proxy statement for the special meetings of CenterState and First Southern shareholders and as a prospectus for the shares of CenterState common stock to be issued in the merger to First Southern shareholders, gives you detailed information about the special meetings and the merger.

Under the terms of the merger agreement, each share of First Southern common stock will be converted into the right to receive 0.3 shares of CenterState common stock and $3.00 in cash. Based on the number of shares of First Southern common stock currently outstanding, CenterState currently expects to pay an aggregate cash consideration of approximately $95 million. Cash will be paid in lieu of issuing fractional shares of CenterState common stock.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of CenterState common stock on January 29, 2014, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of First Southern common stock was $6.00. Based on the closing price of CenterState common stock on [    ], 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of First Southern common stock was $[    ]. First Southern shareholders should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL”. The First Southern common stock trades in the over the counter market under the ticker symbol “FSOF”.

Based on the current number of shares of First Southern common stock outstanding, CenterState currently expects to issue approximately 9,537,986 shares upon completion of the merger. However, an increase or decrease in the number of outstanding shares of First Southern common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” or the “Code.” Assuming the merger qualifies as a reorganization, a shareholder of First Southern generally will not recognize any gain or loss upon receipt of CenterState common stock in exchange for First Southern common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of CenterState common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger — Cash Received Instead of a Fractional Share”).

First Southern shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to First Southern. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for First Southern Shareholders” beginning on page 76.

Your vote is very important. To ensure your representation at the CenterState or First Southern meeting, as applicable, please complete and return the enclosed proxy card. Whether or not you expect to attend the CenterState or First Southern special meeting, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting. Each of the First Southern and CenterState boards of directors has adopted and approved the merger agreement and the transactions contemplated by it and recommends to its shareholders to vote “FOR” approval of the merger agreement and the issuance of CenterState common stock to be issued in the merger, respectively, and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the CenterState and First Southern boards of directors, thank you for your prompt attention to this important matter.

Sincerely, Ernest S. Pinner Chairman, President and Chief Executive Officer CenterState Banks, Inc.	J. Herbert Boydstun Chairman and Chief Executive Officer First Southern Bancorp, Inc.

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either CenterState or First Southern, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, The Florida Office of Financial Regulation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    ], 2014, and is being first mailed to CenterState and First Southern shareholders on or about [    ], 2014.

CENTERSTATE BANKS, INC.

42745 U.S. Highway 27

Davenport, Florida 33837

(863) 419-7750

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2014

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the main office of CenterState at 42745 U.S. Highway 27, Davenport, Florida 33837 on May 28, 2014, at 10:00 a.m. local time, for the following purposes:

1.	Approval of Share Issuance. To approve the issuance of CenterState common stock in connection with the Agreement and Plan of Merger dated January 29, 2014 (“merger agreement”) by and between CenterState Banks, Inc. and First Southern Bancorp, Inc. (“First Southern”), providing for the merger of First Southern with and into CenterState (“CenterState share issuance proposal”). You will find a copy of the merger agreement in Appendix A to this document.

2.	Adjourn or Postpone the Special Meeting. To consider and vote upon a proposal of the CenterState board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the CenterState share issuance proposal (“CenterState adjournment proposal”).

3.	Other Business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The CenterState board of directors has set April 11, 2014 as the record date for the CenterState special meeting. Only shareholders of record at the close of business on April 11, 2014 are entitled to notice of, and to vote at, the special meeting.

The above proposals are described in more detail in the attached joint proxy statement/prospectus, which we urge you to read carefully in its entirety before you vote.

Your vote is very important. You are cordially invited to attend the special meeting in person. To ensure your representation at the CenterState special meeting, please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your CenterState shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The CenterState board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and has determined that the merger is fair to, and in the best interest of, CenterState and its shareholders. The CenterState board of directors unanimously recommends that CenterState shareholders vote “FOR” the CenterState share issuance proposal and “FOR” the CenterState adjournment proposal.

By Order of the Board of Directors

Ernest S. Pinner

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CenterState Banks, Inc.

Davenport, Florida

[    ], 2014

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE CENTERSTATE SHARE ISSUANCE PROPOSAL WILL BE APPROVED IF A MAJORITY OF THE VOTES CAST ON THE CENTERSTATE SHARE ISSUANCE PROPOSAL AT THE CENTERSTATE SPECIAL MEETING ARE VOTED IN FAVOR OF THE PROPOSAL. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL CENTERSTATE INVESTOR RELATIONS AT 863-419-7750.

FIRST SOUTHERN BANCORP, INC.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

561-470-3800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2014

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First Southern Bancorp, Inc. (“First Southern”) will be held at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431 on May 28, 2014, at 10:00 a.m., local time, for the following purposes:

1.	Approve Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated January 29, 2014 (“merger agreement”) by and between First Southern and CenterState Banks, Inc. (“CenterState”) pursuant to which First Southern will merge with and into CenterState, with CenterState as the surviving company in the merger (“First Southern merger proposal”). You will find a copy of the merger agreement in Appendix A to this document.

2.	Adjourn or Postpone the Special Meeting. To consider and vote upon a proposal of the First Southern board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the First Southern merger proposal (“First Southern adjournment proposal”).

3.	Other Business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The First Southern board of directors has set April 11, 2014 as the record date for the First Southern special meeting. Only shareholders of record at the close of business on April 11, 2014 are entitled to notice of, and to vote at, the special meeting.

Holders of First Southern common stock who comply with the provisions of Florida law relating to appraisal rights applicable to the merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix E to this document.

The above proposals are described in more detail in the attached joint proxy statement/prospectus, which we urge you to read carefully in its entirety before you vote.

Your vote is very important. You are cordially invited to attend the special meeting in person. To ensure your representation at the First Southern special meeting, please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your First Southern shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The First Southern board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is fair to, and in the best interest of, First Southern and its shareholders. The First Southern board of directors unanimously recommends that First Southern shareholders vote “FOR” the First Southern merger proposal and “FOR” the First Southern adjournment proposal.

By Order of the Board of Directors

J. Herbert Boydstun

J. Herbert Boydstun

Chairman and Chief Executive Officer

First Southern Bancorp, Inc.

Boca Raton, Florida

[    ], 2014

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF FIRST SOUTHERN COMMON STOCK ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL FIRST SOUTHERN AT 561-470-3800.

WHERE YOU CAN FIND MORE INFORMATION

CenterState

CenterState files annual, quarterly and special reports, joint proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, CenterState files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CenterState by accessing CenterState’s website at www.centerstatebanks.com. Copies can also be obtained, free of charge, by directing a written request to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Corporate Secretary

Telephone: 863-419-7750

CenterState has filed a Registration Statement on Form S-4 to register with the SEC up to 9,537,986 shares of CenterState common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CenterState or upon written request to CenterState at the address set forth above.

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference” beginning on page 140. These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than [    ], 2014 in order to receive them before the special meeting of shareholders.

Except where the context otherwise indicates, CenterState supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to CenterState, and First Southern supplied all information contained in this joint proxy statement/prospectus relating to First Southern.

First Southern

First Southern does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

i

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of First Southern common stock, please contact First Southern at:

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

Attn: Corporate Secretary

Telephone: 561-470-3800

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or First Southern or CenterState that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to First Southern shareholders or CenterState shareholders nor the issuance of CenterState common stock or the payment of cash by CenterState in the merger shall create any implication to the contrary.

Regulatory Approvals	76
Appraisal Rights for First Southern Shareholders	76

APPENDICES:

Appendix A —	Agreement and Plan of Merger dated January 29, 2014 by and between First Southern Bancorp, Inc. and CenterState Banks, Inc.
Appendix B —	Opinion of Keefe, Bruyette & Woods, Inc.
Appendix C —	Opinion of Mercer Capital Management, Inc.
Appendix D —	Opinion of Sterne, Agee & Leach, Inc.
Appendix E —	Provisions of Florida Business Corporation Act Relating to Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	First Southern shareholders are being asked to vote to approve the Agreement and Plan of Merger dated January 29, 2014 (the “merger agreement”) entered into between CenterState Banks, Inc. (“CenterState”) and First Southern Bancorp, Inc. (“First Southern”) and the merger contemplated by the merger agreement. First Southern will be merged with and into CenterState, with CenterState being the surviving company (the “merger”). Immediately following the merger, First Southern’s subsidiary, First Southern Bank, will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank of Florida N.A., with CenterState Bank of Florida N.A. being the surviving subsidiary bank of CenterState (the “bank merger”). CenterState shareholders are being asked to vote to approve the issuance of CenterState common stock in connection with the merger as contemplated by the merger agreement (the “CenterState share issuance”), as required under applicable Nasdaq Listing Rules. In order to complete the merger, each party needs not only the approval of its respective shareholders, but the approval of both of these mergers by the applicable banking regulators.

This document constitutes both a joint proxy statement of CenterState and First Southern and a prospectus of CenterState. It is a joint proxy statement because each of the board of directors of First Southern and CenterState is soliciting proxies using this document from their respective shareholders. It is a prospectus because CenterState, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of First Southern common stock in the merger.

Q:	Why do CenterState and First Southern want to merge?

A:	We believe the combination of CenterState and First Southern will create one of the leading community banking franchises in the state of Florida. Each of the CenterState and First Southern boards of directors has determined that the merger is fair to, and in the best interest of, its respective shareholders, and unanimously recommends that its shareholders vote for their respective proposals. You should review the reasons for the merger described in greater detail under “The Merger — Recommendation of First Southern’s Board of Directors and Reasons for the Merger” and “The Merger — Recommendations of CenterState’s Board of Directors and Reasons for the Merger.”

Q:	What will First Southern shareholders receive in the merger?

A:	Under the terms of the merger agreement, First Southern shareholders will be entitled to receive for each share of First Southern common stock they hold at the time of the completion of the merger, 0.3 shares of CenterState common stock and $3.00 in cash. For each fractional share that would otherwise be issued, CenterState will pay cash in an amount equal to the fraction of a share of CenterState common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of CenterState common stock as quoted on NASDAQ over the 20 trading days ending on the trading day immediately prior to the fourth business day preceding the date the merger is consummated (the “average closing price”). No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Q:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:	Yes. Although the number of shares of CenterState common stock that each First Southern shareholder will receive in the merger is fixed, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value for CenterState common stock. Any fluctuation in the market price of CenterState common stock after the date of this document will change the value of the shares of CenterState common stock that First Southern shareholders will receive.

First Southern shareholders should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL”. The First Southern common stock trades in the over the counter market under the ticker symbol “FSOF”.

Q:	What will happen to First Southern equity awards in the merger?

A:	At the effective time of the merger, referred to as the effective time, outstanding First Southern equity awards will be treated as follows:

Stock Options. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding stock option to purchase shares of First Southern common stock granted under a First Southern equity plan that is subject only to service-based vesting conditions, whether vested or unvested, will become vested and exercisable and each then-outstanding First Southern stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided under its terms based on actual performance through the effective time. All such stock options, to the extent they become vested and exercisable under the merger agreement, will be cancelled and converted into the right to receive, at the effective time, an amount in cash equal to the product of (a) the excess, if any, of (i) the sum of (A) $3.00 and (B) the product of 0.3 multiplied by the Average Closing Price (defined below) (which sum we refer to as the equity award consideration) over (ii) the exercise price per share of the stock option multiplied by (b) the number of shares of First Southern common stock subject to the stock option.

Restricted Stock and Restricted Stock Units. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding First Southern restricted share and First Southern restricted stock unit granted under a First Southern equity plan that is subject only to service-based vesting conditions will become vested, and each then-outstanding First Southern restricted share and restricted stock unit that is subject to performance-based vesting conditions will become vested to the extent provided under its terms based on actual performance through the effective time. All such restricted shares and restricted stock units, to the extent they become vested under the merger agreement, will be treated as an outstanding share of First Southern common stock and be converted into the right to receive the merger consideration.

Series C Equity Awards. The merger agreement also includes provisions for the vesting and cash out of certain equity awards in respect of First Southern Series C preferred stock. No such equity awards are outstanding as of the date of this joint proxy statement/prospectus, and no such equity awards are expected to be issued prior to or outstanding at the effective time.

Q:	When will the merger be completed?

A:	CenterState and First Southern are working to complete the merger as soon as possible. They currently expect the merger to be completed in the third quarter of 2014. Neither CenterState nor First Southern can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received. For further information, please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 95.

Q:	Who can vote at the special meetings of shareholders?

A:	First Southern Special Meeting. Holders of shares of First Southern common stock at the close of business on April 11, 2014, which is the date that the First Southern board of directors has fixed as the record date for the First Southern special meeting, are entitled to vote at the First Southern special meeting.

CenterState Special Meeting. Holders of record of CenterState common stock at the close of business on April 11, 2014, which is the date that the CenterState board of directors has fixed as the record date for the CenterState special meeting, are entitled to vote at the CenterState special meeting.

Q:	What constitutes a quorum and what vote is required to approve the respective proposals?

A:	The presence at the CenterState and First Southern meetings, in person or represented by proxy, of the holders of a majority of the outstanding shares of CenterState and First Southern common stock entitled to vote at its special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purposes of determining the presence of a quorum.

Assuming the presence of a quorum at each special meeting, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Southern common stock outstanding and entitled to vote on the record date, and the approval of the CenterState share issuance proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders will have one vote for each share of CenterState or First Southern voting common stock owned by them.

Q:	Do the CenterState and First Southern boards of directors support the merger?

A:	Yes. The CenterState and First Southern boards of directors have unanimously determined that the merger is fair to, and in the best interest of, its shareholders and recommends that shareholders vote for approval of their respective proposals. As described elsewhere in this document, the directors of CenterState and First Southern have each agreed to vote for the approval of their company’s respective proposals, subject to the terms of their respective voting agreements.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or nominee.

Q:	How do I vote?

A:	If you are a shareholder of record of CenterState as of the CenterState record date or a shareholder of record of First Southern as of the First Southern record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	Use the toll-free number shown on your proxy card,

•	Visit the website shown on your proxy card to vote via the Internet,

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or

•	You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	When and where is the special meeting of CenterState shareholders?

A:	The CenterState special meeting will take place on May 28, 2014, at 10:00 a.m., local time, at the main office of CenterState at 42745 U.S. Highway 27, Davenport, Florida 33837. Subject to space availability, all CenterState shareholders as of the CenterState record date, or their duly appointed proxies, may attend the CenterState special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

Q:	When and where is the special meeting of First Southern shareholders?

A:

The First Southern special meeting will take place on May 28, 2014, at 10:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431. Subject to space availability, all First Southern shareholders as of the First Southern record date, or their duly appointed proxies, may attend the First Southern special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to CenterState or First Southern or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	What if I do not vote or I abstain?

A:	For purposes of each of the CenterState special meeting and the First Southern special meeting, an abstention occurs when a shareholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

For the CenterState share issuance proposal, if a CenterState shareholder present in person at the CenterState special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the CenterState share issuance proposal. If a CenterState shareholder is not present in person at the CenterState special meeting and does not respond by proxy, it will have no effect on the vote count for the CenterState share issuance proposal.

For the CenterState adjournment proposal, if a CenterState shareholder present in person at the CenterState special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If a CenterState shareholder is not present in person at the CenterState special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

For the First Southern merger proposal, if a First Southern shareholder present in person at the First Southern special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a First Southern shareholder is not present in person at the First Southern special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” this proposal.

For the First Southern adjournment proposal, if a First Southern shareholder present in person at the First Southern special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If a First Southern shareholder is not present in person at the First Southern special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by your company’s board of directors. Unless a CenterState or First Southern shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to their company’s special meeting, as applicable.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:

Yes. There are four ways in which you may revoke your proxy and change your vote prior to the special meeting. First, you may send a written notice to the Corporate Secretary of First Southern or CenterState, as the case may be, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, if you voted by telephone or the Internet, you may log onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card. Fourth, you may attend the special meeting of CenterState or First Southern shareholders, as the case may be, and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

If you choose any of the first three methods, you must take the described action such that the notice, Internet or telephone vote or proxy card, as applicable, is received no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Do I need identification to attend the First Southern or CenterState special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of CenterState or First Southern common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of CenterState or First Southern common stock, as applicable, on the record date.

Q:	Can First Southern shareholders exercise dissenters’ rights in connection with the merger?

A:	Yes. If a First Southern shareholder wants to exercise appraisal rights and receive the fair value of shares of First Southern common stock in cash instead of the merger consideration, then you must file a written objection with First Southern prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix E to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for First Southern Shareholders” beginning on page 76. Due to the complexity of the procedures for exercising the right to seek appraisal, First Southern shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:	Should First Southern shareholders send in their First Southern stock certificates now?

A:	No. First Southern shareholders SHOULD NOT send in any stock certificates now. After the merger is completed, CenterState will send you written instructions explaining how you should exchange your First Southern stock certificates.

Q:	What should I do if I receive more than one set of voting materials?

A:	First Southern shareholders and CenterState shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Southern and/or CenterState common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Southern common stock or CenterState common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of First Southern common stock and/or CenterState common stock that you own.

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	If you are a CenterState shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact CenterState at 42745 U.S. Highway 27, Davenport, Florida 33837, telephone: 863-419-7750.

If you are a First Southern shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact First Southern at 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432, telephone: 561-470-3800.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. First Southern Bancorp, Inc. (“First Southern”) and CenterState Banks, Inc. (“CenterState”) encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires throughout this document, “CenterState” refers to CenterState Banks, Inc., “First Southern” refers to First Southern Bancorp, Inc. and “we,” and “our” refer collectively to CenterState and First Southern. The parties refer to the proposed merger of First Southern with and into CenterState as the “merger,” the merger of First Southern Bank with and into CenterState Bank of Florida, N.A. as the “bank merger,” and the Agreement and Plan of Merger dated January 29, 2014 by and between CenterState and First Southern as the “merger agreement.”

Information Regarding CenterState and First Southern

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

(863) 419-7750

CenterState Banks, Inc. (“CenterState”) is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CSB”) and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CSB. Headquartered in Davenport, Florida, between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries through its 55 bank branch network located within 18 counties throughout central and northeast Florida. In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 55 locations, CenterState also operates a correspondent banking and bond sales division. At December 31, 2013, CenterState’s primary asset was its ownership of 100% of the stock of its subsidiary bank. At December 31, 2013, CenterState had total consolidated assets of $2.4 billion, total consolidated loans of $1.5 billion, total consolidated deposits of $2.1 billion, and total consolidated stockholders’ equity of $273.4 million. On January 17, 2014, CenterState closed the acquisition of Gulfstream Bancshares, Inc., which had total consolidated assets of $544.8 million, total consolidated loans of $375.6 million, total consolidated deposits of $466.6 million, and 4 banking offices located in southeast Florida.

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

561-470-3800

First Southern Bancorp, Inc. (“First Southern”) was incorporated under the laws of the State of Florida in 1999 and is a registered bank holding company under the BHC Act, and owns substantially all of the outstanding shares of First Southern Bank (“FSB”). First Southern operates as a one-bank holding company and its only business activity is the operation of its subsidiary bank, FSB. FSB is a state chartered commercial bank that offers its commercial and retail customers a variety of community banking products and services through its 17 banking offices, six of which are located in South Florida, three of which are located in North Florida, and eight of which are located in Central Florida. At December 31, 2013, First Southern had total consolidated assets of $1.1 billion, total consolidated loans of $635.5 million and total consolidated deposits of $882.7 million. Total common stockholders’ equity at December 31, 2013 was $197.2 million.

The Merger (see page 83)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, First Southern will merge with and into CenterState, with CenterState as the surviving company in the merger. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, FSB will merge into CSB, with CSB as the surviving bank of such merger.

Closing and Effective Time of the Merger (see page 83)

The closing date is currently expected to occur in the third quarter of 2014. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither CenterState nor First Southern can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received.

Merger Consideration (see page 83)

Under the terms of the merger agreement, each share of First Southern common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by First Southern, CenterState and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.3 shares of CenterState common stock and $3.00 in cash. For each fractional share that would otherwise be issued, CenterState will pay cash in an amount equal to the fraction of a share of CenterState common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of CenterState common stock as quoted on NASDAQ over the 20 trading days ending on the trading day preceding the fourth business day immediately preceding the date the merger is consummated. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of CenterState common stock on January 29, 2014, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of First Southern common stock was $6.00. Based on the closing price of CenterState common stock on [    ], 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of First Southern common stock was $[    ]. First Southern shareholders should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL”.

Equivalent First Southern Per Share Value (see page 25)

CenterState common stock trades on the Nasdaq Global Select Market under the symbol “CSFL”. First Southern common stock trades in the over the counter market under the ticker symbol “FSOF”. The following table presents the closing price of CenterState common stock and First Southern common stock on January 29, 2014, the last trading day before the date of the public announcement of the merger agreement, and [    ], 2014, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of First Southern common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 0.3 and adding $3.00 to the product.

Date	CenterState closing sale price			First Southern closing sale price			Equivalent First Southern per share value
January 29, 2014		$10.00			$7.10			$6.00
[ ], 2014	$	[	]	$	[	]	$	[	]

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. First Southern shareholders should obtain current sale prices for the CenterState common stock.

Exchange of Stock Certificates (see page 84)

Promptly after the effective time of the merger, CenterState’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of First Southern common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s First Southern stock certificate(s) for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 73)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of First Southern and CenterState to complete the merger that each of First Southern and CenterState receives a legal opinion to that effect. Accordingly, a First Southern common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CenterState common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of First Southern common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a First Southern common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of CenterState common stock that the First Southern common stockholder would otherwise be entitled to receive. For further information, please refer to “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73.

The United States federal income tax consequences described above may not apply to all holders of First Southern common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Appraisal Rights (see page 76 and Appendix E)

Under Florida law, First Southern shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of First Southern common stock instead of receiving the merger consideration. To exercise appraisal rights, First Southern shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the FBCA, which include filing a written objection with First Southern prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Opinions of First Southern’s Financial Advisors (see pages 48 to 65 and Appendices B and C)

On January 28, 2014, Keefe, Bruyette & Woods, Inc. (“KBW”) rendered an opinion to the First Southern board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock. On January 29, 2014, Mercer Capital Management, Inc. (“Mercer Capital”) delivered an opinion to the First Southern board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock. The full text of the written opinions of KBW and Mercer Capital are attached as Appendix B and C, respectively, to this document. First Southern shareholders should read the entire opinions for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by KBW and Mercer Capital in rendering their respective opinions.

The opinions of KBW and Mercer Capital are addressed to the First Southern board of directors, are directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of First Southern common stock in the merger and do not constitute a recommendation to any holder of shares of First Southern common stock as to how such shareholder should vote with respect to the merger or any other matter at the First Southern special meeting.

For further information, please see the section entitled “The Merger — Opinions of First Southern’s Financial Advisors” beginning on page 48.

Opinion of CenterState’s Financial Advisor (see pages 65 to 72 and Appendix D)

On January 29, 2014, at a meeting of the CenterState board of directors held to evaluate the merger, Sterne, Agee & Leach, Inc. (“Sterne Agee”) delivered to CenterState’s board of directors an oral opinion confirmed by delivery of a written opinion dated January 29, 2014 to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Sterne Agee’s opinion, the merger consideration was fair, from a financial point of view, to CenterState.

The full text of Sterne Agee’s opinion is attached as Appendix D to this document. CenterState shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sterne Agee in rendering its opinion.

Sterne Agee’s opinion was provided for the use and benefit of CenterState’s board of directors in its consideration of the merger and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to CenterState, nor did it address CenterState’s underlying business decision to engage in the merger. Sterne Agee’s opinion does not constitute a recommendation as to how any holder of shares of CenterState common stock should vote on the CenterState share issuance or any related matter.

For further information, please see the section entitled “The Merger — Opinion of CenterState’s Financial Advisor” beginning on page 65.

Recommendation of the CenterState Board of Directors (see page 47)

After careful consideration, the CenterState board of directors recommends that CenterState shareholders vote “FOR” the approval of the CenterState share issuance proposal and the approval of the other proposals described in this document. Each of the directors of CenterState has entered into a voting agreement with First Southern, pursuant to which each has agreed to vote “FOR” the CenterState share issuance proposal and any other matter required to be approved by the shareholders of CenterState to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreements.

For more information regarding the voting agreements, please see the section entitled “Information About the CenterState Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”

For a more complete description of CenterState’s reasons for the merger and the recommendations of the CenterState board of directors, please see the section entitled “The Merger — Recommendation of CenterState’s Board of Directors and Reasons for the Merger” beginning on page 47.

Recommendation of the First Southern Board of Directors (see page 45)

After careful consideration, the First Southern board of directors recommends that First Southern shareholders vote “FOR” the approval of the merger agreement and the approval of the other proposals described in this document. Each of the directors of First Southern has entered into a voting agreement with CenterState, pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of First Southern to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreements.

For more information regarding the voting agreements, please see the section entitled “Information About the First Southern Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”

For a more complete description of First Southern’s reasons for the merger and the recommendations of the First Southern board of directors, please see the section entitled “The Merger — Recommendation of First Southern’s Board of Directors and Reasons for the Merger” beginning on page 45.

Interests of First Southern Directors and Executive Officers in the Merger (see page 80)

In considering the recommendation of the First Southern board of directors with respect to the merger agreement, you should be aware that some of First Southern’s or FSB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First Southern’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of First Southern’s shareholders include:

•	The merger agreement provides for the vesting and cash-out of certain First Southern stock options and for acceleration of the vesting of certain First Southern restricted stock and restricted stock units.

•	Certain of First Southern’s or FSB’s executive officers and directors have entered into agreements with First Southern or FSB that provide for the termination of existing employment and consulting agreements and provide for certain payments and benefits in connection with or following the merger.

•	First Southern’s and FSB’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger — Interests of First Southern Directors and Executive Officers in the Merger” beginning on page 80. The First Southern board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of First Southern Equity Awards (see page 85)

Stock Options. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding stock option to purchase shares of First Southern common stock granted under a First Southern equity plan that is subject only to service-based vesting conditions, whether vested or unvested, will become vested and exercisable and each then-outstanding First Southern stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided under its terms based on actual performance through the effective time. All such stock options, to the extent they become vested and exercisable under the merger agreement, will be cancelled and converted into the right to receive, at the effective time, an amount in cash equal to the product of (a) the excess, if any, of (i) the sum of (A) $3.00 and (B) the product of 0.3 multiplied by the Average Closing Price (defined below) (which sum we refer to as the equity award consideration) over (ii) the exercise price per share of the stock option multiplied by (b) the number of shares of First Southern common stock subject to the stock option. First Southern stock options that are either vested or subject only to service-based vesting conditions are currently out-of-the-money. In addition, it is expected that, immediately prior to the occurrence of the effective time, all First Southern stock options subject to performance-based vesting conditions will be cancelled. The consideration paid to any individual holder of First Southern performance-based equity awards in respect of all cancelled performance-based equity awards is not expected to exceed $10,000 in the aggregate.

Restricted Stock and Restricted Stock Units. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding First Southern restricted share and First Southern restricted stock unit granted under a First Southern equity plan that is subject only to service-based vesting conditions will become vested, and each then-outstanding First Southern restricted share and restricted stock unit that is subject to performance-based vesting conditions will become vested to the extent provided under its terms based on actual performance through the effective time. All such restricted shares and restricted stock units, to the extent they become vested under the merger agreement, will be treated as an outstanding share of First Southern common stock and be converted into the right to receive the merger consideration. No First Southern restricted shares that are subject only to service-based vesting conditions or First Southern restricted stock units are outstanding as of the date of this joint proxy statement/prospectus, and no such restricted shares or restricted stock units are expected to be issued prior to or outstanding at the effective time. In addition, it is expected that, immediately prior to the occurrence of the effective time, all First Southern restricted shares subject to performance-based vesting conditions will be cancelled for consideration as described in the preceding paragraph.

Series C Equity Awards. The merger agreement also includes provisions for the vesting and cash out of certain equity awards in respect of First Southern Series C preferred stock. No such equity awards are outstanding as of the date of this joint proxy statement/prospectus, and no such equity awards are expected to be issued prior to or outstanding at the effective time.

Regulatory Approvals (see page 76)

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve, and the Office of the Comptroller of the Currency, referred to as the OCC. Under the terms of the shared loss agreements between FSB and the Federal Deposit Insurance Corporations, referred to as the FDIC, the transfer of such shared loss agreements is subject to the consent of the FDIC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve, the FDIC and the OCC. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals.”

Conditions to Completion of the Merger (see page 95)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by First Southern shareholders;

•	the approval of the CenterState share issuance by CenterState shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued or threatened;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger, the failure of which to obtain would reasonably be expected to have a material adverse effect on the combined company, shall have been received and remain in full force and effect and all statutory waiting periods shall have expired, and no such approval shall have resulted in the imposition of any materially burdensome regulatory condition as discussed elsewhere in this document;

•	the consent of the FDIC to the transfer of the loss-share agreements of First Southern Bank shall have been obtained without adverse modification or amendment to any such agreements and shall be without payment by or cost to CenterState, First Southern or their respective affiliates;

•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;

•	performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the absence of any material adverse effect on the other party;

•	the maintenance by each of the parties of certain minimum adjusted shareholders’ equity amounts;

•	receipt by each party of a legal opinion of its counsel as to the tax-free nature of the merger;

•	in the case of CenterState, the dissenting shares of First Southern common stock constituting less than 10% of all issued and outstanding shares of First Southern; and

•	in the case of CenterState, First Southern having at least $31 million in available unencumbered cash at closing.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 91)

First Southern has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit First Southern from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 96)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by First Southern shareholders:

•	by mutual written consent of CenterState and First Southern;

•	by either CenterState or First Southern, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or First Southern, if the merger has not been completed by October 26, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or First Southern, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 business days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the First Southern board of directors fails to recommend that the First Southern shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) First Southern materially breaches any of the provisions of the merger agreement relating to third party acquisition proposals;

•	by First Southern, prior to obtaining the approval of the merger agreement by the First Southern shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that First Southern has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or First Southern, if the First Southern or CenterState shareholders fail to approve the merger agreement or the CenterState share issuance in connection with the merger, as applicable, at a duly held meeting of such shareholders or any adjournment or postponement thereof;

•	by First Southern, if the CenterState board of directors fails to recommend that CenterState shareholders approve the CenterState share issuance in connection with the merger or withdraws or modifies, in a manner adverse to First Southern, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern such recommendation; and

•	by First Southern, if both of the following conditions are satisfied:

(a) the number obtained by dividing the Average Closing Price by $10.03 is less than 0.85; and

(b) the number obtained by dividing the Average Closing Price by $10.03 is less than the number obtained by (i) dividing the Final Index Price by the Initial Index Price (which we refer to as the “Index Ratio”) and (ii) then multiplying the Index Ratio by 0.85, subject to the following.

First, First Southern must elect to terminate the merger agreement within two business days after the Determination Date. If First Southern elects to exercise its termination right, it must give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the two business-day period). Within one business day following its receipt of such notice, CenterState will have the option to increase the $3.00 per share cash consideration by an amount equal to the Pricing Differential, provided that the per share cash consideration shall not be increased in a manner that would cause the tax opinions to be delivered in connection with the merger not to be issued. If CenterState so elects within such one business-day period, it must give written notice during such one business-day period to First Southern of such election and the amount of the increase in the per share cash consideration, whereupon no termination will be deemed to have occurred and the merger agreement will remain in effect in accordance with its terms (except as to the payment of such cash to holders of First Southern common stock).

For purposes of this termination provision of the merger agreement, the following terms have the meanings indicated:

“Average Closing Price” shall mean the volume weighted average price per share of the CenterState common stock (based on “regular way” trading on the NASDAQ Stock Market only) over the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Determination Date” shall mean the fourth business day immediately prior to the date of the closing of the merger, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $2,540.74 which is the closing price of the Index Group on the last Trading Day immediately preceding the date of the merger agreement.

“Pricing Differential” shall mean the amount equal to the product of (a) 0.3, and (b) the difference between (i) $8.53 and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the Determination Date, the prices for the CenterState common stock and other values used in this termination provision of the merger agreement shall be appropriately adjusted for the purposes of this section as necessary to preserve the relative economic benefit to both parties.

Termination Fee (see page 98)

First Southern must pay CenterState a termination fee of $9.5 million:

•	if the merger agreement is terminated by CenterState because the First Southern board of directors did not recommend that the First Southern shareholders approve the merger agreement or made a change in recommendation, or because First Southern materially breaches certain of the provisions of the merger agreement relating to third party acquisition proposals;

•	if the merger agreement is terminated by First Southern, prior to obtaining approval of the merger agreement by the First Southern shareholders, in order to enter into an agreement relating to a superior proposal; or

•	if the merger agreement is terminated by CenterState or First Southern because the First Southern shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced and not withdrawn acquisition proposal (as defined in the merger agreement) and, within six months of such termination, First Southern or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal. For purposes of this provision, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

CenterState must pay First Southern a termination fee of $9.5 million:

•	if the merger agreement is terminated by First Southern because the CenterState board of directors did not recommend that the CenterState shareholders approve the CenterState share issuance in connection with the merger or withdraws or modifies, in a manner adverse to First Southern, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern such recommendation; or

•	if the merger agreement is terminated by First Southern following a material breach by CenterState of its obligations with respect to obtaining regulatory approvals for consummation of the merger.

Except in the case of a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

NASDAQ Listing (see page 90)

CenterState will cause the shares of CenterState common stock to be issued to the holders of First Southern common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 76)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

CenterState Special Meeting (see page 34)

The special meeting of CenterState shareholders will be held on May 28, 2014, at 10:00 a.m., local time, at the main office of CenterState at 42745 U.S. Highway 27, Davenport, Florida 33837. At the special meeting, CenterState shareholders will be asked to vote on:

•	the proposal to approve the issuance of CenterState common stock in connection with the merger;

•	the CenterState adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of CenterState common stock as of the close of business on the April 11, 2014 record date are entitled to notice of and to vote at the CenterState special meeting. As of the record date, there were an aggregate of [    ] shares of CenterState common stock outstanding and entitled to vote held by approximately [    ] holders of record. Each CenterState shareholder can cast one vote for each share of CenterState common stock owned on the record date.

As of the record date, directors and executive officers of CenterState and their affiliates owned and were entitled to vote [    ] shares of CenterState common stock, representing approximately [    ]% of the shares of CenterState outstanding and entitled to vote on that date. As of the record date, neither First Southern nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of CenterState common stock.

First Southern Special Meeting (see page 38)

The special meeting of First Southern shareholders will be held on May 28, 2014, at 10:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431. At the special meeting, First Southern shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	the First Southern adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of First Southern common stock as of the close of business on the April 11, 2014 record date can vote at the First Southern special meeting. As of the record date, there were an aggregate of [    ] shares of First Southern common stock outstanding and entitled to notice and to vote held by approximately [    ] holders of record. Each First Southern shareholder can cast one vote for each share of First Southern voting common stock owned on the record date.

As of the record, date, directors and executive officers of First Southern and their affiliates owned and were entitled to vote [    ] shares of First Southern common stock, representing approximately [    ]% of the shares of First Southern outstanding and entitled to vote on that date. As of the record date, neither CenterState nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of First Southern common stock.

Required Shareholder Votes (see pages 35 and 39)

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of First Southern common stock entitled to vote at the First Southern special meeting must vote in favor of the merger agreement. In order to approve the CenterState share issuance in connection with the merger, a majority of the votes cast on the CenterState share issuance proposal at the CenterState special meeting must be voted in favor of the proposal.

No Restrictions on Resales (see page 83)

All shares of CenterState common stock received by First Southern shareholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 32)

CenterState common stock is traded on the NASDAQ Global Select Market under the symbol “CSFL”. First Southern common stock trades in the over the counter market under the ticker symbol “FSOF”. The following table sets forth the reported high and low sales prices of shares of CenterState and First Southern common stock and the quarterly cash dividends per share of CenterState and First Southern common stock declared, in each case for the periods indicated. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	CenterState Common Stock			First Southern Common Stock
	High	Low	Dividends	High	Low	Dividends
2014
First Quarter	$11.25	$9.87	$0.01	$7.10	$5.15	$0.00
Second Quarter (through April 10, 2014)	$11.18	$10.55	$—	$6.05	$6.05	$0.00
2013
First Quarter	$8.98	$8.33	$0.01	$6.50	$5.95	$0.00
Second Quarter	$9.39	$7.38	$0.01	$5.95	$4.15	$0.00
Third Quarter	$10.42	$8.67	$0.01	$5.75	$4.65	$0.00
Fourth Quarter	$10.80	$9.16	$0.01	$5.51	$5.00	$0.00
2012
First Quarter	$8.28	$6.29	$0.01	$9.40	$8.00	$0.00
Second Quarter	$8.38	$6.55	$0.01	$9.00	$7.50	$0.00
Third Quarter	$9.22	$7.11	$0.01	$8.90	$7.50	$4.69
Fourth Quarter	$9.15	$7.00	$0.01	$8.00	$6.50	$0.00

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of April 11, 2014, there were [    ] shares of CenterState common stock outstanding and owned by approximately [    ] registered shareholders of record. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders is beneficially held for

them by a bank, broker or other nominee, commonly referred to as held in “street name.” Approximately [    ]% of CenterState’s total common shares outstanding are owned by institutional investors, as reported by NASDAQ. CenterState’s top ten institutional investors own approximately [    ]% of its outstanding stock. As of April 11, 2014, the [    ] outstanding shares of First Southern common stock were owned by approximately [     ] holders of record.

Comparison of Shareholders’ Rights (see page 133)

The rights of First Southern shareholders who continue as CenterState shareholders after the merger will be governed by the certificate of incorporation and bylaws of CenterState rather than the certificate of incorporation and bylaws of First Southern. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 133.

Risk Factors (see page 26)

Before voting at the CenterState or First Southern special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 26 or described in CenterState’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on page 140.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of CenterState.

You should read the following selected historical consolidated financial data in conjunction with: the section entitled “The Companies — First Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference.”

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	Year Ended December 31,
	2013	2012	2011	2010	2009
SUMMARY OF OPERATIONS:
Total interest income	$100,378	$94,950	$82,243	$74,580	$73,944
Total interest expense	(5,885)	(8,481)	(12,207)	(16,742)	(22,290)

Net interest income	94,493	86,469	70,036	57,838	51,654
Provision for loan losses	76	(9,220)	(45,991)	(29,624)	(23,896)

Net interest income after provision for loan losses	94,569	77,249	24,045	28,214	27,758
Non-interest income	15,832	23,237	16,599	13,826	9,620
Income from correspondent banking and bond sales division	17,023	32,806	24,889	32,696	17,916
Net gain on sale of securities available for sale	1,060	2,423	3,464	7,034	2,516
Bargain purchase gain, acquisition of institution	—	453	57,020	1,377	—
Gain on sale of bank branch office real estate	31	342	—	—	—
Impairment charge- core deposit intangible	—	—	—	—	(1,200)
Credit related expenses	(12,730)	(11,206)	(12,696)	(6,278)	(4,553)
Non-interest expense	(98,032)	(110,774)	(101,993)	(87,047)	(62,961)

Income (loss) before income taxes	17,753	14,530	11,328	(10,178)	(10,904)
Income tax (expense) benefit	(5,510)	(4,625)	(3,419)	4,240	4,687

Net income (loss)	$12,243	$9,905	$7,909	$(5,938)	$(6,217)

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.41	$0.33	$0.26	$(0.22)	$(0.47)
Diluted earnings (loss) per share	$0.41	$0.33	$0.26	$(0.22)	$(0.47)
Common equity per common share outstanding	$9.08	$9.09	$8.74	$8.41	$8.90
Tangible common equity per common share outstanding	$7.38	$7.36	$7.30	$7.01	$7.53
Dividends per common share	$0.04	$0.04	$0.04	$0.04	$0.07
Actual shares outstanding	30,112	30,080	30,055	30,005	25,773
Weighted average common shares outstanding	30,103	30,074	30,035	27,608	17,905
Diluted weighted average common shares outstanding	30,220	30,142	30,039	27,608	17,905

	December 31,
	2013	2012	2011	2010	2009
BALANCE SHEET DATA:
Total Assets	$2,415,567	$2,363,240	$2,284,459	$2,062,924	$1,751,299
Total loans	1,474,179	1,435,863	1,283,766	1,128,955	959,021
Allowance for loan losses	20,454	26,682	27,944	26,267	23,289
Total deposits	2,056,231	1,997,232	1,919,789	1,685,594	1,305,036
Short-term borrowings	50,366	57,724	69,276	97,284	195,501
Corporate debentures	16,996	16,970	16,945	12,500	12,500
Common stockholders’ equity	273,379	273,531	262,633	252,249	229,410
Total stockholders’ equity	273,379	273,531	262,633	252,249	229,410
Tangible capital	222,339	221,300	219,395	210,293	194,148
Goodwill	44,924	44,924	38,035	38,035	32,840
Core deposit intangible (CDI)	4,958	5,944	5,203	3,921	2,422
Trust intangible	1,158	1,363	—	—	—
Average total assets	2,381,620	2,445,902	2,176,571	1,935,495	1,771,034
Average loans	1,439,069	1,451,492	1,216,086	1,023,597	923,080
Average interest earning assets	2,034,542	2,070,990	1,914,812	1,734,746	1,628,798
Average deposits	2,087,004	2,062,682	1,800,998	1,517,302	1,254,169
Average interest bearing deposits	1,425,858	1,555,755	1,407,942	1,214,435	1,047,436
Average interest bearing liabilities	1,502,481	1,652,460	1,512,898	1,369,417	1,346,051
Average total stockholders’ equity	273,852	269,282	253,398	243,063	206,914
SELECTED FINANCIAL RATIOS:
Return on average assets	0.51%	0.40%	0.36%	(0.31%)	(0.35%)
Return on average equity	4.47%	3.68%	3.12%	(2.44%)	(3.00%)
Dividend payout	10%	12%	15%	na	na
Efficiency ratio (1)	78%	77%	84%	82%	78%
Efficiency ratio, excluding correspondent (2)	74%	77%	84%	86%	85%
Net interest margin, tax equivalent basis (3)	4.71%	4.24%	3.72%	3.38%	3.22%
Net interest spread, tax equivalent basis (4)	4.61%	4.14%	3.55%	3.12%	2.92%
CAPITAL RATIOS:
Tier 1 leverage ratio	10.38%	9.91%	10.49%	10.33%	11.36%
Risk-based capital
Tier 1	16.64%	16.63%	17.79%	18.01%	17.99%
Total	17.89%	17.89%	19.05%	19.28%	19.25%
Tangible common equity ratio	9.40%	9.58%	9.79%	10.41%	11.31%
ASSET QUALITY RATIOS:
Net charge-offs to average loans (5)	0.52%	0.93%	4.28%	2.83%	1.51%
Allowance to period end loans (5)	1.58%	2.11%	2.46%	2.82%	2.43%
Allowance for loan losses to non-performing loans	73%	93%	71%	40%	55%
Non-performing assets to total assets	1.39%	1.41%	2.16%	3.81%	3.05%
OTHER DATA:
Banking locations	55	55	58	53	38
Full-time equivalent employees	693	689	655	602	478

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Efficiency ratio is same as (1) above excluding correspondent banking non-interest expense (including indirect expense allocations) from the numerator and excluding correspondent banking net interest income and non-interest income from the denominator.
(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes loans covered by FDIC loss share agreements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST SOUTHERN

The following selected historical consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of First Southern.

You should read the following selected historical consolidated financial data in conjunction with First Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, audited consolidated financial statements and accompanying notes for the year ended December 31, 2013, which are included elsewhere in this joint proxy statement/prospectus. See “The Companies — First Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to First Southern’s Consolidated Financial Statements.”

(amounts are in thousands, except ratios and per share data)

	Year Ended December 31,
	2013	2012	2011	2010	2009
SUMMARY OF OPERATIONS:
Total interest income	$36,774	$41,184	$47,882	$20,911	$20,479
Total interest expense	(4,609)	(5,860)	(8,439)	(5,517)	(7,542)

Net interest income	32,165	35,324	39,443	15,394	12,937
Provision for loan losses	5,296	(7,303)	(5,546)	(23,395)	(12,206)

Net interest income after provision for loan losses	37,461	28,021	33,897	(8,001)	731
Non-interest income	1,811	3,871	3,542	2,155	567
Non-interest expense	(38,335)	(42,719)	(41,649)	(38,465)	(12,887)

Income (loss) before income taxes	937	(10,827)	(4,210)	(44,311)	(11,589)
Income tax (expense) benefit	—	—	312	(4,865)	4,361

Net income (loss)	937	(10,827)	(3,898)	(49,176)	(7,228)

Preferred stock dividends and discount amortization	—	—	—	(731)	(544)

Net income (loss) available to common shareholders	$937	$(10,827)	$(3,898)	$(49,907)	$(7,772)

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.05	$(0.54)	$(0.19)	$(2.71)	$(3.82)
Diluted earnings (loss) per share	$0.03	$(0.54)	$(0.19)	$(2.71)	$(3.82)
Common equity per common share outstanding	$8.39	$8.44	$16.49	$16.45	$14.05
Tangible common equity per common share outstanding (4)	$7.17	$7.21	$15.25	$16.44	$14.05
Dividends per common share (6)	$—	$4.69	$—	$—	$—
Actual shares outstanding	19,859	19,869	20,001	19,999	2,034
Weighted average common shares outstanding	19,865	19,924	19,991	18,421	2,034
Diluted weighted average common shares outstanding	31,749	19,924	19,991	18,421	2,034

	December 31,
	2013	2012	2011	2010	2009
BALANCE SHEET DATA:
Assets	$1,093,256	$1,058,806	$1,162,444	$834,354	$393,205
Securities available for sale	223,629	241,339	140,465	126,349	49,290
Securities held to maturity	5,907	6,045	2,332	—	—
Total loans	635,492	540,426	597,604	347,687	319,468
Allowance for loan losses	12,876	20,174	13,679	12,046	7,723
Total deposits	882,732	847,667	790,737	438,944	324,987
Borrowings	—	—	—	19,250	18,750
Subordinated debentures	9,000	9,000	9,000	9,000	9,000
Preferred stockholder’s equity	30,466	30,482	30,708	30,707	10,908
Common stockholders’ equity	166,698	167,745	329,798	329,041	28,586
Total stockholders’ equity	197,164	198,227	360,506	359,748	39,494
Tangible common capital	142,391	143,201	304,921	328,830	28,586
Goodwill	23,713	23,713	23,713	72	—
Core deposit intangible (CDI)	594	831	1,164	139	—
Average total assets	1,067,607	1,145,970	1,218,877	755,287	399,197
Average loans	554,133	558,745	637,007	318,353	326,831
Average interest earning assets	991,242	1,052,287	1,086,887	726,133	384,010
Average deposits	859,036	818,239	826,418	368,297	323,699
Average interest bearing deposits	664,694	660,373	704,895	308,513	273,269
Average interest bearing liabilities	673,707	669,373	728,971	332,305	304,151
Average total stockholders’ equity	195,943	315,131	362,952	358,842	43,996
SELECTED FINANCIAL RATIOS:
Return on average assets	0.09%	(0.94)%	(0.32)%	(6.51)%	(1.81)%
Return on average equity	0.48%	(3.44)%	(1.07)%	(13.70)%	(16.43)%
Efficiency ratio (1)	113%	109%	97%	219%	95%
Net interest margin (2)	3.24%	3.36%	3.63%	2.12%	3.37%
Net interest spread (3)	3.03%	3.04%	3.25%	1.22%	2.85%
CAPITAL RATIOS:
Tier 1 leverage ratio	17.62%	17.72%	30.54%	43.68%	10.93%
Risk-based capital
Tier 1	25.53%	27.77%	48.94%	80.24%	12.46%
Total	26.79%	29.04%	50.19%	81.50%	13.72%
Tangible common equity ratio	15.59%	16.22%	28.99%	39.45%	7.27%
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.36%	0.14%	0.61%	5.99%	2.85%
Allowance to period end loans (5)	1.35%	3.28%	3.81%	4.53%	2.42%
Allowance for loan losses to non-performing loans (5)	392%	59%	26%	39%	37%
Non-performing assets to total assets (7)	0.18%	2.19%	4.50%	4.23%	5.34%

(1)	Efficiency ratio is non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest expense.
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(4)	Common tangible equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.
(5)	Excludes loans covered by FDIC loss share agreements.
(6)	In 2012, regulatory approval was received to dividend a return of capital to common and preferred shareholders in the amount of $4.69 per share and $1,816.00 per share, respectively.
(7)	Excludes loans and foreclosed real estate covered by FDIC loss-share agreements.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of CenterState giving effect to CenterState’s acquisition of Gulfstream Bancshares, Inc. (“Gulfstream”) that closed on January 17, 2014 and is included in these pro forma financial data as if the transaction closed on December 31, 2013, and, giving effect to the First Southern merger. See “The Merger — Accounting Treatment.”

The following table presents the information as if the merger had become effective on December 31, 2013, with respect to condensed consolidated balance sheet data, and on January 1, 2013, with respect to condensed consolidated statement of earnings data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that CenterState and First Southern have incorporated by reference into, or included in, this joint proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information,” “Documents Incorporated by Reference” and “Index to First Southern’s Consolidated Financial Statements.”

The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and do not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

(in thousands, except per share data)	As of and for the year ended December 31, 2013
Pro Forma Condensed Consolidated Statement of Earnings Data:
Net interest income	$152,810
(Negative) provision for loan losses	(5,204)
Income before provision for income taxes	31,429
Net income	21,095
Net income available to common shareholders	21,095
Per Share Data:
Earnings per share available to common shareholders
Basic	$0.47
Diluted	$0.47
Cash dividends per common share	$0.04
Pro Forma Condensed Consolidated Balance Sheet at December 31, 2013
Total loans, net	$2,419,739
Total assets	3,946,695
Total deposits	3,408,203
Total borrowings	86,699
Stockholders’ equity	425,865

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for CenterState, Gulfstream and First Southern is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2013. The information presented below should be read together with: (i) CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus; (ii) Gulfstream’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Exhibit 99.1 in CenterState’s Form 8-K/A filed on March 12, 2014, which is incorporated by reference into this joint proxy statement/prospectus; and (iii) First Southern’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2013, which are included elsewhere in this joint proxy statement/prospectus. See “Index to First Southern’s Consolidated Financial Statements” and “Documents Incorporated by Reference.”

The unaudited pro forma combined and pro forma per equivalent share information gives effect to the mergers of CenterState and Gulfstream and CenterState and First Southern as if the mergers had been effective on December 31, 2013, in the case of the book value data, and as if the mergers had been effective as of January 1, 2013, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Gulfstream and First Southern into CenterState’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013 or December 31, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that CenterState management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the mergers or consider any potential impacts of current market conditions of the mergers on revenues, expense efficiencies, or asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of First Southern will be reflected in the consolidated financial statements of CenterState on a prospective basis.

Unaudited Pro Forma Comparative Per Share Data As of And For The Year Ended December 31, 2013

	As of and for the twelve months ended December 31, 2013
					Per
			First	Pro	equivalent
	CenterState	Gulfstream	Southern	Forma	First Southern
	historical	historical	historical	combined	share (1)
Earnings per common share
Basic	$0.41	$2.07	$0.05	$0.47	$0.14
Diluted	$0.41	$2.04	$0.03	$0.47	$0.14
Cash dividends per common share	$0.04	$0.00	$0.00	$0.04	$0.01
Common equity per common share	$9.08	$33.87	$8.39	$9.51	$2.85

(1)	The equivalent share information in the above table is computed using 9,476,422 additional shares of CenterState common stock issued to First Southern shareholders at an exchange ratio of 0.3 shares of CenterState for each share of First Southern.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the matters addressed under “Forward-Looking Statements,” First Southern and CenterState shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement or the issuance of CenterState common stock in the merger, respectively. Additional Risk Factors included in Item 1A in CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are incorporated by reference. First Southern and CenterState shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of First Southern common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by First Southern, CenterState and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.3 shares of CenterState common stock and $3.00 in cash. The value of the shares of CenterState common stock to be issued to First Southern shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of CenterState and First Southern. We make no assurances as to whether or when the merger will be completed. First Southern shareholders should obtain current sale prices for shares of CenterState common stock before voting their shares of First Southern common stock at the special meeting.

CenterState may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, CenterState’s ability to realize anticipated cost savings and to combine the businesses of CenterState and First Southern in a manner that does not materially disrupt the existing customer relationships of either CenterState or First Southern or result in decreased revenues from customers of either of them. If CenterState is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

CenterState and First Southern have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either CenterState’s or First Southern’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or First Southern to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by CenterState and First Southern will also divert management attention and resources. These integration matters could have an adverse effect on each of CenterState and First Southern during the transition period and on the combined company following completion of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completing the merger or of imposing additional costs or limitations on CenterState following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire First Southern.

Until the completion of the merger, with some exceptions, First Southern is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire First Southern, such as a merger or other business combination transaction, with any person other than CenterState. In addition, CenterState and First Southern have agreed to pay to the other in certain circumstances a termination fee equal to $9.5 million. These provisions could discourage other companies from trying to acquire First Southern even though those other companies might be willing to offer greater value to First Southern shareholders than CenterState has offered in the merger. The payment of any termination fee could also have an adverse effect on First Southern’s financial condition. See “The Merger Agreement — Third Party Proposals,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

The opinions of CenterState’s and First Southern’s financial advisors will not reflect changes in circumstances between the dates of the opinions and the completion of the merger.

Each of the CenterState and First Southern board of directors received opinions from its respective financial advisors to address the fairness of the merger consideration from a financial point of view as of the date of such opinions. Subsequent changes in the operation and prospects of CenterState or First Southern, general market and economic conditions and other factors that may be beyond the control of CenterState or First Southern, and on which CenterState’s and First Southern’s financial advisors’ opinions were based, may significantly alter the value of CenterState or First Southern or the prices of the shares of CenterState common stock or First Southern common stock by the time the merger is completed. Because CenterState and First Southern do not anticipate asking their respective advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinions. For a description of the opinions that CenterState and First Southern received from their respective financial advisors, please refer to the sections entitled “The Merger — Opinions of First Southern’s Financial Advisors” beginning on page 48 and “The Merger — Opinion of CenterState’s Financial Advisor” beginning on page 65.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of CenterState and First Southern. Although CenterState and First Southern have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of First Southern and CenterState will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and First Southern would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState and First Southern shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. First Southern shareholders currently have the right to vote in the election of the board of directors of First Southern and on other matters affecting First Southern. Upon the completion of the merger, each party’s shareholders will be a shareholder of CenterState with a percentage ownership of CenterState that is smaller than such shareholder’s current percentage ownership of CenterState or First Southern, as applicable. It is currently expected that the former shareholders of First Southern as a group will receive shares in the merger constituting approximately 21% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, First Southern and CenterState shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or First Southern, as applicable.

Shares of CenterState common stock to be received by First Southern shareholders as a result of the merger will have rights different from the shares of First Southern common stock.

Upon completion of the merger, the rights of former First Southern shareholders will be governed by the certificate of incorporation and bylaws of CenterState. The rights associated with First Southern common stock are different from the rights associated with CenterState common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 133 for a discussion of the different rights associated with CenterState common stock.

CenterState and First Southern will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of First Southern and CenterState. These uncertainties may impair CenterState’s or First Southern’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

CenterState and First Southern have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 86 for a description of the restrictive covenants applicable to First Southern and CenterState.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and First Southern.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

First Southern’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of First Southern shareholders.

Executive officers of First Southern negotiated the terms of the merger agreement with CenterState, and the First Southern board of directors unanimously approved and recommended that First Southern shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain First Southern and FSB executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of First Southern shareholders generally. See “The Merger — Interests of First Southern Directors and Executive Officers in the Merger” for information about these financial interests.

A significant portion of CenterState’s and First Southern’s loan portfolios are secured by real estate, substantially all of which is located in Florida, and events that negatively impact the real estate market could hurt CenterState’s resultant business.

Substantially all of CenterState’s and First Southern’s loans are concentrated in Florida and subject to the volatility of the state’s economy and real estate market. At December 31, 2013, CenterState had total residential loans of approximately $578.4 million (or 39% of its total loans), commercial real estate loans of approximately $628.7 million (or 43% of its total loans), and land, development, and construction real estate loans of approximately $68.9 million (or 5% of its total loans), resulting in total real estate loans of approximately $1.3 billion (or 87% of its total loans). This compares to First Southern, which at December 31, 2013 had residential loans of approximately $77.8 million (or 12% of its total loans), commercial real estate loans, including farmland and multifamily loans, of approximately $502.1 million (or 79% of its total loans), and land, development and construction real estate loans of approximately $30.3 million (or 5% of its total loans), for total real estate loans of approximately $610.2 million (or 96% of its total loans). The combined CenterState and First Southern loan portfolio in the merger reduces CenterState’s concentration in residential real estate loans (from 39% to 31%). At the same time, the merger will increase CenterState’s concentration in commercial real estate loans (from 43% to 54%) and land, development and construction loan concentrations will remain virtually unchanged. Accordingly, the merger will increase CenterState’s total real estate loans (from 87% to 89%) and, accordingly, if CenterState were required to liquidate the collateral securing the loans to satisfy debt during a period of reduced real estate values, its earnings and shareholders’ equity could be adversely affected.

Some of the performing loans in the First Southern loan portfolio being acquired by CenterState may be under collateralized, which could affect CenterState’s ability to collect all of the loan amount due.

In an acquisition transaction, the purchasing financial institution may be acquiring under collateralized loans from the seller. Under collateralized loans are a risk that is inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, First Southern’s and CenterState’s loan portfolios have under collateralized loans that are still performing.

When it acquires another loan portfolio, CenterState will place what is referred to as a fair market value adjustment on the acquired loan portfolio to address certain risks, including those relating to under collateralized loans. With respect to the First Southern loan portfolio, CenterState has placed a preliminary 26.8 million fair value adjustment which CenterState believes is adequate to mitigate the risk of under collateralized performing loans. CenterState has engaged a third party valuation firm who will value the acquired loan portfolio as of the acquisition date. In addition, CenterState has extensive experience in adequately placing fair market value adjustments on acquired loan portfolios. For example, during the last five years, CenterState has purchased six banks in FDIC assisted transactions, one whole bank and a $119 million loan portfolio. While the credit marks on these historical transactions have been more than adequate to cover losses with both the identified problem loans as well as the performing loans that are under collateralized, there is no assurance that the adjustment that CenterState has placed on the First Southern loan portfolio to mitigate against under collateralized performing loans will be adequate or that CenterState will not incur losses that could be greater than this adjustment.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what CenterState’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the First Southern identifiable tangible and intangible assets acquired and liabilities assumed at fair value. The purchase price allocation reflected in this document is preliminary and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of First Southern as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 141.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included in, or incorporated by reference into, this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements relating to CenterState or the combined company are based on current beliefs and expectations of CenterState’s management, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by First Southern shareholders and approval of the CenterState share issuance in connection with the merger by CenterState’s shareholders, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the sale price for the CenterState common stock could decline before the completion of the merger, including as a result of the financial performance of CenterState or First Southern, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CenterState and First Southern operate;

•	First Southern’s business may not be integrated into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to CenterState or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState common stock is listed and trades on The NASDAQ Global Select Market under the symbol “CSFL”. As of April 11, 2014, there were [    ] shares of CenterState common stock outstanding. As of April 11, 2014, CenterState has approximately [    ] registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders is beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” To CenterState’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on [    ], 2014 were: Wellington Management Co., LLP (5.76%), 75 State Street, Boston, MA 02109; Forest Hill Capital, LLC and Mark Lee (6.42%); and BlackRock Fund Advisors (5.33%), 40 East 52nd Street, New York, NY 10022. In addition there were two shareholders who owned more than 5% of the outstanding shares of CenterState common stock on December 31, 2013 (when CenterState had 30,112,475 outstanding shares), but due to the additional shares CenterState issued pursuant to its acquisition of Gulfstream Bancshares, Inc. on January 17, 2014, these two shareholders, based on their ownership on December 31, 2013 now appear to own less than 5% of the total common shares outstanding at February 28, 2014. These two shareholders were Heartland Advisors, Inc. (1,682,394 shares beneficially owned at December 31, 2013 as reported on their Form 13G), 789 North Water Street, Milwaukee, WI 53202; and, Basswood Capital Management, LLC (1,649,437 shares beneficially owned at December 31, 2013 as reported on their Form 13G), 645 Madison Avenue, 10th Floor, New York, NY 10022.

First Southern common stock trades in the over the counter market under the ticker symbol “FSOF”. As of April 11, 2014, there were [    ] shares of First Southern common stock outstanding, which were held by approximately [    ] holders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for CenterState common stock, as reported on NASDAQ and First Southern common stock as reported in the over the counter market. Cash dividends declared and paid per share on CenterState and First Southern common stock are also shown for the periods indicated below.

The tables below show the high and low sales prices per share for First Southern common stock to the extent known to management of First Southern. The shares of First Southern are not traded frequently.

	CenterState			First Southern Common Stock
	High	Low	Dividend	High	Low	Dividend
2014
Second Quarter (through April 10, 2014)	$11.18	$10.55	$—	$6.05	$6.05	$0.00
First Quarter	$11.25	$9.87	$0.01	$7.10	$5.15	$0.00
2013
First Quarter	$8.98	$8.33	$0.01	$6.50	$5.95	$0.00
Second Quarter	$9.39	$7.38	$0.01	$5.95	$4.15	$0.00
Third Quarter	$10.42	$8.67	$0.01	$5.75	$4.65	$0.00
Fourth Quarter	$10.80	$9.16	$0.01	$5.51	$5.00	$0.00
2012
First Quarter	$8.28	$6.29	$0.01	$9.40	$8.00	$0.00
Second Quarter	$8.38	$6.55	$0.01	$9.00	$7.50	$0.00
Third Quarter	$9.22	$7.11	$0.01	$8.90	$7.50	$4.69
Fourth Quarter	$9.15	$7.00	$0.01	$8.00	$6.50	$0.00

On January 29, 2014, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of CenterState common stock as reported on NASDAQ were $10.07 and $9.97, respectively. On [    ], 2014, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, the high and low sales prices of shares of CenterState common stock as reported on NASDAQ were $[    ] and $[    ], respectively.

The last trade of First Southern common stock known to First Southern’s management that occurred prior to the day of the announcement of the merger agreement, was a sale of 106 shares for $7.10 per share on January 23, 2014. The last trade known to First Southern management before the date of this joint proxy statement/prospectus, was $[    ] on [    ], 2014.

First Southern shareholders are advised to obtain current market quotations for CenterState common stock. The market price of CenterState common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of CenterState common stock before or after the effective date of the merger.

First Southern Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under First Southern’s stock-based incentive plans as of December 31, 2013.

	Class of Share	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	Series C Preferred Stock	—	—	—
Equity Compensation Plans Approved by Shareholders	Common Stock	—	—	—
Equity Compensation Plans Not Approved by Shareholders(1)	Series C Preferred Stock	1,832	$1,000.00	1,731
Equity Compensation Plans Not Approved by Shareholders(1)	Common Stock	945,063	$21.40	1,010,238
Total	Series C Preferred Stock	1,832		1,731
Total	Common Stock	945,063		1,010,238

(1)	Consists of shares of First Southern Series C preferred stock and common stock available for issuance under the First Southern Bancorp, Inc. Management Equity Incentive Plan. For a description of the First Southern Bancorp, Inc. Management Equity Incentive Plan, see Note 12 to the First Southern Consolidated Financial Statements included in this joint proxy statement/prospectus.
(2)	As of December 31, 2013, there were 1,570 shares of First Southern Series C preferred stock to be issued upon the exercise of outstanding options, with a weighted average exercise price of $1,000 per share, 211 restricted shares of First Southern Series C preferred stock, and restricted stock units in respect of 51 shares of First Southern Series C preferred stock. As of December 31, 2013, there were 791,511 shares of First Southern common stock to be issued upon the exercise of outstanding options, with a weighted average exercise price of $21.40 per share, 123,552 restricted shares of First Southern common stock, and restricted stock units in respect of 30,000 shares of First Southern common stock.
(3)	Does not take into account restricted stock units and restricted stock, which do not have an exercise price.

INFORMATION ABOUT THE CENTERSTATE SPECIAL MEETING

This section contains information about the special meeting that CenterState has called to allow CenterState shareholders to vote on the CenterState share issuance in connection with the merger. The CenterState board of directors is mailing this joint proxy statement/prospectus to you, as a CenterState shareholder, on or about [    ], 2014. Together with this joint proxy statement/prospectus, the CenterState board of directors is also sending to you a notice of the special meeting of CenterState shareholders and a form of proxy that the CenterState board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on May 28, 2014 at 10:00 a.m., local time, at the main office of CenterState at 42745 U.S. Highway 27, Davenport, Florida 33837.

Matters to Be Considered at the Meeting

At the special meeting, CenterState shareholders will be asked to consider and vote on:

•	a proposal to approve the issuance of CenterState common stock in the merger (“CenterState share issuance proposal”);

•	a proposal of the CenterState board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the CenterState share issuance proposal (“CenterState adjournment proposal”); and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the CenterState board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Under the Nasdaq Listing Rules, a company listed on Nasdaq is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If we complete the merger, the number of shares of CenterState common stock issued in the merger will exceed 20% of the shares of CenterState common stock outstanding before such issuance. Accordingly, CenterState must obtain the approval of CenterState shareholders for the issuance of shares of CenterState common stock in connection with the merger.

Recommendation of the CenterState Board of Directors

The CenterState board of directors unanimously recommends that CenterState shareholders vote “FOR” the CenterState share issuance proposal and “FOR” the CenterState adjournment proposal. See “The Merger — Recommendation of CenterState’s Board of Directors and Reasons for the Merger.”

Record Date and Quorum

April 11, 2014 has been fixed as the record date for the determination of CenterState shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [    ] shares of CenterState common stock outstanding and entitled to vote at the special meeting, held by [    ] holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CenterState common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of CenterState common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of CenterState common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The CenterState Share issuance proposal will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. The CenterState adjournment proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you vote to “ABSTAIN” with respect to the CenterState share issuance proposal, this will have the same effect as voting “AGAINST” the proposal. If you do not vote on the CenterState share issuance proposal, this will have no effect on the outcome of the vote on the proposal.

If you vote to “ABSTAIN” with respect to the CenterState adjournment proposal, or if you do not vote on this proposal, this will have no effect on the outcome of the vote on the proposal.

Each share of CenterState common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the CenterState share issuance proposal and “FOR” the CenterState adjournment proposal.

Toll-Free number. You may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

How to Vote — Shares Held in “Street Name”

If you are a CenterState shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to CenterState or by voting in person at the CenterState special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of CenterState common stock on behalf of their customers may not give a proxy to CenterState to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting powers on these matters. Therefore, if you are a CenterState shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the CenterState share issuance or the CenterState adjournment proposal, which broker non-votes will have no effect on the outcome of the vote on these proposals.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to CenterState’s Corporate Secretary.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the First Southern special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of [    ] shares of CenterState common stock, representing approximately [    ]% of the outstanding shares of CenterState common stock entitled to vote at the special meeting, are subject to shareholder voting agreements between First Southern and each of CenterState’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of CenterState shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of CenterState common stock held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of CenterState common stock beneficially owned by such director and which such director has the right to vote (i) in favor of the CenterState share issuance proposal, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of CenterState in the merger agreement and (iii) against any other action, agreement or transaction that is intended or could reasonably be expected to impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of CenterState common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement, as are certain transfers in connection with the vesting, settlement or exercise of CenterState stock options or restricted shares in order to pay taxes or the exercise price thereon. The foregoing summary of the voting agreements entered into by CenterState’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.

As of the record date, CenterState’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of [    ] shares of CenterState common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately [    ]% of the outstanding shares of CenterState common stock entitled to vote at the special meeting.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the CenterState board of directors. CenterState will bear the entire cost of soliciting proxies from you. CenterState will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CenterState common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of CenterState in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of CenterState common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without CenterState’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact CenterState at:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Telephone: (863) 419-7750

Attn: Ernest S. Pinner

INFORMATION ABOUT THE FIRST SOUTHERN SPECIAL MEETING

This section contains information about the special meeting that First Southern has called to allow First Southern shareholders to vote on the approval of the merger agreement. The First Southern board of directors is mailing this proxy statement/prospectus to you, as a First Southern shareholder, on or about [    ], 2014. Together with this proxy statement/prospectus, the First Southern board of directors is also sending to you a notice of the special meeting of First Southern shareholders and a form of proxy that the First Southern board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on May 28, 2014 at 10:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431.

Matters to be Considered at the Meeting

At the special meeting, First Southern shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement (the “First Southern merger proposal”);

•	a proposal of the First Southern board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (the “First Southern adjournment proposal”); and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the First Southern board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the First Southern Board of Directors

The First Southern board of directors unanimously recommends that First Southern shareholders vote “FOR” the First Southern merger proposal and “FOR” the First Southern adjournment proposal. See “The Merger — Recommendation of First Southern’s Board of Directors and Reasons for the Merger.”

Record Date and Quorum

April 11, 2014 has been fixed as the record date for the determination of First Southern shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [    ] shares of First Southern common stock outstanding and entitled to vote at the special meeting, held by approximately [    ] holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of First Southern common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of First Southern common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of First Southern common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of First Southern common stock entitled to vote at the special meeting is necessary to approve the First Southern merger proposal. If you vote to “ABSTAIN” with respect to the First Southern merger proposal or if you fail to vote on the First Southern merger proposal, or fail to instruct your bank or broker how to vote with respect to the First Southern merger proposal, this will have the same effect as voting “AGAINST” the First Southern merger proposal.

The First Southern adjournment proposal will be approved if the votes cast in favor of the First Southern adjournment proposal exceed the votes cast against the First Southern adjournment proposal. If you vote to “ABSTAIN” with respect to the First Southern adjournment proposal or if you fail to vote on the First Southern adjournment proposal, or fail to instruct your bank or broker how to vote with respect to the First Southern adjournment proposal, this will have no effect on the outcome of the vote on the First Southern adjournment proposal.

Each share of First Southern voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the First Southern merger proposal and “FOR” the First Southern adjournment proposal. At this time, the First Southern board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your First Southern stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your First Southern stock certificates for the merger consideration.

Toll-Free number. You may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

How to Vote — Shares Held in “Street Name”

If you are a First Southern shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to First Southern or by voting in person at the First Southern special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of First Southern common stock on behalf of their customers may not give a proxy to First Southern to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a First Southern shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the First Southern merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the First Southern adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to First Southern’s Corporate Secretary at the following address: 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the First Southern special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of [    ] shares of First Southern common stock, representing approximately [    ]% of the outstanding shares of First Southern common stock entitled to vote at the special meeting, are subject to shareholder voting agreements between CenterState and each of First Southern’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of First Southern shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of First Southern common stock held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of First Southern common stock beneficially owned by such director and which such director has the right to vote (i) in favor of the approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of First Southern in the merger agreement and (iii) against any acquisition proposal (as defined in “The Merger Agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of First Southern common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement, as are certain transfers in connection with the vesting, settlement or exercise of First Southern stock options or restricted shares in order to pay taxes or the exercise price thereon. The foregoing summary of the voting agreements entered into by First Southern’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A to this document.

As of the record date, First Southern’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of [    ] shares of First Southern common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately [    ]% of the outstanding shares of First Southern common stock entitled to vote at the special meeting. For more information about the beneficial ownership of the First Southern common stock by each greater than 5% beneficial owner of First Southern common stock, each director and executive officer of First Southern and all First Southern directors and executive officers as a group, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of First Southern.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the First Southern board of directors. First Southern will bear the entire cost of soliciting proxies from you. First Southern will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of First Southern common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of First Southern in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. First Southern has also engaged [    ], a proxy soliciting firm, to assist in the solicitation of proxies for a fee of [    ] plus reimbursement of out-of-pocket expenses.

Attending the Meeting

All holders of First Southern common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without First Southern’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact First Southern at:

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

Telephone: 561-470-3800

Attn: Tracy L. Keegan

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, each of First Southern’s and CenterState’s board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective shareholders. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and First Southern and CenterState, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

In the Fall of 2011, following discussions among certain members of the senior management team of First Southern and FSB, together with their financial and legal advisors, the board of directors of First Southern decided to solicit interest from a number of financial institutions in a potential strategic business combination involving First Southern. As part of that process, First Southern entered into confidentiality agreements with potentially interested parties and provided them access to a limited amount of due diligence materials through an electronic data room. The 2011 process was terminated after First Southern’s board of directors, with advice from certain members of the senior management team of First Southern and FSB and the company’s advisors, concluded that no indications of interest had been received from any potential counterparties that would deliver sufficient value to First Southern’s shareholders to merit further discussions or negotiations.

In August 2013, representatives of KBW met with First Southern’s board of directors and certain members of the senior management team of First Southern and FSB to discuss the strategic alternatives available to First Southern, including exploring the possibility of a strategic business combination transaction. Following this meeting and continued discussions among members of the board of directors and of the senior management team of First Southern and FSB, in September 2013 First Southern engaged KBW as its strategic financial advisor to advise on mergers, acquisitions, and strategic alternatives, including to assist in the process of identifying potentially interested counterparties and evaluating any proposals or indications of interest received by First Southern.

Over the next two months, certain members of the senior management team of First Southern and FSB, including J. Herbert Boydstun, First Southern’s Chairman and Chief Executive Officer, and representatives of KBW engaged in preliminary exploratory discussions with several financial institutions considered to be potentially attractive partners for First Southern in a strategic business combination. Also during this period, representatives of KBW discussed with First Southern’s board of directors and certain members of the senior management team of First Southern and FSB its views concerning the current economic and mergers and acquisitions environment and the types of proposals that First Southern might expect to receive from potentially interested strategic partners, and representatives of First Southern’s outside counsel, Wachtell, Lipton, Rosen & Katz, discussed with members of the board the legal standards applicable to the board’s decisions and actions with respect to a potential business combination transaction. Based on discussions with certain members of the senior management team of First Southern and FSB, and representatives of KBW and Wachtell Lipton, the First Southern board of directors authorized Mr. Boydstun and management and KBW to continue the process of seeking out proposals for a potential strategic business combination transaction.

In early November 2013, seven potentially interested parties entered into confidentiality agreements to receive information regarding First Southern to facilitate their consideration of a transaction. Following the execution of these confidentiality agreements, the interested parties were given access to an electronic data room containing a limited amount of non-public due diligence materials concerning First Southern. Interested parties also conducted additional due diligence through meetings and discussions with members of First Southern’s senior management team and KBW.

In late November, KBW received non-binding indications of interest from CenterState and from two other financial institutions. On December 2, 2013, First Southern’s board of directors met to consider the proposals and discuss the process to date. During that meeting, representatives of KBW provided an overview of the process that KBW and members of the senior management team of First Southern and FSB had conducted to identify potentially interested parties, detailed the parties with whom First Southern had executed confidentiality agreements, and described the three preliminary proposals that First Southern had received. Representatives of KBW noted for the board of directors that CenterState’s preliminary indication of interest suggested potential consideration to be paid to First Southern’s shareholders that was considerably in excess of the consideration reflected in the indications received from the other two parties. Representatives of KBW and Wachtell Lipton and certain members of the senior management team of First Southern and FSB also discussed with the First Southern board of directors the non-financial terms indicated in the parties’ preliminary proposals, including the fact that CenterState’s proposal was contingent upon First Southern agreeing to enter into negotiations with CenterState on an exclusive basis.

Following discussions with certain members of the senior management team of First Southern and FSB, and representatives of KBW and Wachtell Lipton, and based on the board’s determination that CenterState’s preliminary proposal offered substantially greater value to First Southern and its shareholders than did the indications submitted by the other parties, the First Southern board of directors authorized First Southern to enter into a limited exclusivity agreement with CenterState.

Over the course of the following three weeks, CenterState continued its due diligence review of First Southern, through both in-person meetings and continued review of the additional documents provided in First Southern’s electronic data room. Upon the conclusion of its review of First Southern’s loan portfolio, representatives of CenterState’s financial advisor, Sterne Agee, communicated to representatives of KBW CenterState’s continued interest in a strategic business combination and gave additional detail on the terms of CenterState’s proposal, which provided for the merger of First Southern and CenterState in a transaction in which First Southern’s shareholders would receive a combination of cash and a fixed amount of CenterState common stock with a combined indicative value of $6.00 per share at signing, with the stock component constituting approximately 50% of the total value of the merger consideration at signing.

On January 6, 2014, First Southern’s board of directors met to discuss CenterState’s proposal. At the meeting, representatives of KBW presented a financial analysis of CenterState’s proposal and the expected value of First Southern on a standalone basis if it were to proceed as an independent company. KBW’s analysis also illustrated the anticipated pro forma effects of the transaction, and analyzed the transaction in relation to other recent comparable transactions both in Florida and nationwide. Representatives of KBW and Wachtell Lipton and Mr. Boydstun also discussed the potential benefits of having 50% of the total merger consideration consist of CenterState common stock in a fixed exchange ratio, including the fact that First Southern shareholders would share in any operational synergies following the transaction and would benefit from any appreciation in CenterState’s stock price prior to the completion of the merger. Following discussion among certain members of the senior management team of First Southern and FSB, representatives of KBW and Wachtell Lipton and members of the board of directors, and based on the board’s determination that CenterState’s proposal offered the greatest value reasonably attainable for First Southern and its shareholders, First Southern’s board of directors authorized Mr. Boydstun and management to proceed with the negotiation of definitive documentation for a transaction on the terms discussed at the meeting.

Over the course of the following two weeks, representatives of CenterState continued their due diligence investigation of First Southern, and representatives of First Southern reviewed certain due diligence materials made available by CenterState. CenterState’s outside counsel, Smith Mackinnon, prepared an initial draft of the merger agreement and the parties discussed the terms of this agreement during this time. Also during this period, First Southern’s board of directors engaged Mercer Capital to provide an additional fairness opinion in connection with the proposed transaction.

During the course of discussions regarding the draft merger agreement, representatives of CenterState and First Southern also discussed their expectation that each party’s directors would enter into customary voting agreements agreeing to vote their shares of CenterState and First Southern stock, respectively, in favor of the merger agreement. Also during this period, First Southern’s and CenterState’s senior management and advisors regularly updated their respective boards of directors on the status of negotiations.

On January 17, 2014, representatives of First Southern, KBW, Mercer Capital and Wachtell Lipton met with representatives of CenterState, Sterne Agee and Smith Mackinnon at CenterState’s offices to discuss the transaction and continue their due diligence review of CenterState. During the meeting, CenterState’s representatives answered questions from First Southern’s representatives, including KBW, Mercer Capital and Wachtell Lipton, regarding CenterState’s business and certain financial, legal and regulatory matters.

During the following week, the parties continued to negotiate and finalize the merger agreement and the other transaction documents.

On January 28, 2014, First Southern’s board of directors held a meeting to consider, based on presentations from First Southern’s outside legal and financial advisors and discussions with senior management, the status of the proposed transaction with CenterState. Mr. Boydstun further reviewed for the board of directors the background of discussions with CenterState and the progress of negotiations. Representatives of KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock. Representatives of Mercer Capital also reviewed and discussed with the directors its financial analyses of the merger consideration. In addition, representatives of Wachtell Lipton reviewed with the directors the most recent draft of the proposed merger agreement and related transaction documents as well as the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction, as they had previously done. Following questions and discussions among those in attendance, First Southern’s board of directors authorized Mr. Boydstun and management and First Southern’s advisors to complete negotiations with CenterState and finalize definitive documentation regarding the potential transaction.

On January 29, 2014, CenterState’s board of directors met to review and consider the merger agreement and the transactions and agreements contemplated by it. At the meeting, counsel for CenterState reviewed for the directors the fiduciary duty of directors to shareholders. Counsel also reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement. As a part of the meeting, a representative of Sterne Agee rendered an oral opinion (subsequently confirmed in writing), to the CenterState board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the merger consideration to be paid in the merger by CenterState is fair from a financial point of view to CenterState. After additional discussion, the CenterState board of directors adopted and approved the merger agreement and the transactions and agreements contemplated by it, determined that the merger agreement and the transactions contemplated by it were in the best interests of CenterState and its shareholders, authorized CenterState officers to submit approval of the share issuance by CenterState in the merger to CenterState shareholders, and recommended that the shareholders of CenterState approve such share issuance.

On January 29, 2014, First Southern’s board of directors held a telephonic meeting during which Mr. Boydstun and First Southern’s advisors updated the board on the status of the definitive merger agreement and other transaction documents. Also on January 29, Mercer Capital delivered its opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock. Following a discussion among the members of First Southern’s board of directors, including consideration of the factors described under “—Recommendation of First Southern’s Board of Directors and Reasons for the Merger”, the First Southern board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of First Southern and its shareholders and approved and adopted the merger agreement and the merger, and recommended that First Southern’s shareholders approve the merger agreement.

Later in the day on January 29, 2014, CenterState and First Southern executed the merger agreement and the other transaction documents. A press release announcing the transaction was released that afternoon.

Recommendation of First Southern’s Board of Directors and Reasons for the Merger

After careful consideration, First Southern’s board of directors, at a meeting held on January 29, 2014, unanimously determined that the merger agreement is in the best interests of First Southern and its shareholders. Accordingly, First Southern’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and unanimously recommends that First Southern shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the First Southern board of directors consulted with First Southern management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of First Southern’s, CenterState’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Southern board of directors considered its view that CenterState’s business and operations complement those of First Southern and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	its understanding of the current and prospective environment in which First Southern and CenterState operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on First Southern both with and without the proposed transaction;

•	its review and discussions with First Southern’s management concerning the due diligence investigation of CenterState;

•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	CenterState’s successful track record and the board’s belief that the combined enterprise would benefit from CenterState’s ability to take advantage of economies of scale and grow in the current economic environment, making CenterState an attractive partner for First Southern;

•	the availability of alternative transactions, including the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known, and the sale process conducted by First Southern, with the assistance of KBW and Wachtell, Lipton, to solicit potential strategic partners, and the board’s belief, taking into account, among other things, the other non-binding indications of interest received, and advice from its financial and legal advisors, that the value and terms of the merger agreement are more favorable to First Southern and its shareholders than those reasonably available from any other potential acquirer;

•	its belief that the transaction is likely to provide substantial value to First Southern’s shareholders;

•	the separate opinions of each of KBW and Mercer Capital, First Southern’s financial advisors, delivered to First Southern’s board of directors, to the effect that, as of the date of such opinions, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW and Mercer Capital as set forth in each such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock, as more fully described below in the section entitled “The Merger —Opinions of First Southern’s Financial Advisors”;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the merger consideration, which the First Southern board of directors believed was consistent with market practice for transactions of this type, the expected tax treatment and deal protection provisions, including the ability of First Southern’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to First Southern shareholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the fact that approximately 50% of the merger consideration will consist of shares of CenterState common stock, which would allow First Southern shareholders to participate in a significant portion of the future performance of the combined First Southern and CenterState business and synergies resulting from the merger, and the value to First Southern shareholders represented by that consideration;

•	the greater liquidity in the trading market for CenterState common stock relative to the market for First Southern common stock due to the listing of CenterState’s shares on the Nasdaq Stock Market;

•	the potential risk of diverting management attention and resources from the operation of First Southern’s business and towards the completion of the merger;

•	the requirement that First Southern conduct its business in the ordinary course and the other restrictions on the conduct of First Southern’s business prior to the completion of the merger, which may delay or prevent First Southern from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CenterState’s business, operations and workforce with those of First Southern; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the First Southern board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Southern board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the First Southern board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Southern board of directors considered all these factors as a whole, including discussions with, and questioning of, First Southern’s management and First Southern’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the First Southern board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the First Southern merger proposal and “FOR” the First Southern adjournment proposal.

Each of the directors of First Southern has entered into a voting agreement with CenterState, pursuant to which they have agreed to vote in favor of the First Southern merger proposal and the other proposals to be voted on at the First Southern special meeting. For more information regarding the voting agreements, please see the section entitled “Information About the First Southern Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers” beginning on page 40.

Recommendation of CenterState’s Board of Directors and Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the CenterState board of directors consulted with CenterState’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of CenterState’s business, operations, financial condition, earnings and prospects and of First Southern’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of First Southern;

•	its belief that First Southern and CenterState share a compatible community banking model;

•	that First Southern would enable CenterState to expand its existing presence in southeast, central and northeast Florida;

•	the belief that, on a pro forma basis giving effect to the merger, the combined entity would be the fourth largest community bank (based on deposits) in the State of Florida;

•	that First Southern shareholders would own no more than 21.3% of the outstanding shares of common stock of the combined company immediately following the merger (based upon 35,308,016 shares of CenterState common stock outstanding as of January 29, 2014);

•	the financial and other terms and ability of the First Southern board of directors to entertain third party acquisition proposals to acquire First Southern and conditions of the merger agreement, including providing for payment by First Southern to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the First Southern operations with CenterState;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with First Southern could preclude other expansion opportunities during the pendency of the merger transaction.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, including discussions with, and questioning of, CenterState management and CenterState’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Each of the directors of CenterState has entered into a voting agreement with First Southern, pursuant to which they have agreed to vote in favor of the CenterState share issuance proposal and the other proposals to be voted on at the CenterState special meeting. For more information regarding the voting agreements, please see the section entitled “Information About the CenterState Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers” beginning on page 36.

Opinions of First Southern’s Financial Advisors

Opinion of KBW

First Southern engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to First Southern, including an opinion to the First Southern board of directors (the “First Southern Board”) as to the fairness, from a financial point of view, to the common stockholders of First Southern of the merger consideration in the proposed merger. First Southern selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Southern and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the First Southern Board held on January 28, 2014, at which the First Southern Board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of First Southern common stock. The First Southern Board approved and adopted the merger agreement the following day.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Southern Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of First Southern common stock. It did not address the underlying business decision to proceed with the merger or constitute a recommendation to the First Southern Board in connection with the merger, and it does not constitute a recommendation to the shareholders of First Southern or any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any First Southern shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In rendering the opinion, KBW reviewed, among other things:

•	a draft, dated January 26, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the quarterly call reports during the three year period ended September 30, 2013 for First Southern and CenterState;

•	First Southern’s audited financial statements and annual reports for the three fiscal years ended December 31, 2012 and unaudited financial statements for the fiscal year ended December 31, 2013;

•	CenterState’s audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2012, quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2013, and Current Report on Form 8-K with respect to the fiscal quarter ended December 31, 2013;

•	certain other interim reports and other communications of First Southern and CenterState to their respective shareholders; and

•	other financial information concerning the businesses and operations of First Southern and CenterState furnished to KBW by First Southern and CenterState or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of First Southern and CenterState;

•	the assets and liabilities of First Southern and CenterState;

•	the nature and terms of certain other mergers and business combinations in the banking industry;

•	a comparison of certain financial information for First Southern and certain financial and stock market information for CenterState with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of First Southern that were prepared and provided to KBW and discussed with KBW by First Southern management and which were relied upon by KBW with the consent of the First Southern Board; and

•	publicly available consensus “street estimates” of CenterState (and an assumed long term growth rate based on such estimates), and estimates regarding certain pro forma effects of the merger that were prepared by CenterState and its advisors and were provided to KBW and that, in each case, were discussed with KBW by such advisors and used and relied on by KBW at the direction of CenterState management with the consent of the First Southern Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of First Southern and CenterState regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. KBW also considered the results of the efforts undertaken by First Southern, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with First Southern.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of First Southern as to the reasonableness and achievability of the forecasts and projections of First Southern (and the assumptions and bases therefor) that were prepared and provided by such management and KBW assumed, at the direction of First Southern, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and time periods then estimated by First Southern management. KBW further relied upon management of CenterState as to the reasonableness and achievability of the financial and operating information concerning CenterState (and the assumptions and bases therefor, including but not limited to, any potential cost savings, operating synergies, pro forma balance sheet adjustments and other potential pro forma effects assumed or estimated with respect to the merger) that were prepared by such management team together with its advisors and provided to KBW and KBW assumed, at the direction of First Southern, that such information reflected the best currently available estimates and judgments of CenterState management. KBW further relied upon management of CenterState as to the reasonableness and achievability of the publicly available “street estimates” of CenterState referred to above that KBW was directed to use, and KBW assumed, at the direction of First Southern, that such publicly available “street estimates” were consistent with the best currently available estimates, judgments, projections and forecasts of CenterState management and that the forecasts and projections contained in such publicly available “street estimates” would be realized in the amounts and time periods estimated therein.

It is understood that any forecasts, projections and estimates provided to KBW by the respective management teams of First Southern and CenterState, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of First Southern and CenterState, that any such forecasts, projections and estimates provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on this information without independent verification or analysis and therefore did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Southern or CenterState since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with First Southern’s consent that the aggregate allowances for loan and lease losses for First Southern and CenterState were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Southern or CenterState, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Southern or CenterState under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

For purposes of rending its opinion, KBW assumed that, in all respects material to its analysis:

•	the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft provided to KBW) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to therein were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and related transactions and that all conditions to the completion of the merger and related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Southern, CenterState, the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger and related transactions would comply with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that First Southern relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Southern, CenterState, the merger and related transactions (including the bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger to the holders of First Southern common stock. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation of the merger consideration among cash and stock) or any related transaction, any consequences of the merger or any related transaction to First Southern, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. It is understood that developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of First Southern to engage in the merger or any related transaction or enter into the merger agreement;

•	the relative merits of the merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Southern or the First Southern Board;

•	the fairness of the amount or nature of any compensation to any of First Southern’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Southern common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Southern other than the common stock, or of any class of securities of CenterState or any other party to any transaction contemplated by the merger agreement;

•	whether CenterState has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration in the merger to the holders of First Southern common stock at the closing of the merger;

•	the actual value of CenterState common stock to be issued in the merger;

•	the prices, trading range or volume at which the securities of First Southern or CenterState will trade following the public announcement of the merger, or the prices, trading range or volume at which the securities of CenterState will trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to First Southern, CenterState, their respective shareholders, or relating to or arising out of or as a consequence of the merger, the bank merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Southern and CenterState. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Southern Board in making its determination to adopt and approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Southern Board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between First Southern and CenterState and the decision to enter into the merger agreement was solely that of the First Southern Board.

The following is a summary of the material financial analyses presented by KBW to the First Southern Board on January 28, 2014, in connection with its fairness opinion. The summary is not a complete description of the financial analyses underlying the KBW opinion or the presentation made by KBW to the First Southern Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $6.00 per share of First Southern common stock, consisting of (i) $3.00 in cash and (ii) the implied value of 0.3 of a share of CenterState common stock to be issued in the merger for each share of First Southern common stock based on the closing price of CenterState common stock on January 27, 2014 of $10.00. In addition, First Southern’s balance sheet and capital were adjusted, per First Southern management, for the pending redemption of $9 million of trust preferred securities, the impact from the conversion of Series C Preferred Stock and the impact from the vesting of First Southern restricted common stock units and Series C restricted preferred stock units. KBW assumed, per guidance from First Southern management, that 31,589,253 shares of First Southern common stock were outstanding, including (i) First Southern restricted common stock units, and (ii) shares of Series C Preferred Stock, Series C restricted preferred stock units, and Service-Based Series C First Southern Stock Options, in each case as converted into First Southern common stock as described in the merger agreement, and excluding common shares of Performance-Based Restricted Stock and preferred shares of Performance-Based Series C Restricted Stock which were assumed to be forfeited per First Southern management guidance.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of First Southern to 31 selected banks and bank holding companies traded on the New York Stock Exchange, NYSE MKT Equities, or NASDAQ, and headquartered in the Southeast region of the United States with total assets between $750 million and $2 billion. KBW also reviewed the market performance of the selected companies.

The selected companies included in First Southern’s “peer” group were:

Hampton Roads Bankshares, Inc.	National Bankshares, Inc.
Park Sterling Corporation	Franklin Financial Corporation
Yadkin Financial Corporation	Peoples Bancorp of North Carolina, Inc.
NewBridge Bancorp	Eastern Virginia Bankshares, Inc.
1st United Bancorp, Inc.	Monarch Financial Holdings, Inc.
HomeTrust Bancshares, Inc.	First Security Group, Inc.
Summit Financial Group, Inc.	C&F Financial Corporation
Heritage Financial Group, Inc.	First Bancshares, Inc.
American National Bankshares Inc.	Old Point Financial Corporation
Middleburg Financial Corporation	Citizens Holding Company
Colony Bankcorp, Inc.	Southern First Bancshares, Inc.
WashingtonFirst Bankshares, Inc.	Access National Corporation
Community Bankers Trust Corporation	Valley Financial Corporation
Premier Financial Bancorp, Inc.	Peoples Financial Corporation
Palmetto Bancshares, Inc.	ASB Bancorp, Inc.
Charter Financial Corporation

To perform this analysis, KBW used financial information as of the most recent three month period available (which, in the case of First Southern, was the fiscal quarter ended December 31, 2013 except as otherwise noted in the tables below) and market price information as of January 27, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Southern’s historical financial statements, or in the data prepared by Sterne Agee presented under the section “The Merger — Opinion of CenterState’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Southern and the selected companies in its “peer” group:

	First Southern	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
Core Return on Average Assets (1)	0.15%	(0.56%)	0.47%	0.73%	0.66%	0.97%	1.69%
Core Return on Average Equity (1)	0.80%	(7.21%)	4.28%	6.69%	6.68%	9.33%	13.34%
Net Interest Margin	3.34%	2.68%	3.51%	3.93%	3.86%	4.17%	7.82%
Fee Income / Revenue Ratio (2)	4.5%	(9.3%)	14.8%	21.3%	20.9%	26.2%	63.2%
Efficiency Ratio	114.4%	43.4%	80.1%	72.0%	70.0%	62.0%	128.8%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, and nonrecurring items.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of First Southern and the selected companies in its “peer” group:

	First Southern	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
Tangible Common Equity / Tangible Assets (1)	16.37%	5.37%	7.70%	10.32%	9.14%	11.09%	24.78%
Leverage Ratio (1)	16.98%	8.68%	9.54%	11.26%	10.55%	11.34%	18.56%
Total Risk-Based Capital Ratio (1)	25.66%	12.48%	14.45%	17.66%	15.84%	18.16%	33.83%
Loans / Deposits	72.0%	58.3%	74.8%	81.8%	80.1%	88.1%	119.9%
Loan Loss Reserve / Gross Loans	2.03%	0.66%	1.37%	1.78%	1.66%	2.05%	4.71%
Nonperforming Assets / Loans + OREO (2)	3.71%	0.36%	5.58%	4.46%	3.48%	2.02%	16.18%
Net Charge-Offs (3) / Average Loans	(0.22%)	(0.06%)	0.55%	0.60%	0.26%	0.11%	8.09%

(1)	First Southern’s capital was adjusted, per First Southern management, for the pending redemption of $9 million of trust preferred securities, the impact from the conversion of Series C Preferred Stock and the impact from the vesting of First Southern restricted common stock units and Series C restricted preferred stock units.
(2)	First Southern data as of September 30, 2013.
(3)	Most recent quarter annualized.

In addition, KBW’s analysis showed the following, to the extent publicly available but excluding the impact of certain selected company last twelve months earnings per share (“LTM EPS”) multiples considered to be not meaningful, concerning the market performance of the selected companies in First Southern’s peer group (the following was not compared by KBW to First Southern’s market performance due to the absence of a trading market of relevant size and the limited liquidity available for First Southern common stock):

	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
One—Year Stock Price Change	(28.5%)	14.1%	24.9%	21.5%	39.1%	87.2%
One—Year Total Return	(28.5%)	16.7%	26.3%	25.2%	39.1%	87.2%
YTD Stock Price Change	(17.0%)	(3.1%)	(0.2%)	0.1%	2.6%	12.6%
Stock Price / Tangible Book Value per Share	0.69x	0.99x	1.24x	1.26x	1.38x	1.88x
Stock Price / LTM EPS	5.5x	11.1x	14.8x	13.8x	16.9x	28.3x
Stock Price / 2014 EPS(1)	9.8x	12.6x	16.2x	14.9x	19.8x	26.0x
Stock Price / 2015 EPS(1)	9.4x	10.9x	13.2x	13.3x	14.5x	18.5x
Dividend Yield (2)	0.0%	0.0%	1.2%	0.8%	2.1%	4.7%
Dividend Payout (3)	0.0%	0.0%	18.7%	11.7%	29.7%	66.7%

(1)	Consensus earnings estimates per FactSet Research Systems Inc., as compiled by SNL Financial, as of January 27, 2014.
(2)	Represents most recent quarterly dividend annualized.
(3)	Represents most recent quarterly dividend annualized as a percentage of LTM EPS.

Using publicly available information, KBW then compared the financial performance, financial condition and market performance of CenterState to 15 selected banks and bank holding companies traded on the New York Stock Exchange, NYSE MKT Equities, or NASDAQ, and headquartered in the Southeast region of the United States with total assets between $2 billion and $5 billion. Where publicly available, CenterState financial data is represented on a pro forma basis to reflect the financial impact of its acquisition of Gulfstream Bancshares, Inc.

The selected companies included in CenterState “peer” group were:

Bank of the Ozarks, Inc.	Ameris Bancorp
TowneBank	First Community Bancshares, Inc.
Simmons First National Corporation	Fidelity Southern Corporation
Union First Market Bankshares Corporation City Holding Company	State Bank Financial Corporation Capital City Bank Group, Inc.
BNC Bancorp	Seacoast Banking Corporation of Florida
First Bancorp	CommunityOne Bancorp
Cardinal Financial Corporation

To perform this analysis, KBW used financial information as of the most recent three month period available and market price information as of January 27, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CenterState historical financial statements, or in the data prepared by Sterne Agee presented under the section “Opinion of CenterState’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of CenterState and the selected companies in its “peer” group:

	CenterState Banks	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
Core Return on Average Assets (1)	0.36%	0.23%	0.67%	0.87%	0.82%	0.90%	2.04%
Core Return on Average Equity (1)	3.11%	2.31%	6.27%	8.65%	7.65%	9.26%	20.24%
Net Interest Margin	4.69%	3.28%	3.61%	4.44%	4.23%	4.79%	8.02%
Fee Income / Revenue Ratio (2)	17.7%	(52.2%)	17.9%	21.0%	25.2%	30.2%	45.7%
Efficiency Ratio	80.4%	44.4%	78.4%	69.4%	70.1%	62.8%	90.8%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, and nonrecurring items.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of CenterState and, to the extent publicly available, the selected companies in its “peer” group:

	CenterState Banks	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
Tangible Common Equity / Tangible Assets (1)	8.48%	3.43%	7.21%	8.87%	8.94%	9.17%	16.55%
Total Risk-Based Capital Ratio (1)	15.75%	12.27%	13.96%	16.18%	14.40%	17.27%	27.44%
Loans / Deposits (1)	72.3%	65.0%	71.8%	82.1%	84.5%	90.6%	99.1%
Loan Loss Reserve / Gross Loans	1.39%	0.81%	1.15%	1.44%	1.42%	1.68%	2.12%
Nonperforming Assets / Loans + OREO	3.55%	0.33%	4.72%	3.78%	3.07%	2.84%	9.79%
Net Charge-Offs (2) / Average Loans	0.10%	(0.22%)	0.36%	0.26%	0.12%	0.10%	0.88%

(1)	CenterState’s balance sheet ratios are represented on a pro forma basis for its acquisition of Gulfstream Bancshares, Inc.
(2)	Most recent quarter annualized.

In addition, KBW’s analysis showed the following concerning the market performance of CenterState and, to the extent publicly available but excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful, the selected companies in its “peer” group:

	CenterState Banks	Peer Group Minimum	Bottom Quartile	Peer Group Average	Peer Group Median	Top Quartile	Peer Group Maximum
One—Year Stock Price Change	15.6%	(0.3%)	5.4%	30.9%	38.4%	42.7%	101.8%
One—Year Total Return	16.1%	2.3%	6.3%	33.0%	38.8%	45.9%	105.5%
YTD Stock Price Change	(1.5%)	(14.2%)	(4.4%)	(3.5%)	(3.2%)	(1.9%)	4.0%
Stock Price / Tangible Book Value per Share (1)	1.44x	1.27x	1.40x	1.87x	1.63x	1.91x	3.58x
Stock Price / LTM EPS	24.4x	5.0x	12.9x	17.8x	16.6x	23.8x	27.2x
Stock Price / 2014 EPS(2)	16.9x	11.2x	14.1x	17.2x	14.6x	19.6x	29.9x
Stock Price / 2015 EPS(2)	13.5x	10.4x	12.1x	14.1x	13.2x	14.2x	20.2x
Dividend Yield (3)	0.4%	0.0%	0.3%	1.5%	1.5%	2.3%	3.3%
Dividend Payout (4)	9.8%	0.0%	3.3%	29.0%	35.6%	39.1%	63.2%

(1)	CenterState’s tangible book value per share is represented on a pro forma basis for its acquisition of Gulfstream Bancshares, Inc.

(2)	Consensus earnings estimates per FactSet Research Systems Inc., as compiled by SNL Financial, as of January 27, 2014.

(3)	Represents most recent quarterly dividend annualized.

(4)	Represents most recent quarterly dividend annualized as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analyses is identical to First Southern or CenterState. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis—Nationwide Transactions. KBW reviewed publicly available information related to 22 selected bank and thrift transactions announced since January 1, 2010 with target assets of between $500 million and $3 billion, non-performing assets to assets ratio of less than 5.0%, and last twelve months return on average assets of less than 0.25%. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Banco de Sabadell, SA	JGB Bank, National Association
Cascade Bancorp	Home Federal Bancorp, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
Ameris Bancorp	Prosperity Banking Company
Crescent Financial Bancshares, Inc.	ECB Bancorp, Inc.
Equity Bancshares, Inc.	First Community Bancshares, Inc.
Park Sterling Corporation	Citizens South Banking Corporation
WashingtonFirst Bankshares, Inc.	Alliance Bankshares Corporation
Independent Bank Corp.	Central Bancorp, Inc.
Old National Bancorp	Indiana Community Bancorp
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.
F.N.B. Corporation	Parkvale Financial Corporation
Opus Bank	RMG Capital Corporation
BankUnited, Inc.	Herald National Bank
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
American National Bankshares Inc.	MidCarolina Financial Corporation
Nara Bancorp, Inc.	Center Financial Corporation
Old National Bancorp	Monroe Bancorp
F.N.B. Corporation	Comm Bancorp, Inc.
Kearny Financial Corp. (MHC)	Central Jersey Bancorp
Donegal Financial Services Corp.	Union National Financial Corporation
Chemical Financial Corporation	O.A.K. Financial Corporation

For each selected transaction, KBW derived, to the extent publicly available, the ratio of the transaction consideration value per common share paid for the acquired company to:

•	LTM EPS of the acquired company based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition;

•	adjusted tangible book value per share based on a median 9.14% tangible common equity to tangible common assets ratio of the selected companies in First Southern’s “peer” group in the selected company analysis. Price to adjusted tangible book value was calculated by adjusting capital to equal the 9.14% tangible common equity to tangible common assets ratio and adjusting the transaction consideration dollar for dollar based on the capital difference; and

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition.

These multiples were compared with corresponding transaction multiples for the proposed merger based on the implied value of the merger consideration of $6.00 per share of First Southern common stock. KBW also derived the implied transaction multiple of 45.6x for the proposed merger based on First Southern’s calendar year 2014 estimated earnings per share provided to KBW by First Southern’s management.

The results of the analysis are set forth in the following table:

Transaction Price to:	CenterState / First Southern Merger (1)	Selected Transactions Minimum	Selected Transactions Bottom Quartile	Selected Transactions Average	Selected Transactions Median	Selected Transactions Top Quartile	Selected Transactions Maximum
LTM EPS	202.3x	NM	NM	NM	NM	NM	NM
Tangible Book Value	1.09x	0.53x	1.05x	1.25x	1.26x	1.52x	1.98x
Adjusted Tangible Book Value	1.17x	0.87x	1.08x	1.29x	1.21x	1.46x	2.06x
Core Deposit Premium	2.1%	(1.6%)	1.3%	3.8%	3.0%	6.2%	12.9%

(1)	First Southern’s capital was adjusted, per First Southern management, for the pending redemption of $9 million of trust preferred securities, the impact from the conversion of Series C Preferred Stock and the impact from the vesting of First Southern restricted common stock units and Series C restricted preferred stock units.

Select Transactions Analysis—Florida Transactions. KBW reviewed publicly available information related to 16 selected bank and thrift transactions announced in Florida since January 1, 2010 with deal values greater than $10 million. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Banco de Sabadell, SA	JGB Bank, National Association
Stonegate Bank	Florida Shores Bancorp, Inc.
CenterState Banks, Inc.	Gulfstream Bancshares, Inc.
Bond Street Holdings, Inc.	Great Florida Bank
Banco de Credito e Inversiones SA	CM Florida Holdings, Inc.
1st United Bancorp, Inc.	Enterprise Bancorp, Inc.
Ameris Bancorp	Prosperity Banking Company
Old Florida Bancshares, Inc.	New Traditions National Bank
Drummond Banking Company	Williston Holding Company
Community Bancshares of Mississippi, Inc.	Community Holding Company of Florida, Inc.
IBERIABANK Corporation	Florida Gulf Bancorp, Inc.
Trustmark Corporation	Bay Bank & Trust Co.
1st United Bancorp, Inc.	Anderen Financial, Inc.
CBM Florida Holding Company	First Community Bank of America
Stonegate Bank	Southwest Capital Bancshares, Inc.
HCBF Holding Company, Inc.	First Bank and Trust Company of Indiantown

For each selected transaction, KBW derived, to the extent publicly available, the ratio of the transaction consideration value per common share paid for the acquired company to:

•	LTM EPS of the acquired company based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition;

•	adjusted tangible book value per share based on a median 9.14% tangible common equity to tangible common assets ratio of the selected companies in First Southern’s “peer” group in the selected company analysis. Price to adjusted tangible book value was calculated by adjusting capital to equal the 9.14% tangible common equity to tangible common assets ratio and adjusting the transaction consideration dollar for dollar based on the capital difference; and

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition.

These multiples were compared with corresponding transaction multiples for the proposed merger based on the implied value of the merger consideration of $6.00 per share of First Southern common stock. KBW also derived the implied transaction multiple of 45.6x for the proposed merger based on First Southern’s calendar year 2014 estimated earnings per share provided to KBW by First Southern’s management.

The results of the analysis are set forth in the following table:

Transaction Price to:	CenterState / First Southern Merger (1)	Selected Transactions Minimum	Selected Transactions Bottom Quartile	Selected Transactions Average	Selected Transactions Median	Selected Transactions Top Quartile	Selected Transactions Maximum
LTM EPS	202.3x	11.4x	13.9x	23.2x	15.5x	19.7x	62.7x
Tangible Book Value	1.09x	0.37x	0.90x	1.20x	1.09x	1.44x	2.64x
Adjusted Tangible Book Value	1.17x	0.60x	0.96x	1.27x	1.16x	1.39x	2.60x
Core Deposit Premium	2.1%	(5.5%)	(1.2%)	2.4%	1.6%	5.2%	16.7%

(1)	First Southern’s capital was adjusted, per First Southern management, for the pending redemption of $9 million of trust preferred securities, the impact from the conversion of Series C Preferred Stock and the impact from the vesting of First Southern restricted common stock units and Series C restricted preferred stock units.

No company or transaction used as a comparison in the above selected transaction analyses is identical to First Southern or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of First Southern. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of First Southern prepared by and provided to KBW by First Southern management, and assumed discount rates ranging from 12.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that First Southern could generate over the five-year period from 2014 to 2019 as a standalone company, and (ii) the present value of First Southern’s implied terminal value at the end of such period. KBW assumed that First Southern would maintain a leverage ratio of 9.00% and would retain sufficient earnings to maintain that level based on these assumptions. KBW derived implied terminal multiples using two methodologies, one based on 2019 net income multiples and the other based on 2018 tangible book value multiples.

Using implied terminal values for First Southern calculated by applying a range of 12.0x to 16.0x estimated 2019 net income, KBW derived a range of implied values per share of First Southern common stock of $4.08 per share to $4.87 per share. Using implied terminal values for First Southern calculated by applying a range of 0.80x to 1.20x 2018 tangible book value, KBW derived a range of implied values per share of First Southern common stock of $4.36 per share to $5.62 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Southern.

Forecasted Pro Forma Financial Analysis. Using calendar year 2014 and 2015 earnings estimates for CenterState per First Call consensus, calendar year 2014 and 2015 earnings estimates for First Southern prepared by First Southern management and pro forma assumptions (including cost savings) provided by CenterState management, KBW analyzed the estimated financial impact of the merger on, among other things, CenterState’s 2015 estimated earnings per share and estimated book value and tangible book value per share as of June 30, 2014. This analysis indicated the merger could be accretive to CenterState’s estimated earnings per share in 2015, assuming a full year impact, neutral to CenterState’s estimated book value per share and accretive to CenterState’s estimated tangible book value per share. Furthermore, the analysis indicated that each of CenterState’s tangible common equity to tangible assets, leverage ratio, Tier 1 Risk-Based Capital Ratio and

Total Risk Based Capital Ratio as of June 30, 2014 could be lower. For all of the above analysis, the actual results achieved by CenterState’s following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to First Southern in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, or sell securities to, First Southern and CenterState. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Southern and CenterState for its own account and for the accounts of its customers. Such positions of KBW, as of the date of its opinion, were disclosed to the First Southern Board. KBW’s long position of approximately 541,000 shares of First Southern common stock and 579 shares of First Southern Series C preferred stock (convertible into approximately 224,088 shares of common stock as described in the merger agreement) that were disclosed to First Southern included shares acquired by KBW in First Southern’s February 2010 and March 2005 private placement transactions.

Pursuant to the KBW engagement agreement, First Southern agreed to pay KBW a cash fee equal to 1.0% of the aggregate merger consideration, of which $250,000 became payable upon execution of the merger agreement and the balance of which is contingent upon the consummation of the merger. First Southern also agreed to reimburse KBW for certain reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to its engagement in connection with the merger, in the past two years, KBW has provided investment banking and financial advisory services to First Southern and received compensation for such services. KBW served as placement agent in First Southern’s February 2010 private placement of common stock, and in accordance with the agreed-upon compensation structure for such services, a portion of such compensation was released to KBW from escrow in September 2013. The amount released from escrow totaled $4 million. In the past two years, KBW has provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW served as financial advisor in CenterState’s January 2012 acquisition of Central Florida State Bank and in its January 2012 acquisition of First Guaranty Bank and Trust Company of Jacksonville. In conjunction with these transactions, KBW received a total of $400,000 in fees. KBW may in the future provide investment banking and financial advisory services to First Southern or CenterState and receive compensation for such services.

Opinion of Mercer Capital

On January 13, 2014, First Southern engaged Mercer Capital Management, Inc. (“Mercer Capital”) to opine as to the fairness of the proposed acquisition of First Southern from a financial point of view to First Southern’s shareholders. First Southern selected Mercer Capital because the firm has three decades of experience in providing valuation and financial advisory services to clients that range from private to public and small to large multi-national corporations. Mercer Capital is also one of the nation’s leading valuation firms serving financial institutions. Mercer Capital regularly assists financial and non-financial companies to evaluate acquisitions and other significant corporate events, including the rendering of fairness opinions.

Mercer Capital was paid a fee of $100,000 to conduct its analysis and render its opinion. Within the prior three years, Mercer Capital was paid fees totaling $113,000 for valuation services provided to First Southern regarding the conversion of First Southern’s Series C preferred shares and certain other financial reporting matters. Within the prior three years, Mercer Capital also has been engaged by CenterState and is estimated to be paid $57,500 upon final billing for providing valuation services related to fair value accounting adjustments related to CenterState’s recently consummated acquisition of Gulfstream Bancshares, Inc. Mercer Capital does not have and has not had an interest in the common stock, debt or any other security issued by First Southern or CenterState.

Representatives of Mercer Capital attended the January 28, 2014 meeting at which the First Southern Board evaluated the proposed merger with CenterState. Mercer Capital reviewed the financial aspects of the proposed merger, and on January 29, 2014, Mercer Capital rendered an opinion that as of such date, the proposed consideration to be received was fair, from a financial point of view, to the holders of First Southern’s common stock.

The full text of Mercer Capital’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. First Southern shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Mercer Capital’s opinion speaks only as of the date of the opinion. The opinion is directed to the First Southern board and addresses only the fairness, from a financial point of view, of the consideration to the First Southern shareholders. It does not address the underlying business decisions to proceed with the merger and does not constitute a recommendation to any First Southern shareholders as to how the shareholder should vote at the First Southern special meeting on the merger or any related matter.

In rendering its opinion, Mercer Capital reviewed, among other things,

•	The merger agreement;

•	Certain historical financial information for First Southern and CenterState; and

•	Certain other materials provided by management of First Southern and CenterState or otherwise obtained by Mercer Capital deemed relevant to prepare its opinion.

As part of its analysis, Mercer Capital visited with management of First Southern and CenterState to gain insight into both companies’ historical financial performance, prospective performance, regulatory relations and other factors that led to the First Southern Board’s decision to pursue the marketing of First Southern to potential acquirers. In addition, Mercer Capital visited with First Southern’s investment banker and corporate counsel to obtain additional insight into the marketing process.

Mercer Capital relied upon financial and other information provided by First Southern and CenterState without independent verification. Mercer Capital did not examine the loan portfolio or the adequacy of the loan loss reserve. Mercer Capital was supplied with certain internal forecasts prepared by First Southern management. For purposes of its analysis, Mercer Capital consulted with management regarding certain assumptions to extrapolate from the forecasts through fiscal 2018. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor does it represent or warrant that the forecasts will be achieved.

The following is a summary of the material analyses presented by Mercer Capital to the First Southern Board of Directors in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer Capital opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

Summary of the Proposed Transaction. Mercer Capital noted that CenterState will acquire 100% of First Southern’s approximate 32 million outstanding common shares for a combination of cash and common stock. Consideration paid to First Southern shareholders will consist of cash of $3.00 per share and 0.30 CenterState common shares for each First Southern common share. The exchange ratio is fixed. Based upon CenterState’s January 28, 2014, closing price of $10.03 per share, First Southern shareholders would receive consideration that is equivalent to $6.01 per share, or an aggregate consideration of approximately $190 million.

Mercer Capital calculated the following multiples: (a) 202.5x 2013 earnings per share of $0.03; (b) 45.2x budgeted 2014 earnings per share of $0.13; (c) 30.6x management’s forecasted 2015 earnings per share of $0.20; (d) 96% of December 31, 2013 book value of $6.24 per share; (e) 110% of December 31, 2013 tangible book value of $5.47 per share; and (f) a core deposit premium of 2.3%. Additionally, Mercer Capital computed an adjusted price to “core” tangible book value multiple of 117% by reducing the merger consideration and tangible common equity by $74 million to exclude net parent company cash and First Southern Bank capital in excess of 9.0% of tangible assets.

Recent Transactions Analysis. Mercer Capital reviewed acquisition multiples for banks with similar characteristics to First Southern as reported by SNL Financial, a firm that tracks public market and M&A pricing in the financial services industry. The database was screened for the following characteristics to derive four groups of banks that had agreed to be acquired: (a) twenty banks with $500 million to $5 billion of assets and an LTM ROA of -0.5% to 0.5%; (b) nine banks located in Florida with an LTM ROA of between -0.5% to 1.0% (c) 14 banks with assets of $500 million to $5 billion, non-performing assets greater than 3% of assets and an LTM ROA of -0.5% to 0.5%; and (d) ten banks with assets greater than $100 million, tangible common equity greater than 12.5% of tangible assets and an LTM ROA less than 1.0%. The data was derived from deals that were announced after January 1, 2012 with the exception of the Florida group, which was based upon acquisitions announced since January 1, 2009 in order to produce a larger data set.

The table below details the price/earnings, price/core earnings, and price/forward earnings multiples for First Southern relative to the four transaction groups.

Based on Announced Deal Value
	P/E (LTM Reported)		P/E (LTM Core)		P/E (Forward EPS)
	Average	Median	Average	Median	Average	Median
Asset Size ($500M-$5B)	30.0x	28.8x	31.3x	31.2x	20.5x	20.7x
Florida	38.3x	33.5x	NA	NA	NA	NA
Asset Size; High NPAs	26.3x	23.3x	16.8x	16.8x	18.4x	18.4x
High Tangible Common (TCE > 12%)	18.7x	18.2x	18.8x	18.8x	NA	NA

Median	28.2x	26.0x	18.8x	18.8x	19.5x	19.5x

First Southern Bancorp, Inc.	202.5x		202.5x		45.2x

The table below details the price/book multiples, price/tangible book multiples, and core deposit premiums for First Southern relative to the four transaction groups.

	Based on Announced Deal Value
	Price / Book Value		Price / Tangible BV		Core Dep Premium
	Average	Median	Average	Median	Average	Median
Asset Size ($500M-$5B)	114%	121%	122%	122%	3.2%	2.1%
Florida	128%	142%	128%	142%	3.2%	4.9%
Asset Size; High NPAs	99%	95%	100%	96%	0.0%	1.0%
High Tangible Common (TCE > 12%)	107%	106%	108%	107%	2.1%	2.7%

Median	111%	114%	115%	114%	2.6%	2.4%

First Southern Bancorp, Inc.	96%		110%(Reported)		2.3%
			117%(Core)

Discounted Cash Flow Analysis. Mercer Capital used the discounted cash flow method to derive a range of values for First Southern based upon projected cash flows that would accrue to shareholders. The analysis was prepared from the perspective of a buyer rather than First Southern as an independent company. The analysis seeks to answer the question: how does the implied value of the proposed merger consideration compare to the sum of the present value of First Southern’s projected cash flows, including expense synergies that would be expected to be realized by an acquirer, excess capital and the estimated present value of First Southern’s net operating loss (NOL) carryforward?

Projected cash flows were discounted to a present value based upon a discount rate of 13.7%. Mercer Capital derived the discount rate from the sum of: (a) 3.44% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated banking industry beta of 1.20 and common equity premium of 5.37% derived from Mercer Capital’s review of market return data compiled by Ibbotson & Associates; (c) the small capitalization stock equity premium of 2.80% via Mercer Capital’s review of market return data compiled by Ibbotson & Associates; and (d) 1.0% for an incremental risk premium Mercer Capital deemed to be appropriate given the significant improvement in First Southern’s projected profitability relative to its current performance.

Mercer Capital relied upon management’s internal forecasts for 2014 and 2015, which were extrapolated by Mercer Capital through 2018 based on discussions with First Southern management. The forecasts reflected ROA for the base Company (i.e., First Southern Bank excluding synergies) that increased from 0.31% in 2013 to 0.56% in 2014 and remained relatively stable thereafter totaling 0.51% in 2018. The forecasts for the base Company were then modified to reflect expense synergies of approximately $14 million annually beginning in 2015, which increased the pre-tax return on average assets from 0.9% in 2014 to 1.6% in 2018.

For purposes of the analysis, Mercer Capital made an assumption that existing capital and internally generated capital on a go forward basis that resulted in a tangible common equity ratio in excess of approximately 9% would be distributed as a cash dividend each year.

Mercer Capital derived a value of $168 million based upon the present value sum of: (a) excess capital that was assumed to be distributed in 2014, 2015, 2015, 2017 and 2018; and (b) the product of projected 2018 net income and a terminal value P/E multiple of 13x. Including the $10.7 million estimated value of the net operating loss carryforward, the indicated value was $179 million.

Mercer Capital also presented a sensitivity analysis in which the terminal value was varied based upon a range of projected 2018 net income of $9 million to $14 million and P/E multiples of 10x to 16x. The range of values was $133 million to $204 million, or $144 million to $215 million inclusive of the value attributable to the NOL carryforward. The range of P/Es of 10x to 16x applied to the range of projected 2018 net income was selected based upon Mercer Capital’s analysis of P/E multiples observed for community and small regional banks since 2001.

CenterState Historical Financial Perspective. Mercer Capital reviewed CenterState’s historical financial performance and near-term earnings outlook based upon consensus earnings forecasts. Mercer Capital noted that CenterState’s loans and deposits grew to $1.5 billion and $2.0 billion at year-end 2013, respectively, from $936 million and $1.3 billion at year-end 2009 primarily through acquisitions. CenterState’s earnings improved over this period from reported losses in 2009 and 2010 to sequentially higher earnings in 2011, 2012 and 2013 with ROA improving from -0.35% in 2009 to 0.51% in 2013. Mercer Capital also noted that tangible book value per share was roughly unchanged at year-end 2013 compared to year-end 2009, in part because of initial dilution incurred from acquisitions that were consummated over this period.

Mercer Capital compared CenterState’s recent financial performance and pricing multiples to banks that Mercer Capital deemed to be comparable based upon similar size and operations in Florida and/or nearby states. The peer group consisted of:

1st United Bancorp, Inc.	First NBC Bank Holding Company
Ameris Bancorp	Home BancShares, Inc.
Bank of the Ozarks, Inc.	IBERIABANK Corporation
BankUnited, Inc.	MidSouth Bancorp, Inc.
BNC Bancorp	NewBridge Bancorp
Capital Bank Financial Corp.	Park Sterling Corporation
Capital City Bank Group, Inc.	Seacoast Banking Corporation of Florida
Fidelity Southern Corporation	State Bank Financial Corporation
First Financial Holdings, Inc.	VantageSouth Bancshares, Inc.

The table below sets forth the data for CenterState and the median data for the peer group as of January 28, 2014.

	CenterState		CenterState Peer Median
Assets ($000s)	2,416		2,863
LTM ROA	0.51%		0.7%
LTM ROAE	4.5%		7.0%
LTM ROTE	5.9%		9.1%
Net Interest Margin	4.75%		4.5%
Efficiency Ratio	75.0%		72.8%
NPAs/ Loans	3.55%		1.73%
Tangible Common Equity to Tang. Assets	10.4%		8.1%
P/E LTM	24.5	x	22.1	x
P/E FY14 E	17.0	x	17.9	x
P/E FY15 E	13.6	x	14.1	x
P/TBV	1.36		1.73
Market Cap	$349		$436

Mercer Capital noted that CenterState’s core profitability metrics were below the peer group median, in part due to integration costs for recent acquisitions and reduced profitability of the fixed income and correspondent banking unit as a result of the spike in interest rates that occurred during mid-2013; however, Mercer Capital noted that CenterState’s price/tangible book value and P/E multiples based upon consensus 2014 and 2015 EPS were below the peer group median and thereby provided a form of cushion from an investment perspective. Further, based upon consensus earnings estimates and management commentary regarding cost cutting initiatives that were announced in January, CenterState’s profitability before consideration of acquisition-related charges was expected to improve.

Pro Forma Effect of the Merger. Mercer Capital analyzed the pro forma effects of the merger, assuming the following: (a) the Gulfstream Bancshares, Inc. acquisition, which was consummated on January 17, 2014, was reflected in CenterState’s balance sheet as of year-end 2013; (b) the First Southern merger would be consummated on July 1, 2014 (which was used only for illustrative purposes, as no assurances can be made as to when or if the merger will be completed); (c) First Southern’s earnings for 2014 and 2015 would reflect management’s internal forecasts; (d) CenterState’s earnings would reflect that which was implied from analysts’ consensus 2014 and 2015 earnings per share estimates; (e) certain purchase accounting adjustments, including a credit mark on CenterState’s loan portfolio and additional marks on branch premises, other real estate owned as well as the treatment of First Southern’s existing deferred tax asset and the merger related deferred tax asset; (f) approximately $14 million of cost savings, partially phased in in 2014 and fully phased in in 2015; and (g) $10 million of after-tax costs and expenses associated with the transaction.

Based on this analysis on a pro forma basis, Mercer Capital calculated approximately 2% accretion in CenterState’s tangible book value per share as of year-end 2013. Excluding merger-related charges, Mercer Capital calculated approximately 2% accretion in CenterState’s consensus 2014 earnings per share and approximately 11% accretion in consensus 2015 earnings per share. Mercer Capital also calculated that CenterState’s and CenterState Bank’s pro forma capital ratios would exceed well-capitalized regulatory thresholds.

Other Considerations. Mercer Capital discussed with the First Southern Board the funding sources that CenterState would rely upon to make the approximate $95 million cash payment to First Southern common shareholders. Mercer Capital deemed the funding plan as reasonable in the context of liquidity raising efforts by bank holding companies to fund acquisitions. Mercer Capital also noted other favorable elements to the proposed transaction: (a) First Southern shareholders will receive CenterState shares that are more liquid than First Southern’s shares with average daily trading volume of approximately 50 thousand shares; (b) liquidity in CenterState’s shares is expected to improve at the margin given the issuance of shares to First Southern common shareholders in the merger; (c) upon consummation of the merger with First Southern, CenterState would become the fourth largest publicly-traded bank domiciled in Florida; and (d) CenterState pays a quarterly common dividend of $0.01 per share.

Opinion of CenterState’s Financial Advisor

On January 7, 2014, CenterState executed an engagement agreement with Sterne, Agee & Leach, Inc. (Sterne Agee). Sterne Agee’s engagement encompassed assisting CenterState in analyzing, structuring, negotiating and effecting a transaction between CenterState and First Southern. Sterne Agee, a nationally recognized investment banking firm with offices throughout the United States, has substantial experience in transactions similar to the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises. Other than with respect to the proposed merger, Sterne Agee has not been engaged to provide services to CenterState during the past two years.

On January 29, 2014 the CenterState board of directors held a meeting to evaluate the proposed merger of First Southern and CenterState. At this meeting, Sterne Agee reviewed the financial aspects of the proposed merger with the CenterState board and rendered an oral opinion (subsequently confirmed in writing), to the CenterState board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the merger consideration to be paid in the merger by CenterState is fair from a financial point of view to CenterState.

Sterne Agee’s opinion speaks only as of the date of the opinion, and Sterne Agee has undertaken no obligation to update or revise its opinion. The opinion was directed to the board of directors of CenterState and addresses only the fairness, from a financial point of view, of the consideration to be paid in the merger by CenterState. It does not address the underlying business decision to proceed with the merger. The opinion does not constitute a recommendation to any shareholder of CenterState as to how the shareholder should vote or act with respect to the merger or any related matter. CenterState and First Southern determined the merger consideration through the negotiation process.

In rendering its opinion, Sterne Agee, among other things:

1.	Reviewed the Agreement dated January 29, 2014;

2.	Reviewed certain publicly-available financial and business information of First Southern, CenterState and their respective affiliates that it deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of First Southern and CenterState;

4.	Reviewed materials detailing the merger prepared by First Southern, CenterState and their respective affiliates and by their legal and accounting advisors, as well as by First Southern’s financial advisor;

5.	Conducted conversations with members of senior management and representatives of both First Southern and CenterState regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the merger;

6.	Compared certain financial metrics and stock performance of First Southern and CenterState to other selected banks and thrifts that it deemed to be relevant;

7.	Analyzed the terms of the merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the merger consideration offered relative to First Southern’s book value and tangible book value as of September 30, 2013;

9.	Analyzed the projected pro forma impact of the merger on certain projected balance sheet and capital ratios of CenterState;

10.	Reviewed the overall environment for depository institutions in the United States; and

11.	Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions.

Sterne Agee’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Sterne Agee through the date of the opinion. In conducting its review and arriving at its opinion, Sterne Agee relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon management of CenterState and First Southern as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with CenterState’s consent, that the aggregate allowance for loan and lease losses for CenterState and First Southern was adequate to cover such losses. Sterne Agee did not make or obtain any evaluation or appraisal of the assets or liabilities of CenterState, First Southern or their respective affiliates, nor did it examine any individual credit files. Sterne Agee was not asked to and did not undertake any independent verification of any such information, and Sterne Agee did not assume any responsibility or liability for the accuracy and completeness thereof.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by the senior management teams of CenterState and First Southern, respectively. Neither CenterState nor First Southern publicly discloses internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

1.	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

2.	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the reorganization agreement are true and correct;

3.	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

4.	all conditions to the completion of the merger will be satisfied without any waivers;

5.	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of First Southern or CenterState since either the date of the last financial statements made available to Sterne Agee and the date of the merger agreement, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact First Southern or CenterState;

6.	all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely manner and without any conditions or requirements that could adversely affect the merger; and

7.	the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

Sterne Agee’s opinion is limited to whether the consideration to be paid in the merger by CenterState is fair from a financial point of view to CenterState. Sterne Agee was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger or any aspect of the merger, other than the consideration, to the extent expressly specified in Sterne Agee’s opinion. The opinion did not address, and Sterne Agee expressed no view or opinion with respect to the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by CenterState or its board of directors. Moreover, Sterne Agee did not express an opinion as to the fairness of the amount or nature of any compensation payable to or to be received by any officers, directors or employees, or of any of the parties to the merger relative to the aggregate consideration. Finally, the opinion was not an expression of an opinion as to the price at which shares of CenterState common stock would trade at the time of issuance to shareholders of First Southern under the merger agreement or the prices at which CenterState’s or First Southern’ common stock may trade at any time.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which were beyond the control of Sterne Agee, CenterState and First Southern. Any estimates contained in the analyses performed by Sterne Agee were not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates were inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the board of directors of CenterState in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of CenterState with respect to the fairness of the consideration.

The following is a summary of the material analyses performed by Sterne Agee and presented by it to the board of directors of CenterState on January 29, 2014 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the board of directors of CenterState, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Under the terms of the Agreement, each share of common stock of First Southern that is issued and outstanding immediately before the effective time of the merger, other than certain shares specified in the merger agreement, shall be converted into the right to receive $3.00 in cash and 0.3 shares of common stock of CenterState. For purposes of the financial analyses described below, Sterne Agee utilized an implied value of the merger consideration of $6.00 per share of First Southern common stock based on the closing price of CenterState common stock on January 29, 2014 of $10.00. In addition, First Southern’s balance sheet and capital were adjusted for the impact from the conversion of Series C Preferred Stock and the impact from the vesting of First Southern restricted common stock units and Series C restricted preferred stock units and the recapture of the realizable portion of the Deferred Tax Asset. Sterne Agee assumed, per guidance from CenterState and First Southern management, that 31,589,253 shares of First Southern common stock were outstanding including (i) First Southern restricted common stock units, and (ii) shares of Series C Preferred Stock, Series C restricted preferred stock units, and Service-Based Series C First Southern Stock Options, in each case as converted into First Southern common stock as described in the merger agreement, and excluding common shares of Performance-Based Restricted Stock and preferred shares of Performance-Based Series C Restricted Stock which were assumed to be forfeited per CenterState management guidance. CenterState’s balance sheet and capital were adjusted for the impact of the acquisition of Gulfstream Bancshares, Inc.

Selected Companies Analysis. Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of CenterState to 11 selected banks and bank holding companies trading on the NASDAQ, New York Stock Exchange, or NYSE MKT and headquartered in the Southeast region of the United States with total assets between $2.5 billion and $7.0 billion and Non-Performing Assets / (Loans + Other Real Estate Owned) of less than 5.0%. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in CenterState’s “peer” group were:

Capital Bank Financial Corp.	WesBanco, Inc.
Renasant Corporation	Pinnacle Financial Partners, Inc.
TowneBank	Simmons First National Corporation
Community Trust Bancorp, Inc.	City Holding Company
Cardinal Financial Corporation	First Community Bancshares, Inc.
State Bank Financial Corporation

To perform this analysis, Sterne Agee used financial information as of September 30, 2013 including LTM data which is 12 months prior to September 30, 2013. Market price information was as of January 29, 2014. Sterne Agee’s analysis showed the following concerning CenterState and its peer group’s minimum, median, average and maximum financial performance metrics:

	CenterState Banks	Peer Group Minimum	Peer Group Median	Peer Group Average	Peer Group Maximum
Core Return on Average Assets (1)	0.53%	0.23%	1.01%	0.95%	1.54%
Core Return on Average Equity (1)	4.64%	1.42%	7.65%	7.81%	13.93%
Net Interest Margin	4.62%	3.50%	4.02%	4.24%	7.50%
Fee Income / Revenue	30.33%	16.34%	27.13%	27.58%	38.51%
Efficiency Ratio	72.93%	51.90%	60.58%	63.85%	89.58%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, and nonrecurring items

Sterne Agee’s analysis also showed the following concerning the financial condition of CenterState and the selected companies in its “peer” group:

	CenterState Banks	Peer Group Minimum	Peer Group Median	Peer Group Average	Peer Group Maximum
Tangible Common Equity / Tangible Assets	8.65%	6.48%	9.08%	10.08%	16.55%
Total Capital Ratio	15.97%	12.47%	14.23%	16.71%	27.44%
Loans / Deposits	74.34%	69.35%	85.02%	85.93%	109.84%
Loan Loss Reserve / Gross Loans	1.46%	0.81%	1.26%	1.33%	1.96%
Non-Performing Assets / (Loans + OREO)	3.08%	0.22%	3.07%	2.88%	4.93%
Net Charge-Offs / Average Loans	0.55%	0.00%	0.29%	0.28%	0.65%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of CenterState and the selected companies in its “peer” group:

	CenterState Banks		Peer Group Minimum		Peer Group Median		Peer Group Average		Peer Group Maximum
One—Year Total Return	13.6%		(0.8%)		25.7%		25.2%		53.6%
One—Year Stock Price Change	13.1%		(3.3%)		21.5%		22.6%		53.3%
YTD Stock Price Change	(1.5%)		(11.0%)		(5.6%)		(5.0%)		1.6%
Stock Price / Tangible Book Value per Share	145.2%		126.1%		183.6%		180.8%		249.6%
Stock Price / 2014 EPS(1)	16.9	x	12.9	x	15.9	x	16.1	x	21.4	x
Stock Price / 2015 EPS(1)	13.5	x	12.4	x	13.7	x	14.0	x	16.9	x
Dividend Yield	0.4%		0.0%		2.4%		2.1%		3.3%
Institutional Ownership	56.5%		17.0%		56.6%		60.0%		88.8%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of January 29, 2014

Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of First Southern to 15 selected banks and bank holding companies trading on the NASDAQ, New York Stock Exchange, or NYSE MKT and headquartered in the Southeast region of the United States with total assets between $1.0 billion and $2.0 billion and Non-Performing Assets / (Loans + Other Real Estate Owned) of less than 5.0%. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in First Southern’s “peer” group were:

Park Sterling Corporation	MidSouth Bancorp, Inc.
Bank of Kentucky Financial Corporation	1st United Bancorp, Inc.
American National Bankshares, Inc.	Heritage Financial Group, Inc.
Premier Financial Bancorp, Inc.	Middleburg Financial Corporation
WashingtonFirst Bankshares, Inc.	Community Bankers Trust Corporation
National Bankshares, Inc.	Peoples Bancorp of North Carolina, Inc.
Eastern Virginia Bankshares, Inc.	Monarch Financial Holdings, Inc.
First Security Group, Inc.

To perform this analysis, Sterne Agee used financial information as of September 30, 2013 including LTM data which is 12 months prior to September 30, 2013. Market price information was as of January 29, 2014. Sterne Agee’s analysis showed the following concerning First Southern and its peer group’s minimum, median, average and maximum performance metrics:

	First Southern	Peer Group Minimum	Peer Group Median	Peer Group Average	Peer Group Maximum
Core Return on Average Assets (1)	(0.20%)	(2.68%)	0.67%	0.61%	1.70%
Core Return on Average Equity (1)	(1.05%)	(46.81%)	6.33%	4.04%	14.18%
Net Interest Margin	3.24%	2.43%	4.15%	4.04%	5.39%
Fee Income / Revenue	7.85%	(13.87%)	17.55%	21.20%	66.21%
Efficiency Ratio	100.00%	42.91%	72.83%	74.26%	152.74%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, and nonrecurring items

Sterne Agee’s analysis also showed the following concerning the financial condition of First Southern and the selected companies in its “peer” group:

	First Southern	Peer Group Minimum	Peer Group Median	Peer Group Average	Peer Group Maximum
Tangible Common Equity / Tangible Assets	16.01%	5.35%	8.81%	8.87%	12.89%
Total Capital Ratio	27.93%	13.35%	16.01%	16.48%	23.89%
Loans / Deposits	63.38%	58.94%	78.69%	77.27%	92.31%
Loan Loss Reserve / Gross Loans	2.58%	0.66%	1.38%	1.46%	2.55%
Non-Performing Assets / (Loans + OREO)	3.71%	0.36%	2.76%	2.67%	4.89%
Net Charge-Offs / Average Loans	1.01%	(0.01%)	0.35%	0.54%	2.79%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of First Southern and the selected companies in its “peer” group and the implied valuation of First Southern:

	First Southern	Peer Group Minimum		Peer Group Median		Peer Group Average		Peer Group Maximum
One—Year Total Return	10.9%	(29.3%)		24.2%		21.8%		53.3%
One—Year Stock Price Change	10.9%	(29.3%)		19.1%		20.0%		51.8%
YTD Stock Price Change	37.9%	(12.1%)		(3.6%)		(2.5%)		7.7%
Stock Price / Tangible Book Value per Share	115.7%	99.6%		133.4%		138.3%		184.3%
Stock Price / 2014 EPS(1)	NM	10.8	x	13.9	x	15.2	x	21.4	x
Stock Price / 2015 EPS(1)	NM	10.9	x	12.9	x	13.2	x	16.2	x
Dividend Yield	0.0%	0.0%		1.2%		1.4%		3.8%
Institutional Ownership	21.3%	12.0%		30.2%		38.6%		75.2%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of January 29, 2014

Implied Value Based On:	Implied Valuation Minimum	Implied Valuation Median	Implied Valuation Average	Implied Valuation Maximum
Tangible Book Value per Share	$6.11	$8.19	$8.49	$11.31
2014 EPS (1)	NM	NM	NM	NM
2015 EPS (1)	NM	NM	NM	NM

(1)	Based on First Southern management’s internal forecasts

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to bank acquisition transactions since January 1, 2013 involving targets headquartered in the United States having deal values between $100 million and $300 million. Sterne Agee excluded mergers of equals from the comparable transaction group. The 19 transactions included in this group were:

Acquiror:	Acquired Company:
BancorpSouth Inc.	Central Community Corp.
IBERIABANK Corp.	Teche Holding Company
Old National Bancorp	United Bancorp Inc.
BancorpSouth Inc.	Ouachita Bancshares Corp.
Provident Financial Services	Team Capital Bank
Independent Bank Group Inc.	BOH Holdings Inc.
Heritage Financial Corp.	Washington Banking Co.
Cascade Bancorp	Home Federal Bancorp
East West Bancorp Inc.	MetroCorp Bancshares Inc.
Old National Bancorp	Tower Financial Corp.
Prosperity Bancshares Inc.	F & M Bancorp. Inc.
Cullen/Frost Bankers Inc.	WNB Bancshares Inc.
Wilshire Bancorp Inc.	Saehan Bancorp
First Federal Bancshares of Arkansas	First National Security Co.
Home BancShares Inc.	Liberty Bancshares Inc.
First Merchants Corp.	CFS Bancorp Inc.
SCBT Financial Corp.	First Financial Holdings Inc.
F.N.B. Corp.	PVF Capital Corp.
Renasant Corp.	First M&F Corp.

Transaction multiples for the merger were derived from an aggregate transaction value of $189.5 million. Using the comparable transactions, Sterne Agee derived and compared, among other things, the implied deal value paid for the acquired company to:

1.	tangible book value of the acquired company based on the most recent publicly available financial statements prior to announcement;

2.	the premium paid on tangible common equity divided by the core deposits (total deposits less time deposits greater than $250,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Sterne Agee compared the proposed transaction ratios to the minimum, average, median and maximum transaction ratios of the selected comparable transactions.

	CenterState / First Southern Merger (1)	Selected Transactions Minimum	Selected Transactions Median	Selected Transactions Average	Selected Transactions Maximum
Transaction Price /Tangible Book Value per Share	97.8%	101.3%	169.9%	174.6%	284.1%
Core Deposit Premium	(0.57%)	0.22%	9.84%	9.14%	18.34%
1 Day Market Premium	(15.5%)	(3.5%)	34.7%	34.4%	75.7%

	Implied Valuation Minimum	Implied Valuation Median	Implied Valuation Average	Implied Valuation Maximum
Stock Price / Tangible Book Value per Share	$6.22	$10.43	$10.72	$17.44
Core Deposit Premium	$6.19	$8.48	$8.31	$10.52

No company or transaction used as a comparison in the above analysis is identical to First Southern, CenterState or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Sterne Agee performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that First Southern could contribute to CenterState through 2018 including cost savings. In performing this analysis, Sterne Agee relied on guidance from management to derive projected after-tax cash flows for fiscal years 2013-2018. Sterne Agee assumed that First Southern would maintain a tangible common equity to tangible asset ratio of 7.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for First Southern. The analysis assumed discount rates ranging from 12.0% to 14.0% and terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2018 forecasted earnings. This analysis resulted in a range of values of First Southern from $6.60 to $7.18 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Southern.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of CenterState and First Southern. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CenterState. In the course of this analysis, Sterne Agee used earnings estimates for CenterState and First Southern for 2013-2018 provided by management of each institution. This analysis indicated that the merger is expected to be accretive to CenterState’s estimated earnings per share in 2014-2018. The analysis also indicated that the merger is expected to be immediately accretive to tangible book value per share for CenterState and that the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by CenterState following the merger will vary from the projected results, and the variations may be material.

Relationships. In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from, and sell securities to CenterState, First Southern or their respective affiliates. Sterne Agee may also from time to time have a long or short position in, and buy or sell, debt or equity securities of CenterState, First Southern or its affiliates for its own account and for the accounts of its customers. To the extent that Sterne Agee held any such position, it was disclosed to CenterState.

Sterne Agee has acted exclusively for the board of directors of CenterState in rendering its opinion in connection with the merger and will receive a fee from CenterState for its services. Sterne Agee was entitled to a fee of $250,000 upon advising the board of directors of CenterState that it was prepared to render the fairness opinion, regardless of the conclusions set forth in the opinion. Upon the successful announcement of the merger, Sterne Agee was also entitled to a fee of $1,000,000, reduced by any fee paid to Sterne Agee in connection with the fairness opinion. In addition, CenterState has agreed to reimburse Sterne Agee for reasonable and customary out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, and to indemnify against certain liabilities, including liabilities under the federal securities laws. Other than services provided to CenterState in connection with the merger, Sterne Agee has not provided investment banking and financial advisory services to CenterState or First Southern in the past two years.

Material U.S. Federal Income Tax Consequences of the Merger

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Southern common stock that exchange their shares of First Southern common stock for shares of CenterState common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those First Southern common stockholders that hold their shares of First Southern common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of First Southern common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of First Southern common stock that received First Southern common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of First Southern common stock that holds First Southern common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of First Southern or CenterState. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Southern common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds First Southern common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding First Southern common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally. The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to CenterState’s obligation to complete the merger that CenterState receive an opinion from Hacker, Johnson & Smith, PA, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to First Southern’s obligation to complete the merger that First Southern receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by CenterState and First Southern and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. CenterState and First Southern have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your First Southern common stock for CenterState common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CenterState common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of First Southern common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of First Southern common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the First Southern common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of CenterState common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the First Southern common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of CenterState common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of First Southern common stock that you surrender in the exchange.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of CenterState. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of First Southern common stock solely for CenterState common stock and then CenterState immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the CenterState common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of CenterState. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of CenterState that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of CenterState that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share. If you receive cash instead of a fractional share of CenterState common stock, you will be treated as having received the fractional share of CenterState common stock pursuant to the merger and then as having sold that fractional share of CenterState common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of CenterState common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of First Southern common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding. If you are a non-corporate holder of First Southern common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, First Southern’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the OCC. The transfer of the shared loss agreements between FSB and the FDIC are also subject to the consent of the FDIC, under the terms of those shared loss agreements. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve approves the merger, we must wait for up to 30 days before we can complete the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the OCC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this joint proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition that would increase any of the minimum regulatory capital requirements of CenterState following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Appraisal Rights for First Southern Shareholders

Holders of First Southern common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act (“FBCA”). Pursuant to Section 607.1302 of the FBCA, a First Southern shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of First Southern common stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 10% or more of the outstanding shares of First Southern common stock validly exercise their appraisal rights, then CenterState will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting First Southern shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix E to this joint proxy statement/prospectus. First Southern shareholders are urged to read Appendix E in its entirety and to consult with their legal advisors. Each First Southern shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix E to this joint proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with First Southern, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of First Southern common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

Attn: J. Herbert Boydstun

All such notices must be signed in the same manner as the shares are registered on the books of First Southern. If a First Southern shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the First Southern shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, CenterState must provide to each First Southern shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of First Southern common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by CenterState or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date CenterState sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by CenterState by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•	that, if requested in writing, CenterState will provide to the shareholder so requesting, within 10 days after the date set for receipt by CenterState of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which a notice from the First Southern shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within 20 days after the date set for receipt by CenterState of the appraisal election form from the First Southern shareholder.

The form must also contain CenterState’s offer to pay to the First Southern shareholder the amount that it has estimated as the fair value of the shares of First Southern common stock, and request certain information from the First Southern shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of First Southern common stock to the shareholder; and

•	if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of First Southern common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute and submit the certificate(s) representing his or her shares and the appraisal election form, and in the case of certificated shares deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her First Southern common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of First Southern common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify First Southern in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to First Southern the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with CenterState’s estimate of the fair value of the shares of CenterState common stock must notify CenterState of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify CenterState in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by CenterState in the appraisal election form.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of CenterState Following the Merger

The directors and officers of CenterState immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this joint proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2013 and its definitive proxy statement on Schedule 14A for its 2014 annual meeting, filed with the SEC on March 5 and 6, 2014, respectively. See “Documents Incorporated By Reference.”

Interests of First Southern Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of First Southern and FSB will receive the same merger consideration for their First Southern shares as the other First Southern shareholders. In considering the recommendation of the First Southern board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of First Southern and FSB may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of First Southern shareholders generally. The First Southern board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See “— Background of the Merger” and “— Recommendation of First Southern’s Board of Directors and Reasons for the Merger.” First Southern’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of First Southern Equity Awards

Under the merger agreement, equity-based awards held by First Southern’s or FSB’s directors and executive officers as of the effective time will be treated as follows in the merger:

Stock Options. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding stock option to purchase shares of First Southern common stock granted under a First Southern equity plan that is subject only to service-based vesting conditions, whether vested or unvested, will become vested and exercisable and each then-outstanding First Southern stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided under its terms based on actual performance through the effective time. All such stock options, to the extent they become vested and exercisable under the merger agreement, will be cancelled and converted into the right to receive, at the effective time, an amount in cash equal to the product of (a) the excess, if any, of (i) the sum of (A) $3.00 and (B) the product of 0.3 multiplied by the Average Closing Price (defined elsewhere in this document) (which sum we refer to as the equity award consideration) over (ii) the exercise price per share of the stock option multiplied by (b) the number of shares of First Southern common stock subject to the stock option. First Southern stock options that are either vested or subject only to service-based vesting conditions are currently out-of-the-money. In addition, it is expected that, immediately prior to the occurrence of the effective time, all First Southern stock options subject to performance-based vesting conditions will be cancelled. The consideration paid to any individual holder of First Southern performance-based equity awards in respect of all cancelled performance-based equity awards is not expected to exceed $10,000 in the aggregate.

Restricted Stock and Restricted Stock Units. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding First Southern restricted share and First Southern restricted stock unit granted under a First Southern equity plan that is subject only to service-based vesting conditions will become vested, and each then-outstanding First Southern restricted share and restricted stock unit that is subject to performance-based vesting conditions will become vested to the extent provided under its terms based on actual performance through the effective time. All such restricted shares and restricted stock units, to the extent they become vested under the merger agreement, will be treated as an outstanding share of First Southern common stock and be converted into the right to receive the merger consideration. No First Southern restricted shares subject only to service-based vesting conditions or First Southern restricted stock units are outstanding as of the date of this joint proxy statement/prospectus, and no such restricted shares or restricted stock units are expected to be issued prior to or outstanding at the effective time. In addition, it is expected that, prior to the occurrence of the effective time, all First Southern restricted shares subject to performance-based vesting conditions will be cancelled for consideration as described in the preceding paragraph.

Series C Equity Awards. The merger agreement also includes provisions for the vesting and cash out of certain equity awards in respect of First Southern Series C preferred stock. No such equity awards are outstanding as of the date of this joint proxy statement/prospectus, and no such equity awards are expected to be issued prior to or outstanding at the effective time.

Quantification of Payments. We estimate that no consideration would be payable to First Southern’s and FSB’s directors and executive officers in settlement of their unvested equity-based awards if the merger were completed on April 4, 2014.

Employment and Consulting Agreement Termination Letters

In connection with First Southern’s execution of the merger agreement, certain executive officers and directors of First Southern or FSB entered into letter agreements terminating their existing employment or consulting agreements with First Southern or FSB effective as of, and subject to the occurrence of, the effective time. The letter agreements generally provide that, in consideration for agreeing to terminate the existing employment or consulting agreement and abide by certain restrictive covenants contained in the employment or consulting agreement for a period of one year following the effective time, the executive or director will be entitled to receive a lump sum cash payment in a specified amount immediately prior to the effective time of the merger.

The letter agreements with J. Herbert Boydstun, First Southern’s Chairman and Chief Executive Officer, Lynne Wines, FSB’s President and Chief Executive Officer, and J. Gregory Olivier, FSB’s Chief Risk and Credit Officer, also provide that the provisions of the existing employment agreement relating to tax gross-up payments for excise taxes incurred under Section 4999 of the Code will survive the termination of their respective employment agreements. In addition, the letter agreements with Ms. Wines, Mr. Olivier, and Tracy Keegan, FSB’s Chief Financial Officer and Chief Operating Officer, each provide that the executive will be entitled to the health coverage continuation benefits set forth in his or her employment agreement upon any termination of employment following the effective time.

Each letter agreement with an executive officer also provides that the executive will continue to be entitled to indemnification as set forth in his or her employment agreement, notwithstanding the termination of the employment agreement.

The estimated aggregate amount that would be payable to First Southern’s and FSB’s executive officers under their letter agreements (excluding any applicable gross-up payment) if the merger were to be completed and, if applicable, they were to experience a termination of employment on April 4, 2014 is $5,283,206. We estimate that the aggregate amount that would be payable to First Southern non-employee directors under individual letter agreements if the merger were completed on April 4, 2014 is $900,000.

Director Non-Competition and Non-Disclosure Agreement; Claims Letters

Certain members of the First Southern board of directors have entered into a non-competition and non-disclosure agreement, covering a two year period commencing with the effective time of the merger, with CenterState in the form attached as Exhibit D to the merger agreement attached as Appendix A to this document. In addition, certain members of the First Southern board of directors have entered into a claims letter in the form attached as Exhibit E to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against First Southern, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, CenterState will indemnify and defend the present and former directors, officers and employees of First Southern and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger. CenterState also has agreed, for a period of six years after the effective time of the merger, to provide directors’ and officers’ liability insurance to reimburse present and former officers and directors of First Southern with respect to claims arising from facts or events occurring at or prior to the closing of the merger. This insurance will contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by First Southern; provided, however, that: (i) if CenterState is unable to maintain or obtain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of First Southern or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may purchase, prior to but effective as of the closing of the merger, tail insurance providing such coverage. In no event shall CenterState be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by First Southern for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, CenterState will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of First Southern and CenterState have each unanimously approved and adopted the merger agreement, which provides for the merger of First Southern with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of First Southern common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by First Southern, CenterState and their wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive 0.3 shares of CenterState common stock and $3.00 in cash.

All shares of CenterState common stock received by First Southern shareholders in the merger will be freely tradable, except that shares of CenterState common stock received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, First Southern Bank (“FSB”), a Florida state-chartered bank and first-tier subsidiary of First Southern, will merge with and into CenterState Bank of Florida, N.A. (“CSB”), a Florida national-chartered bank and wholly owned first-tier subsidiary of CenterState, with CSB as the surviving bank of such merger. The terms and conditions of the merger of CSB and FSB will be set forth in a separate merger agreement (referred to as the “bank merger agreement”), the form of which is attached as an exhibit to the merger agreement. We refer to the merger of CSB and FSB as the “bank merger.”

Closing and Effective Time of the Merger

Unless both CenterState and First Southern agree to a later date, the closing of the merger will take place on the fourth business day after the satisfaction or waiver of all closing conditions. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the third quarter of 2014, subject to the approval of the merger agreement and the issuance of CenterState common stock in the merger by First Southern and CenterState shareholders, respectively, and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and First Southern will complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of First Southern common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by First Southern, CenterState and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive:

•	0.3 shares of CenterState common stock; and

•	$3.00 in cash.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each First Southern shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the Average Closing Price (as defined below). We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “Merger Consideration.”

A First Southern shareholder also has the right to obtain the fair value of his or her shares of First Southern common stock in lieu of receiving the Merger Consideration by strictly following the appraisal procedures under the FBCA. Shares of First Southern common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for First Southern Shareholders.”

If CenterState or First Southern changes the number of shares of CenterState common stock or First Southern common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the CenterState common stock or First Southern common stock and the record date for such corporate action is prior to the effective time of the merger, then the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and First Southern.
Based upon the closing sale price of the CenterState common stock on the NASDAQ Global Select Market of $[    ] on [    ], 2014, the last practicable trading date prior to the printing of this joint proxy statement/prospectus, each common share of First Southern will be entitled to be exchanged for total Merger Consideration with a value equal to $[    ] per share.

The value of the shares of CenterState common stock to be issued to First Southern shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the Merger Consideration that you will receive in the merger.”

Exchange of Stock Certificates

CenterState has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. Promptly (and within five business days) after the effective time of the merger, the exchange agent will mail to each holder of record of First Southern common stock converted into the right to receive the Merger Consideration a letter of transmittal and instructions for the surrender of the holder’s First Southern stock certificate(s) for the Merger Consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. First Southern shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of First Southern common stock, accompanied by a properly completed letter of transmittal, a First Southern shareholder will be entitled to promptly receive after the effective time of the merger the Merger Consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the Merger Consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to receive the Merger Consideration. Instead, a holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the Merger Consideration, which will be paid as soon as practicable (and within three business days) by the exchange agent.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered First Southern stock certificates with respect to the shares of CenterState common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered First Southern stock certificate, or payment of the Merger Consideration in respect of book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate or book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate or book-entry shares.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered First Southern stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of First Southern other than to settle transfers of shares of First Southern common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for First Southern common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the Merger Consideration (including cash in lieu of any fractional CenterState shares).

In the event any First Southern stock certificate is lost, stolen or destroyed, in order to receive the Merger Consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Treatment of First Southern Equity Awards

Under the merger agreement, equity-based awards outstanding as of the effective time will be treated as follows in the merger:

Stock Options. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding stock option to purchase shares of First Southern common stock granted under a First Southern equity plan that is subject only to service-based vesting conditions, whether vested or unvested, will become vested and exercisable and each then-outstanding First Southern stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided under its terms based on actual performance through the effective time. All such stock options, to the extent they become vested and exercisable under the merger agreement, will be cancelled and converted into the right to receive, at the effective time, an amount in cash equal to the product of (a) the excess, if any, of (i) the sum of (A) $3.00 and (B) the product of 0.3 multiplied by the Average Closing Price (which sum we refer to as the equity award consideration) over (ii) the exercise price per share of the stock option multiplied by (b) the number of shares of First Southern common stock subject to the stock option.

Restricted Stock and Restricted Stock Units. The merger agreement provides that, as of immediately prior to the effective time, each then-outstanding First Southern restricted share and First Southern restricted stock unit granted under a First Southern equity plan that is subject only to service-based vesting conditions will become vested, and each then-outstanding First Southern restricted share and restricted stock unit that is subject to performance-based vesting conditions will become vested to the extent provided under its terms based on actual performance through the effective time. All such restricted shares and restricted stock units, to the extent they become vested under the merger agreement, will be treated as an outstanding share of First Southern common stock and be converted into the right to receive the Merger Consideration.

Series C Equity Awards. The merger agreement also includes provisions for the vesting and cash out of certain equity awards in respect of First Southern Series C preferred stock. No such equity awards are outstanding as of the date of this joint proxy statement/prospectus, and no such equity awards are expected to be issued prior to or outstanding at the effective time.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, First Southern and CenterState have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement, or the satisfaction of any of the closing conditions contained in the merger agreement.

CenterState has also agreed that it will not, except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of First Southern, and will not permit any of its subsidiaries to:

•	amend its organizational documents (or the organizational documents of any of its significant subsidiaries) in a manner that would adversely affect First Southern or any of its subsidiaries or shareholders;

•	make, declare, pay or set aside for payment any dividend on or with respect to its common stock or make any other distribution to its shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice;

•	issue or repurchase any other capital securities, voting debt, or securities;

•	settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims which, in the aggregate, would reasonably be expected to be material to CenterState following the merger;

•	make, change or revoke any material tax election, file any materially amended tax return, enter into any tax closing agreement, or settle or agree to compromise any material liability with respect to disputed taxes, in each case except in the ordinary course of business consistent with past practice;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code;

•	enter into any agreement with respect to a merger, acquisition of a controlling interest in, purchase of assets of or any other business combination with another depository institution, holding company or other person, or sell, transfer, mortgage or encumber a material portion of its assets or properties to another person, in each case that might materially delay the issuance of or materially adversely affect the conditions of any requisite regulatory approvals or materially hinder CenterState’s ability to complete the transactions contemplated by the merger agreement; or

•	agree or commit to do any of the foregoing.

First Southern has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of CenterState (not to be unreasonably withheld, conditioned or delayed) it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. First Southern has further agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of CenterState (not to be unreasonably withheld, conditioned or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, other than issuances of shares of First Southern common stock in respect of the exercise of First Southern stock options, the settlement of any First Southern restricted share units, or conversion of Series C Preferred Stock;

•	issue or repurchase any other capital securities, voting debt securities or other securities, other than in connection with the redemption of First Southern’s trust preferred securities;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to First Southern or to another wholly owned subsidiary of First Southern); or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or rights, other than the acquisition of First Southern stock from a holder of a First Southern stock option or restricted shares or restricted stock units in satisfaction of withholding obligations or in payment of the exercise price, and regular distributions that may be paid in respect to First Southern’s trust preferred securities;

•	subject to certain customary exceptions, (i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) payment of normal increases in salary to rank and file employees (not to exceed 5% per annum in the aggregate for all employees), (b) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (c) payment of severance in the ordinary course of business consistent with past practice, or (ii) hire any new executive officers;

•	subject to certain customary exceptions, enter into, establish, adopt, modify, amend, renew or terminate any First Southern employee benefit plan or take any action to accelerate the vesting of benefits under any such plan;

•	sell, transfer, mortgage or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, modify, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire all or any portion of the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice, or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, except that with respect to First Southern’s main office lease agreement, First Southern shall consult and cooperate with CenterState to ensure that any such renewal is consistent with the objectives of the parties relative to the anticipated timing of the closing;

•	settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $75,000 (excluding amounts paid or reimbursed under any insurance policy) and provided that no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate would reasonably be expected to be material to First Southern and its subsidiaries, taken as a whole;

•	in the case of FSB (i) voluntarily make any material changes in or to its deposit mix, (ii) materially increase or decrease the interest rate paid on its time deposits or on certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (iii) open any new branch or deposit taking facility, or (iv) close or relocate any existing branch or other facility;

•	(i) purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher investment grade by either Standard and Poor’s Ratings Services or Moody’s Investors Service, (B) with a weighted average life of not more than 5 years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice;

•	purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed is in excess of $100,000 individually or $500,000 in the aggregate, except for emergency repairs or replacements;

•	(i) make any material changes in its policies concerning loan underwriting or which classes of persons may approve loans or fail to comply with such policies as previously provided; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $250,000 or any individual secured loan or extension of credit in excess of $5,000,000 in a single transaction or $10,000,000 to a single borrower shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within 2 business days after the loan package is delivered to such individual;

•	materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;

•	incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop market or implement any new lines of business;

•	make, change or revoke any material tax election, file any materially amended tax return, enter into any tax closing agreement, or settle or agree to compromise any material liability with respect to disputed taxes, except in the ordinary course of business consistent with past practice;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of the Code; and

•	agree or commit to do any of the foregoing.

Regulatory Matters

This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 which CenterState has filed with the SEC. Each of CenterState and First Southern have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

CenterState has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and First Southern has agreed to furnish all information concerning First Southern and the holders of First Southern common stock as may be reasonably requested in connection with any such action.

CenterState and First Southern have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. In furtherance of seeking approval of the merger, First Southern and CenterState have agreed to cooperate in all respects and use their commercially best efforts to seek approval from the applicable bank regulatory agencies of a dividend of $50 million to be paid from FSB to First Southern immediately prior to the closing of the merger or otherwise in connection with the completion of the bank merger.

First Southern and CenterState have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to First Southern or CenterState, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, CenterState and First Southern will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. CenterState and First Southern shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement. Additionally, each of CenterState and First Southern has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, First Southern or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

Each of CenterState and First Southern will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

In connection with seeking regulatory approval for the merger, CenterState is not required to agree to the following (the imposition of which we refer to as a materially burdensome regulatory condition):

•	to maintain capital ratios greater than those that it has otherwise committed to maintain; to maintain a classified assets ratio lower than that it has otherwise committed to maintain; to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date of the merger agreement or as required or contemplated by the merger agreement; to raise common equity at the CenterState or bank level in an amount that, or agree to any strategic operational restriction, which, in the case of each of the foregoing would materially reduce the economic benefits of the merger to the CenterState shareholders following the merger (including the shareholders of First Southern that receive CenterState common stock in the merger);

•	in connection with the transfer of the First Southern loss share agreements, an adverse modification or amendment to any such agreement or any payment by or cost to CenterState, First Southern or their respective affiliates in connection therewith; or

•	to any other condition or restriction or to take any action that would have a material adverse effect on CenterState and its subsidiaries following the merger, taken as a whole and after giving effect to the merger.

NASDAQ Listing

CenterState has agreed to cause the shares of CenterState common stock to be issued to the holders of First Southern common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for employees of First Southern and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState will give the covered employees full credit for their prior service with First Southern and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any defined contribution retirement plans, welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, CenterState or its applicable subsidiary must (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the First Southern benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee or his or her covered dependents in the year that includes the closing date of the merger for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements.

If, within 12 months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause,” then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with First Southern or FSB; however, in no event will the total amount of severance for any covered employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 12 months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, CenterState must indemnify and defend the present and former directors, officers and employees of First Southern and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for First Southern occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of First Southern or its subsidiaries, as applicable, and the FBCA.

For a period of six years after the effective time of the merger, CenterState will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of First Southern or its subsidiaries with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by First Southern; provided, however, that: (i) if CenterState is unable to maintain or obtain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of First Southern or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage. In no event shall CenterState be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by First Southern for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then CenterState will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Third Party Proposals

First Southern has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees not to: initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning its and its subsidiaries’ business, properties or assets (referred to as “First Southern confidential information”); or have any discussions with any person relating to, any tender or exchange offer, proposal for a merger or consolidation or other business combination involving First Southern or any of its significant subsidiaries in which any third-party would acquire more than 50% of the voting power of First Southern or the surviving entity in such merger or business combination, or any proposal to acquire more than 50% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, First Southern and its significant subsidiaries taken as a whole (referred to as an “acquisition proposal”).

However, the merger agreement provides that at any time prior to the approval of the merger agreement by the First Southern shareholders, if First Southern receives an unsolicited acquisition proposal that the First Southern board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then First Southern may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable in the aggregate to First Southern than the confidentiality agreement entered into by First Southern and CenterState prior to the execution of the merger agreement; (ii) furnish First Southern confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the First Southern board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. First Southern must advise CenterState in writing within 24 hours following receipt of any acquisition proposal and the substance thereof and must keep CenterState apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the First Southern board of directors concludes in good faith is more favorable to the First Southern shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law); provided that for purposes of the definition of superior proposal all references to 20% in the definition of acquisition proposal are deemed to refer to 50%.

The merger agreement generally prohibits the First Southern board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to CenterState the recommendation of the First Southern board of directors set forth in this joint proxy statement/prospectus that the First Southern shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to CenterState such recommendation). At any time prior to the approval of the merger agreement by the First Southern shareholders, however, the First Southern board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the First Southern board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by CenterState) constitutes a superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal if the First Southern board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by CenterState) that the failure to do so could be inconsistent with its fiduciary duties. The First Southern board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) First Southern has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any material respect; (ii) the First Southern board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by CenterState); (iii) First Southern has given CenterState at least 3 days’ prior written notice of its intention to take such action and before making such change in recommendation; and (iv) First Southern has negotiated in good faith with CenterState during the notice period (to the extent CenterState wishes to negotiate) to enable CenterState to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the First Southern board of directors makes a change in recommendation, or if First Southern terminates the merger agreement to enter into an agreement with respect to a superior proposal, First Southern could be required to pay CenterState a termination fee of $9.5 million in cash. See “— Termination,” and “— Termination Fee.”

CenterState is also required to include in this joint proxy statement/prospectus its recommendation that CenterState shareholders approve the issuance of CenterState common stock to be issued in the merger, unless including such recommendation would violate applicable law or be inconsistent with CenterState’s board of directors’ fiduciary duties. If the CenterState board of directors makes a change in recommendation, CenterState could be required to pay First Southern a termination fee of $9.5 million in cash.
See “— Termination,” and “— Termination Fee.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and First Southern relating to their respective businesses. The representations and warranties of each of CenterState and First Southern have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by CenterState and First Southern to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	financial statements;

•	absence of a material adverse effect on each party since December 31, 2012;

•	compliance with laws and the absence of regulatory agreements;

•	absence of material contract defaults;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus;

•	fees paid to financial advisors;

•	transactions with affiliates;

•	litigation;

•	loan matters;

•	tax matters; and

•	Community Reinvestment Act compliance.

First Southern has also made representations and warranties to CenterState with respect to:

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	environmental matters;

•	intellectual property;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, officers, employees or agents that would give rise to a claim for indemnification.

CenterState also has represented to First Southern that it will have sufficient cash and shares of CenterState common stock available for issuance to satisfy its obligations under the merger agreement and consummate the transactions contemplated by it.

Certain of the representations and warranties of First Southern and CenterState are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to CenterState or First Southern, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “material adverse effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of the merger agreement in GAAP or regulatory accounting requirements, (B) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental entities of general applicability to companies in the industry in which such party and its subsidiaries operate, (C) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory thereof, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets or changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States, and including changes to any previously correctly applied asset marks resulting therefrom, in each case generally affecting other companies in the industry in which such party and its subsidiaries operate, (D) the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof, including the impacts thereof on relationships with customers and employees, or (E) any action taken by such party with the other party’s written consent or any action taken by such party that is required by the merger agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a material adverse effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants thereunder.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of CenterState and First Southern to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by First Southern shareholders and the approval of the CenterState share issuance in connection with the merger by CenterState shareholders;

•	the authorization for listing on the NASDAQ Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger, the failure of which to obtain would reasonably be expected to have a material adverse effect on the combined company, shall have been received and remain in full force and effect and all statutory waiting periods shall have expired, and no such approval shall have resulted in the imposition of any materially burdensome regulatory condition as discussed above;

•	the absence of any event which is expected to have or result in a material adverse effect on the other party;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the accuracy of the other party’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the consent of the FDIC to the transfer of the First Southern loss-share agreements of FSB shall have been obtained without adverse modification or amendment to any such loss-share agreements and shall be without payment by or cost to CenterState, First Southern or their respective affiliates; and

•	receipt by each party of a legal opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code.

Additional Closing Conditions for the Benefit of CenterState. In addition to the mutual closing conditions, CenterState’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the dissenting shares constituting less than 10% of the outstanding shares of First Southern common stock;

•	at the effective time of the merger, First Southern shall have available unencumbered cash of no less than $31 million; and

•	as of the close of business on the last business day prior to the closing of the merger, the adjusted First Southern shareholders’ equity shall not be less than $190 million as determined in accordance with generally accepted accounting principles. The adjusted First Southern shareholders’ equity means the consolidated equity of First Southern as set forth on its balance sheet on the last business day prior to the closing of the merger, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in First Southern Bank’s securities portfolio due to mark-to-market adjustments and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for First Southern and its subsidiaries for services rendered solely in connection with the transactions contemplated by the merger agreement and which do not exceed $4.2 million (exclusive of reasonable costs or advances by such advisors), (b) the aggregate amount paid by First Southern, if any, in order to satisfy its obligations to take any and all action as may be necessary to cancel the First Southern equity rights, and (c) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as contemplated by the merger agreement).

Additional Closing Conditions for the Benefit of First Southern. In addition to the mutual closing conditions, First Southern’s obligation to complete the merger is subject to the satisfaction or waiver of the following condition:

•	as of the close of business on the last business day prior to the closing of the merger, the adjusted CenterState shareholders’ equity shall not be less than $315.4 million as determined in accordance with generally accepted accounting principles. The adjusted CenterState shareholders’ equity means the consolidated equity of CenterState as set forth on the balance sheet of CenterState on the last business day prior to the closing date, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in CenterState Bank of Florida, N.A.’s securities portfolio due to mark-to-market adjustments and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for CenterState and its subsidiaries for services rendered solely in connection with the transactions contemplated by the merger agreement and which do not exceed in the aggregate $2.0 million (exclusive of reasonable costs or advances by such advisors), and (b) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in the merger agreement).

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by First Southern shareholders, as follows:

•	by mutual written consent of CenterState and First Southern;

•	by either CenterState or First Southern, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or First Southern, if the merger has not been completed by October 26, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or First Southern, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement that would, individually or in the aggregate, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within twenty (20) business days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if the First Southern board of directors fails to recommend that the First Southern shareholders approve the merger agreement or makes a change in recommendation, or if First Southern materially breaches any of the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Third Party Proposals”;

•	by First Southern, prior to obtaining the approval of the merger agreement by the First Southern shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Third Party Proposals” (provided that First Southern has not materially breached any such provisions and pays CenterState the termination fee described under “— Termination Fee”);

•	by either CenterState or First Southern, if the CenterState or First Southern shareholders fail to approve the merger agreement or the CenterState share issuance in connection with the merger, as applicable, at a duly held meeting of such shareholders or any adjournment or postponement thereof;

•	by First Southern, if the CenterState board of directors fails to recommend that CenterState shareholders approve the CenterState share issuance in connection with the merger or withdraws or modifies, in a manner adverse to First Southern, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern such recommendation; and

•	by First Southern, if both of the following conditions are satisfied:

(a)	the number obtained by dividing the Average Closing Price by $10.03 is less than 0.85; and

(b)	the number obtained by dividing the Average Closing Price by $10.03 is less than the number obtained by (i) dividing the Final Index Price by the Initial Index Price (which we refer to as the “Index Ratio”), (ii) then multiplying the Index Ratio by 0.85 subject to the following. First, First Southern must elect to terminate the merger agreement within two business days after the Determination Date. If First Southern elects to exercise its termination right, it must give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two business-day period). Within one business-day following its receipt of such notice, CenterState will have the option to increase the $3.00 per share cash consideration by an amount equal to the Pricing Differential, provided, however, that the per share cash consideration shall not be increased in a manner that would cause the tax opinions to be delivered in connection with the merger not to be issued. If CenterState so elects within such one business-day period, it must give written notice during such one business-day period to First Southern of such election and the amount of the increase in the per share cash consideration, whereupon no termination will be deemed to have occurred and the merger agreement will remain in effect in accordance with its terms (except as to the payment of such cash to holders of First Southern common stock).

For purposes of this termination provision of the merger agreement, the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume weighted average price per share of the CenterState common stock (based on “regular way” trading on the NASDAQ Stock Market only) over the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Determination Date” shall mean the fourth calendar day immediately prior to closing of the merger, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Initial Index Price” shall mean $2,540.74 which is the closing price of the Index Group on the last Trading Day immediately preceding the date of the merger agreement.

“Pricing Differential” shall mean the amount equal to the product of (a) 0.3, and (b) the difference between (i) $8.53 and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the Determination Date, the prices for the CenterState common stock and other values used in this termination provision of the merger agreement shall be appropriately adjusted for the purposes of this section as necessary to preserve the relative economic benefit to both parties.

Termination Fee

First Southern must pay CenterState a termination fee of $9.5 million:

•	if the merger agreement is terminated by CenterState because the First Southern board of directors did not recommend that the First Southern shareholders approve the merger agreement or made a change in recommendation, or because First Southern materially breached any of the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Third Party Proposals”;

•	if the merger agreement is terminated by First Southern, prior to obtaining approval of the merger agreement by the First Southern shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Third Party Proposals”; and

•	if the merger agreement is terminated by CenterState or First Southern because the First Southern shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced and not withdrawn acquisition proposal and, within six months of such termination, First Southern or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal. For purposes of this provision, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

CenterState must pay First Southern a termination fee of $9.5 million:

•	if the merger agreement is terminated by First Southern because the CenterState board of directors did not recommend that the CenterState shareholders approve the CenterState share issuance in connection with the merger or withdraws or modifies, in a manner adverse to First Southern, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern such recommendation; and

•	if the merger agreement is terminated by First Southern following a material breach by CenterState of its obligations with respect to obtaining regulatory approvals for consummation of the merger.

Except in the case of a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

Waiver; Amendment

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the First Southern or CenterState shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the First Southern or CenterState shareholders, there may not be, without further approval of the First Southern or CenterState shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement on the part of the other party; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that CenterState and First Southern will bear equally the costs and expenses of printing and mailing this joint proxy statement/prospectus and CenterState has paid the filing fee for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger.

THE COMPANIES

CenterState

CenterState was incorporated under the laws of the State of Florida on September 20, 1999. CenterState is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CSB”), and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CSB.

CenterState was formed and commenced operations by acquiring CenterState Bank Central Florida, N.A. (“Central”), CenterState Bank, N.A. (“CSNA”) and First National Bank of Polk County (“FNB/Polk”) in June of 2000. Central and CSNA commenced operations in 1989. FNB/Polk commenced operations in 1992.

CSB commenced operations in April of 2000 and was acquired by CenterState on December 31, 2002. In January 2006, FNB/Polk was merged with CSB.

CenterState purchased CenterState Bank Mid Florida in March of 2006 and merged it with CSNA in November of 2007. In April of 2007 CenterState purchased Valrico State Bank (“VSB”). In December 2010 Central and CSNA were merged into CSB. In June 2012 VSB was merged into CSB.

Through its subsidiary bank, CSB, CenterState acquired assets and deposits from four failed financial institutions from the Federal Deposit Insurance Corporation (“FDIC”) in 2009 and 2010, and a fifth and sixth in January 2012.

In January 2011, CenterState’s subsidiary, CSB, acquired four branch banking offices with approximately $113 million of deposits and approximately $121 million of performing loans from TD Bank, N.A.

In November 2011, CenterState and its subsidiary CSB acquired Federal Trust Corporation in Sanford, Florida, with approximately $157 million of selected performing loans, $198 million of deposits and five branch banking offices from The Hartford Insurance Group, Inc., the sole owner of Federal Trust Corporation.

On January 17, 2014, CenterState acquired Gulfstream Bancshares, Inc. and its subsidiary, Gulfstream Business Bank, with approximately $545 million of assets, $376 million of loans, and $467 million of deposits, and with 4 banking offices.

Headquartered in Davenport, Florida between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries throughout its branch network located within 20 counties throughout Central, Northeast and Southeastern Florida. Following the closing of the Gulfstream merger on January 17, 2014, the Company’s 59 bank branch offices were located in the following Florida counties:

Citrus	Indian River	Orange	Polk
Hendry	Lake	Osceola	Putnam
Hernando	Marion	Pasco	Sumter
Hillsborough	Okeechobee	Seminole	St. Lucie
Volusia	Duval	Martin	Palm Beach

The basic services CenterState offers include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by Internet. In addition, CenterState makes residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. It provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState also offers Internet banking services to its customers. Effective with the acquisition of a trust department pursuant to its January 2012 acquisition of a failed financial institution in Duval county, CenterState now offers trust services to customers throughout its existing markets in Florida. CenterState also has a wealth management division that offers other financial products to its customers, including mutual funds, annuities and other products.

CenterState’s revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for its lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Its principal expenses are interest paid on deposits, and operating and general administrative expenses.

In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 59 locations, CenterState also operates a correspondent banking and bond sales division. The division is integrated with and part of its subsidiary bank, CSB, located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama and Atlanta, Georgia. The business lines of this division are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales. The second category includes: (a) correspondent bank deposits (i.e., federal funds purchased) and (b) correspondent bank checking accounts and clearing services. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting services for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

As is the case with banking institutions generally, CenterState’s operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState faces strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

At December 31, 2013, CenterState’s primary asset is its ownership of 100% of the stock of its subsidiary bank. At December 31, 2013, CenterState had total consolidated assets of $2.4 billion, total consolidated loans of $1.5 billion, total consolidated deposits of $2.1 billion, and total consolidated stockholders’ equity of $273.4 million.

CenterState’s executive offices are located at 42745 U.S. Highway 27, Davenport, Florida 33837. CenterState’s telephone number is 863-419-7750 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this joint proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated By Reference.”

First Southern

First Southern was incorporated under the laws of the State of Florida in 1999 and is a registered bank holding company under the BHC Act, and owns substantially all the outstanding shares of its subsidiary, First Southern Bank (“FSB”). First Southern operates as a one-bank holding company and its only business activity is the operations of its subsidiary bank, FSB. FSB is a state (Florida) chartered commercial bank which offers its commercial and retail customers a variety of community banking products and services through its 17 banking offices located in eight counties in Florida.

At December 31, 2013, First Southern had total consolidated assets of $1.1 billion, total consolidated loans of $635.5 million and total consolidated deposits of $882.7 million. Total stockholders’ equity at December 31, 2013 was $197.2 million. First Southern’s primary market focus is on small business owners and operators including professional practices (law firms, medical practices, realty companies, accountants, engineers and title companies), business owners (manufacturers, wholesalers, distributors), associations (country clubs, homeowners and condominium associations), and high income, high net worth affluent real estate investors and executives.

At December 31, 2013, 79% of First Southern’s loan portfolio is collateralized by commercial real estate (16% owner occupied), 4% in C&I, 12% single family residential, 5% construction and land, and the remaining in consumer and other. First Southern’s deposit mix is 23% non-interest bearing demand deposits 49% money market, NOW and regular savings, and 28% time deposits.

First Southern’s executive offices are located at 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432 First Southern’s telephone number is 561-470-3800 and its website is www.firstsouthernbank.com.

The information on First Southern’s website is not part of this joint proxy statement/prospectus, and the reference to First Southern’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about First Southern is included in below. See “First Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

First Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

(All dollar amounts in this Section are in thousands of dollars, except per share data or when specifically identified. The words “we”, us”, “our”, the “Company” and similar terms when used in this Section refer to First Southern Bancorp, Inc., unless the context indicates otherwise).

Introduction

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of our company at December 31, 2013 and 2012, and the results of operations for the years ended December 31, 2013, 2012 and 2011. This discussion should be read in conjunction with the Company’s consolidated financial statements and related footnotes, presented with this joint proxy statement/prospectus.

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the consolidated financial statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies, involving significant management judgments.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers loans that are not impaired and is based on historical loss experience, adjusted for current factors.

A loan is impaired when full payment under the terms of the loan agreement is not probable or when the terms of a loan are modified. Land and construction, commercial and industrial, and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral, if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured for impairment based upon the present value of estimated future cash flows using the loan’s existing rate at inception or at the fair value of collateral, if repayment is expected solely from the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component of the allowance covers nonimpaired loans and is based on historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; the quality of the loan review system; regulatory change; and effects of changes in credit concentrations.

Goodwill and Intangible Assets

Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. Other intangible assets consist of core deposit intangible assets arising from the Haven Trust Bank and First Commercial Bank acquisitions. These core deposit intangibles were initially measured at fair value and are amortized on an accelerated method over their estimated useful lives, which is seven years for both.

Income Taxes

We determine our income tax expense based on management’s judgments and estimates regarding permanent differences in the treatment of specific items of income and expense for financial statement and income tax purposes. These permanent differences result in an effective tax rate, which differs from the federal statutory rate. In addition, we recognize deferred tax assets and liabilities, recorded in the consolidated balance sheets, based on management’s judgment and estimates regarding timing differences in the recognition of income and expense for financial statement and income tax purposes.

We must also assess the likelihood that any deferred tax assets will be realized through the reduction or refund of taxes in future periods and establish a valuation allowance for those assets for which recovery is not more likely than not. In making this assessment, management must make judgments and estimates regarding the ability to realize the asset through carryback to taxable income in prior years, the future reversal of existing taxable temporary differences, future taxable income, and the possible application of future tax planning strategies. Management believes it is more likely than not that the net deferred tax assets included in the accompanying consolidated balance sheets will not be fully realized and have established a valuation allowance equal to the total amount of the net deferred tax asset.

Purchased Credit-Impaired Loans

We account for acquisitions under the purchase accounting method. These acquired loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. Such acquired loans are aggregated into pools based upon common risk characteristics and accounted for on a pooled basis. The Company estimates the amount and timing of expected cash flows for each loan pool, and the expected cash flows in excess of the pool’s allocated fair value are recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of each loan pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded through a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

FDIC Loss Share Receivable

The FDIC indemnification asset represents the estimated amounts due from the FDIC related to the loss share agreements, which were booked as of the acquisition date of Haven Trust Bank and First Commercial Bank. The estimate represents the value of the FDIC’s portion of estimated losses we expect to realize on loans and foreclosed real estate (covered assets) acquired. As losses are realized on covered assets, the portion the FDIC pays the Company in cash for principal and up to 90 days of interest reduces the FDIC indemnification asset. On a quarterly basis, the Company evaluates the FDIC indemnification asset to determine if the estimated losses on covered assets support the amount recorded as FDIC loss share receivable. If the Company determines that it cannot support the FDIC indemnification asset, it will record charges to earnings for the unsupported amount.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2012.

Net Income

Our net income for 2013 was $937, compared to a net loss of $10,827 for 2012. The primary reason for the increase in net income between years was a lower provision for loan loss expense, coupled with lower loan and foreclosed real estate related expense.

Net Interest Income/Margin

Net interest income consists of interest income generated by earning assets, less interest expense. Net interest income decreased $3,159, or 8.9%, to $32,165 for 2013, compared to $35,324 for 2012. The decrease was due to a $4,410 decrease in interest income, partially offset by a $1,251 decrease in interest expense.

Interest-earning assets averaged $991,242 for 2013, compared to $1,052,287 for 2012, a $61,045, or 5.8%, decrease. The yield on average interest-earning assets decreased 20 basis points (bps) to 3.71% for 2013, compared to 3.91% for 2012. The $61,045 decline in average interest-earning, combined with the 20 bps decrease in yield on average interest-earning assets resulted in the $4,410 decrease in interest income between the two years.

Interest-bearing liabilities averaged $673,708 for 2013, compared to $669,373 in average interest-bearing liabilities for 2012, a $4,335, or 0.65%, increase. The cost of average interest-bearing liabilities decreased 20 bps to 0.68% for 2013, compared to 0.88% for 2012. The $4,335 increase in average interest-bearing liabilities, coupled with the 20 basis point decrease in the cost of average interest-bearing liabilities led to the $1,251 decrease in interest expense between the two years.

Average Balances (2) – Yields & Rates

	For the Year
	2013			2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc / Exp	Rate	Balance	Inc / Exp	Rate
ASSETS:
Loans (1)	$544,133	$31,981	5.77%	$558,745	$36,933	6.61%
Securities	249,624	4,110	1.65%	217,792	3,441	1.58%
Federal funds sold and other	187,485	683	0.36%	275,750	810	0.29%

TOTAL INTEREST-EARNING ASSETS	$991,242	$36,774	3.71%	$1,052,287	$41,184	3.91%
Allowance for loan losses	(17,446)			(15,217)
All other assets	93,811			108,900

TOTAL ASSETS	$1,067,607			$1,145,970

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
NOW	$57,513	$50	0.09%	$50,336	$93	0.18%
Money market	343,438	1,513	0.44%	309,989	1,876	0.61%
Savings	4,448	3	0.07%	6,031	15	0.25%
Time deposits	259,296	2,760	1.06%	294,017	3,578	1.22%
FHLB advances	13	2	1.28%	—	—	0.00%
Subordinated debentures	9,000	281	3.12%	9,000	298	3.31%

TOTAL INTEREST-BEARING LIABILITIES	$673,708	4,609	0.68%	$669,373	5,860	0.88%
Demand deposits	194,341			157,866
Other liabilities	3,615			3,600
Total stockholders’ equity	195,943			315,131
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$1,067,607			$1,145,970

NET INTEREST SPREAD			3.03%			3.03%

NET INTEREST INCOME		$32,165			$35,324

NET INTEREST MARGIN			3.24%			3.36%

(1)	Loan balances are net of deferred origination fees and costs. Nonaccrual loans are included in total loan balances.
(2)	Averages balances are average daily balances.

The table below details the components of the changes in net interest income for the last two years. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Analysis of Changes in Interest Income and Expense

	Net Change 2013 versus 2012
			Net
	Volume	Rate	Change
INTEREST INCOME
Loans	$(302)	$(4,650)	$(4,952)
Securities	519	150	669
Federal funds sold and other	(295)	168	(127)

TOTAL INTEREST INCOME	$(78)	$(4,332)	$(4,410)

INTEREST EXPENSE
Deposits:
NOW	$12	$(55)	$(43)
Money market	187	(550)	(363)
Savings	(3)	(9)	(12)
Time deposits	(397)	(421)	(818)
FHLB advances	1	1	2
Subordinated debentures	—	(17)	(17)

TOTAL INTEREST EXPENSE	$(200)	$(1,051)	$(1,251)

NET INTEREST INCOME	$122	$(3,281)	$(3,159)

Provision for Loan Losses

The provision for loan losses was a benefit of $5,296 for 2013, compared to an expense of $7,303 for 2012. The provision benefit in 2013 resulted from the release of a specific reserve upon the resolution of the associated impaired loan and the improvement in the performance of the purchased credit-impaired loan pools. Our policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. Therefore, the provision for loan losses is a residual of our determination of allowance for loan losses. In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.

Noninterest Income

Noninterest income for 2013 and 2012 was $1,811 and $3,871, respectively. The fluctuations between periods were the result of the components listed in the following table:

			$	%
			Increase	Increase
	2013	2012	(Decrease)	(Decrease)
Service charges on deposit accounts	$942	$873	$69	7.9%
Gain on sale of securities	57	220	(163)	(74.1%)
Gain on sale of Small Business Administration loan	219	—	219	NM
Other income	465	247	218	88.3%

Subtotal	1,683	1,340	343	25.6%
FDIC indemnification asset accretion	128	261	(133)	(51.0%)
FDIC indemnification income	—	2,270	(2,270)	(100.0%)

Total noninterest income	$1,811	$3,871	($2,060)	(53.2%)

As shown the table above, the primary reason for the $2,060 decrease in noninterest income from 2012 to 2013 was due to a reduction in income from the FDIC indemnification asset. Changes to the provision for loan losses and writedowns of foreclosed real estate had an offsetting effect, resulting in no income associated with changes in the indemnification asset during 2013.

Noninterest Expense

Noninterest expense for 2013 and 2012 was $38,335 and $42,719, respectively. The fluctuations between periods were the result of the components listed in the following table:

			$	%
			Increase	Increase
	2013	2012	(Decrease)	(Decrease)
Salaries and wages	$13,867	$13,665	$202	1.5%
Incentive/bonus compensation	903	900	3	0.3%
Employee stock based compensation	394	(297)	691	232.7%
Employer 401K matching contributions	191	—	191	NM
Health insurance and other employee benefits	1,130	1,053	77	7.3%
Payroll taxes	1,030	1,045	(15)	(1.4%)
Other employee related expenses	46	119	(73)	(61.3%)
Incremental direct cost of loan origination	(1,406)	(1,133)	(273)	(24.1%)

Total salaries, wages, and employee benefits	16,155	15,352	803	5.2%

Occupancy and equipment	4,053	3,918	135	3.4%
Supplies	664	296	368	124.3%
Advertising and business development	265	200	65	32.5%
Data processing	2,112	1,545	567	36.7%
Legal fees	209	465	(256)	(48.6%)
Professional fees	2,304	1,070	1,234	115.3%
Regulatory assessments	1,016	801	215	26.8%
Postage	412	318	94	29.6%
Core deposit intangible amortization	237	333	(96)	(28.8%)
Foreclosed real estate	5,736	6,374	(638)	(10.0%)
Loan related expense	2,539	7,603	(5,064)	(66.6%)
Telecommunications	489	710	(221)	(31.1%)
Corporate insurance	719	745	(26)	(3.5%)
Director fees	345	242	103	42.6%
Other	1,080	2,747	(1,667)	(60.7%)

Total noninterest expense	$38,335	$42,719	$(4,384)	(10.3%)

As shown in the table above, the primary reason for the $4,384 decrease in noninterest expense year over year was a reduction in loan related expense of $5,064 and a reduction in foreclosed real estate expense of $638, partially offset by an increase in professional fees of $1,234. As the number of acquired problem assets has decreased through the resolution and disposition process, loan related and foreclosed real estate expense has also decreased.

Income Tax Provision

There was no income tax expense or benefit recognized for 2013 or 2012. See Note 11 to our consolidated financial statements, included in this joint proxy statement/prospectus for additional discussion and analysis.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011.

Net Income

Our net loss for 2012 was $10,827, compared to a net loss of $3,898 for 2011. The primary reason for the increase in the net loss between years was a higher provision for loan loss expense, coupled with higher foreclosed real estate and loan related expense.

Net Interest Income/Margin

Net interest income consists of interest income generated by earning assets, less interest expense. Net interest income decreased $4,119, or 10.4%, to $35,324 for 2012, compared to $39,443 for 2011. The decrease was due to a $6,698 decrease in interest income, partially offset by a $2,579 decrease in interest expense.

Interest-earning assets averaged $1,052,287 for 2012, compared to $1,085,992 in average interest-earning assets for 2011, a $33,705, or 3.1%, decrease. The yield on average interest-earning assets decreased 50 basis points (bps) to 3.91% during 2012, compared to 4.41% for 2011. The $33,705 decrease in average interest-earning assets, combined with the 50 bps decrease in yield on average interest-earning assets resulted in the $6,698 decrease in interest income between the two years.

Interest-bearing liabilities averaged $669,373 for 2012, compared to $728,971 in average interest-bearing liabilities for 2011, a $59,598, or 8.2%, decrease. The cost of average interest-bearing liabilities decreased 28 bps to 0.88% during 2012, compared to 1.16% for 2011. The $59,598 decrease in average interest-bearing liabilities, coupled with the 28 bps decrease in the cost of average interest-bearing liabilities led to the $2,579 decrease in interest expense between the two years.

Average Balances (2) – Yields & Rates

	For the Year
	2012			2011
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc / Exp	Rate	Balance	Inc / Exp	Rate
ASSETS:
Loans (1)	$558,745	$36,933	6.61%	$637,007	$43,335	6.80%
Securities	217,792	3,441	1.58%	158,689	3,849	2.43%
Federal funds sold and other	275,750	810	0.29%	290,296	698	0.24%

TOTAL INTEREST EARNING ASSETS	$1,052,287	$41,184	3.91%	$1,085,992	$47,882	4.41%
Allowance for loan losses	(15,217)			(16,827)
All other assets	108,900			149,712

TOTAL ASSETS	$1,145,970			$1,218,877

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
NOW	$50,336	$93	0.18%	$49,533	$165	0.33%
Money market	309,989	1,876	0.61%	276,648	2,456	0.89%
Savings	6,031	15	0.25%	5,822	28	0.48%
Time deposits	294,017	3,578	1.22%	372,892	5,184	1.39%
FHLB advances	—	—	0.00%	15,076	323	2.14%
Subordinated debentures	9,000	298	3.31%	9,000	283	3.14%

TOTAL INTEREST BEARING LIABILITIES	$669,373	5,860	0.88%	$728,971	8,439	1.16%
Demand deposits	157,866			121,523
Other liabilities	3,600			5,431
Total stockholders’ equity	315,131			362,952
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$1,145,970			$1,218,877

NET INTEREST SPREAD			3.03%			3.25%

NET INTEREST INCOME		$35,324			$39,443

NET INTEREST MARGIN			3.36%			3.63%

(1)	Loan balances are net of deferred origination fees and costs. Nonaccrual loans are included in total loan balances.
(2)	Averages balances are average daily balances.

The table below details the components of the changes in net interest income for the last two years. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Analysis of Changes in Interest Income and Expense

	Net Change 2012 versus 2011
			Net
	Volume	Rate	Change
INTEREST INCOME
Loans	$(5,201)	$(1,201)	$(6,402)
Securities	1,175	(1,583)	(408)
Federal funds sold and other	(36)	148	112

TOTAL INTEREST INCOME	$(4,062)	$(2,636)	$(6,698)

INTEREST EXPENSE
Deposits
NOW	$3	$(75)	$(72)
Money market	270	(850)	(580)
Savings	1	(14)	(13)
Time deposits	(1,011)	(595)	(1,606)
FHLB advances	(162)	(162)	(323)
Subordinated debentures	—	15	15

TOTAL INTEREST EXPENSE	$(898)	$(1,681)	$(2,579)

NET INTEREST INCOME	$(3,164)	$(955)	$(4,119)

Provision for Loan Losses

The provision for loan losses was $7,303 for 2012 and $5,546 for 2011, respectively. The problem loans in the newly acquired failed bank portfolios were a primary reason for the higher provision for loan losses in both years. The elevated provision levels were also the result of impairment recognition, following the annual reappraisals of problem loans. Additionally, at the end of 2012, a significant specific reserve was established for a single impaired credit.

Our policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. Therefore, the provision for loan losses is a residual of our determination of allowance for loan losses. In determining the adequacy of the allowance for loan losses, we consider those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.

Noninterest Income

Noninterest income for 2012 and 2011 was $3,871 and $3,542, respectively. The increases (decreases) between years were the result of the components listed in the following table:

			$	%
			Increase	Increase
	2012	2011	(Decrease)	(Decrease)
Service charges on deposit accounts	$873	$758	$115	15.2%
Gain on sales of securities	220	54	166	307.4%
Other income	247	360	(113)	(31.4%)

Subtotal	1,340	1,172	168	14.3%
FDIC indemnification asset accretion	261	947	(686)	(72.4%)
FDIC indemnification income	2,270	1,423	847	59.5%

Total noninterest income	$3,871	$3,542	$329	9.3%

As shown in the table above, the primary reason for the $329 increase in noninterest income from period to period was due to an increase in service charges on deposit accounts and increased gains on the sales of investment securities.

Noninterest Expense

Noninterest expense was $42,719 and $41,649, for 2012 and 2011, respectively. The increases (decreases) between years were the result of the components listed in the following table:

			Increase	Increase
	2012	2011	(Decrease)	(Decrease)
Salaries and wages	$13,665	$13,174	$491	3.7%
Incentive/bonus compensation	900	676	224	33.1%
Employee stock based compensation	(297)	4,410	(4,707)	(106.7%	)
Health insurance and other employee benefits	1,053	1,061	(8)	(0.8%	)
Payroll taxes	1,045	951	94	9.9%
Other employee related expense	119	253	(134)	(53.0%	)
Incremental direct cost of loan origination	(1,133)	(679)	(454)	(66.9%	)

Total salaries, wages and employee benefits	15,352	19,846	(4,494)	(22.6)%

Occupancy and equipment	3,918	3,713	205	5.5%
Supplies	296	540	(244)	(45.2%	)
Advertising and business development	200	267	(67)	(25.1%	)
Data processing	1,545	1,933	(388)	(20.1%	)
Legal fees	465	1,616	(1,151)	(71.2%	)
Professional fees	1,070	1,803	(733)	(40.7%	)
Regulatory assessments	801	1,089	(288)	(26.4%	)
Postage	318	336	(18)	(5.4%	)
Core deposit intangible amortization	333	466	(133)	(28.5%	)
Foreclosed real estate	6,374	2,649	3,725	140.6%
Loan related expense	7,603	3,107	4,496	144.7%
Telecommunications	710	648	62	9.6%
Corporate insurance	745	773	(28)	(3.6%	)
Director fees	242	365	(123)	(33.7%	)
Other	2,747	2,498	249	10.0%

Total noninterest expense	$42,719	$41,649	$1,070	2.6%

As shown in the table above, the primary reason for the $1,070 increase in noninterest expense from 2011 to 2012 was an increase in foreclosed real estate and loan related expense, partially offset by a reduction in employee stock-based compensation expense due to forfeitures of stock-based compensation awards. The increase in foreclosed real estate and loan related expense was attributable to the acquired loans and foreclosed real estate purchased in late 2010 and early 2011.

Income Tax Provision

There was no income tax expense or benefit recognized for 2012. There was an income tax benefit of $312 recognized for 2011. See Note 11 to our consolidated financial statements included in this joint proxy statement/prospectus for additional discussion and analysis.

COMPARISON OF BALANCE SHEETS AT DECEMBER 31, 2013 AND 2012

Overview

Our total assets increased $34,450, or 3.3%, from December 31, 2012 to December 31, 2013. The primary driver of this increase were an increase in loans of $95,066, mostly offset by a decrease in cash of $29,079, a decrease in investment securities available for sale of $17,710 and a decrease in foreclosed real estate of $10,364.

Investment Securities

We classify our securities as available for sale and held to maturity. Unrealized holding gains and losses on available-for-sale securities are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

Our available-for-sale securities portfolio totaled $223,629 and $241,339 at December 31, 2013 and 2012, respectively, or 20.5% and 22.8%, respectively, of total assets. The following table summarizes the amortized cost and fair value of available-for-sale securities, along with the corresponding amounts of gross unrealized gains and losses at December 31, 2013 and 2012.

AVAILABLE-FOR-SALE

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$21,584	$1	$1,083	$20,502
Mortgage-backed securities	182,680	815	4,910	178,585
Municipal securities	25,028	2	488	24,542

Total	$229,292	$818	$6,481	$223,629

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$10,000	$46	$—	$10,046
Mortgage-backed securities	228,340	1,837	1,204	228,973
Municipal securities	2,350	—	30	2,320

Total	$240,690	$1,883	$1,234	$241,339

Our held to maturity portfolio totaled $5,907 and $6,045 at December 31, 2013 and 2012, respectively, or 0.54% and 0.57%, respectively of total assets. The following table summarizes the amortized cost and fair value of held-to-maturity securities, along with the corresponding amounts of gross unrealized gains and losses at December 31, 2013 and 2012.

HELD-TO-MATURITY

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$5,907	$—	$274	$5,633

Total	$5,907	$—	$274	$5,633

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$6,045	$70	$—	$6,115

Total	$6,045	$70	$—	$6,115

We use our security portfolio primarily as a tool to manage our balance sheet, manage our regulatory capital ratios, as a source of liquidity and a base from which to pledge assets for repurchase agreements and public deposits. When our liquidity position exceeds expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they will be used to meet cash needs or will be reinvested to maintain a desired liquidity position. We have designated the majority of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises. We believe the composition of the portfolio offers flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels. The available-for-sale portfolio is carried at fair value and had a net unrealized loss of $5,633 at December 31, 2013, compared to an unrealized net gain of $649 at December 31, 2012.

The following tables detail the gross unrealized losses and related fair values in the Company’s available-for-sale and held-to-maturity investment securities portfolios at December 31, 2013 and 2012. This information is aggregated by the length of time that individual securities have been in a continuous loss position. There were no held-to-maturity securities in an unrealized loss position at December 31, 2012.

AVAILABLE-FOR-SALE

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government-sponsored entities	$19,501	$1,083	$—	$—	$19,501	$1,083
Mortgage-backed securities	93,502	3,253	45,398	1,657	138,900	4,910
Municipal securities	20,449	437	1,091	51	21,540	488

Total	$133,452	$4,773	$46,489	$1,708	$179,941	$6,481

	December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities	$126,562	$1,204	$—	$—	$126,562	$1,204
Municipal securities	2,320	30	—	—	2,320	30

Total	$128,882	$1,234	$—	$—	$128,882	$1,234

HELD-TO-MATURITY

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities	$5,633	$274	$—	$—	$5,633	$274

Total	$5,633	$274	$—	$—	$5,633	$274

Mortgage-backed securities: At December 31, 2013 and 2012, the Company held mortgage-backed securities issued by governmental entities, such as the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporary impaired at December 31, 2013 or 2012.

At December 31, 2013, the Company also held a diversified group of commercial mortgage-backed securities, which were purchased during 2013. These commercial mortgage-backed securities are backed by highly diverse pools of loans, containing multi-family, office, warehouse, hotel, and other property types. All securities purchased were and continue to be rated AAA by at least one Nationally Recognized Statistical Rating Organization (NSROs). In addition, due to their strong inherent credit quality, they qualify for 20% risk weighting treatment under current regulation. These securities are monitored monthly to identify unanticipated credit weakness of the underlying collateral and for changes in prepayment expectations that could adversely affect market value. Commercial mortgage-backed securities are included in the tables in this footnote as mortgage-backed securities. As of December 31, 2013, they had an amortized cost of $33,600 and a fair value of $33,400.

Municipal securities: Unrealized losses on municipal securities have not been recognized into income because the issuers bonds are of high quality, and because management does not intend to sell these investments or more likely than not will not be required to sell these investments before their anticipated recovery. The fair value is expected to recover as the securities approach maturity.

The aggregate amortized cost and fair value of available-for-sale and held-to-maturity investment securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities do not have a single maturity date, and are therefore, shown separately.

AVAILABLE-FOR-SALE

	December 31
	2013		2012
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
U. S. government-sponsored entities
Due within one year	$—	$—	$—	$—
Due after one but within five years	9,585	9,388	—	—
Due after five but within ten years	11,999	11,114	10,000	10,046
Due after ten years	—	—	—	—
Municipals
Due within one year	2,524	2,524	—	—
Due after one but within five years	19,563	19,223	1,185	1,169
Due after five but within ten years	2,941	2,795	1,165	1,151
Due after ten years	—	—	—	—
Mortgage-backed securities	182,680	178,585	228,340	228,973

Total	$229,292	$223,629	$240,690	$241,339

HELD-TO-MATURITY

	December 31
	2013		2012
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Mortgage-backed securities	5,907	5,633	6,045	6,115

Total	$5,907	$5,633	$6,045	$6,115

Loans

Lending income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenue. The absolute volume of loans and the volume of loans as a percentage of earnings assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Average loans during 2013 were $554,133, or 55.9% of average earning assets, as compared to $558,745, or 53.1% of average earning assets for 2012. Total loans at December 31, 2013 and 2012 were $635,492 and $540,426, respectively, an increase of $95,066, or 17.6%. At December 31, 2013 and 2012, the Company had a loan-to-total asset ratio of 58.1% and 51.0% and a loan-to-deposit ratio of 72.0% and 63.8%, respectively.

Of our total loans, 28.4%, or $180,732, are covered by FDIC loss-sharing agreements related to the acquisition of two failed financial institutions, one during the third quarter of 2010 and one in the first quarter of 2011. Pursuant to the terms of the loss-sharing agreement from the 2010 acquisition for acquired single-family loans and covered assets, the FDIC is obligated to reimburse the Company’s subsidiary, First Southern Bank (the Bank), for 70% of the losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $1,292, 0% from $1,293 to $1,878 and 70% in excess of $1,878. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreement. The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and the Bank reimbursement to the FDIC for recoveries for ten years. For acquired non-single family loans and covered assets, the FDIC is obligated to reimburse the Bank for 70% of losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $28,574, 0%

from $28,574 to $38,169 and 70% in excess of $38,169. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreement. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years for recoveries.

Pursuant to the terms of the loss-sharing agreement from the 2011 acquisition for acquired single-family loans and covered assets, the FDIC is obligated to reimburse the Bank for 70% of losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $5,905, 30% from $5,905 to $9,902 and 75% in excess of $9,902. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreement. The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and the Bank reimbursement to the FDIC for recoveries for ten years. For acquired non-single family loans and covered assets, the FDIC is obligated to reimburse the Bank for 70% of the losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $95,792, 30% from $95,792 to $160,396 and 75% in excess of $160,396. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreement. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years for recoveries.

The following table summarizes the loss-share tranches with their respective loss coverage percentages loss limits:

	Haven Trust Bank of Florida
	Single Family Residential Loans					Non-single Family Residential Loans
					Loss Share					Loss Share
	Range of Losses				Percentage	Range of Losses				Percentage
1st Tranche	From	$—	—	$1,292	70%	From	$—	—	$28,574	70%
2nd Tranche	From	1,293	—	1,878	0%	From	28,575	—	38,169	0%
3rd Tranche	From	1,879	—	Unlimited	70%	From	38,170	—	Unlimited	70%

	First Commercial Bank of Florida
	Single Family Residential Loans					Non-single Family Residential Loans
					Loss Share					Loss Share
	Range of Losses				Percentage	Range of Losses				Percentage
1st Tranche	From	$—	—	$5,905	70%	From	$—	—	$95,792	70%
2nd Tranche	From	5,906	—	9,902	30%	From	95,793	—	160,396	30%
3rd Tranche	From	9,903	—	Unlimited	75%	From	160,397	—	Unlimited	75%

As of December 31, 2013, the Bank has submitted losses and reimbursable expenses to the FDIC as follows:

		First
	Haven Trust	Commercial
	Bank of	Bank of
	Florida	Florida
Single family residential	$780	$9,667
Non-single family residential	28,907	130,578

Projections of future losses and the timing thereof are inherently uncertain, though we do not expect to move into the third tranche of losses in any of our loss share agreements in the next twelve months.

Of our total loans, 71.6%, or $454,760, are not covered by FDIC loss-sharing agreements. Of the $454,760 in non-loss-share loans, 95.5% were collateralized by real estate, 4.4% were commercial and industrial loans, and the remaining 0.10% were consumer loans. The loans collateralized by real estate are further delineated as follows:

Commercial real estate loans: This is the largest category of our loan portfolio representing $328,444 of outstanding loans, or 72.2% of our total loans, excluding those covered by FDIC loss-share agreements. This category, along with commercial non real estate lending, constitutes our primary business. There is no significant concentration by type of property in this category but there is a geographical concentration because the majority of loan collateral is located in Florida. The borrowers are a mix of investors, real estate developers, professionals, doctors, lawyers, and other small business borrowers. Approximately 13.5% of these loans are owner occupied.

Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of markets served, we have concentrations in geographic regions, as well as in type of loans funded.

The table below provides a summary of the loan portfolio composition at the periods indicated below.

	At December 31
	2013	2012	2011	2010	2009
Loans not covered by FDIC loss share agreements
Real estate:
Construction and development	$10,692	$9,151	$8,276	$14,420	$26,892
Farmland	1,512	1,182	1,653	426	3,832
1-4 family residential	57,335	11,989	16,020	18,212	22,464
Multifamily	36,302	24,222	21,968	23,553	24,171
Nonfarm, nonresidential:
Non-owner-occupied	283,971	180,841	123,004	129,789	148,665
Owner-occupied	44,473	46,053	56,799	62,588	74,335

Total real estate	434,285	273,438	227,720	248,988	300,359
Commercial and industrial	20,134	16,654	16,589	16,534	18,927
Consumer	341	567	442	135	182

Total loans not covered by loss share agreements	$454,760	$290,659	$244,751	$265,657	$319,468

Loans covered by FDIC loss share agreements
Real estate:
Construction and development	$19,583	$34,892	$59,408	$10,128	$—
Farmland	3,160	7,356	7,769	1,541	—
1-4 family residential	20,491	24,076	37,472	6,942	—
Multifamily	3,745	4,957	5,496	189	—
Nonfarm, nonresidential:					—
Non-owner-occupied	72,720	96,331	128,309	43,686	—
Owner-occupied	56,212	75,135	101,217	17,029	—

Total real estate	175,911	242,747	339,671	79,515	—
Commercial and industrial	4,449	5,812	11,124	2,470	—
Consumer	372	1,208	2,058	45	—

Total loans covered by loss share agreements	$180,732	$249,767	$352,853	$82,030	$—

Total loans	$635,492	$540,426	$597,604	$347,687	$319,468

The following table describes the contractual maturities of our loan portfolio at December 31, 2013.

Loan Maturity Schedule

	December 31, 2013
	0-12	1 - 5	Over 5
	Months	Years	Years	Total
All loans other than construction	$152,571	$199,928	$252,718	$605,217
Real estate construction loans	14,894	2,856	12,525	30,275

Total	$167,465	$202,784	$265,243	$635,492

Fixed interest rate loans	$39,982	$160,372	$212,425	$412,779
Variable interest rate loans	127,482	42,412	52,819	222,713

Total	$167,464	$202,784	$265,244	$635,492

Credit Quality and Allowance for Loan Losses

In the table below, we have shown the components of our allowance for loan losses at December 31, 2013 and 2012.

	December 31, 2013			December 31, 2012			Increase (Decrease)
	Recorded	ALLL		Recorded	ALLL		Recorded	ALLL	Basis
	Investment	Balance	%	Investment	Balance	%	Investment	Balance	Points
Nonimpaired loans	$522,316	$6,135	1.17%	$389,180	$6,175	1.59%	$133,136	$(40)	(42)
Impaired loans	21,295	1	0.00%	19,906	3,390	17.03%	1,389	(3,389)	(1,703)

Loans (1)	543,611	6,136	1.13%	409,086	9,565	2.34%	134,525	(3,429)	(121)
Purchased credit-impaired loans (2)	91,881	6,740	7.34%	131,340	10,609	8.08%	(39,459)	(3,869)	(74)

Total loans	$635,492	$12,876	2.03%	$540,426	$20,174	3.73%	$95,066	$(7,298)	(170)

(1)	Loans originated by the Company and those purchased that subsequently became impaired.
(2)	Loans purchased with credit impairment.

The general loan loss allowance for nonimpaired loans decreased by $40 or 42 bps to 1.17% of the nonimpaired loan balance outstanding at December 31, 2013, compared to 1.59% at December 31, 2012. The net decrease resulted from changes in historical charge off rates, changes in current environmental factors, and changes in the loan portfolio mix. During late 2013, the Company purchased $44,166 of residential mortgage loans from the University of California Board of Regents, which included a premium of 3.50%, or $1,546. These loans are included as 1-4 family residential, throughout this discussion. The borrowers are employees of the University of California, and monthly principal and interest payments are made through payroll deduction. The loan purchase agreement provides the Board of Regents will repurchase or replace a loan upon a 60-day payment default, at the option of the Company. Because of this provision, and after evaluating the creditworthiness of the Board of Regents, the Company determined no allowance for loan losses was needed for this subsegment of the loan portfolio. As of December 31, 2013, the recorded investment of these purchased residential mortgage loans was $45,300.

We believe our allowance for loan losses was adequate at December 31, 2013. However, we recognize many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five years.

The table below sets forth the activity in the total allowance for loan losses for the years presented.

Activity in Allowance for Loan Losses
	For the Year
	2013	2012	2011	2010	2009
Balance at beginning of the period	$20,174	$13,679	$12,046	$7,723	$4,817
Provision for loan losses	(5,296)	7,303	5,546	23,395	12,206
Charge-offs
Construction and development	439	597	1,330	3,589	6,274
Farmland	—	532	133	2,493	—
1-4 family residential	126	960	490	809	1,094
Multifamily	—	—	73	329	171
Nonfarm, nonresidential
Non-owner-occupied	3,436	851	2,474	6,690	—
Owner-occupied	921	1,804	1,503	4,858	1,022

Total real estate	4,922	4,744	6,003	18,768	8,561
Commercial and industrial	55	721	38	1,632	738
Consumer	—	243	7	—	1

Total charge-offs	4,977	5,708	6,048	20,400	9,300
Recoveries
Construction and development	713	775	9	1,217	—
Farmland	—	1,000	1,008	—	—
1-4 family residential	103	189	71	7	—
Multifamily	—	—	—	36	—
Nonfarm, nonresidential
Non-owner-occupied	1,878	2,549	307	38	—
Owner-occupied	92	119	672	26	—

Total real estate	2,786	4,632	2,067	1,324	—
Commercial and industrial	100	265	41	4	—
Consumer	89	3	27	—	—

Total recoveries	2,975	4,900	2,135	1,328	—

Net charge-offs	2,002	808	3,913	19,072	9,300

Balance at end of period	$12,876	$20,174	$13,679	$12,046	$7,723

Average loans	$554,133	$558,745	$637,007	$318,353	$326,831

Period-end loans	$635,492	$540,426	$597,604	$347,687	$319,468

Net charge-offs to average loans	0.36%	0.14%	0.61%	5.99%	2.85%

Allowance for loan losses to period-end loans	2.03%	3.73%	2.29%	3.46%	2.42%

Contained within the table above is activity related to the allowance for loan losses for purchased credit-impaired loans. It is separately disclosed below.

Activity in Allowance for Loan Losses—Purchased Credit Impaired
	For the Year
	2013	2012	2011	2010	2009
Balance at beginning of the period	$10,609	$4,346	$—	$—	$—
Provision for loan losses	(3,869)	6,263	4,346	—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Balance at end of period	$6,740	$10,609	$4,346	$—	$—

Period-end loans	$91,881	$131,340	$197,879	$60,756	$—

Allowance for loan losses to period-end loans	7.34%	8.08%	2.20%	—	—

Nonperforming loans consist of nonaccrual loans and loans past due 90 days or more and still accruing interest, excluding loans covered by FDIC loss-share agreements. Nonperforming assets consist of nonperforming loans plus (a) foreclosed real estate (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); (b) other repossessed assets that are not covered by real estate and are not covered by FDIC loss share agreements. We generally place loans on nonaccrual status when they are past due 90 days, or when management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of principal and interest per the contractual terms is in doubt. When we place a loan on nonaccrual, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status or interest is recognized only to the extent received in cash.

The largest component of nonperforming loans is nonaccrual loans, which as of December 31, 2013, was $10,635, of which $9,843 was covered by FDIC loss share agreements pursuant to the terms of the loss share agreements, as previously described. Nonaccrual loans, excluding loans covered by FDIC loss share agreements, was $792 at December 31, 2013. This amount is further delineated by loan category as follows:

	Aggregate	% of
	Loan	Nonaccrual
	Amounts (1)	by Category
Construction and development	$—	—
Farmland	—	—
1-4 family residential	551	70%
Multifamily	—	—
Nonfarm, nonresidential:	—	—
Non-owner-occupied	117	15%
Owner-occupied	124	16%

Total real estate loans	792	100%
Commercial and industrial	—	—
Consumer	—	—

Total loans	$792	100%

(1)	Excludes loans covered by loss -share agreements.

The other component of nonperforming loans are loans past due greater than 90 days and still accruing interest. Loans which are past due greater than 90 days are placed on nonaccrual status, unless they are both well secured and in the process of collection.

The table below summarizes nonperforming loans and assets, excluding those covered by loss-share agreements, for the periods provided.

	At December 31 (1)
	2013	2012	2011	2010	2009
Nonaccrual loans	$792	$5,610	$23,152	$22,012	$11,004
Loans past due > 90 days and still accruing interest	—	961	—	904	—

Nonperforming loans	792	6,571	23,152	22,916	11,004
Foreclosed real estate	774	10,480	12,178	8,544	9,999

Nonperforming assets	$1,566	$17,051	$35,330	$31,460	$21,003

Allowance for loan losses, excluding covered loans	$6,136	$9,565	$9,333	$12,046	$7,723
Nonperforming loans as a percentage of total loans	0.17%	2.25%	9.46%	8.63%	3.44%
Nonperforming assets as a percentage of total assets	0.17%	2.10%	4.36%	4.18%	5.34%
Allowance for loan losses as a percentage of:
Nonperforming loans	774.7%	145.6%	40.3%	52.6%	70.2%
Nonperforming assets	391.8%	56.1%	26.4%	38.3%	36.8%
Nonperforming assets as a percentage of total loans and foreclosed real estate	0.34%	5.64%	13.75%	11.47%	6.37%

(1)	Excludes loans and foreclosed real estate covered by FDIC loss-share agreements.

We consider a loan to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified in a troubled debt restructuring. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable a loss may occur, a specific allowance, or a partial charge down, for that particular loan is then recognized. The loan is then placed on nonaccrual status and included in nonperforming loans. If the analysis indicates a loss is not probable, then no specific allowance, or partial charge down, is recognized.

Loans that are monitored for impairment pursuant to ASC 310 generally include commercial, commercial real estate, and construction and land development loans. Smaller homogeneous loans, such as single family first and second mortgages, and consumer loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.

There was no interest income recognized on impaired loans for 2013 or 2012. The average recorded investment in impaired loans during 2013 and 2012 was $25,022 and $24,319, respectively.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions. In certain circumstances, it may be more beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, instead of forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The modification of the terms of such loans has included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from three months to two years. Modifications involving an extension of the maturity date were for periods ranging from three months to one year. We have $10,025 of troubled debt restructures (TDRs) that are performing pursuant to their modified terms and $5,124 that are not performing pursuant to their modified terms. TDRs are included in our impaired loans, whether they are performing or nonperforming.

The table below summarizes our impaired loans and TDRs at the periods indicated.

	At December 31
	2013	2012	2011	2010	2009
Performing TDRs	$10,025	$1,355	$9,510	$5,083	$17,980
Nonperforming TDRs	5,124	14,426	29,144	15,066	3,211

Total	$15,149	$15,781	$38,654	$20,149	$21,191

TDRs at December 31, 2013 quantified by loan type classified separately as accrual (performing loans) and nonaccrual (nonperforming loans) are presented in the table below.

	At December 31, 2013
	Performing	Nonperforming	Total
Real estate:
Construction and development	$1,534	$240	$1,774
1-4 family residential	1,035	689	1,724
Nonfarm, nonresidential:
Non-owner-occupied	5,411	2,878	8,289
Owner-occupied	2,045	1,317	3,362

Total	$10,025	$5,124	$15,149

Our policy is to return nonaccrual TDR loans to accrual status when all the principal and interest amounts due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower, which is typically indicated by six months of prompt payments. Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize the Company’s potential losses. There does not appear to be any significant difference in success rates with one type of concession versus another.

We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.

As of December 31, 2013, past-due loans 30-89 days were $7,605, of which $7,534 were covered by FDIC loss-share agreements. The table below summarizes our accruing loans past due greater than 30 days and less than 90 days for the periods presented, excluding loans covered by FDIC loss-share agreements.

	At December 31 (1)
	2013	2012	2011	2010	2009
Past-due loans 30-89 days	$71	$2,856	$423	$782	$2,603
As a percentage of total loans	0.02%	0.98%	0.17%	0.29%	0.81%

(1)	Excludes loans covered by loss -share agreements.

Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan losses.

While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented, excluding loans covered by FDIC loss-share agreements.

Allocation of the Allowance for Loan Losses

	December 31 (1)
	2013		2012		2011
		Percent of		Percent of		Percent of
		Total		Total		Total
	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Construction and land development	$212	2.4%	$366	3.2%	$1,023	3.4%
Farmland	34	0.3%	97	0.4%	—	0.7%
1-4 family residential	160	12.6%	171	4.1%	157	6.5%
Multifamily	330	8.0%	217	8.3%	195	9.0%
Nonfarm, nonresidential:
Non-owner-occupied	4,278	62.4%	6,477	62.2%	3,421	50.2%
Owner-occupied	826	9.8%	1,370	15.9%	2,161	23.2%

Total real estate loans	5,840	95.5%	8,698	94.1%	6,957	93.0%
Commercial and industrial	296	4.4%	812	5.7%	2,359	6.8%
Consumer	—	0.1%	55	0.2%	17	0.2%

Total	$6,136	100.0%	$9,565	100.0%	$9,333	100.0%

	December 31 (1)
	2010		2009
		Percent of		Percent of
		Total		Total
	Amount	Loans (1)	Amount	Loans (1)
Construction and land development	$2,334	5.4%	$3,232	8.4%
Farmland	—	0.2%	—	1.2%
1-4 family residential	722	6.8%	1,107	7.0%
Multifamily	395	8.9%	183	7.6%
Nonfarm, nonresidential:
Non-owner-occupied	4,485	48.9%	560	46.5%
Owner-occupied	2,319	23.5%	995	23.3%

Total real estate loans	10,255	93.7%	6,077	94.0%
Commercial and industrial	1,778	6.2%	984	5.9%
Consumer	13	0.1%	8	0.1%
Unallocated	—	0.0%	654	0.0%

Total	$12,046	100.0%	$7,723	100.0%

(1)	Excludes allowance for loan losses attributable to purchased credit-impaired loans of $6,740, $10,609, $4,346, $0, and $0, at December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

Foreclosed Real Estate

At December 31, 2013, total foreclosed real estate was $32,546, of which $31,771 was covered by FDIC loss-share agreements pursuant to the terms of the loss share agreements, as previously described. Foreclosed real estate, excluding foreclosed real estate covered by FDIC loss sharing agreements, is further delineated in the following table.

	December 31 (1)
	2013	2012
Construction and development	$654	$375
Farmland	—	1,028
1-4 family residential	120	—
Multifamily	1	102
Nonfarm, nonresidential	—	8,975

Total	$775	$10,480

(1)	Excludes foreclosed real estate covered by loss -share agreements.

Bank Premises and Equipment

Bank premises and equipment was $11,643 at December 31, 2013, compared to $9,765 at December 31, 2012, an increase of $1,878, or 19.2%. The increase was attributable to a branch purchase during 2013, partially offset by normal dispositions and depreciation.

At December 31, 2013, we operated from 17 banking locations in eight counties within Florida, primarily central and northeast Florida. We currently lease nine of the 17 banking locations and we own eight banking locations. In addition to our banking locations, we lease nonbanking office space in Ft. Lauderdale and Boca Raton, Florida for our information technology and operations areas.

At December 31, 2013, the Company had a commitment to sell a branch location with a net book value of $2,400. The gross sales price is $3,550, with a four percent sales commission, and the sale is expected to close in April 2014. The Company also had a commitment, as of December 31, 2013, to purchase a branch building for $1,900. This transaction was consummated in January 2014. The Company plans to relocate the operations of the to-be-sold branch to the purchased facility.

Deposits

Total deposits increased $35,065, or 4.1%, to $882,732 at December 31, 2013, from $847,667 at December 31, 2012. Our strategy has been to attract and grow relationships in our core deposit accounts, which we define as non-time deposit accounts, and not aggressively seek deposits based on pricing. As a result, time deposits decreased by $22,637 during 2013 and as of December 31, 2013, represent 28.2% of our total deposits compared to 32.1% as of December 31, 2012. During the same time period, our core deposits have increased by $57,702 and as of December 31, 2013, represent 71.8% of our total deposits, compared to 67.9% as of the prior year end. The tables below summarize selected deposit information at and for the periods indicated.

	December 31
	2013		2012		2011
		Percent of		Percent of		Percent of
	Balance	Total	Balance	Total	Balance	Total
Non time deposits	$633,377	71.8%	$575,675	67.9%	$475,924	60.2%
Time deposits	249,355	28.2%	271,992	32.1%	314,813	39.8%

Total deposits	$882,732	100.0%	$847,667	100.0%	$790,737	100.0%

Average Deposit Balance by Type and Average Interest Rate
	For the Year
	2013		2012		2011
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Non interest bearing demand deposits	$194,341	0.00%	$157,866	0.00%	$121,523	0.00%
NOW accounts	57,513	0.09%	50,336	0.18%	49,533	0.33%
Money market accounts	343,438	0.44%	309,989	0.61%	276,648	0.89%
Savings accounts	4,448	0.07%	6,031	0.25%	5,822	0.48%
Time deposits	259,296	1.06%	294,017	1.22%	372,892	1.39%

Total deposits	$859,036	0.50%	$818,239	0.68%	$826,418	0.95%

Maturity of Time Deposits $100 or More
	December 31
	2013	2012	2011
0-3 Months	$30,079	$22,979	$19,747
3-6 Months	15,950	19,044	9,527
6-12 Months	31,450	29,607	33,880
> 12 Months	55,452	58,850	60,545

Total	$132,931	$130,480	$123,699

Federal Home Loan Bank Advances

Information on the Company’s advances from the Federal Home Loan Bank follows:

			Average		Weighted
	Maximum		Interest		Average
	Outstanding		Rate		Interest
For the	at Any	Average	During the	Ending	Rate at
Year	Month End	Balance	Year	Balance	Year End
2013	$—	$13	1.28%	$—	—
2012	—	—	1.03%	—	—
2011	51,316	15,076	2.14%	—	—

Subordinated Debentures and Trust Preferred Securities

In March 2004, the Company participated in a pooled offering of trust preferred securities. In doing so, the Company formed First Southern Bancorp Statutory Trust II (the Trust), a wholly owned statutory trust subsidiary, for the purpose of issuing trust preferred securities. The Trust used the proceeds from the issuance of $9.0 million in trust preferred securities to acquire junior subordinated debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at an annual variable rate equal to the three-month LIBOR plus 2.8%. The rate at December 31, 2013 and 2012 was 3.04% and 3.14%, respectively. The debt securities and the trust preferred securities each have 30-year lives. At December 31, 2013 and 2012, all of the subordinated debentures qualified as and were treated as Tier 1 capital.

Under current accounting guidance, the trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust.

On January 15, 2014, the Company, after receiving approval from the Federal Reserve Board, redeemed the trust preferred securities, at par value plus accrued interest.

Liquidity and Market Risk Management

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of our interest rate sensitivity, or gap, is one of the principal techniques we use in our asset/liability management effort. The asset mix of our balance sheet is evaluated continually in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

Our gap and liquidity positions are reviewed periodically to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At December 31, 2013, approximately 35% of total gross loans were adjustable rate. Approximately 80% of our investment securities ($184,218 fair value) are invested in mortgage-backed securities. Although most of these have stated maturities in excess of five years, these are amortizing instruments that generate cash flows each month. The average life of our securities at December 31, 2013, was approximately 3.7 years. Deposit liabilities, at that date, consisted of $61,104 (6.9%) in NOW accounts, $367,634 (41.6%) in money market accounts and savings, $249,355 (28.2%) in time deposits and $204,639 (23.3%) in noninterest bearing demand accounts.

The table below presents the market risk associated with our financial instruments. In the rate sensitivity analysis table, rate sensitive assets and liabilities are shown by repricing periods.

RATE SENSITIVITY ANALYSIS

December 31, 2013

	1-3 Mos	3-12 Mos	1-3 Yrs	3-5 Yrs	> 5 Yrs	Total
Interest-earning assets
Fixed-rate loans	$21,367	$18,615	$90,099	$70,273	$212,425	$412,779
Variable-rate loans	119,988	52,474	17,840	21,835	10,576	222,713
Investment securities	21,976	35,862	67,833	46,903	62,626	235,199
Restricted equity securities	1,236	—	—	—	4,569	5,805
Due from financial institutions	97,276	—	—	—	—	97,276

Total interest-earning assets	$261,842	$106,951	$175,773	$139,011	$290,195	$973,773

Interest-bearing liabilities
NOW accounts	$61,104	$—	$—	$—	$—	$61,104
Money market accounts	362,919	—	—	—	—	362,919
Savings accounts	4,715	—	—	—	—	4,715
Time deposits	46,421	94,961	80,879	27,050	44	249,355

Total interest-bearing liabilities	$475,159	$94,961	$80,879	$27,050	$44	$678,093

Interest-sensitivity gap	$(213,317)	$11,991	$94,894	$111,961	$290,152
Cumulative gap	$(213,317)	$(201,326)	$(106,432)	$5,528	$295,680
Cumulative gap RSA/RSL	0.55x	0.65x	0.84x	1.01x	1.44x

As stated earlier, the rate sensitivity table above summarizes our interest earning assets and interest bearing liabilities by repricing periods at a point in time. It does not include assumptions about sensitivity to changes in various interest rates by asset or liability type, correlation between macro environment market rates and specific product types, lag periods, cash flows or other assumptions and projections. However, in addition to static gap analysis, our Bank also uses simulation models to estimate the sensitivity of its net interest income to changes in interest rates. Simulation is a better technique than gap analysis because variables are changed for the various rate conditions. Each category’s interest change is calculated as rates ramp up and down. In addition, the repayment speeds and repricing speeds are changed. Rate Shock is a method for stress testing the net interest margin over the next four quarters under several rate change levels. These levels span in 100bps increments up and down from the current interest rates. In order to simulate activity, maturing balances are replaced with the new balances at the new rate level, and repricing balances are adjusted to the new rate shock level. The interest is recalculated for each level along with the new average yield. Net interest margin is then calculated and a margin risk profile is developed. The results of these calculations, as of December 31, 2013, looking four quarters into the future, for the Bank, is summarized in the table below.

Change in interest rates	-100 bps	0 bps	+100 bps	+200 bps	+300 bps	+400 bps
Resulting effect on net interest income (a)	-4.28%	0	-1.48	-3.81	-6.21	-8.64

(a)

The percentage change in each of these boxes represents a percentage change from the net interest income (dollars) that the model projected for the next four quarters. To put this in perspective, as an example, our net interest income for 2013 was $32,165. Assuming a 100 bps decrease in rates, our model is suggesting that our net interest income would decrease by 4.28%, or approximately $1,378. Likewise, assuming a 100 bps increase in rates, our model is suggesting that our net interest income would decrease by only 1.48%, or approximately $476. It is important to reiterate again, that these models are built on a multitude of assumptions and predictions. This is not an exact science. The benefit that we see is measuring our overall interest rate risk profile. Although we are by no means suggesting the exactness of the numbers above, what we see as a take away is that in general, it appears that if market interest rates increase, it would suggest a benefit to our net interest income. If market interest rates decrease, it would suggest a negative effect on our net interest income. We believe that our interest rate risk is manageable and under control as of December 31, 2013.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on our future obligations. In the table, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

	December 31, 2013
			Due in over	Due over
		Due in less	one year	three years
		than one	and thru	and thru	Due over
	Total	year	three years	five years	five years
Contractual commitments:
Deposits	$882,732	$774,759	$80,879	$27,050	$44
Corporate debenture	9,000	—	—	—	9,000
Operating lease obligations	5,484	1,673	2,365	1,281	165

	$897,216	$776,432	$83,244	$28,331	$9,209

Primary Sources and Uses of Funds

Our primary sources and uses of funds during the year ended December 31, 2013 are summarized in the table below.

$97,192	Sales, maturities, and repayments of securities
4,299	Cash received from FDIC loss share agreements
25,160	Proceeds from the sale of foreclosed real estate
11,471	Net cash from operations
35,065	Increase in deposits
4,000	Proceeds from private placement escrow
3,387	Proceeds from the sales of SBA loans
441	Redemption of restricted equity securities

181,015	Total sources of funds

73,025	Increase in loans, net
89,680	Purchases of securities
45,715	Purchase of residential mortgage loans
2,925	Purchases of property and equipment

211,345	Total uses of funds

$30,330	Net decrease in cash and cash equivalents

Capital Resources

Total stockholders’ equity at December 31, 2013 was $197,164, or 18.03% of total assets, compared to $198,227 or 18.72% of total assets at December 31, 2012. The $1,063 net decrease is primarily the result of $6,311 in unrealized losses in securities available for sale, mostly offset by net income of $937, and a $4,000 return of capital associated with the 2009 capital raise. In connection with the 2010 private placement transaction, approximately $8.0 million of investment banking fees were placed in escrow to be released when the valuation of the Company reached certain higher levels. The $8.0 million was withheld from the proceeds received by the Company at the time of the transaction. In September, an agreement was reached with the investment banking firm and approximately $4.0 million of the fees were returned to the Company in 2013. The funds received increased the Company’s stockholders’ equity. The remaining $4.0 million was distributed to the investment banking firm.

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Our subsidiary Bank’s objective is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators.

Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on our Company.

Selected consolidated capital ratios at December 31, 2013 and 2012, were as follows:

	Actual		For Capital Adequacy		Excess
	Amount	Ratio	Amount	Ratio	Amount
As of December 31, 2013:
Total capital (to risk weighted assets)	$197,166	26.8%	$58,879	8.0%	$138,287
Tier 1 capital (to risk weighted assets)	$187,921	25.5%	$29,439	4.0%	$158,482
Tier 1 capital (to average assets)	$187,921	17.6%	$42,667	4.0%	$145,254
As of December 31, 2012:
Total capital (to risk weighted assets)	$190,797	29.0%	$52,561	8.0%	$136,236
Tier 1 capital (to risk weighted assets)	$182,436	27.8%	$26,280	4.0%	$156,156
Tier 1 capital (to average assets)	$182,436	17.7%	$41,178	4.0%	$141,258

Effects of Inflation and Changing Prices

The consolidated financial statements included in this joint proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce our earnings from such activities.

Off-Balance Sheet Arrangements

We generally do not have any off-balance sheet arrangements, other than approved and unfunded loans and letters and lines of credit to our customers in the ordinary course of business.

Accounting Pronouncements

Refer to Note 1 in our Notes to Consolidated Financial Statements for a discussion on the effects of new accounting pronouncements.

Security Ownership of Certain Beneficial Owners and Management of First Southern

The following table sets forth the beneficial ownership of First Southern common stock as of April 1, 2014 by: (i) each person or entity who is known by First Southern to beneficially own more than 5% of the outstanding shares of First Southern common stock; (ii) each director and executive officer of First Southern; and (iii) all directors and executive officers of First Southern as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 31,793,287 shares of First Southern common stock that were issued and outstanding as of April 1, 2014. Under the SEC’s rules, shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable within 60 days after April 1, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

Unless otherwise indicated, to First Southern’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(a)	Number of shares of First Southern Common Stock Beneficially Owned (m)		Percent of Outstanding Shares of First Southern Common Stock
Director:
John Herbert Boydstun	357,549	(b)	1.12%
Robert G. Cox	14,163	(c)	0.04%
Sidney W. Lassen	86,091	(d)	0.27%
William C. O’Malley	36,519	(e)	0.11%
Brian Sherr	212,934	(f)	0.67%
Marsha Gassen	84,065	(g)	0.26%
John T. Grisby	105,020	(h)	0.33%
Executive Officers:
Lynne B. Wines	20,791	(i)	0.07%
James Gregory Olivier	123,768	(j)	0.39%
Tracy L. Keegan	—	(k)
William J. Kelley	—	(l)
All Directors and Executive Officers as a group (11 individuals)	1,040,900		3.27%
Other 5% owners not listed above
The Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	2,501,152		7.87%

Capital Research Global Investors 333 South Hope Street, 33rd Floor Los Angeles, CA 90071	2,824,708		8.88%

Carlson Capital, LP 2100 McKinney, Suite 1800 Dallas, TX 75201	2,724,116		8.57%

Franklin Mutual Advisors, LLC 101 John F. Kennedy Parkway, 3rd Floor Short Hills, NJ 07078	2,941,351		9.25%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,884,975		9.07%

(a)	The address of each of First Southern’s executive officers and directors is c/o First Southern Bancorp, Inc., 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432.

(b)	John Herbert Boydstun. The nature of his beneficial ownership is as follows: 312,837 shares owned jointly with his spouse and 44,712 shares owned jointly with his children.
(c)	Robert G. Cox. The nature of his beneficial ownership is as follows: 9,538 shares owned individually and 4,625 shares which Mr. Cox may acquire under exercise of stock options.
(d)	Sidney W. Lassen. The nature of his beneficial ownership is as follows: 9,538 shares owned individually 71,928 shares owned by corporations he controls, and 4,625 shares which Mr. Lassen may acquire upon exercise of stock options.
(e)	William C. O’Malley. The nature of his beneficial ownership is as follows: 31,894 shares owned individually and 4,625 shares which Mr. O’Malley may acquire upon exercise of stock options.
(f)	Brian J. Sherr. The nature of his beneficial ownership is as follows: 160,771 shares owned individually, 793 shares owned by his IRA, 4,300 shares owned as trustee, 2,194 shares owned jointly with his spouse, and 44,876 shares which Mr. Sherr may acquire upon exercise of stock options.
(g)	Marsha Gassen. The nature of her beneficial ownership is as follows: 28,855 shares owned individually, 36,937 shares owned jointly with her spouse, and 18,273 shares owned by a corporation she controls.
(h)	John Grisby. The nature of his beneficial ownership is as follows: 98,020 shares owned individually and 7,000 shares which Mr. Grisby may acquire upon exercise of stock options.
(i)	Lynne B. Wines. The nature of her beneficial ownership is as follows: 20,791 shares owned individually.
(j)	James Gregory Olivier. The nature of his beneficial ownership is as follows: 123,768 shares owned individually.
(k)	Tracy L. Keegan. Ms. Keegan does not have a beneficial ownership interest in First Southern common stock.
(l)	William J. Kelley. Mr. Kelley does not have a beneficial ownership interest in First Southern common stock.
(m)	First Southern is in the process of determining whether certain shares owned by certain shareholders listed in the table will be reclassified as nonvoting stock pursuant to the conversion of First Southern’s Series C preferred stock.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General

As of April 11, 2014, the authorized capital stock of CenterState consisted of 100,000,000 shares of common stock, [    ] of which were outstanding and held by approximately [    ] shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles of incorporation and the bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the articles of incorporation of CenterState and the CenterState bylaws.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the board of directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over CenterState common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDERS’ RIGHTS

CenterState and First Southern are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of First Southern who receive shares of CenterState common stock in the merger will be determined by reference to CenterState’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of First Southern shareholders and CenterState shareholders. CenterState and First Southern believe that this summary describes the material differences between the rights of holders of CenterState common stock as of the date of this joint proxy statement/prospectus and the rights of holders of First Southern common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the articles of incorporation and bylaws of each of First Southern and CenterState in their entirety. Copies of CenterState’s articles of incorporation and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

	FIRST SOUTHERN	CENTERSTATE
Capital Stock	Holders of First Southern capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and First Southern’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	First Southern’s authorized capital stock consists of (i) 300,000,000 shares of voting common stock, par value $0.01 per share, (ii) 35,000,000 shares of nonvoting common stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, no par value per share.	CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding	As of April 11, 2014, there were [ ] shares of First Southern voting common stock outstanding and [ ] shares of First Southern nonvoting common stock outstanding, and no shares of First Southern preferred stock outstanding.	As of April 11, 2014, there were [ ] shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of First Southern voting common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

Dividends	Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:	CenterState is subject to the same provisions of the FBCA.

	FIRST SOUTHERN	CENTERSTATE
• the corporation would not be able to pay its debts as they come due in the usual course of business; or

•   the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Number of Directors

First Southern’s articles of incorporation provide that the number of directors serving on the First Southern board may not be less than seven.

First Southern’s bylaws provide that the number of directors serving on the First Southern board of directors shall be seven.

CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors.

	There are currently seven directors serving on the First Southern board of directors.	There are currently 13 directors serving on the CenterState board of directors.

	First Southern directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors

Under the FBCA and First Southern’s bylaws, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. First Southern’s articles of incorporation do not otherwise provide for the vote required to elect directors.

CenterState directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
Removal of Directors	First Southern’s articles of incorporation provide that First Southern directors may be removed only for “cause.” The term “cause” means only (i) a material action or omission of a director that constitutes either gross negligence or willful misconduct in the performance of his or her duties as a	CenterState’s bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause.

	FIRST SOUTHERN	CENTERSTATE
director, or (ii) a conviction of a felony or any crime punishable by imprisonment in excess of one year or that involves dishonesty or a false statement regardless of the punishment.

Vacancies on the Board of Directors	First Southern’s articles of incorporation and bylaws provide that vacancies in the First Southern board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the end of the term he or she is elected to fill and until his or her successor has been elected and qualified.	CenterState’s bylaws have similar provisions.

Action by Written Consent	First Southern’s articles of incorporation provide that any action required or permitted to be taken by the shareholders of First Southern may be taken only by vote at a duly noticed annual or special meeting of the shareholders.	Under the FBCA, unless the articles of incorporation provide otherwise, action required or permitted to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote if the holders of outstanding shares having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of shareholders at which all shares were present and voted consent in writing. CenterState’s articles of incorporation do not prohibit shareholder action by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	First Southern’s bylaws provide that a shareholder who desires to nominate a person for election to the First Southern board of directors at, or bring other business before, an annual meeting of shareholders and who is eligible to make such nomination or bring such other business must give written notice of the proposed nomination or business to the Secretary of First Southern at the principal executive office of First Southern not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day prior to the first anniversary of the date on which First Southern first mailed its proxy statement to shareholders for the previous year’s annual meeting of shareholders, provided that if the date of the annual meeting is more than 30 days before or more than 30 days after the

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s joint proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in

	FIRST SOUTHERN	CENTERSTATE

anniversary of the prior year’s annual meeting, notice must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which announcement of the date of such meeting is first made. The shareholder must also comply with the other requirements for nominating a director or bringing other business before an annual meeting of shareholders as set forth in First Southern’s bylaws.

First Southern’s bylaws provide that only such business shall be conducted at a special meeting of shareholders as has been brought before the meeting pursuant to First Southern’s notice of meeting. At a special meeting called to elect directors, a shareholder who desires to nominate a person for election to the First Southern board of directors and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of First Southern at the principal executive office of First Southern not later than the close of business on the 10th day following the day on which an announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The shareholder must also comply with the other requirements for nominating a director set forth in First Southern’s bylaws.

CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	First Southern’s bylaws provide that notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60, days before the date of the meeting.	CenterState’s bylaws have similar notice provisions.
Amendments to Charter	Under the FBCA, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of	CenterState’s articles of incorporation similarly may be amended in accordance with the FBCA.

	FIRST SOUTHERN	CENTERSTATE
directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment must approve the amendment. Unless the FBCA, the restated articles of incorporation or the board of directors requires a greater vote, certain amendments must be approved by a majority of the votes entitled to be cast on the amendment. The board of directors may condition its submission of the proposed amendment on any basis.

Amendments to Bylaws	First Southern’s bylaws may be amended by the board of directors. Under the FBCA, First Southern’s shareholders have the power to adopt, amend or repeal the bylaws.	CenterState’s bylaws may similarly be amended by the board of directors or the shareholders.

Special Meeting of Shareholders	First Southern’s articles of incorporation provide that special meetings of the shareholders may be called by the First Southern board of directors or by the Chief Executive Officer of First Southern or when requested in writing by the holders of at least 50% of the shares entitled to be voted at such meeting.	CenterState’s bylaws provide that special meetings of the shareholders shall be held when directed by the Chairman, the President, or the board of directors, or when requested in writing by holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

Quorum	First Southern’s bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	CenterState’s bylaws have a similar provision.
Proxy	Under the FBCA and First Southern’s bylaws, a proxy is valid for 11 months unless a longer period is expressly provided in the appointment form.	CenterState’s bylaws have a similar provision.

Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. First Southern’s articles of incorporation provide that until the consummation of a public offering by First Southern to the general public through one or more registration statements filed with the SEC under the Securities Act of 1933, as amended, holders of voting common stock	CenterState’s shareholders do not have preemptive rights.

	FIRST SOUTHERN	CENTERSTATE
and nonvoting common stock have preemptive rights subject to certain exempt equity offerings by First Southern, including those relating to employment and incentive plans, acquisitions, exercise of equity rights, in connection with any debt financing, in connection with a public offering, in connection with any stock split or stock dividend, or in connection with transactions contemplated by subscription agreements previously entered into by First Southern and purchasers of its common shares.

Shareholder Rights Plan/Shareholders’ Agreement	First Southern does not have a rights plan. Neither First Southern nor First Southern shareholders are parties to a shareholders’ agreement with respect to First Southern’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	First Southern’s bylaws provide for indemnification coverage for its present and former directors, officers, employees and agents to the fullest extent permitted under law. First Southern’s bylaws also provide that First Southern shall, in the case of directors, and may, in the case of an officer if and as authorized by the First Southern board of directors, advance expenses in connection with proceedings for which indemnification may be sought, provided that such director or officer undertakes to repay all amounts so advanced in the event that it is ultimately determined that such person is not entitled to be indemnified by First Southern.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

Certain Business Combination Restrictions	Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation	CenterState has not opted out of these provisions.

	FIRST SOUTHERN	CENTERSTATE

entitled to vote on the matter, subject to certain exceptions.

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

First Southern has not opted out of these provisions.

Non-Shareholder Constituency Provision	Under the FBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.	CenterState is subject to the same provisions of the FBCA.

Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party for which shareholder approval is required, from any sale of all assets of the corporation for which shareholders are entitled to vote, or from any plan of exchange for which shareholders are entitled to vote if the corporation’s shares will be acquired, and certain amendments to the corporation’s articles of incorporation, and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for First Southern Shareholders” and Appendix E.	Under the FBCA, dissenters’ rights are generally not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA other than in certain limited circumstances.

LEGAL MATTERS

Hacker, Johnson & Smith, P.A., Orlando, Florida, and Wachtell, Lipton, Rosen and Katz, New York, New York, will deliver at the effective time of the merger their opinions to CenterState and First Southern, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73. The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon by Smith Mackinnon, PA, Orlando, Florida. A member of the Firm owns 18,364 shares of CenterState common stock.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of its internal control over financial reporting as of December 31, 2013, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of First Southern as of December 31, 2013, and 2012, and the related consolidated statements of operations, comprehensive loss, statements of changes in stockholders’ equity and statements of cash flows for each of the years ended December 31, 2013, 2012 and 2011, included herein have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in its reports thereon, included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

To be eligible under Rule 14a-8 under the Exchange Act and under CenterState’s bylaws for inclusion in CenterState’s proxy statement, proxy card, and presentation at CenterState’s 2015 annual meeting of shareholders, a proper shareholder proposal must have been received by CenterState at its principal offices at 42745 U.S. Highway 27, Davenport, Florida 33837 no later than December 1, 2014. The notice must be in the manner and form required by CenterState’s bylaws and Rule 14a-8 under the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this joint proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by any information in this joint proxy statement/prospectus. This document incorporates by reference the following documents that have previously been filed with the SEC by CenterState:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 5, 2014, including the portions of CenterState’s definitive proxy statement on Schedule 14A filed on March 6, 2014, and incorporated into that Form 10-K by reference.

•	Current Reports on Form 8-K filed on January 17, January 21, January 29, January 31 and March 12, 2014 (other than the portions of those documents not deemed to be filed); and

•	The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meetings of First Southern and CenterState’s shareholders, provided, however, that CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CenterState files annual, quarterly and special reports, joint proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes showing the impact on the historical financial conditions and results of operations of CenterState, its January 17, 2014 acquisition of Gulfstream Bancshares, Inc. (“Gulfstream”) and First Southern have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of December 31, 2013 is presented as if the Gulfstream and the First Southern mergers had occurred on December 31, 2013. The unaudited pro forma combined consolidated income statement for the year ended December 31, 2013 is presented as if both mergers had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, as such, one-time merger costs for either merger are not included.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	CenterState’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2013, included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus;

•	First Southern’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included elsewhere in this joint proxy statement/prospectus;

•	Gulfstream’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Exhibit 99.1 in CenterState’s Form 8-K/A filed on March 12, 2014, which is incorporated by reference into this joint proxy statement/prospectus; and

•	other information pertaining to CenterState and First Southern incorporated by reference into, or included in, this joint proxy statement/prospectus.

See “Selected Historical Consolidated Financial Data of CenterState,” “Selected Historical Consolidated Financial Data of First Southern,” “Documents Incorporated by Reference” and “Index to First Southern’s Consolidated Financial Statements.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

At December 31, 2013

(in thousands, except per share data)

	CenterState Dec 31, 2013 as reported	Gulfstream Dec 31, 2013 as reported	Pro Forma adjustments		CenterState Gulfstream Pro Forma Dec 31, 2013	First Southern Dec 31, 2013 as reported	Pro Forma adjustments		Pro Forma Dec 31, 2013 combined
Assets:
Cash and cash equivalents	$174,889	$94,419	($25,268)	b	$244,040	$154,969	($114,802)	a,b,d	$284,207
Investment securities	457,086	61,288	(745)	q	517,629	229,536	(274)	t	746,891
Loans	1,474,179	375,624	(18,267)	e	1,831,536	635,492	(26,835)	e	2,440,193
Allowance for loan losses	(20,454)	(12,358)	12,358	f	(20,454)	(12,876)	12,876	f	(20,454)

Net loans	1,453,725	363,266			1,811,082	622,616			2,419,739
Other Real Estate Owned (“OREO”)	25,520	3,365			28,885	32,546			61,431
Bank premises and equipment, net	96,619	5,781			102,400	11,643	(305)	g	113,738
Goodwill	44,924	—	28,991	n	73,915	23,713	(16,995)	h,n	80,633
Other intangibles	6,116	—	4,173	j	10,289	594	7,279	i,j	18,162
Bank owned life insurance	49,285	4,939			54,224	2,529			56,753
FDIC indemnification asset	73,433	—			73,433	6,012			79,445
Prepaid and other assets	33,970	11,767	(103)	m,p	45,634	9,098	30,964	d,k,m	85,696

Total Assets	$2,415,567	$544,825			$2,961,531	$1,093,256			$3,946,695

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$2,056,231	$466,571	783	l	$2,523,585	$882,732	1,886	l	$3,408,203
Other borrowings	50,366	11,884	708	r	62,958	—			62,958
Corporate debentures	16,996	10,000	(3,255)	s	23,741	9,000	(9,000)	a	23,741
Payables and other liabilities	18,595	2,973			21,568	4,360			25,928

Total liabilities	2,142,188	491,428			2,631,852	896,092			3,520,830
Stockholders’ Equity:
Preferred Stock		249	(249)	o	—	30,466	(30,466)	o	—
Common Stock	301	16	36	c,o	353	199	(104)	c,o	448
Additional paid in capital	229,544	23,489	32,759	c,o	285,792	241,050	(144,959)	c,o	381,883
Treasury shares	—	—			—	(2,866)	2,866	o	—
Retained earnings (deficit)	48,018	30,444	(30,444)	o	48,018	(65,629)	65,629	d,o	48,018
Accumulated other comprehensive loss	(4,484)	(801)	801	o	(4,484)	(6,056)	6,056	o	(4,484)

Total stockholders’ equity	273,379	53,397			329,726	197,164			425,865

Total Liabilities and Stockholders’ Equity	$2,415,567	$544,825			$2,961,531	$1,093,256			$3,946,695

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2013

(in thousands, except per share data)

	CenterState Dec 31, 2013 as reported	Gulfstream Dec 31, 2013 as reported	Gulf stream reclass		Pro Forma adjustments		CenterState Gulfstream Pro Forma Dec 31, 2013	First Southern Dec 31, 2013 as reported	First Southern reclass	Pro Forma adjustments		Pro Forma Dec 31, 2013 combined
Interest income:
Loans	$88,274	$18,778			$2,107	e	$109,159	$31,981		$4,821	e	$145,961
Investment securities available for sale
Taxable	9,889	841					10,730	4,110				14,840
Tax-exempt	1,430	—					1,430	—				1,430
Federal funds sold and other	785	309					1,094	683				1,777

Total interest income	100,378	19,928					122,413	36,774				164,008
Interest expense:
Deposits	5,184	1,778			(517)	d	6,445	4,326		(1,054)	d	9,717
Other borrowings	701	628			150	g	1,479	283		(281)	c	1,481

Total interest expense	5,885	2,406					7,924	4,609				11,198
Net interest income	94,493	17,522					114,489	32,165				152,810
Provision for loan losses	(76)	168					92	(5,296)				(5,204)

Net interest income after provision for loan losses	94,569	17,354					114,397	37,461				158,014
Non interest income:
Income from correspondent banking and bond sales division	17,023	—					17,023	—				17,023
Other correspondent banking revenue	3,387	—					3,387	—				3,387
Service charges on deposit accounts	8,457	509					8,966	942				9,908
Debit, prepaid, ATM and merchant card related fees	5,420	—					5,420	—				5,420
Wealth management related revenue	4,551	410					4,961	—				4,961
FDIC indemnification income	5,542	—					5,542	—				5,542
FDIC indemnification asset amortization	(13,807)	—					(13,807)	128				(13,679)
Bank owned life insurance income	1,328	170					1,498	66				1,564
Net gain on sale of securities available for sale	1,060	—					1,060	57				1,117
Other service charges and fees	985	1,083	(137)	z			1,931	618				2,549

Total non interest income	33,946	2,172					35,981	1,811				37,792

Unaudited Pro Forma Combined Consolidated Statement of Income (continued)

For the year ended December 31, 2013

(in thousands, except per share data)

	CenterState Dec 31, 2013 as reported	Gulfstream Dec 31, 2013 as reported	Gulf stream reclass		Pro Forma adjustments		CenterState Gulfstream Pro Forma Dec 31, 2013	First Southern Dec 31, 2013 as reported	First Southern reclass		Pro Forma adjustments		Pro Forma Dec 31, 2013 combined
Non interest expense:
Salary, wages and employee benefits	60,369	8,869					69,238	16,155					85,393
Occupancy expense	13,578	1,066					14,644	4,053					18,697
Data processing expense	3,784	604					4,388	2,112					6,500
Professional fees	3,754	—	470	x			4,224	2,304	209	x			6,737
Bank regulatory expenses	2,369	—	396	y			2,765	1,016					3,781
Credit related expenses	12,730	346	(137)	z			12,939	5,736	2,539	w			21,214
Marketing expenses	2,517	358					2,875	265					3,140
All other expenses	11,661	2,551	(866)	x,y	626	b	13,972	6,694	(2,748)	x,w	944	a,b	18,862

	110,762	13,794					125,045	38,335					164,324
Other than temporary impairment on securities:
Net impairment losses	—	53					53	—					53
Income before provision for income taxes	17,753	5,679					25,280	937					31,429
Provision for income taxes	5,510	2,100			713	f	8,323	—			2,011	f	10,334

Net income	12,243	3,579					16,957	937					21,095
Preferred stock dividend requirements and accretion of preferred discount	—	331			(331)	h	—	—					—

Net income available to common shareholders	$12,243	$3,248					$16,957	$937					$21,095

Basic earnings (loss) per common share	$0.41	$2.07					$0.48	$0.05					$0.47
Diluted earnings (loss) per common share	$0.41	$2.04					$0.48	$0.03					$0.47
Weighted average common shares outstanding
Basic	30,103	1,566					35,298	19,865					44,774
Diluted	30,220	1,594					35,606	31,749					45,082

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of December 31, 2013 and the unaudited pro forma combined income statement for the year ended December 31, 2013 are based on the historical financial statements of CenterState, Gulfstream and First Southern after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the three companies. Certain historical financial information has been reclassified to conform to the current presentation.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CenterState and First Southern will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Under the terms of the Gulfstream merger agreement, Gulfstream shareholders received 3.012 shares of CenterState common stock and $14.65 in cash for each share of Gulfstream stock. CenterState completed its merger with Gulfstream on January 17, 2014. For additional information relating to the acquisition of Gulfstream, see CenterState’s Form 8-K/A filed on March 12, 2014, which is hereby incorporated by reference.

Had the Gulfstream merger occurred on December 31, 2013, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Number of shares of Gulfstream common stock outstanding at December 31, 2013	1,569,164
Gulfstream preferred shares that convert to Gulfstream common shares upon a change in control	155,629

Total Gulfstream common shares including conversion of preferred shares	1,724,793
Per share exchange ratio	3.012

Number of shares of CenterState common stock—as exchanged	5,195,077
Multiplied by CenterState common stock price on December 31, 2013	$10.15

Estimated fair value of CenterState common stock issued (“Stock Consideration”)	$52,730

Total Gulfstream common shares including conversion of preferred shares	1,724,793
Multiplied by the cash consideration each Gulfstream share is entitled to receive	$14.65

Estimated total “Cash Consideration”	$25,268

Total Stock Consideration	$52,730
Total Cash Consideration	25,268

Preliminary estimated total consideration to be paid to Gulfstream common shareholders	$77,998
Fair value of Gulfstream stock options converted to CenterState stock options	3,570

Total Preliminary Estimated Acquisition Consideration for Gulfstream	$81,568

Under the terms of the First Southern Merger Agreement, First Southern shareholders will be entitled to receive 0.3 shares of CenterState common stock and $3.00 in cash for each share of First Southern common stock.

Based on First Southern’s estimate of shares of First Southern common stock outstanding as of December 31, 2013, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Total number of common shares after conversion of preferred shares and adjustments for restricted common stock, restricted stock units and preferred stock options as provided by First Southern management. Does not include approximately 205,215 shares of restricted stock where vesting hurdles were not met	31,588,072

Total number of First Southern common stock to exchange	31,588,072
Per share exchange ratio	0.3

Number of shares of CenterState common stock as exchanged	9,476,422
Multiplied by CenterState common stock price per share on December 31, 2013	$10.15

Estimated fair value of CenterState common stock issued (“Stock Consideration”)	$96,186

Total number of First Southern common stock to exchange	31,588,072
Multiplied by the per share cash consideration each First Southern share is entitled to receive	$3.00

Estimated total “Cash Consideration”	$94,764

Stock Consideration	$96,186
Cash Consideration	$94,764

Total Preliminary Estimated Acquisition Consideration	$190,950

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Gulfstream and First Southern based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to First Southern and Gulfstream is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until CenterState management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the CenterState common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to Gulfstream and First Southern’s tangible and intangible assets and liabilities as of December 31, 2013 based on their preliminary estimated fair values as follows.

		First
	Gulfstream	Southern
Cash and cash equivalents	$94,419	$134,931
Investment securities	60,543	229,262
Loans	357,357	608,657
OREO (foreclosed assets)	3,365	32,546
Bank premises and equipment	5,781	11,338
Bank owned life insurance	4,939	2,529
Other assets	11,664	46,074
Intangible assets	4,173	7,873
Goodwill	28,991	6,718
Deposits	(467,354)	(884,618)
Other borrowings	(12,592)	—
Corporate debentures	(6,745)	—
Other liabilities	(2,973)	(4,360)

Total Preliminary Estimated Acquisition Consideration	$81,568	$190,950

Approximately $4,173 and $7,873 for Gulfstream and First Southern, respectively, has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which CenterState, as the acquirer, will acquire from Gulfstream and First Southern. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet – the explanations and descriptions below are referenced to the December 31, 2013 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 142.

		Gulfstream		First Southern
Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit	Debit	Credit
a	Corporate debentures			9,000
a	Cash				9,000
b	Cash		25,268		94,764
c	Common stock		52		95
c	Additional paid in capital		56,248		96,091
d	Cash				11,038
d	Deferred tax (included in other assets)			3,863
d	Retained earnings			7,175
e	Loans		18,267		26,835
f	Allowance for loan losses	12,358		12,876
g	Property and equipment, net				305
h	Goodwill (existing goodwill)				23,713
i	Core deposit intangible (“CDI”) (existing CDI)				594
j	Core deposit intangible (“CDI”)	4,173		7,873
k	Deferred tax asset (included in other assets)			23,573
l	Deposits		783		1,886
m	Deferred tax (included in other assets)	47		3,528
n	Preliminary goodwill estimate	28,991		6,718
o	Preferred Stock	249		30,466
o	Common Stock	16		199
o	Additional paid in capital	23,489		241,050
o	Treasury shares				2,866
o	Retained earnings (deficit)	30,444			72,804
o	Accumulated other comprehensive loss		801		6,056
p	Interest receivable (included in other assets)		150
q	Investment securities		745
r	Federal Home Loan Bank advances		708
s	Corporate debentures	3,255
t	Held to maturity securities				274

a.	Redemption of First Southern’s corporate debenture planned to be redeemed prior to the merger date. The debt was redeemed during the first quarter of 2014.
b.	Payment of the cash consideration component of total merger consideration to Gulfstream and First Southern’s shareholders.
c.	CenterState common shares issued to Gulfstream and First Southern’s shareholders representing the stock consideration component of the total respective merger consideration. For the purpose of this pro-forma presentation, the value of a share of CenterState common stock was assumed to equal its closing price on December 31, 2013, the pro forma date, as reported by NASDAQ ($10.15 per share).

d.	Represents First Southern’s (seller) estimated merger expenses which is expected to be paid immediately prior to the merger closing date, the related tax benefit and the net effect on First Southern’s retained earnings.
e.	Adjustment to loans to reflect the preliminary estimated fair value at acquisition date.
f.	Adjustment to allowance for loan losses to reflect the reversal of Gulfstream and First Southern’s allowance for loan and lease losses.
g.	Adjustment to branch real estate to reflect the preliminary estimated fair value at acquisition date.
h.	Remove First Southern’s existing goodwill.
i.	Remove First Southern’s existing core deposit intangible.
j.	Adjustment to intangible assets to reflect the preliminary estimate of the core deposit intangible at the acquisition date.
k.	Adjustment to reflect the reversal of a portion of First Southern’s net deferred tax asset valuation.
l.	Adjustment to time deposits to reflect preliminary estimated fair value at acquisition date.
m.	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 38.575%.
n.	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
o.	Adjustment to reflect the conversion of preferred stock to common and to reflect the reversal of common equity.
p.	Remove interest receivable related to loans to be accounted for pursuant to ASC 310-30.
q.	Adjust certain security investments to estimated fair value.
r.	Adjust Federal Home Loan Bank advances to estimated fair value.
s.	Adjust TRUPs to estimated fair value.
t.	Adjust held to maturity securities, carried at amortized cost basis, to estimated fair value.

Income Statements – the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2013 starting on page 143.

Income Statements – reclassifications

The following reclassifications adjusted Gulfstream and First Southern’s historical income statements to conform to CenterState’s historical income statements.

w.	Loan expenses related to the foreclosure process have been reclassed to credit related expenses to conform to CenterState’s historical income statement.

x.	Professional fees included in Gulfstream and First Southern’s all other expenses have been reclassified to Professional fees to conform to CenterState’s historical income statement.

y.	Bank regulatory expenses included in Gulfstream’s other expenses have been reclassified to Bank regulatory expenses to conform to CenterState’s historical income statement.

z.	Credit related expenses include net gains and losses on OREO sales and valuation write-downs. Gulfstream’s net gain on sale of OREO, included in non-interest income, has been reclassified to credit related expenses and netted with net losses on OREO, included in non-interest expense.

Income Statements – Pro Forma Adjustments

		Year ending Dec 31, 2013
			First
Pro Forma Adjusting entries (Income Statements):		Gulfstream	Southern
a	Remove amortization of existing CDI	—	$(237)
b	Amortization of new CDI	$626	1,181
c	Remove TRUP interest expense	—	(281)
d	Time Deposits amortization of fair value adjustment at acquisition date	(517)	(1,054)
e	Preliminary estimate of loan interest accretion	2,107	4,821
f	Income tax expense of pro-forma adjustments	713	2,011
g	TRUPs amortization of fair value adjustment at acquisition date	150	—
h	Effect of redeeming perpetual preferred stock, series D	(331)	—

a.	Remove the amortization expense of First Southern’s existing core deposit intangible (“CDI”) asset.
b.	The preliminary estimates of CDI related to CenterState’s acquisition of Gulfstream and First Southern are expected to approximate $4,173 and $7,873, respectively, and will be amortized over a ten year period on an accelerated basis which is expected to produce approximately $626 and $1,181, respectively, of amortization expense during the first year of combined operations. Below is the preliminary estimated amortization schedule.

	Gulf	First		Gulf	First
year	stream	Southern	year	stream	Southern
1	$626	$1,181	6	$363	$685
2	532	1,004	7	363	685
3	452	853	8	363	685
4	384	725	9	363	685
5	363	685	10	364	685

c.	Remove the interest expense related to First Southern’s Corporate Debenture as First Southern is assumed to redeem the Corporate Debenture prior to the merger acquisition date. The debt instrument was redeemed by First Southern during the first quarter of 2014.
d.	The time deposits acquired from Gulfstream and First Southern will be adjusted to fair value at the acquisition date. The preliminary estimate of the fair value adjustment at acquisition date is expected to approximate $783 and $1,886, respectively. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits. The amortization is preliminarily estimated to approximate $517 and $1,054, respectively, during the first year of combined operations.
e.	Represents the preliminary estimate of the first years’s interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the merger. The total amount to be accreted in interest income over the estimated lives of the related loans is approximately $14 million.
f.	Adjustment to reflect the income tax provision of the Pro Forma Adjustments using 38.575% as the incremental effective tax rate.
g.	CenterState assumed Gulfstream’s $10 million of Corporate Debentures and the underlying Trust Preferred Securities pursuant to the merger. This debt will be adjusted to fair value at the acquisition date. The estimate of the related fair value adjustment at acquisition is approximately $3,255. This amount will be amortized over the remaining life of the two debt instruments as an increase to interest expense. The amortization during the first year of combined operations is estimated to approximate $150. One of the debt securities ($7 million) matures on January 18, 2035 and the other ($3 million) matures on March 6, 2037. The amortization is on a straight line basis over their respective terms.

h.	Adjustment to reflect Gulfstream’s redemption of the non-cumulative perpetual preferred stock, series D prior to the closing date of the merger.

Note 5—Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2013 have been calculated using CenterState’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Gulfstream and First Southern’s shareholders in each of their mergers.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2013. In the table below, amounts are in thousands except for per share data.

	Year ended Dec 31, 2013
	Basic	Diluted
Pro forma net income available to common shareholders	$21,095	$21,095
Weighted average common shares outstanding:
CenterState	30,103	30,220
Common shares issued to Gulfstream	5,195	5,386
Common shares issued to First Southern shareholders	9,476	9,476

Pro forma	44,774	45,082

Pro forma net income per common share	$0.47	$0.47

Note 6—Merger Related Charges

CenterState’s preliminary estimated transaction expenses related to the First Southern merger are approximately $5,186, net of tax. These one-time merger related expenses have not been included in the Unaudited Pro Forma Combined Consolidated Statement of Income, as the pro forma adjustments does not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger. First Southern’s preliminary estimated transaction expenses related to the merger are approximately $7,175, net of tax. These preliminary estimated merger transaction expenses (both CenterState and First Southern) are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of merger transaction costs is in the following table.

	(Seller)	(Buyer)
	First Southern	CenterState
Change in control and severance expenses	$6,063	$1,400
System termination fees and system conversion expenses	—	2,594
Investment bankers, accounting, auditing and legal	4,400	1,800
Other related expenses	575	2,184

Total non-interest expense	11,038	7,978
Tax benefit	3,863	2,792

Net expense after tax benefit	$7,175	$5,186

First Southern Bancorp, Inc. and Subsidiary

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders

First Southern Bancorp, Inc.

Boca Raton, Florida

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Southern Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Southern Bancorp, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

March 14, 2014

First Southern Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2013 and 2012

	December 31
(dollars in thousands, except per share data)	2013	2012
Assets
Cash and due from financial institutions	$154,969	$184,048
Federal funds sold	—	1,251

Total cash and cash equivalents	154,969	185,299
Investment securities available for sale	223,629	241,339
Investment securities held to maturity (fair value of $5,633 and $6,115 at December 31, 2013 and 2012, respectively)	5,907	6,045
Restricted equity securities	5,805	6,246
Loans	635,492	540,426
Allowance for loan losses	(12,876)	(20,174)

Net loans	622,616	520,252
Accrued interest receivable	2,003	7,501
Property and equipment, net	11,643	9,765
Bank-owned life insurance	2,529	2,463
Foreclosed real estate	32,546	42,910
Goodwill	23,713	23,713
FDIC indemnification asset	6,012	10,183
Core deposit intangible	594	831
Other assets	1,290	2,259

Total assets	$1,093,256	$1,058,806

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$204,639	$187,128
Interest-bearing deposits	678,093	660,539

Total deposits	882,732	847,667
Accrued expenses and other liabilities	4,360	3,912
Subordinated debentures	9,000	9,000

Total liabilities	896,092	860,579
Stockholders’ equity
Preferred shares authorized 10,000,000 - 2013 and 2012;
Series C common equivalent convertible participating preferred stock, $1,000 per share liquidation, no dividend, 30,790 shares issued, 30,466 shares outstanding - 2013; 30,790 shares issued, 30,482 shares outstanding - 2012	30,466	30,482
Common stock, $0.01 par value per share;
Shares authorized 300,000,000 - 2013 and 2012,
issued: 20,048,392 and outstanding 19,859,166 - 2013,
issued: 20,048,392 and outstanding 19,869,011 - 2012	199	199
Additional paid-in capital	241,050	236,675
Treasury shares: 158,004 and 148,159 shares of common stock and 269 and 253 Series C common equivalents - 2013 and 2012, respectively	(2,866)	(2,818)
Retained deficit	(65,629)	(66,566)
Accumulated other comprehensive income (loss)	(6,056)	255

Total stockholders’ equity	197,164	198,227

Total liabilities and stockholders’ equity	$1,093,256	$1,058,806

See accompanying notes to consolidated financial statements.

First Southern Bancorp, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2013, 2012, and 2011

	For the Year
(dollars in thousands, except per share data)	2013	2012	2011
Interest income
Loans, including fees	$31,981	$36,933	$43,335
Investment securities	4,110	3,638	4,063
Federal funds sold and other	683	613	484

Total interest income	36,774	41,184	47,882
Interest expense
Deposits	4,326	5,562	7,833
Federal Home Loan Bank advances	2	—	323
Subordinated debentures	281	298	283

Total interest expense	4,609	5,860	8,439

Net interest income	32,165	35,324	39,443
Provision for loan losses	(5,296)	7,303	5,546

Net interest income after provision for loan losses	37,461	28,021	33,897
Noninterest income
Service charges on deposit accounts	942	873	758
Accretion of FDIC indemnification asset	128	261	947
FDIC indemnification income	—	2,270	1,423
Other income	741	467	414

Total noninterest income	1,811	3,871	3,542
Noninterest expense
Salaries and employee benefits	16,155	15,352	19,846
Occupancy and equipment	4,053	3,918	3,713
Professional fees	2,304	1,070	1,803
Regulatory assessments	1,016	801	1,089
Data processing	2,112	1,545	1,933
Legal fees	209	465	1,616
Director fees	345	242	365
Foreclosed real estate	5,736	6,374	2,649
Loan related expense	2,539	7,603	3,107
Core deposit intangible amortization	237	333	466
Supplies	664	296	540
Other	2,965	4,720	4,522

Total noninterest expense	38,335	42,719	41,649

Income (loss) before income taxes	937	(10,827)	(4,210)
Income tax benefit	—	—	(312)

Net income (loss)	$937	$(10,827)	$(3,898)

Basic net income (loss) per common share	$0.05	$(0.54)	$(0.19)

Diluted net income (loss) per common share	$0.03	$(0.54)	$(0.19)

Basic weighted-average common shares outstanding	19,865,158	19,924,385	19,991,237

Diluted weighted-average common shares outstanding	31,749,432	19,924,385	19,991,237

See accompanying notes to consolidated financial statements.

First Southern Bancorp, Inc.

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2013, 2012, and 2011

	For the Year
(dollars in thousands)	2013	2012	2011
Net income (loss)	$937	$(10,827)	$(3,898)
Other comprehensive income (loss), before tax
Investment securities available for sale
Change in net unrealized gains (losses) during the period	(6,254)	(967)	973
Reclassification adjustment for gains on sales included in net income (loss)	(57)	(220)	(54)

Other comprehensive income (loss), before tax	(6,311)	(1,187)	919
Income tax expense (benefit) related to items of other comprehensive income (loss)	—	—	(312)

Other comprehensive income (loss), net of tax	(6,311)	(1,187)	607

Comprehensive loss	$(5,374)	$(12,014)	$(3,291)

See accompanying notes to consolidated financial statements.

FIRST SOUTHERN BANCORP, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2013, 2012, and 2011

					Treasury Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Series C
	Preferred Stock		Common Stock
(dollars in thousands, except share data)	Shares	Amount	Shares	Amount
Balance, January 1, 2011	30,707	$30,707	19,998,573	$200	$—	$379,847	$(51,841)	$835	$359,748
Net loss	—	—	—	—	—	—	(3,898)	—	(3,898)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	607	607
Stock issued for stock-based compensation plans, net of repurchase and retirement	1	1	2,089	—	(362)	—	—	—	(361)
Stock-based compensation expense	—	—	—	—	—	4,410	—	—	4,410

Balance, December 31, 2011	30,708	30,708	20,000,662	200	(362)	384,257	(55,739)	1,442	360,506
Dividends paid ($4.69 per share common and $1,816 per share preferred)	—	—	—	—	—	(149,703)	—	—	(149,703)
Net loss	—	—	—	—	—	—	(10,827)	—	(10,827)
Other comprehensive loss	—	—	—	—	—	—	—	(1,187)	(1,187)
Stock issued for stock-based compensation plans, net of repurchase and retirement	(226)	(226)	(131,651)	(1)	(2,456)	2,418	—	—	(265)
Stock-based compensation expense	—	—	—	—	—	(297)	—	—	(297)

Balance, December 31, 2012	30,482	30,482	19,869,011	199	(2,818)	236,675	(66,566)	255	198,227
Net income	—	—	—	—	—	—	937	—	937
Other comprehensive loss	—	—	—	—	—	—	—	(6,311)	(6,311)
Proceeds from private placement escrow (Note 18)	—	—	—	—	—	4,000	—	—	4,000
Stock repurchases and retirements	(16)	(16)	(9,845)	—	(48)	(19)	—	—	(83)
Stock-based compensation expense	—	—	—	—		394	—	—	394

Balance, December 31, 2013	30,466	$30,466	19,859,166	$199	$(2,866)	$241,050	$(65,629)	$(6,056)	$197,164

See accompanying notes to consolidated financial statements.

First Southern Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012, and 2011

	For the Year
(dollars in thousands)	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$937	$(10,827)	$(3,898)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,044	1,087	808
Amortization of core deposit intangible	237	333	466
Indemnification income and accretion	(128)	(2,531)	(2,370)
Provision for loan losses	(5,296)	7,303	5,546
Amortization of premium on securities, net of discount accretion	4,082	5,109	2,793
Net gains on sales of investment securities	(57)	(220)	(54)
Net gains on sales of SBA loans	(219)	—	—
Net (gains) losses on sales of foreclosed real estate	(1,034)	(62)	466
Net losses on sale or disposal of equipment	3	20	3
Deferred income taxes	—	—	(312)
Stock compensation expense (benefit)	394	(297)	4,410
Writedowns of foreclosed real estate	4,742	3,721	1,357
Increase in cash surrender value of bank-owned life insurance	(66)	(66)	(71)
Changes in assets and liabilities:
Accrued interest receivable and other assets	6,384	(401)	(3,303)
Accrued expenses and other liabilities	448	1,447	(9,167)

Net cash provided by (used in) operating activities	11,471	4,616	(3,326)
Cash flows from investing activities
Purchases of investment securities	(89,680)	(222,398)	(152,368)
Sales, maturities, and repayments of investment securities	97,192	111,734	134,280
Redemptions of restricted equity securities, net of purchases	441	2,075	1,187
Proceeds from sales of foreclosed real estate	25,160	22,378	20,397
Net cash received from FDIC loss-sharing agreements	4,299	18,473	70,657
Net cash acquired from acquisition	—	—	97,744
Purchase of residential mortgage loans	(45,715)	—	—
Proceeds from sales of USDA and SBA loans	3,387	—	—
Net (increase) decrease in loans	(73,025)	23,777	44,997
Purchases of property and equipment	(2,925)	(679)	(6,602)

Net cash provided by (used in) investing activities	(80,866)	(44,640)	210,292
Cash flows from financing activities
Net increase (decrease) in deposits	35,065	56,930	(154,593)
Proceeds from private placement escrow (Note 18)	4,000	—	—
Payment of dividends	—	(149,703)	—
Repayment of FHLB advances	—	—	(53,331)

Net cash provided by (used in) financing activities	39,065	(92,773)	(207,924)

Net increase (decrease) in cash and cash equivalents	(30,330)	(132,797)	(958)
Cash and cash equivalents, beginning of period	185,299	318,096	319,054

Cash and cash equivalents, end of period	$154,969	$185,299	$318,096

Supplemental disclosure of cash flow information
Interest paid	$4,558	$5,873	$8,502
Income taxes paid	—	—	—
Supplemental noncash disclosure
Transfer of loans to foreclosed real estate	18,504	32,593	29,685

See accompanying notes to consolidated financial statements.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include First Southern Bancorp, Inc. and its subsidiary, First Southern Bank (the Bank), collectively referred to as the “Company”. The Company owned 99.9% of the Bank at December 31, 2013 and 2012. Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its seventeen branch offices, six of which are located in South Florida, three of which are located in North Florida, and eight of which are located in Central Florida. The Company expanded into North Florida when it purchased the assets and assumed the liabilities of Haven Trust Bank in 2010 and into Central Florida when it purchased the assets and assumed the liabilities of First Commercial Bank in 2011. The Bank’s primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are land and construction, residential mortgage, commercial real estate, commercial and industrial, and installment loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. The customers’ ability to repay their loans is dependent on the real estate and general economic conditions in their respective markets.

Subsequent Events: The Company has evaluated subsequent events recognition or disclosures through March 14, 2014, which is the date the financial statements were available to be issued.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair value of other real estate owned, fair value of stock based compensation awards, deferred tax assets, fair values of financial instruments, goodwill, and the FDIC indemnification asset are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with original maturities of less than 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions. Net cash flows are reported for FDIC loss sharing agreements.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Nonmarketable equity securities, such as Federal Home Loan Bank stock, are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

The Company evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of the criteria regarding the intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In analyzing an issuer’s financial condition, the Company considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are determined using the specific identification method.

Originated Loans: Loans, excluding acquired loans, that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The recorded investment in originated loans is the loan’s outstanding principal balance, net of partial charge offs and unamortized net deferred loan costs. The recorded loan balance does not include accrued interest receivable on loans.

Purchased Credit Impaired Loans (PCI Loans): As part of business acquisitions, the Company acquired certain loans that showed evidence of credit deterioration since origination. These acquired loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. Such acquired loans are aggregated into pools based upon common risk characteristics and accounted for on a pooled basis. The Company established 6 pools in each of the two business acquisitions for a total of 12 loan pools. The Company estimates the amount and timing of expected cash flows for each of the 12 loan pools, and the expected cash flows in excess of the pool’s allocated fair value is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of each loan pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded through a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Concentration of Credit Risk: Most of the Company’s business activities are with customers in Florida. Therefore, the Company’s exposure to credit risk is significantly affected by changes in real estate and the economy in Florida. At December 31, 2013, the Company had a total of $49.0 million invested in two short-term prime money market funds, one at Bank of New York Mellon and one at JP Morgan Chase. The Company has not experienced any losses in these accounts, but these funds are not FDIC insured.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers loans that are not impaired and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan’s contractual terms is not expected. Land and construction, commercial and industrial, and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured for impairment based upon the present value of estimated future cash flows using the loan’s existing rate at inception or at the fair value of collateral if repayment is expected solely from the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; the quality of the loan review system; regulatory change; and effects of changes in credit concentrations.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following portfolio segments have been identified:

Commercial and Industrial—Borrowers may be subject to industry conditions including decreases in product demand; increasing material or other production costs that cannot be immediately recaptured in the sales or distribution cycle; interest rate increases that could have an adverse impact on profitability; non-payment of credit that has been extended under normal vendor terms for goods sold or services extended; interruption related to the importing or exporting of production materials or sold products. To monitor the risks, the Company reviews collateral values and the borrowers’ financial statements.

Commercial Real Estate—Owner Occupied—Subject to adverse market conditions that cause a decrease in market value; the potential for environmental impairment from events occurring on subject or neighboring properties; obsolescence in location or function. A weakened economy and resultant decreased consumer and/or business spending will have an adverse effect on credit quality. To monitor the risks, the Company reviews collateral values and the borrowers’ financial statements.

Commercial Real Estate—Non Owner Occupied—Subject to adverse market conditions that cause a decrease in market value or lease rates; the potential for environmental impairment from events occurring on subject or neighboring properties; obsolescence in location or function. To monitor the risks, the Company reviews collateral values, the borrowers’ financial statements, and rent rolls.

Commercial Real Estate—Multifamily—Subject to adverse market conditions that cause a decrease in market value or lease rates; the potential for environmental impairment from events occurring on subject or neighboring properties; obsolescence in location or function. Multifamily loans are also subject to adverse market conditions associated with a change in governmental or personal funding sources for tenants; over supply of units in a specific region; a shift in population; reputational risks. To monitor the risks, the Company monitors major employment changes, collateral values, the borrowers’ financial statements and rent rolls.

Land and Construction—Land and construction loans generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects. To monitor the risk, the Company reviews collateral values for the specific types of property, the percentage of construction completed, and the borrowers’ financial statements.

Consumer and Other—Subject to adverse employment conditions in the local economy leading to increased default rate; decreased market values from oversupply in a geographic area; impact to borrowers’ ability to maintain payments. To monitor the risks, the Company monitors major employment changes in its lending area.

Purchased Credit Impaired—These acquired loans are generally segmented with the associated risks evaluated and monitored within each of the previously discussed portfolio segments.

Foreclosed Real Estate: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure an expense is recorded. Costs after acquisition are expensed.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain existing and former directors. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Long-term Assets: Premises and equipment, leasehold improvements and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

FDIC Indemnification Asset: The FDIC indemnification asset represents the estimated amounts due from the FDIC related to the Loss Share Agreements, which were booked as of the acquisition date of Haven Trust Bank and First Commercial Bank. The estimate represents the discounted value of the FDIC’s portion of estimated losses we expect to realize on loans and other real estate (Covered Assets) acquired. As losses are realized on Covered Assets, the portion the FDIC pays the Company in cash for principal and up to 90 days of interest reduces the FDIC indemnification asset. On a quarterly basis, the Company evaluates the FDIC indemnification asset to determine if the estimated losses on covered assets support the amount recorded as FDIC loss share receivable.

In October 2012, the Financial Accounting Standards Board (FASB) issued guidance on the subsequent accounting for an indemnification asset recognized at the acquisition date as a result of a government assisted acquisition of a financial institution. When an entity recognizes such an indemnification asset and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs as a result of a change in the cash flows expected to be collected on the indemnified asset, the guidance requires the entity to recognize the change in the measurement of the indemnification asset on the same basis as the indemnified assets. Any amortization of changes in value of the indemnification asset should be limited to the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets. The amendments are effective for fiscal years beginning on or after December 15, 2012 and early adoption is permitted. The amendments are to be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. The impact of this amendment on the consolidated financial statements had no effect since the Company’s prior accounting for the indemnification asset was consistent with this standard.

Goodwill and Other Intangible Assets: Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. Other intangible assets consist of core deposit intangible assets arising from the Haven Trust Bank and First Commercial Bank acquisitions. These core deposit intangibles were initially measured at fair value and are amortized on an accelerated method over their estimated useful lives, which is 7 years for both.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Benefit Plans: A 401(k) benefit plan allows employee contributions up to 15 percent of their compensation. During 2013, the Company matched employee contributions at the rate of 50 percent of the first four percent of the employee’s contributions. The Company’s matching contribution expense was $191,000 for 2013. No matching contributions were made in 2012 or 2011.

The Company has a plan that provides a death benefit to certain members of the Board of Directors in the aggregated amount of $645,000. This benefit is payable upon death only while in active service to the Company. This amount has not been recorded due to the uncertainty of the payment.

Stock-Based Compensation: Compensation cost is recognized for stock options/restricted stock units issued based upon the fair value of the award at the date of grant. Historically the Company has used a Black-Scholes model to estimate the fair value of stock options. For certain stock options granted during 2010, the fair value was estimated using a binomial lattice-based valuation model. The fair value of nonvested stock awards/stock units and deferred stock units is generally the market price of the Company’s stock on the date of grant. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Employment Agreements: The Company has employment agreements with certain officers. The agreements range from one to three years in length.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized will be the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit will be recorded.

The Company recognizes interest and penalties related to income tax matters in income tax expense.

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes the dilutive effect of additional potential common shares issuable under stock options, convertible preferred stock options, and convertible preferred stock.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of stockholders’ equity.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Regulatory reserve requirements were met with vault cash.

Dividend Restriction: Banking regulations require maintaining certain capital levels and limit the dividends paid by the bank to the holding company or by the holding company to shareholders. At December 31, 2013 and 2012, those restrictions precluded the payment of dividends to shareholders without prior regulatory approval.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net loss or shareholders’ equity.

NOTE 2—ACQUISITIONS

Effective January 7, 2011, the Company acquired substantially all the assets and assumed substantially all the deposits of First Commercial Bank of Florida headquartered in Orlando, Florida (First Commercial Bank) through a purchase and assumption agreement, including loss-sharing (the FCB P&A Agreement) with the Federal Deposit Insurance Corporation (FDIC) dated as January 7, 2011. First Commercial Bank operated nine banking centers in Central Florida, which immediately became First Southern Bank branches. As a result of this acquisition, the Company expanded its customer base into Central Florida where there is a significant concentration of small businesses and entrepreneurs to enhance loan growth, deposit fee income, and reduce operating costs through economies of scale.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values.

Pursuant to the FCB P&A Agreement, the Bank received a discount of $44.7 million on the net assets acquired and recognized goodwill of $23.6 million. As a result of this purchase, the Company incurred approximately $967,000 in acquisition related costs, which are reported in other operating expense on the 2011 statement of operations. All of the loans acquired are covered by a loss share agreement with the FDIC with the exception of $2.5 million in consumer loans, which were excluded from loss share coverage in the FCB P&A Agreement. In addition, all of the repossessed real estate (OREO) acquired is covered by the loss share agreement with the FDIC. The covered loans and OREO are collectively referred to as the “Covered Assets.” The Bank did not pay the FDIC a premium to assume the customer deposits.

Under and subject to the terms of the loss share agreement for acquired single family loans and covered assets, the FDIC is obligated to reimburse the Bank for 70% of the losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $5.9 million, 30% from $5.9 million to $9.9 million and 75%

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 2—ACQUISITIONS (Continued)

in excess of $9.9 million The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreement. The loss sharing agreement applicable to single family residential mortgage loans provide for FDIC loss sharing and the Bank reimbursement to the FDIC for recoveries for ten years.

Under and subject to the terms of the loss share agreement for acquired non single family loans and covered assets, the FDIC is obligated to reimburse the Bank for 70% of the losses with respect to the unpaid legal balance beginning with the first dollar of loss incurred up to $95.8 million, 30% from $95.8 million to $160.4 million and 75% in excess of $160.4 million. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreement. The loss sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years for recoveries.

As of the date of acquisition, the Company calculated the amount of reimbursements expected to be received from the FDIC using the present value of anticipated cash flows from the covered assets based on the credit adjustments estimated for each of the loans and the estimated losses on foreclosed assets. In accordance with ASC Topic 805, the FDIC indemnification asset was initially recorded at its fair value, and is measured separately from the loan assets and foreclosed assets because the loss sharing agreements are not contractually embedded in them or transferable with them in the event of disposal. The balance of the FDIC indemnification asset increases and decreases as the expected and actual cash flows from the covered assets fluctuates, as loans are paid off or impaired and as loans and foreclosed assets are sold. There are no contractual interest rates on this contractual receivable from the FDIC; however, a discount was recorded against the initial balance of the FDIC indemnification asset in conjunction with the fair value measurement as this receivable will be collected over the term of the loss sharing agreements. This discount will be accreted to non-interest income over future periods.

Acquired credit impaired loans are being accounted for pursuant to ASC Topic 310-30, which uses the effective yield method, and other acquired loans are being accounted for pursuant to ASC Topic 310-20, which uses the contractual yield. Acquired loans without specifically identified credit deficiency factors are referred to as Type B loans for disclosure purposes.

Acquired credit impaired loans were identified as loans that were nonaccrual, designated as Trouble Debt Restructured (TDR), graded “special mention” or “substandard,” and specifically identified loans graded better than “special mention” or “substandard” for which the primary source of repayment is expected to come from liquidation of collateral as opposed to repayment of contractual principal and interest. For this disclosure purpose, we refer to these loans as Type A loans.

The following table summarizes the total contractually required principal and interest cash payments, management’s estimate of expected total cash payments and the fair value of the loans as of the acquisition date.

	At January 7, 2011
(in thousands)	Type A Loans	Type B Loans	Total Loans
Contractually required principal and interest	$349,243	$208,550	$557,793
Nonaccretable difference	(143,891)	—	(143,891)

Cash flows expected to be collected	205,352	208,550	413,902
Accretable yield	(30,990)	(53,848)	(84,838)

Total acquired loans	$174,362	$154,702	$329,064

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 2—ACQUISITIONS (Continued)

Income on Type A acquired loans is recognized pursuant to ASC Topic 310-30. The portion of the fair value discount that has been described as an accretable yield is accreted into interest income over the estimated remaining life of the loans. The remaining nonaccretable difference represents cash flows not expected to be collected.

Income on Type B acquired loans is recognized pursuant to ASC Topic 310-20 and is recognized in accordance with the contractual loan agreement terms with each borrower. The related discount on Type B acquired loans will be amortized into income as the loan balances decrease due to principal repayments.

The operating results of the Company for 2011 include the operating results of the acquired assets and assumed liabilities since the acquisition date of January 7, 2011. Due primarily to the significant amount of fair value adjustments and the Loss Share Agreements now in place, historical results of First Commercial Bank are not believed to be relevant to the Company’s results, and thus no pro forma information is presented.

The following table presents the assets acquired and liabilities assumed at the acquisition date and as adjusted for purchase accounting adjustments for First Commercial Bank. All goodwill and core deposit intangibles included in the table are tax deductible over a 15-year period on a straight-line basis.

(in thousands)	Balances Acquired from FDIC	Fair Value Adjustments		As Recorded by First Southern Bank
First Commercial Bank of Florida Acquisition Date: January 7, 2011
Assets
Cash and cash equivalents	$97,744	$—		$97,744
Investment securities available for sale	180	—		180
Loans	466,610	(138,098	)(a)	328,512
Foreclosed real estate	18,377	(7,018	)(b)	11,359
FDIC indemnification asset	—	76,570	(c)	76,570
FHLB stock	3,917	—		3,917
Goodwill	—	23,641		23,641
Core deposit intangible	—	1,490	(d)	1,490
Accrued interest receivable	1,292	(722	)(a)	570
Other assets	79	—		79

Total assets acquired	$588,199	$(44,137)		$544,062

Liabilities
Deposits:
Noninterest bearing demand deposits	$31,125	$—		$31,125
Interest-bearing checking accounts	113,089	—		113,089
Interest-bearing savings accounts	3,806	—		3,806
Time deposits	358,365	—	(f)	358,365

Total deposits	506,385	—		506,385
FHLB advances	33,515	566	(e)	34,081
Other liabilities	3,596	—		3,596

Total liabilities assumed	$543,496	$566		$544,062

(a)	Adjustment reflects the fair value adjustments to loans and accrued interest receivable based on First Southern Bank’s evaluation of the acquired loan portfolio.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 2—ACQUISITIONS (Continued)

(b)	Adjustment reflects the estimated OREO losses based on First Southern Bank’s evaluation of the acquired OREO portfolio.
(c)	Adjustment reflects the estimated fair value of payments First Southern Bank expects to receive from the FDIC under the loss share agreements.
(d)	Adjustment reflects the recording of the core deposit intangible on the acquired non-time deposit accounts.
(e)	Adjustment reflects the difference between the rates paid on FHLB advances acquired versus rates available on similar duration FHLB advances as of the acquisition date.
(f)	There was no adjustment to Time Deposits as those interest rates were reset to market interest rates.

NOTE 3—SECURITIES

The following table summarizes the amortized cost and fair value of available-for-sale and held-to-maturity securities, along with the corresponding amounts of gross unrealized gains and losses at December 31, 2013 and 2012.

Available-for-Sale Securities

	December 31, 2013
(in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Mortgage-backed securities	$178,585	$815	$4,910	$182,680
U.S. government-sponsored entities	20,502	1	1,083	21,584
Municipals	24,542	2	488	25,028

Total	$223,629	$818	$6,481	$229,292

	December 31, 2012
(in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Mortgage-backed securities	$228,973	$1,837	$1,204	$228,340
U.S. government-sponsored entities	10,046	46	—	10,000
Municipals	2,320	—	30	2,350

Total	$241,339	$1,883	$1,234	$240,690

Held-to-Maturity Securities

	December 31, 2013
(in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Mortgage-backed securities	$5,633	$—	$274	$5,907

	December 31, 2012
(in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Mortgage-backed securities	$6,115	$70	$—	$6,045

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 3—SECURITIES (Continued)

The following tables detail the gross unrealized losses and related fair values in the Company’s available-for-sale and held-to-maturity investment securities portfolios at December 31, 2013 and 2012. This information is aggregated by the length of time that individual securities have been in a continuous loss position. There were no held-to-maturity securities in an unrealized loss position at December 31, 2012.

Available-for-Sale Securities

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$93,502	$3,253	$45,398	$1,657	$138,900	$4,910
U.S. government-sponsored entities	19,501	1,083	—	—	19,501	1,083
Municipals	20,449	437	1,091	51	21,540	488

Total	$133,452	$4,773	$46,489	$1,708	$179,941	$6,481

	December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$126,562	$1,204	$—	$—	$126,562	$1,204
Municipals	2,320	30	—	—	2,320	30

Total	$128,882	$1,234	$—	$—	$128,882	$1,234

Held-to-Maturity Securities

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$5,633	$274	$—	$—	$5,633	$274

Total	$5,633	$274	$—	$—	$5,633	$274

Mortgage-backed securities: At December 31, 2013 and 2012, the Company held mortgage-backed securities issued by governmental entities, such as the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporary impaired at December 31, 2013 or 2012.

At December 31, 2013, the Company also held a diversified group of commercial mortgage-backed securities, which were purchased during 2013. These commercial mortgage-backed securities are backed by highly diverse pools of loans, containing multi-family, office, warehouse, hotel, and other property types. All securities purchased were and continue to be rated AAA by at least one Nationally Recognized Statistical Rating

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 3—SECURITIES (Continued)

Organization (NSROs). In addition, due to their strong inherent credit quality, they qualify for 20% risk weighting treatment under current regulation. These securities are monitored monthly to identify unanticipated credit weakness of the underlying collateral and for changes in prepayment expectations that could adversely affect market value. Commercial mortgage-backed securities are included in the tables in this footnote as mortgage-backed securities. As of December 31, 2013, they had an amortized cost of $33.6 million and a fair value of $33.4 million.

Municipal securities: Unrealized losses on municipal securities have not been recognized into income because the issuers bonds are of high quality, and because management does not intend to sell these investments or more likely than not will not be required to sell these investments before their anticipated recovery. The fair value is expected to recover as the securities approach maturity.

The aggregate amortized cost and fair value of available-for-sale and held-to-maturity investment securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities do not have a single maturity date, and are therefore, shown separately.

Available-for-Sale Investment Securities

	December 31
	2013		2012
(in thousands)	Fair Value	Amortized Cost	Fair Value	Amortized Cost
U.S. government-sponsored entities and municipals
Due within one year	$2,524	$2,524	$—	$—
Due after one but within five years	28,611	29,148	—	—
Due after five but within ten years	13,909	14,940	12,366	12,350
Mortgage-backed securities	178,585	182,680	228,973	228,340

Total	$223,629	$229,292	$241,339	$240,690

Held-to-Maturity Investment Securities

	December 31
	2013		2012
(in thousands)	Fair Value	Amortized Cost	Fair Value	Amortized Cost
Mortgage-backed securities	$5,633	$5,907	$6,115	$6,045

At December 31, 2013 and 2012, investment securities with a fair value of $75.7 million and $142.4 million, respectively, were pledged to secure lines of credit and public funds.

During 2013, 2012, and 2011, proceeds from the sales of securities were $27.8 million, $41.1 million, and $92.7 million, respectively. For 2013, the gross gains and gross losses on sale were $440,000 and $383,000, respectively. For 2012, the gross gains and gross losses on sale were $440,000 and $220,000, respectively. For 2011, the gross gains and gross losses on sale were $730,000 and $676,000, respectively.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS

The following is a summary of the major components of loans at December 31, 2013 and 2012.

	December 31
	2013			2012
(in thousands)	Loans Subject to Loss-share Agreements	Loans Not Subject to Loss-share Agreements	Total	Loans Subject to Loss-share Agreements	Loans Not Subject to Loss-share Agreements	Total
Construction & land development	$19,583	$10,692	$30,275	$34,892	$9,151	$44,043
Multifamily	3,745	36,302	40,047	4,957	24,222	29,179
Commercial real estate:
Non-owner-occupied	72,720	283,971	356,691	96,331	180,841	277,172
Owner-occupied	56,212	44,473	100,685	75,135	46,053	121,188
Commercial & industrial	4,449	20,134	24,583	5,812	16,654	22,466
Consumer & other	24,023	59,188	83,211	32,640	13,738	46,378

	$180,732	$454,760	635,492	$249,767	$290,659	540,426
Allowance for loan losses			(12,876)			(20,174)

Total			$622,616			$520,252

During late 2013, the Company purchased $45.7 million of residential mortgage loans from the University of California Board of Regents, which included a premium of 3.50%, or $1.5 million. These loans are included as Consumer & Other, throughout these financial statements. The borrowers are employees of the University of California, and monthly principal and interest payments are made through payroll deduction. The loan purchase agreement provides the Board of Regents will repurchase or replace a loan upon a 60-day payment default, at the option of the Company. Because of this provision, and after evaluating the creditworthiness of the Board of Regents, the Company determined no allowance for loan losses was needed for this subsegment of the loan portfolio. As of December 31, 2013, the recorded investment of these purchased residential mortgage loans was $45.3 million.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

The following tables outline the changes in the allowance for loan losses by portfolio segment, the allowances for loans individually and collectively evaluated for impairment, and the recorded investment of loans individually and collectively evaluated for impairment at and for the periods indicated.

Allowance for Loan Losses and Recorded Investment in Loans Receivable

	As of and for the Year Ended December 31, 2013
	Construction & Land Development		Commercial Real Estate				Purchased Credit Impaired
(in thousands)		Multifamily	Non Owner Occupied	Owner Occupied	Commercial & Industrial	Consumer & Other		Total
Allowance for Loan Losses
Beginning balance	$366	$217	$6,477	$1,370	$812	$323	$10,609	$20,174
Provision for loan losses	(428)	113	(641)	285	(561)	(195)	(3,869)	(5,296)
Charge-offs	(439)	—	(3,436)	(921)	(55)	(126)	—	(4,977)
Recoveries	713	—	1,878	92	100	192	—	2,975

Ending balance	$212	$330	$4,278	$826	$296	$194	$6,740	$12,876

Ending allowance balance for loans individually evaluated for impairment	$—	$—	$—	$—	$—	$1	$—	$1

Ending allowance balance for loans collectively evaluated for impairment	$212	$330	$4,278	$826	$296	$193	$—	$6,135

Ending allowance balance for purchased credit-impaired loans	$—	$—	$—	$—	$—	$—	$6,740	$6,740

Recorded Investment
Total period-end recorded investment	$30,275	$40,047	$356,691	$100,685	$24,583	$83,211	$—	$635,492

Recorded investment of loans individually evaluated for impairment	$3,403	$—	$9,325	$5,102	$—	$3,465	$—	$21,295

Recorded investment of loans collectively evaluated for impairment	$11,641	$38,548	$312,541	$69,891	$21,432	$68,263	$—	$522,316

Recorded investment of purchase credit-impaired loans	$15,231	$1,499	$34,825	$25,692	$3,151	$11,483	$—	$91,881

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

	As of and for the Year Ended December 31, 2012
	Construction & Land Development		Commercial Real Estate				Purchased Credit Impaired
(in thousands)		Multifamily	Non Owner Occupied	Owner Occupied	Commercial & Industrial	Consumer & Other		Total
Allowance for Loan Losses
Beginning balance	$1,023	$195	$3,421	$2,161	$2,359	$174	$4,346	$13,679
Provision for loan losses	(835)	27	1,358	894	(1,091)	687	6,263	7,303
Charge-offs	(597)	(5)	(851)	(1,804)	(721)	(1,730)	—	(5,708)
Recoveries	775	—	2,549	119	265	1,192	—	4,900

Ending balance	$366	$217	$6,477	$1,370	$812	$323	$10,609	$20,174

Ending allowance balance for loans individually evaluated for impairment	$17	$—	$3,056	$42	$68	$207	$—	$3,390

Ending allowance balance for loans collectively evaluated for impairment	$349	$217	$3,421	$1,328	$745	$115	$—	$6,175

Ending allowance balance for purchased credit-impaired loans	$—	$—	$—	$—	$—	$—	$10,609	$10,609

Recorded Investment
Total period-end recorded investment	$44,043	$29,179	$277,172	$121,188	$22,466	$46,378	$—	$540,426

Recorded investment of loans individually evaluated for impairment	$2,263	$—	$10,371	$5,315	$561	$1,396	$—	$19,906

Recorded investment of loans collectively evaluated for impairment	$14,831	$26,525	$222,494	$81,110	$18,662	$25,558	$—	$389,180

Recorded investment of purchase credit-impaired loans	$26,949	$2,654	$44,307	$34,763	$3,243	$19,424	$—	$131,340

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

	As of and for the Year Ended December 31, 2011
	Construction		Commercial Real Estate				Purchased
(in thousands)	& Land Development	Multifamily	Non Owner Occupied	Owner Occupied	Commercial & Industrial	Consumer & Other	Credit Impaired	Total
Allowance for Loan Losses
Beginning balance	$2,334	$395	$4,485	$2,319	$1,778	$735	$—	$12,046
Provision for loan losses	(864)	(127)	1,103	674	579	(165)	4,346	5,546
Charge-offs	(1,464)	(73)	(2,474)	(1,504)	(38)	(495)	—	(6,048)
Recoveries	1,017	—	307	672	40	99	—	2,135

Ending balance	$1,023	$195	$3,421	$2,161	$2,359	$174	$4,346	$13,679

Ending allowance balance for loans individually evaluated for impairment	$101	$—	$527	$316	$724	$2	$—	$1,670

Ending allowance balance for loans collectively evaluated for impairment	$16,996	$24,215	$194,090	$78,707	$18,939	$37,711	$—	$370,658

Ending allowance balance for purchased credit-impaired loans	$—	$—	$—	$—	$—	$—	$4,346	$4,346

Recorded Investment
Total period-end recorded investment	$69,065	$27,464	$253,117	$157,469	$29,039	$61,450	$—	$597,604

Recorded investment of loans individually evaluated for impairment	$2,160	$108	$11,170	$11,234	$2,850	$1,205	$—	$28,727

Recorded investment of loans collectively evaluated for impairment	$16,996	$24,215	$194,263	$78,707	$18,939	$37,878	$—	$370,998

Recorded investment of purchase credit-impaired loans	$49,909	$3,141	$47,684	$67,528	$7,250	$22,367	$—	$197,879

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the years ended December 31, 2013 and 2012:

Impaired Loans

	December 31, 2013
(in thousands)	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded
Construction & land development	$3,507	$3,403	$—	$4,380	$—	$—
Multifamily	—	—	—	—	—	—
Commercial real estate:
Non-owner-occupied	9,572	9,325		10,664	—	—
Owner-occupied	5,459	5,102	—	5,753	—	—
Commercial & industrial	—	—	—	—	—	—
Consumer & other	3,607	3,393	—	4,153	—	—

With an allowance recorded
Construction & land development	$—	$—	$—	$—	$—	$—
Multifamily	—	—	—	—	—	—
Commercial real estate:
Non-owner-occupied	—	—	—	—	—	—
Owner-occupied	—	—	—	—	—	—
Commercial & industrial	—	—	—	—	—	—
Consumer & other	72	72	1	72	—	—

Total	$22,217	$21,295	$1	$25,022	$—	$—

	December 31, 2012
(in thousands)	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance
Construction & land development	$3,496	$1,936	$—	$1,678	$—	$—
Multifamily	—	—	—	—	—	—
Commercial real estate:
Non-owner-occupied	5,987	5,336	—	3,436	—	—
Owner-occupied	5,087	3,886	—	4,221	—	—
Commercial & industrial	—	—	—	—	—	—
Consumer & other	2,505	1,396	—	963	—	—

With an allowance recorded
Construction & land development	$327	$327	$17	$534	$—	$—
Multifamily	—	—	—	54	—	—
Commercial real estate:
Non-owner-occupied	4,035	5,035	3,057	7,335	—	—
Owner-occupied	1,388	1,351	42	4,015	—	—
Commercial & industrial	—	—	68	1,425	—	—
Consumer & other	750	639	207	658	—	—

Total	$23,575	$19,906	$3,391	$24,319	$—	$—

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

The following is a summary loan aging analysis.

Loan Aging Analysis

	December 31, 2013
	Past Due and Accruing				Total
(in thousands)	30-59 Days	60-89 Days	90 or More Days	Nonaccrual	Past Due & Nonaccrual	Current	Total Loans
Construction & land development	$1,174	$—	$2,185	$1,869	$5,228	$25,047	$30,275
Multifamily	—	338	—	—	338	39,709	40,047
Commercial real estate:
Non-owner-occupied	—	3,062	5,082	3,914	12,058	344,633	356,691
Owner-occupied	846	250	3,003	2,560	6,659	94,026	100,685
Commercial & industrial	30	1,413	220	—	1,663	22,920	24,583
Consumer & other	80	412	1,663	2,292	4,447	78,764	83,211

Total loans	$2,130	$5,475	$12,153	$10,635	$30,393	$605,099	$635,492

	December 31, 2012
	Past Due and Accruing				Total
(in thousands)	30-59 Days	60-89 Days	90 or More Days	Nonaccrual	Past Due & Nonaccrual	Current	Total Loans
Construction & land development	$215	$122	$18,870	$2,263	$21,470	$22,573	$44,043
Multifamily	1,131	267	1,953	—	3,351	25,828	29,179
Commercial real estate:
Non-owner-occupied	5,377	—	27,089	10,371	42,837	234,335	277,172
Owner-occupied	1,832	1,547	9,697	5,315	18,391	102,797	121,188
Commercial & industrial	10	80	83	561	734	21,732	22,466
Consumer & other	1,693	208	10,451	1,396	13,748	32,630	46,378

Total loans	$10,258	$2,224	$68,143	$19,906	$100,531	$439,895	$540,426

All loans past due 90 days and still accruing interest at December 31, 2013 and 2012, are loans covered by loss share agreements and are accreting income pursuant to ASC Topic 310-30.

Troubled Debt Restructurings:

During 2013, 2012, and 2011, the terms of certain loans were modified as troubled debt restructurings. Certain loans were modified that did not meet the definition of a troubled debt restructuring as the modification was a delay in a payment that was considered to be insignificant. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from three months to two years. Modifications involving an extension of the maturity date were for periods ranging from three months to one year.

The Company had $29,000 of specific reserves on loans on which the terms have been modified in troubled debt restructurings at December 31, 2013. There were no specific reserves on troubled debt restructurings at December 31, 2012. The Company was not committed to lend any additional amounts as of December 31, 2013 and 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

The following table is a summary of troubled debt restructurings by classification and status at December 31, 2013 and 2012.

	At December 31
	2013				2012
	Performing		Nonperforming		Performing		Nonperforming
(dollars in thousands)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Construction & land development	3	$1,534	3	$240	1	$101	13	$6,610
Commercial real estate:					—	—	1	267
Non-owner-occupied	10	5,411	3	2,878	—	—	7	3,376
Owner-occupied	7	2,045	6	1,317	2	1,251	6	2,696
Commercial & industrial	—	—	—	—	1	3	1	80
Consumer & other	6	1,035	11	689	—	—	11	1,397

Total loans	26	$10,025	23	$5,124	4	$1,355	39	$14,426

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default during the years indicated.

Troubled Debt Restructurings Within the Past Twelve Months that Subsequently Defaulted

	For the Year
	2013		2012		2011
(dollars in thousands)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Construction & land development	1	$52	—	$—	—	$—
Multifamily	—	—	—	—	—	—
Commercial real estate:
Non-owner-occupied	1	1,075	—	—	1	276
Owner-occupied	2	439	1	101	1	1,260
Commercial & industrial	—	—	—	—	—	—
Consumer & other	5	384	2	133	2	132

Total loans	9	$1,950	3	$234	4	$1,668

The troubled debt restructurings that subsequently defaulted resulted in charge-offs of $155,000, $22,000, and $97,000, respectively, during 2013, 2012, and 2011.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed at least annually. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass-rated loans. The following is a summary of the recorded investment of loans by portfolio segment and risk category.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

Loan Analysis by Credit Quality Indicators

	December 31, 2013
	Construction & Land Development	Multifamily	Commercial Real Estate		Commercial & Industrial	Consumer & Other	Total
			Non Owner Occupied	Owner Occupied
(in thousands)
Pass	$9,345	$33,459	$270,185	$43,770	$19,982	$10,402	$387,143
Special mention	190	500	10,545	354	152	2,476	14,217
Substandard	1,157	2,343	3,241	349	—	944	8,034
Doubtful	—	—	—	—	—	—	—
Consumer, not graded	—	—	—	—	—	45,366	45,366
Covered by loss share	19,583	3,745	72,720	56,212	4,449	24,023	180,732

Total	$30,275	$40,047	$356,691	$100,685	$24,583	$83,211	$635,492

	December 31, 2012
	Construction & Land Development	Multifamily	Commercial Real Estate		Commercial & Industrial	Consumer & Other	Total
			Non Owner Occupied	Owner Occupied
(in thousands)
Pass	$8,536	$9,739	$169,035	$43,821	$16,618	$7,170	$254,919
Special mention	—	12,049	7,104	—	36	1,475	20,664
Substandard	615	1,303	4,702	2,232	—	5,093	13,945
Doubtful	—	1,131	—	—	—	—	1,131
Consumer, not graded	—	—	—	—	—	—	—
Covered by loss share	34,892	4,957	96,331	75,135	5,812	32,640	249,767

Total	$44,043	$29,179	$277,172	$121,188	$22,466	$46,378	$540,426

Purchased Credit Impaired Loans

The Company has acquired loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows:

	December 31
(dollars in thousands)	2013	2012
Construction and development	$15,231	$27,736
Multifamily	1,499	2,654
Commercial real estate:
Non-owner-occupied	34,825	47,062
Owner-occupied	25,692	35,348
Commercial & industrial	3,151	3,314
Consumer & other	11,483	15,930

	91,881	132,044
Allowance for loan losses	(6,740)	(10,608)

Carrying amount, net of allowance	$85,141	$121,436

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 4—LOANS (Continued)

Accretable yield, or income expected to be recognized, is as follows:

	For the Year
(in thousands)	2013	2012	2011
Balance at beginning of year	$20,935	$37,179	$11,434
New loans purchased	—	—	30,990
Accretion of income	(9,358)	(14,080)	(15,276)
Reclassification from nonaccretable	1,764	2,333	10,708
Disposals	(650)	(4,497)	(677)

Balance at end of year	$12,691	$20,935	$37,179

NOTE 5—PREMISES AND EQUIPMENT

The following table highlights the components of property and equipment and accumulated depreciation at December 31, 2013 and 2012.

	December 31
(in thousands)	2013	2012
Premises:
Land and land improvements	$4,628	$3,818
Buildings	5,120	4,154
Leasehold improvements	2,660	2,634
Furniture, fixtures, and equipment	3,991	3,684
Construction in progress	478	86

Property and equipment, total	16,877	14,376
Less accumulated depreciation	(5,234)	(4,611)

Property and equipment, net	$11,643	$9,765

At December 31, 2013, the Company had a commitment to sell a branch location with a net book value of $2.4 million. The gross sales price is $3.55 million, with a four percent sales commission, and the sale is expected to close in April 2014. The Company had a commitment, as of December 31, 2013, to purchase a branch building for $1.9 million. This transaction was consummated in January 2014. The Company plans to relocate the operations of the to-be-sold branch to the purchased facility.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 5—PREMISES AND EQUIPMENT (Continued)

As of December 31, 2013, the Company leases some of its properties under non-cancelable operating leases. Future minimum lease payments required under the leases are as follows:

(in thousands)
For the Year	Amount
2014	$1,673
2015	1,226
2016	1,139
2017	865
2018	416
Thereafter	165

$5,484

The leases contain options for renewals after the expiration of the current lease terms. The cost of such renewals is not included above. Total rent expense for 2013, 2012, and 2011 was $1.7 million, $1.6 million and $1.7 million, respectively.

NOTE 6—FORECLOSED REAL ESTATE

The following table summarizes the activity in foreclosed real estate for 2013, 2012, and 2011.

	For the Year
(in thousands)	2013	2012	2011
Balance at beginning of year	$42,910	$36,354	$17,529
Added as part of failed-bank acquisition	—	—	11,360
Additions from loans	18,504	32,593	29,685
Sales	(24,126)	(22,316)	(20,863)
Writedowns	(4,742)	(3,721)	(1,357)

Balance at end of year	$32,546	$42,910	$36,354

The following table summarizes expense related to foreclosed real estate for 2013, 2012, and 2011.

	For the Year
(in thousands)	2013	2012	2011
Net (gains) losses on sale	$(1,034)	$(62)	$466
Writedowns	4,742	3,721	1,357
Operating expense	2,028	2,716	826

	$5,736	$6,375	$2,649

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 7—FDIC INDEMNIFICATION ASSET

The activity in the FDIC indemnification asset which resulted from the acquisition of financial institutions covered under loss sharing agreements with the FDIC is as follows:

	For the Year
(in thousands)	2013	2012	2011
Balance at beginning of year	$10,183	$26,125	$17,842
Effect of acquisitions	—	—	76,570
Cash received from the FDIC, net of expense covered by the loss-sharing agreement	(4,299)	(18,473)	(70,657)
Indemnification income	—	2,270	1,423
Discount accretion	128	261	947

Balance at end of year	$6,012	$10,183	$26,125

The Company has determined that the FDIC indemnification asset is collectible and no impairment charge was recorded during 2013, 2012, or 2011.

The Bank’s loss-share agreements with the FDIC have provisions by which the FDIC is required to reimburse the Bank for certain loan losses including up to 90 days of accrued but unpaid interest and direct expenses related to the resolution of assets for which a loss has been incurred. Generally, the agreements carry terms of five years from date of acquisition for non-single family or commercial assets and ten years from date of acquisition for single family assets. The following table summarizes the loss-share tranches with their respective loss coverage percentages loss limits:

	Haven Trust Bank of Florida
	Single Family Residential Loans				Non-single Family Residential Loans
(dollars in thousands)	Range of Losses			Loss Share Percentage	Range of Losses			Loss Share Percentage
1st Tranche	$—	—	$1,292	70%	$—	—	$28,574	70%
2nd Tranche	1,293	—	1,878	0%	28,575	—	38,169	0%
3rd Tranche	1,879	—	Unlimited	70%	38,170	—	Unlimited	70%

	First Commercial Bank of Florida
	Single Family Residential Loans				Non-single Family Residential Loans
(dollars in thousands)	Range of Losses			Loss Share Percentage	Range of Losses			Loss Share Percentage
1st Tranche	$—	—	$5,905	70%	$—	—	$95,792	70%
2nd Tranche	5,906	—	9,902	30%	95,793	—	160,396	30%
3rd Tranche	9,903	—	Unlimited	75%	160,397	—	Unlimited	75%

As of December 31, 2013, the Bank has submitted losses and reimbursable expenses to the FDIC as follows:

(in thousands)	Haven Trust Bank of Florida	First Commercial Bank of Florida
Single family residential	$780	$9,667
Non-single family residential	28,907	130,578

Projections of future losses and the timing thereof are inherently uncertain, though we do not expect to move into the third tranche of losses in any of our loss share agreements in the next twelve months.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 8—DEPOSITS

At December 31, 2013 and 2012, deposits totaling $21.9 million and $7.3 million, respectively, were obtained through a financial intermediary from customers outside the Company’s market area.

Time deposits of $100,000 or more were $132.9 million and $130.5 million, respectively, at December 31, 2013 and 2012.

Time deposits maturing subsequent to December 31, 2013, are as follows:

(in thousands)
Maturing in	Amount
2014	$141,382
2015	60,880
2016	19,999
2017	15,179
2018	11,871
2019	44

$249,355

NOTE 9—FEDERAL HOME LOAN BANK ADVANCES

At year end 2013 and 2012, the Company had no Federal Home Loan Bank Advances outstanding. In December 2011, the Company prepaid the September 2012 fixed-rate advance and incurred a $57,000 prepayment penalty. The prepayment penalty was based upon the remaining interest payable to stated maturity discounted back to the prepayment date. Advances, if any, are collateralized by a blanket pledge of substantially all of the Bank’s loan portfolio and certain securities at December 31, 2013 and 2012.

In March 2011, the Company prepaid the advances assumed from the First Commercial Bank acquisition and incurred a $393,000 prepayment penalty. This prepayment penalty had no income statement effect as it was estimated in the Fair Value Adjustment that was established at the acquisition date. The remaining Fair Value Adjustment of $174,000 was credited to interest expense.

NOTE 10—SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

In March 2004, the Company participated in a pooled offering of trust preferred securities. In doing so, the Company formed First Southern Bancorp Statutory Trust II (the Trust), a wholly owned statutory trust subsidiary, for the purpose of issuing trust preferred securities. The Trust used the proceeds from the issuance of $9.0 million in trust preferred securities to acquire junior subordinated debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at an annual variable rate equal to the three-month LIBOR plus 2.8%. The rate at December 31, 2013 and 2012 was 3.04% and 3.14%, respectively. The debt securities and the trust preferred securities each have 30-year lives. At December 31, 2013 and 2012, all of the subordinated debentures qualified as and were treated as Tier 1 capital.

Under current accounting guidance, the trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust.

On January 15, 2014, the Company, after receiving approval from the Federal Reserve Board, redeemed the trust preferred securities, at par value plus accrued interest.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 11—INCOME TAXES

The following table presents the Company’s current and deferred income tax provision for the years ended December 31, 2013, 2012 and 2011.

	For the Year
(in thousands)	2013	2012	2011
Current	$—	$—	$—
Deferred	665	(4,080)	(1,582)

	665	(4,080)	(1,582)
Change in valuation allowance	(665)	4,080	1,270

Income tax expense (benefit)	$—	$—	$(312)

The reconciliation between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before income taxes is as follows.

	For the Year
(in thousands)	2013	2012	2011
Federal statutory rate times financial statement income (loss)	$319	$(3,681)	$(1,431)
Effect of:
State income tax (benefit), net of federal expense (benefit)	34	(394)	(153)
Cash surrender value of life insurance	(22)	(23)	(23)
Stock-based compensation	279	—	—
Other, net	55	18	25

	665	(4,080)	(1,582)
Change in the valuation allowance	(665)	4,080	1,270

Income tax expense (benefit)	$—	$—	$(312)

Generally, the amount of tax expense or benefit allocated to continuing operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from continuing operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations. In 2011 pretax other comprehensive income reduced the Bank’s valuation allowance and resulted in a benefit of $312,000 being allocated to the loss from continuing operations.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 11—INCOME TAXES (Continued)

The significant components of deferred tax assets and liabilities are as follows:

	December 31
(in thousands)	2013	2012
Deferred tax assets
Allowance for loan losses	$4,845	$7,591
Net operating loss carryforward	20,872	17,546
Depreciation	625	526
Nonqualified stock-based compensation	2,364	2,833
Foreclosed real estate	1,745	1,330
Intangible asset amortization	5,722	6,872
Nonaccrual loan interest income	601	1,155
Net unrealized losses on securities available for sale	2,131	—
Other	106	119

Deferred tax asset, gross	39,011	37,972
Deferred tax liabilities
Loan origination costs	(679)	(447)
Prepaid expense	(217)	(364)
Purchase-accounting loans	(8,071)	(6,879)
FDIC loss share	(1,337)	(3,041)

Deferred tax liabilities, gross	(10,304)	(10,731)
Valuation allowance	(28,707)	(27,241)

Deferred tax asset (liability), net	$—	$—

A determination of the need for a valuation allowance for the deferred tax assets is dependent upon management’s evaluation of both positive and negative evidence. Positive evidence includes the possibility of achieving forecasted future taxable income, applicable tax planning strategies and assessments of the current and future economic and business conditions. Negative evidence includes the Company’s cumulative losses. During 2013 and 2012, the Company evaluated the positive and negative evidence and determined that a full valuation allowance was necessary as it is more likely than not that the net deferred tax asset attributed to continuing operations will not be realized. If the full valuation allowance is reduced or eliminated, future tax benefits will be recognized as a reduction to income tax expense that will have a positive non-cash impact on net income and shareholders’ equity.

At December 31, 2013, the Company has federal and state net operating loss carry forwards of approximately $55.2 million and $57.0 million, respectively. These net operating loss carry forwards will begin to expire in 2029.

As a result of the Company’s ownership change on February 1, 2010, approximately $23.4 million and $25.2 million of the Company’s federal and state net operating loss carry forwards are subject to section 382 limitations, respectively. Pursuant to section 382 the Company’s taxable income for any post-change year can be offset by pre-change losses only to the extent of a certain percentage of the value of the corporation at the time of the change.

The Company is subject to U.S. federal income tax as well as income tax of the state of Florida. The Company’s 2010 tax year was audited by the Internal Revenue Service in 2012. There were no audit adjustments. The Company is no longer subject to examination by tax authorities for tax years before 2010.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 11—INCOME TAXES (Continued)

As of December 31, 2013, the Company had no amounts recorded for uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to change significantly in the next twelve months.

NOTE 12—STOCK-BASED COMPENSATION

In February 2010, the Company adopted the Management Equity Incentive Plan (New Equity Plan). The total number of common shares and Series C Preferred Shares reserved for issuance under the New Equity Plan is 1,976,500 and 3,818, respectively. The New Equity Plan allows for awards to be granted in any one or all of the following forms: Common Stock Options, Series C Options, Restricted Common Stock, Series C Restricted Stock, Restricted Common Stock Units, Series C Restricted Stock Units and such other share-based award as determined by the Board of Directors.

Prior to February 2010, options to buy stock were made under the 2005 Stock Option Plan (the Plan), which replaced a previously existing Directors Stock Option Plan and Incentive Stock Option Plan. That Plan provided for the issuance of up to 370,000 options. The exercise price was equal to or in excess of the market price at date of grant. The maximum option term was ten years and vesting periods are determined on an individual basis at the discretion of a committee of the Board. As of the closing of the Private Placement Memorandum, the Company will not grant any additional equity awards under the Plan.

Time Vesting Options: The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the following assumptions: risk-free interest rate, expected option life, expected stock price volatility, and dividend yield. Expected volatilities are based on historical volatilities of similar public companies in the same industry. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. There was no time vesting options granted during 2013, 2012, and 2011.

Performance Vesting Options: The fair value of each option award is estimated on the date of grant using a 250-step lattice simulation model that uses the following assumptions: risk-free interest rate, expected option life, expected stock price volatility, and dividend yield. Expected volatilities are based on historical volatilities of similar public companies in the same industry. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Performance Vesting Options vest based upon the share price performance (“hurdles”) as follows: (i) 33.3% of these options will vest at the end of the quarter in which the fair value of common stock equals or exceeds $26.38 per share; (ii) 33.3% of these options will vest at the end of the quarter in which the fair value of common stock equals or exceeds $29.54 per share; and (iii) 33.3% of these options will vest at the end of the quarter in which the fair value of the common stock equals or exceeds $33.76 per share. There was no performance vesting options granted during 2013, 2012, and 2011. At December 31, 2013 and 2012, there were no shares of performance vesting options vested.

Restricted Shares – Time Vesting: For 2013 and 2012, there were no grants of Restricted Common Stock and Series C Preferred Stock (Time-Vesting Restricted Shares). In 2011, the Company granted Time-Vesting

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 12—STOCK-BASED COMPENSATION (Continued)

Restricted Shares to a new executive officer. These Time-Vesting Restricted Shares vest in equal installments upon the date of hire and the first and second anniversaries of the date of hire. The Company engaged an independent third-party valuation consulting firm to determine the fair value of these grants.

Accordingly, the Time Vesting Restricted Common Stock was valued at $8.75 per share and the Time Vesting Restricted Series C Preferred Stock was $4,721 per share. In 2010, the Company granted Time-Vesting Restricted Shares to certain executive officers. The 2010 Time-Vesting Restricted Shares vest in equal installments upon the closing date of the Private Placement Memorandum, and the first, second and third anniversaries of the closing date of the Private Placement Memorandum. The fair value of these grants was based upon the sales price of the same security in the Private Placement Memorandum. Accordingly, the Time Vesting Restricted Common Stock was valued at $21.10 per share and the Time Vesting Restricted Series C Preferred Stock was $1,000 per share. At December 31, 2013, all Time-Vesting Restricted Common Stock and Time-Vesting Restricted Series C Preferred Stock were vested.

Restricted Shares – Performance Vesting: The Company granted Restricted Common Stock and Series C Preferred Stock (Performance-Vesting Restricted Shares) to certain executive officers. The fair value of each grant award was estimated on the date of grant. The Performance-Vesting Restricted Shares vest based upon the share price performance (“hurdles”) as follows: (i) 33.3% of these options will vest at the end of the quarter in which the fair value of common stock equals or exceeds $26.38 per share; (ii) 33.3% of these options will vest at the end of the quarter in which the fair value of common stock equals or exceeds $29.54 per share; and (iii) 33.3% of these options will vest at the end of the quarter in which the fair value of the common stock equals or exceeds $33.76 per share. There were no grants of Performance-Vesting Restricted Shares in 2012 and 2011. At December 31, 2013 and 2012, there were no shares of Performance-Vesting Restricted Common Stock or Performance-Vesting Restricted Series C Preferred Stock vested.

Restricted Stock Units: Upon the closing of the Private Placement Memorandum, the Company granted the Vice Chairman of the Board of Directors fully vested Restricted Stock Units. The amount of the Restricted Stock Units has not yet been paid and is recorded in Accrued expenses and other liabilities at December 31, 2013 and 2012. The Restricted Stock Units fair value was based upon sales price of the same security in the Private Placement Memorandum. The Restricted Stock Units’ initial liability was calculated as follows.

	Number	Grant-Date Fair Value Per Unit	Total Value
Common stock	30,000	$21.10	$633,000
Series C preferred stock	51	1,000.00	51,000

			$684,000

All options and Time-Vesting Restrictive Shares will vest upon a “Change in Control” (as defined in the New Equity Plan”) and one-third of each tranche of options and Time-Vesting Restrictive Shares will vest upon an Initial Public Offering (IPO). Performance-Vesting Restricted Shares share vest upon an IPO in the event that the applicable performance hurdles are met and shall remain outstanding and continue to be eligible to vest in the event that the hurdles are not met. Performance-Vesting Restricted Shares shall be treated as follows in the event of a Change of Control: (i) in the event that any applicable performance hurdle is met, the tranche of the Performance-Vesting Restricted Share related to such hurdle shall vest, and (ii) in the event that any applicable performance hurdle is not met, a pro-rata portion (equal to the percentage of the overall consideration the Company receives in such Change of Control in the form of cash) of any tranche of the Performance-Vesting Restricted Shares with respect to which the applicable performance hurdle is not met will be forfeited.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 12—STOCK-BASED COMPENSATION (Continued)

A summary of the activity in Company’s Common Stock Options Plans for 2013, 2012, and 2011 is as follows:

	Outstanding Options		Exercisable Options
	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At January 1, 2011	1,432,811	$21.12	272,500	$21.20
Options granted	—	—	—	—
Options vested	—	—	27,751	21.10
Options forfeited	(2,500)	29.40	(2,500)	29.40

At December 31, 2011	1,430,311	21.11	297,751	21.12
Options granted	—	—	—	—
Options vested	—	—	—	—
Options forfeited	(620,300)	20.86	(105,500)	19.70

At December 31, 2012	810,011	21.29	192,251	21.90
Options granted	—	—	—	—
Options vested	—	—	—	—
Options forfeited	(18,500)	16.63	(18,500)	16.63

At December 31, 2013	791,511	$21.40	173,751	$22.46

The composition of common stock options outstanding at December 31, 2013 follows:

Exercise Price	Number Outstanding	Number Exercisable	Average Intrinsic Value	Weighted Average Remaining Contractual Life (in Years)
$14.50	38,000	38,000	$—	0.47
21.10	662,011	44,251	—	6.09
23.63	8,000	8,000	—	0.06
24.50	46,000	46,000		2.26
29.40	37,500	37,500	—	2.08

Total	791,511	173,751	$—	5.35

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 12—STOCK-BASED COMPENSATION (Continued)

A summary of the activity in Company’s Series C Preferred Stock Option Plans for 2013, 2012, and 2011 is as follows:

	Outstanding Options		Exercisable Options
	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At January 1, 2011	2,450	$1,000	—	$—
Options granted	—	—	—	—
Options vested	—	—	—	—
Options forfeited	—	—	—	—

At December 31, 2011	2,450	1,000	—	—
Options granted	—	—	—	—
Options vested	—	—	—	—
Options forfeited	(880)	1,000	—	—

At December 31, 2012	1,570	1,000	—
Options granted	—	—	—	—
Options vested	—	—	—	—
Options forfeited	—	—	—	—

At December 31, 2013	1,570	$1,000	—	$—

A summary of the activity in non-vested Time-Vesting Restricted Shares for 2013, 2012, and 2011 is as follows:

	Number of Common Shares	Weighted Number of Preferred Shares	Remaining Unrecognized Compensation Cost	Weighted Average Recognition Period (in Years)
At January 1, 2011	113,256	195	$—	—
Granted	18,597	29	—	—
Vested	(43,951)	(76)	—	—
Forfeited		—

At December 31, 2011	87,902	148	521	0.70
Granted	—	—	—	—
Vested	(52,531)	(89)	—	—
Forfeited	(8,580)	(14)

At December 31, 2012	26,791	45	33	0.27
Granted	—	—	—	—
Vested	(26,791)	(45)	—	—
Forfeited	—	—	—	—

At December 31, 2013	—	—	$—	—

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 12—STOCK-BASED COMPENSATION (Continued)

A summary of the activity in non-vested Performance-Vesting Restricted Shares follows:

	Number of Common Shares	Weighted Number of Preferred Shares	Remaining Unrecognized Compensation Cost	Weighted Average Recognition Period (in Years)
At January 1, 2011	226,512	387	$—	—
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	—	—	—	—

At December 31, 2011	226,512	387	$1,003	1.32
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	(102,960)	(176)

At December 31, 2012	123,552	211	250	2.21
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	—	—

At December 31, 2013	123,552	211	$137	1.21

As of December 31, 2013, there was $406,000 of total unrecognized compensation cost related to nonvested equity awards options granted under the New Equity Plan. The cost is expected to be recognized over a weighted-average period of 11.2 months.

NOTE 13—EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with members of executive management. The aggregate annual compensation under these contracts is $1.1 million. As disclosed in Note 21, the Company entered into a merger agreement. The transaction, if consummated, will result in certain Change of Control and other related payments to members of executive management totaling $6.1 million.

Upon the closing of the Private Placement Memorandum, the Company entered into a Consulting Agreement with the Vice Chairman of the Board of Directors. The Consulting Agreement had an initial term of three years with an annual fee of $ 200,000. As certain events did not occur during the initial term of the consulting agreement, the consulting agreement was extended for two additional one-year terms, with the final term to conclude in 2014.

In 2012, two executives resigned from the Company. Accordingly, $1.9 million of equity compensation expense previously recognized on unvested awards was reversed.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 14—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. As of December 31, 2013, management believes that the Bank and the Company meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2013 and 2012, the most recent regulatory notifications categorized the Bank as well capitalized for regulatory purposes under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category. During the period when the Company and the Bank are acquiring banks through FDIC assisted transactions, they must maintain Tier 1 capital to average assets of 10%. Actual and required capital amounts and ratios are presented below at year end.

The table below summarizes the Company and the Bank’s capital ratios at December 31, 2013 and 2012.

					To be “Well Capitalized”
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital (to Risk-weighted Assets)
Company	$197,166	26.79%	$58,879	8.00%	n/a	n/a
Bank	144,603	19.92%	58,083	8.00%	$72,604	10.00%
Tier I Capital (to Risk-weighted Assets)
Company	$187,921	25.53%	$29,439	4.00%	n/a	n/a
Bank	135,481	18.66%	29,042	4.00%	$43,562	6.00%
Tier I Capital (to Average Assets)
Company	$187,921	17.62%	$42,667	4.00%	n/a	n/a
Bank	135,481	13.31%	40,704	4.00%	$50,880	5.00%

As of December 31, 2012
Total Capital (to Risk-weighted Assets)
Company	$190,797	29.04%	$52,561	8.00%	n/a	n/a
Bank	140,434	21.72%	51,732	8.00%	$64,666	10.00%
Tier I Capital (to Risk-weighted Assets)
Company	$182,436	27.77%	$26,280	4.00%	n/a	n/a
Bank	132,202	20.44%	25,866	4.00%	$38,799	6.00%
Tier I Capital (to Average Assets)
Company	$182,436	17.72%	$41,178	4.00%	n/a	n/a
Bank	132,202	13.51%	39,136	4.00%	$48,920	5.00%

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 15—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. A summary of the Company’s commitments are as follows:

	December 31
(in thousands)	2013	2012
Commitments to extend credit	$53,149	$35,862
Standby letters of credit	1,942	2,127

Total	$55,091	$37,989

NOTE 16—FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Available-for-sale securities is the only asset or liability measured at fair value on a recurring basis. The fair value of available for sale securities at December 31, 2013 and 2012, was measured using significant other observable inputs involving matrix pricing (Level 2), which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities relationship to other benchmark quoted prices (Level 2 inputs). The fair value of held-to-maturity securities was derived from the same methods used to measure the fair value of available-for-sale securities.

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraiser to adjust for differences between the comparable sales and income data available. Such adjustments are significant and typically result in Level 3 classification of the inputs to determine fair value.

The fair value of foreclosed real estate is generally based upon third party appraisals of the property, and due to the significance of adjustments made in the appraisal process, typically result in Level 3 classification.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 16—FAIR VALUE (Continued)

Appraisals for both collateral-dependent impaired loans and foreclosed real estate are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, an outside vendor reviews the assumptions and approaches used in the appraisal as well as the overall resulting fair value in comparison with via independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine if an additional adjustment should be made to the appraisal value to arrive at fair value.

Impaired loans and foreclosed real estate are the only assets or liabilities measured at fair value on a nonrecurring basis.

For commercial, commercial real estate, and construction real estate impaired loans as well as foreclosed real estate; appraisers may use either a single valuation approach or a combination of approaches such as comparative sales, cost or the income approach. A significant unobservable input in the income approach is the estimated income capitalization rate for a given piece of collateral. At December 31, 2013 and 2012, the range of capitalization rates generally used to determine the fair value of the underlying collateral ranged from 9.25% to 9.75% and from 7.00% to 11.20%, respectively.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012 are as follows:

		December 31, 2013
(in thousands)	December 31 2013	Quoted Market Price in Active Markets	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
Mortgage-backed securities	$178,585	$—	$178,585	$—
U.S. government-sponsored entities	20,502	—	20,502	—
Municipal securities	24,542	—	24,542	—

Total	$223,629	$—	$223,629	$—

		December 31, 2012
(in thousands)	December 31 2012	Quoted Market Price in Active Markets	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
Mortgage-backed securities	$228,973	$—	$228,973	$—
U.S. government-sponsored entities	10,046	—	10,046	—
Municipal securities	2,320	—	2,320	—

Total	$241,339	$—	$241,339	$—

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 16—FAIR VALUE (Continued)

The Company had no liabilities carried at fair value or measured at fair value on a recurring basis as of December 31, 2013 or 2012.

Assets measured at fair value on a non-recurring basis as of December 31, 2013 and 2012 are as follows:

		December 31, 2013
(in thousands)	December 31 2013	Quoted Market Price in Active Markets	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Construction & land development	$1,687	$—	$—	$1,687
Commercial real estate:
Non-owner occupied	2,856	—	—	2,856
Owner-occupied	1,332	—	—	1,332
Consumer & other	1,442	—	—	1,442

Total impaired loans	7,317	—	—	7,317
Foreclosed real estate:
Construction & land development	12,623	—	—	12,623
1-4 family residential	3,054	—	—	3,054
Multifamily	1,982	—	—	1,982
Commercial real estate	14,887	—	—	14,887

Total foreclosed real estate	32,546	—	—	32,546

Total	$39,863	$—	$—	$39,863

		December 31, 2012
(in thousands)	2012	Price	Significant Other	Unobservable
Impaired loans:
Construction & land development	$1,936	$—	$—	$1,936
Commercial real estate:
Non-owner occupied	7,302	—	—	7,302
Owner-occupied	5,000	—	—	5,000
Consumer & other	1,706	—	—	1,706

Total impaired loans	15,944	—	—	15,944
Foreclosed real estate:
Construction & land development	12,862	—	—	12,862
Residential	3,952	—	—	3,952
Commercial real estate	25,909	—	—	25,909
Consumer & other	187	—	—	187

Total foreclosed real estate	42,910	—	—	42,910

Total	$58,854	$—	$—	$58,854

The Company had no liabilities carried at fair value or measured at fair value on a nonrecurring basis as of December 31, 2013 or 2012.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 16—FAIR VALUE (Continued)

At December 31, 2013 and 2012, the fair value measurement of certain impaired loans with a recorded investment of $7.3 million and $19.9 million, respectively, was based upon a Level 3 fair value of the collateral as these loans are collateral dependent. At December 31, 2013 and 2012, these loans had a specific valuation allowance of $1,000 and $3.4 million, respectively, after amounts charged off of $4.3 million and $1.6 million. During the years ended December 31, 2013 and 2012, the Company recorded $(5.3) million and $7.3 million, respectively, as the provision for loan losses of which $1.0 million and $4.5 million related to these impaired loans.

As of December 31, 2013, foreclosed real estate carried at fair value (Level 3) less costs to sell, had a carrying amount of $32.5 million, which is made up of a cost basis of $36.6 million, net of write downs of $4.1 million. The decline in the fair value during 2013 was $3.7 million.

As of December 31, 2012, foreclosed real estate carried at fair value (Level 3) less costs to sell, had a carrying amount of $42.9 million which is made up of a cost basis of $47.5 million, net of write downs of $4.6 million. The decline in the fair value during 2012 was $3.5 million.

There have been no transfers between levels for 2013 and 2012.

The table below summarizes the carrying amounts and estimated fair values at December 31, 2013 and 2012 of financial instruments.

	December 31
	2013		2012
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$154,969	$154,969	$185,299	$185,299
Securities available for sale	223,629	223,629	241,339	241,339
Securities held to maturity	5,907	5,633	6,045	6,115
Loans, net	622,616	626,892	520,252	464,324
Nonmarketable equity securities	5,805	n/a	6,246	n/a
FDIC indemnification asset	6,012	n/a	10,183	n/a
Accrued interest receivable	2,003	2,003	7,501	7,501
Financial liabilities
Deposits	882,732	884,393	847,667	849,348
Accrued interest payable	121	121	133	133
Subordinated debentures	9,000	9,000	9,000	7,552

The methods and assumptions, not previously presented, used to estimate fair value are described as follows.

Carrying amount was the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable-rate loans or deposits that reprice frequently and fully. For fixed-rate loans or deposits and for variable-rate loans or deposits with infrequent repricing or repricing limits, fair value was based on discounted cash flows using current market rates applied to the estimated life and credit risk without considering the need for adjustments for market illiquidity.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 16—FAIR VALUE (Continued)

The fair value of loans at December 31, 2012, was based on a Step 2 goodwill impairment analysis performed by a third-party specialist. Larger criticized loans were valued individually. The remaining loans were then split up into the Company’s originated portfolio and the two acquired portfolios. Based on the characteristics of the portfolios, they were further divided into major categories (such as residential mortgages, commercial and industrial loans, consumer loans) and within these major categories a number of “replines” of loans sharing common characteristics were developed (common characteristics include risk grade, interest rate, term to maturity). All of the loans were valued using the income approach, which projects the cash flows expected to be received from the perspective of a market participant. These cash flows were then discounted to the present at a rate of return expected by a market participant that is consistent with the risk of the projected cash flows.

At December 31, 2013, the fair value of subordinated debentures was considered to be the carrying amount, or par value, as the debentures were redeemed at par value on January 15, 2014. At December 31, 2012, the fair value of subordinated debentures was based on the rates currently available to the Company with similar term and remaining maturity and credit spread. It was not practical to determine the fair value of nonmarketable equity securities or the FDIC indemnification asset due to restrictions placed on transferability. The fair value of off-balance sheet items is not considered material.

NOTE 17—INCOME (LOSS) PER SHARE

Information related to the computation of earnings (loss) per share for the years indicated follows:

	For the Year
($ in thousands)	2013	2012	2011
Basic:
Net income (loss)	$937	$(10,827)	$(3,898)
Weighted-average common shares outstanding	19,865,158	19,924,385	19,991,237

Basic income (loss) per common share	$0.05	$(0.54)	$(0.19)

Dilutive:
Net income (loss) to common shareholders	$937	$(10,827)	$(3,898)
Weighted-average common shares outstanding for basic loss per common share	19,865,158	19,924,385	19,991,237
Add: Dilutive effect of assumed conversion of preferred stock	11,791,116	—	—
Add: Dilutive effect of assumed exercises of stock options	93,158	—	—

Average shares and dilutive potential common shares	31,749,432	19,924,385	19,991,237

Dilutive income (loss) per common share	$0.03	$(0.54)	$(0.19)

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 17—INCOME (LOSS) PER SHARE (Continued)

Common stock options of 791,511, 810,011, and 1,430,311, for 2013, 2012, and 2011, respectively, and preferred Series C stock options of 1,570, and 2,450, for 2012 and 2011, respectively, were not considered in computing diluted earnings per common share, because they were antidilutive. For 2013, 30,466 shares of Series C stock and 1,570 Series C stock options were considered in computing average shares and dilutive potential common shares and dilutive income per common share. For 2012 and 2011, Series C stock was excluded from the computation because it was antidilutive.

NOTE 18—PRIVATE PLACEMENT AND RETURN OF CAPITAL

On February 1, 2010, the Company consummated a private placement transaction whereby institutional buyers and accredited investors purchased approximately 17.5 million shares of common stock for $21.10, or $370.0 million, and approximately 30,000 shares of Common Equivalent Convertible Participating Preferred Stock, Series C (Convertible Preferred Stock) at a price per share of $1,000 for an aggregate purchase price of approximately $30.0 million. The transaction was treated as a recapitalization of the Company.

The Convertible Preferred Stock issued as part of the offering is convertible into common shares at an initial exchange rate of 47.393 shares of common for each preferred share owned. Subject to limitations, the Convertible Preferred Stock will become convertible at the option of either the holder or the Company on January 9, 2014 or if certain triggering events occur prior to December 31, 2013, the Convertible Preferred Stock will mandatorily convert. Triggering events, include, but are not limited to, an initial public offering or sale of all or substantially all of the Company to a nonaffiliated party.

The conversion rate is variable based on the amount of adjusted losses, as defined, on certain assets that were held by the Company’s banking subsidiary on September 30, 2009. The conversion rate is based on a predetermined schedule which ranges from the initial exchange rate of 47.393 common shares for each preferred share if adjusted losses, as defined, are equal to $3,229,000, which is net of taxes, to a maximum exchange rate of 6,105.006 shares of common for each preferred share if adjusted losses are equal to or exceed $42,098,000, which is net of taxes. At December 31, 2013, the adjusted losses were $18,231,386, net of taxes. In early 2014, the Company exercised its option to convert all outstanding Convertible Preferred Stock to common stock. In addition, options for Convertible Preferred Stock were mandatorily converted to common stock in early 2014. Common shares of 11,791,160 and 93,158 were issued in exchange for the Convertible Preferred Stock and the options for Convertible Preferred Stock, respectively.

In March 2012, the Board of Directors of the Company approved a cash dividend on both the common stock and the Convertible Preferred Stock in the aggregate amount of $149.7 million payable to holders of record as of the close of business on March 31, 2012. The payment of the dividend was subject to regulatory approval which was received in September 2012.

In connection with the 2010 private placement transaction, approximately $8.0 million of investment banking fees were placed in escrow to be released when the valuation of the Company reached certain higher levels. The $8.0 million was withheld from the proceeds received by the Company at the time of the transaction. In September, an agreement was reached with the investment banking firm and approximately $4.0 million of the fees were returned to the Company in 2013. The funds received increased the Company’s stockholders’ equity. The remaining $4.0 million was distributed to the investment banking firm.

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 19—GOODWILL AND INTANGIBLE ASSETS

A summary of the changes in goodwill during 2013, 2012, and 2011 is as follows:

	For the Year
(in thousands)	2013	2012	2011
Beginning of year	$23,713	$23,713	$—
Acquired goodwill	—	—	23,713
Impairment	—	—	—

End of year	$23,713	$23,713	$23,713

Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. The Company performed its annual impairment analysis of the goodwill at the Bank reporting unit as of October 31, 2013, and concluded that the carrying amount of the reporting unit did not exceed its fair value.

The following tables present information regarding the Company’s core deposit intangible.

	December 31
(in thousands)	2013	2012
Gross carrying amount	$1,640	$1,640
Accumulated amortization	(1,046)	(809)

Net carrying amount	$594	$831

Amortization expense follows:

	For the Year
(in thousands)	2013	2012	2011
Amortization expense	$237	$335	$465

Estimated future amortization expense is as follows:

For the Year	Amount
2014	$150
2015	149
2016	149
2017	146

$594

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 20—PARENT COMPANY ONLY

Following is condensed financial information of First Southern Bancorp, Inc. (parent company only).

Condensed Balance Sheets

	December 31
(in thousands)	2013	2012
Assets
Cash and cash equivalents	$53,303	$51,177
Investment in banking subsidiary	153,651	156,921
Other assets	370	370

Total assets	$207,324	$208,468

Liabilities and Stockholders’ Equity
Accounts payable and accrued expense	$881	$960
Subordinated debentures	9,279	9,279

	10,160	10,239
Stockholders’ equity	197,164	198,227

Total liabilities and stockholders’ equity	$207,324	$208,466

Condensed Statements of Operations

	For the Year
(in thousands)	2013	2012	2011
Net interest income (expense)	$(248)	$(102)	$(69)
Operating expense	1,857	2,169	6,806

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiary	(2,105)	(2,271)	(6,875)
Income tax benefit	—	—	—

Income (loss) before equity in undistributed net income (loss) of subsidiary	(2,105)	(2,271)	(6,875)
Equity in undistributed net income (loss) of banking subsidiary	3,042	(8,556)	2,977

Net income (loss)	$937	$(10,827)	$(3,898)

First Southern Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2013, 2012, and 2011

NOTE 20—PARENT COMPANY ONLY (Continued)

Condensed Statements of Cash Flows

	For the Year
(in thousands)	2013	2012	2011
Cash Flows From Operating Activities
Net income (loss)	$937	$(10,827)	$(3,898)
Adjustments to reconcile net income (loss) to net cash provided (used) for operating activities
Equity in undistributed net income (loss) of banking subsidiary	(3,042)	8,556	(2,977)
Net change in other assets	—	—	1
Net change in other liabilities	(79)	94	(1,074)
Stock-based compensation	394	(297)	4,410

Net cash provided by (used in) operating activities	(1,790)	(2,474)	360
Cash Flows From Investing Activities
Investment in subsidiary	—	—	(82,000)

Net cash used in investing activities	—	—	(82,000)
Cash Flows From Financing Activities
Proceeds from private placement escrow (Note 18)	4,000	—	—
Proceeds from issuance of common stock	—	—	494
Payment to repurchase common stock	(68)	(144)	(815)
Proceeds from issuance of preferred stock	—	—	39
Payment to repurchase preferred stock	(16)	(122)	(77)
Dividends paid	—	(149,703)	—

Net cash provided by (used in) financing activities	3,916	(149,969)	(359)

Net increase (decrease) in cash and cash equivalents	2,126	(152,443)	(85,897)
Cash and cash equivalents, beginning of year	51,177	203,620	289,517

Cash and cash equivalents, end of year	$53,303	$51,177	$203,620

NOTE 21—PENDING MERGER

On January 29, 2014, the Company and CenterState Banks, Inc. (CenterState) entered into a Definitive Merger Agreement (the Merger Agreement). Pursuant to the Merger Agreement, CenterState will acquire First Southern Bancorp, Inc. Upon completion of the holding company merger, the Bank will be merged with and into CenterState Bank of Florida, NA. The Company anticipates the Merger will close in the third quarter of 2014, subject to customary closing conditions, including regulatory approvals and approval of its stockholders and CenterState’s stockholders.

At the effective time of the Merger (the Effective Time), each share of the Company’s common stock, issued and outstanding immediately before the Effective Time will be converted into the right to receive 0.30 shares of CenterState’s common stock and $3.00 cash.

Appendix A

AGREEMENT AND PLAN OF MERGER

By and Between

CENTERSTATE BANKS, INC.

and

FIRST SOUTHERN BANCORP, INC.

Dated as of January 29, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A – Form of First Southern Shareholder Voting Agreement

Exhibit B – Form of CenterState Shareholder Voting Agreement

Exhibit C – Form of Bank Plan of Merger and Merger Agreement

Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit E – Form of Claims Letter

-iv-

INDEX OF DEFINED TERMS

Acquisition Proposal	6.7(e)
Action	3.15
Adjusted CenterState Shareholders’ Equity	7.3(e)
Adjusted First Southern Shareholders’ Equity	7.2(g)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Book-Entry Shares	1.4(b)
Business Day	9.1
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank, N.A.	1.8
CenterState Board Recommendation	6.3(b)
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Material Contract	4.8(a)
CenterState Measuring Date	7.3(e)
CenterState Ratio	8.1(a)(x)(a)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Shareholder Approval	4.3(a)
CenterState Shareholder Meeting	6.3(b)
CenterState Shareholder Meeting Notice Date	6.3(b)
CenterState Voting Agreement	Recitals
Certificate	1.4(b)
Certificate of Designations	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(e)
Controlled Group Liability	3.11(b)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Determination Date	8.1
Director Restrictive Covenant Agreements	6.11

-v-

Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Environmental Law	3.17(b)
Equity Award Consideration	1.5
ERISA	3.11(b)
ERISA Affiliate	3.11(d)
Examined Party	6.2(b)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Ratio	1.4(b)
Exchangeable Share	1.4(b)
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1
First Southern	Preamble
First Southern Bank	1.8
First Southern Benefit Plans	6.5(e)
First Southern Board Recommendation	6.3
First Southern Bylaws	3.1(b)
First Southern Charter	3.1(b)
First Southern Common Stock	1.4(b)
First Southern Confidential Information	6.7(a)
First Southern Equity Awards	1.5
First Southern Equity Plans	1.5
First Southern Financial Statements	3.6(a)
First Southern Individuals	6.7(a)
First Southern Insurance Policies	3.25
First Southern Material Contract	3.9(a)
First Southern MEIP	1.5
First Southern Non-Voting Common Stock	3.2(a)
First Southern Regulatory Agreement	3.8(b)
First Southern Representatives	6.7(a)
First Southern Restricted Share	1.5(c)(i)
First Southern Shareholder Approval	3.3(a)
First Southern Shareholder Meeting	6.3(a)
First Southern Shareholder Meeting Notice Date	6.3(a)
First Southern Stock Option	1.5(a)(i)
First Southern Voting Agreement	Recitals
Form S-4	3.4
FRB	3.4
FSB Measuring Date	7.2(g)
GAAP	3.1(c)
Governmental Entity	3.4

-vi-

Hazardous Substance	3.17(c)
IBB	3.2(c)
Indemnified Parties	6.6(a)
Index Group	8.1
Index Price	8.1
Index Ratio	8.1(a)(x)(a)
Initial Index Price	8.1
Intellectual Property	3.19(b)
IRS	3.11(a)
Keefe Bruyette	3.13
Letter of Transmittal	2.2
Liens	3.2(c)
Loss Share Agreement Condition	7.1(f)
Loss-Share Agreement	3.9(a)
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Multiemployer Plan	3.11(d)
Nasdaq	3.4
OCC	3.4
Parties	Preamble
Party	Preamble
PBGC	3.11(e)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Performance-Based First Southern Restricted Share	1.5(d)(i)
Performance-Based First Southern Stock Option	1.5(b)(i)
Performance-Based Series C First Southern Restricted Share	1.5(d)(ii)
Performance-Based Series C First Southern Stock Option	1.5(b)(ii)
Permits	3.8(a)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1
Proxy Statement	3.4
Regulatory Approvals	3.4
Requesting Party	6.2(b)
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
Series C First Southern Restricted Share	1.5(c)(ii)
Series C First Southern Stock Option	1.5(a)(ii)
Series C Preferred Stock	1.4(b)
Service-Based First Southern Restricted Share	1.5(c)(i)

-vii-

Service-Based First Southern Stock Option	1.5(a)(i)
Service-Based Series C First Southern Restricted Share	1.5(c)(ii)
Service-Based Series C First Southern Stock Option	1.5(a)(ii)
SRO	3.4
Sterne Agee	4.12
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Returns	3.23(k)
Taxes	3.23(j)
Termination Fee	8.4(a)
Trading Day	8.1
Trust Account Common Shares	1.4(c)
Voting Debt	3.2(a)

-viii-

Appendix A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and First Southern Bancorp, Inc., a Florida corporation (“First Southern” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which First Southern will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState and First Southern to enter into this Agreement, all of the directors of First Southern have entered into voting agreements (each a “First Southern Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the First Southern Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the First Southern Voting Agreement, and all of the directors of CenterState have entered into voting agreements (each a “CenterState Voting Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with First Southern, pursuant to which each such director has agreed, among other things, to vote all of the CenterState Common Stock owned by such director in favor of the issuance of CenterState Common Stock in connection with this Agreement and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, First Southern shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of First Southern shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of First Southern, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), and 1.4(e), each share of common stock, par value $0.01 per share, of First Southern (the “First Southern Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive: (i) 0.3 (the “Exchange Ratio”) shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) $3.00 plus any dividends payable in accordance with Section 2.2(c), and any cash in lieu of fractional shares as specified in Section 2.2(f), (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). For the avoidance of doubt, prior to the Effective Time, all the outstanding shares of First Southern’s Common Equivalent Convertible Participating Voting Preferred Stock, Series C (the “Series C Preferred Stock”), shall be converted into First Southern Common Stock (or First Southern Non-Voting Common Stock, if required by the Certificate of Designations, provided that such First Southern Non-Voting Common Stock will be treated as First Southern Common Stock and Exchangeable Shares for purposes of this Agreement) in accordance with the provisions of the Certificate of Designations for the Series C Preferred Stock set forth in the Articles of Amendment to the articles of incorporation of First Southern (the “Certificate of Designations”), and such converted shares of Series C Preferred Stock shall be treated for all purposes hereunder, including payment of the Merger Consideration, as First Southern Common Stock and Exchangeable Shares. All of the Exchangeable Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First Southern Common Stock (each, a “Certificate”) and non-certificated share of First Southern Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of

First Southern Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and any cash in lieu of fractional shares as specified in Section 2.2(f), as well as any dividends to which holders of First Southern Common Stock become entitled in accordance with Section 2.2(c).

(c) All shares of First Southern Common Stock that are owned by First Southern or CenterState (other than (i) shares of First Southern Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of First Southern Common Stock held, directly or indirectly, by First Southern or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of CenterState or other consideration shall be delivered in exchange therefor. All shares of First Southern Common Stock that are owned by any wholly owned Subsidiary of First Southern or by any wholly owned Subsidiary of CenterState shall remain outstanding, adjusted to maintain relative ownership percentages, and no consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of First Southern Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of First Southern Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of First Southern Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. First Southern shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of First Southern Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by First Southern relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. First Southern shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(e) If the number of shares of CenterState Common Stock or First Southern Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5 Treatment of First Southern Equity Awards. Each equity award granted under the First Southern Bancorp, Inc. Management Equity Incentive Plan (the “First Southern MEIP”), the First Southern Bancorp, Inc. 2001 Stock Option Plan, the First Southern Bancorp, Inc. 2004 Stock Option Plan, the First Southern Bancorp, Inc. 2005 Stock Option Plan, and the First Southern Bancorp, Inc. Directors Stock Option Plan (collectively, “First Southern Equity Plans”) and outstanding immediately prior to the Effective Time (such equity awards collectively, the “First Southern Equity Awards”) shall be treated as set forth in this Section 1.5. For purposes of this Agreement, the term “Equity Award Consideration” shall mean a cash amount equal to the sum of (x) the Per Share Cash Consideration and (y) the product of the Exchange Ratio and the Average Closing Price.

(a) Service-Based Stock Options.

(i) Service-Based Stock Options. As of immediately prior to the Effective Time, each option to purchase shares of First Southern Common Stock granted under a First Southern Equity Plan (each, a “First Southern Stock Option”) subject only to service-based vesting conditions other than a First Southern Series C Stock Option (each, a “Service-Based First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable and be cancelled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of (I) the Equity Award Consideration over (II) the exercise price per share of such Service-Based First Southern Stock Option, and (B) the number of shares of First Southern Common Stock subject to such Service-Based First Southern Stock Option, less applicable withholding Taxes.

(ii) Service-Based Series C Stock Options. Each Series C Stock Option (as defined in the First Southern MEIP) granted under the First Southern MEIP (each, a “Series C First Southern Stock Option”) subject only to service-based vesting conditions (each, a “Service-Based Series C First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable and be cancelled and converted into such number of shares of First Southern Common Stock subject to such Service-Based Series C First Southern Stock Option determined in accordance with the terms and conditions of the applicable award agreement in respect of such Service-Based Series C First Southern Stock Option, which shares of First Southern Common Stock shall, without duplication, be treated as outstanding shares of First Southern Common Stock for purposes of this Agreement and each of which shall thereafter be converted into the right to receive, at the Effective Time, the Merger Consideration, less applicable withholding Taxes.

(b) Performance-Based Stock Options.

(i) Performance-Based Stock Options. As of immediately prior to the Effective Time, each First Southern Stock Option granted subject to performance-based vesting conditions other than a Series C First Southern Stock Option (each, a “Performance-Based First

Southern Stock Option”) that is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based First Southern Option as of immediately prior to the Effective Time and, to the extent vested and exercisable, be cancelled and converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the excess, if any, of (I) the Equity Award Consideration over (II) the exercise price per share of such Performance-Based First Southern Option, and (B) the number of shares of First Southern Common Stock subject to such Performance-Based First Southern Stock Option, less applicable withholding Taxes, with the unvested portion in respect of each such Performance-Based First Southern Stock Option automatically cancelled at the Effective Time without consideration and without any action on the part of the holder thereof.

(ii) Performance-Based Series C Options. Each Series C First Southern Stock Option subject to performance-based vesting conditions (each, a “Performance-Based Series C First Southern Stock Option”) that is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based Series C First Southern Stock Option as of immediately prior to the Effective Time and, to the extent vested and exercisable, be cancelled and converted into such number of shares of First Southern Common Stock subject to such Performance-Based Series C First Southern Stock Option determined in accordance with the terms and conditions of the applicable award agreement in respect of such Performance-Based Series C First Southern Stock Option, which shares of First Southern Common Stock shall, without duplication, be treated as outstanding shares of First Southern Common Stock for purposes of this Agreement and each of which shall thereafter be converted into the Merger Consideration, less applicable withholding Taxes, with the unvested portion in respect of each such Performance-Based Series C First Southern Stock Option automatically cancelled at the Effective Time without consideration and without any action on the part of the holder thereof.

(c) Service-Based Restricted Stock.

(i) Service-Based Restricted Stock. As of immediately prior to the Effective Time, each share of First Southern Common Stock and each unit representing the right to receive a share of First Southern Common Stock or an amount in cash or other property the value of which is determined by reference to a share of First Southern Common Stock under a First Southern Equity Plan (each, a “First Southern Restricted Share”), in each case, granted subject only to service-based vesting conditions and other than a First Southern Series C Restricted Share (each, a “Service-Based First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and shall be treated as an outstanding share of First Southern Common Stock for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes; provided, however, that with respect to any Service-Based First Southern Restricted Share that constitutes “deferred compensation” within the meaning of

Section 409A of the Code, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 1.5(c)(i) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the Code.

(ii) Service-Based Series C Restricted Stock. Each share of Series C Restricted Stock (as defined in the First Southern MEIP) and each Series C Restricted Stock Unit (as defined in the First Southern MEIP) granted under the First Southern MEIP (each, a “Series C First Southern Restricted Share”), in each case, that is subject only to service-based vesting conditions (each, a “Service-Based Series C First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and shall be treated as an outstanding share of Series C Preferred Stock and shall be, and be deemed, converted by First Southern into First Southern Common Stock and, for each share of First Southern Common Stock into which such Series C Preferred Stock is converted in accordance with the Certificate of Designations, such share of First Southern Common Stock shall be treated as outstanding for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes; provided, however, that with respect to any Service-Based Series C First Southern Restricted Share that constitutes “deferred compensation” within the meaning of Section 409A of the Code, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 1.5(c)(ii) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the Code.

(d) Performance-Based Restricted Stock.

(i) Performance-Based Restricted Stock. As of immediately prior to the Effective Time, each First Southern Restricted Share that is subject to performance-based vesting conditions other than a Series C First Southern Restricted Share (each, a “Performance-Based First Southern Restricted Share”) that is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based First Southern Restricted Share as of immediately prior to the Effective Time and, to the extent vested, shall be treated as an outstanding share of First Southern Common Stock for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes.

(ii) Performance-Based Series C Restricted Stock. Each Series C First Southern Restricted Share that is subject to performance-based vesting conditions (each, a “Performance-Based Series C First Southern Restricted Share”), which is outstanding immediately prior to the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested to the extent provided for under its terms as of immediately prior to the Effective Time based on actual results in respect of the performance conditions applicable to such Performance-Based Series C First Southern Restricted Share as of immediately prior to the Effective Time and, to the extent vested, be treated as an outstanding share of Series C Preferred Stock and shall be, and be deemed, converted by First Southern into First Southern

Common Stock and, for each share of First Southern Common Stock into which such share of Series C Preferred Stock is converted in accordance with the Certificate of Designations, such share of First Southern Common Stock shall be treated as outstanding for purposes of this Agreement and shall thereafter be converted into the right to receive, at the Effective Time, and without duplication, the Merger Consideration, less applicable withholding Taxes.

(e) Resolutions and Payment. Prior to the Effective Time, First Southern and CenterState shall adopt such resolutions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.5. All payments with respect to First Southern Equity Awards shall be made by First Southern prior to the Closing.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time and, if CenterState so elects, one director of First Southern or First Southern Bank immediately prior to the Effective Time, to be selected by CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First Southern Bank (“First Southern Bank”), a Florida state-chartered bank and first-tier subsidiary of First Southern, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Parties shall cause the Boards of Directors of First Southern Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit C, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. CenterState shall cause the Bank Merger to be effected following the Effective Time in accordance with the FBCA. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First Southern Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement in a form reasonably acceptable to First Southern (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly (and within five Business Days) after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of First Southern Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of First Southern Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of First Southern Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in accordance with the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Exchange Agent shall as soon as practicable following the Effective Time (and in any event within three (3) Business Days thereafter) pay to the holder, the Merger Consideration for each Book-Entry Share and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or payment of the Merger Consideration in respect of Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate representing First Southern Common Stock that is not registered in the stock transfer records of First Southern, the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock and dividends or distributions payable pursuant to Section 2.2(c) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Southern Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the one-year anniversary of the Effective Time, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of First Southern Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First Southern Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be. For purposes of Section 1.5, any required withholding shall be satisfied by the applicable holder tendering to the Surviving Company, the Exchange Agent or CenterState, as applicable, a number of shares of CenterState Common Stock with a fair market value equal to the amount required to be withheld.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of First Southern of the shares of First Southern Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of First Southern Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which the holder is entitled pursuant to Section 2.2(c) in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued to the holder of Book-Entry Shares or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of First Southern who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of First Southern Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST SOUTHERN

Except as Previously Disclosed, First Southern hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of First Southern and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Southern.

(b) First Southern has previously made available to CenterState true and complete copies of First Southern’s articles of incorporation (the “First Southern Charter”) and bylaws (the “First Southern Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither First Southern nor any of its Subsidiaries is in violation of any provision of the First Southern Charter or First Southern Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of First Southern consists of (i) 300,000,000 shares of First Southern Common Stock, of which 19,859,166 shares are issued and outstanding as of the date hereof prior to giving effect to the conversion of Series C Preferred Stock (which includes 123,552 First Southern Restricted Shares (other than Series C First Southern Restricted Shares or any First Southern Restricted Shares that are restricted stock units) issued and outstanding under the First Southern Equity Plans, but excludes any shares of First Southern Common Stock reserved for issuance or to be delivered in respect of First Southern Stock Options), (ii) 35,000,000 shares of non-voting common stock, par value $0.01 per share (the “First Southern Non-Voting Common Stock”), of which no shares are outstanding as of the date hereof prior to giving effect to the conversion of the Series C Preferred Stock, and (iii) 10,000,000 shares of preferred stock, no par value per share, of which 35,000 shares are designated as Series C Preferred Stock (having a liquidation value of $1,000 per share), and 30,466 such shares of Series C Preferred Stock are issued and outstanding as of the date hereof prior to giving effect to the conversion of the Series C Preferred Stock (which includes 211 Series C First Southern Restricted Shares (other than any Series C First Southern Restricted Shares that are restricted stock units) issued and outstanding under the First Southern Equity Plans) and convertible into 11,791,160 shares of First Southern Common Stock. As of the date hereof, First Southern holds 158,004 shares of First Southern Common Stock in its treasury. As of the date hereof, there are 1,391,071 shares of First Southern Common Stock reserved for issuance or to be delivered in respect of 785,081 First Southern Stock Options (which includes 1,570 Series C First Southern Stock Options), which are the only First Southern Stock Options that are outstanding and the exercise price for each such First Southern Stock Options has been Previously Disclosed. As of the date hereof, there are 153,552 First Southern Restricted Shares (including 30,000 First Southern Restricted Shares that are restricted stock units, but excluding Series C First Southern Restricted Shares) and 263 Series C First Southern Restricted Shares (including 52 Series C First Southern Restricted Shares that are restricted stock units) that are outstanding and issued by First Southern pursuant to the First Southern Equity Plans, and are all of the First Southern Restricted Shares that are outstanding under the First Southern Equity Plans. All of the issued and outstanding shares of First Southern Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of First Southern may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b) and this Section 3.2(a), First Southern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of First Southern Common Stock, Voting Debt or any other equity securities of First Southern or any securities representing the right to purchase or otherwise receive any shares of First Southern Common Stock, Voting Debt or other equity securities of First Southern. There are no contractual obligations of First Southern or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of First Southern or any equity security of First Southern or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Southern or its Subsidiaries or (ii) pursuant to which First Southern or any of its Subsidiaries is or could be required to register shares of First Southern capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), in each case, other than contractual obligations with respect to (A) the issuance of shares of First Southern Common Stock in respect of any exercise of First Southern Stock Options or settlement of any First Southern Restricted Shares outstanding on the date hereof, and (B) the acquisition of shares of First Southern Common Stock from a holder of a First Southern Stock Option or First Southern Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price. Immediately prior to the Effective Time, the total number of shares of First Southern Common Stock outstanding or deemed outstanding for purposes of this Agreement (after giving effect to the conversion of Series C Preferred Stock and the deemed conversion of outstanding First Southern Equity Awards to shares of First Southern Common Stock in accordance with Section 1.5, but without giving effect to the deemed surrender of shares of First Southern Common Stock or any other First Southern Right in connection with the exercise or settlement of, or tax withholding with respect to, such First Southern Equity Awards) shall not exceed 33,091,523 (it being understood that certain First Southern Equity Awards may be cancelled prior to the Effective Time in accordance with this Agreement).

(b) Other than 13,355,631 shares of First Southern Common Stock issuable in respect of First Southern Rights, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a First Southern Stock Option, together with the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of First Southern (and which, for purposes of this Agreement, shall include First Southern Bank) are owned by First Southern, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are 16,380,447 shares of First Southern Bank common stock outstanding (which are the only shares of capital stock of First Southern Bank outstanding) of which 16,379,516 are owned by First Southern. No Significant Subsidiary of First Southern has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of First Southern Subsidiaries, readily marketable securities, securities held-to-maturity in First

Southern Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Independent Bankers’ Bank of Florida (“IBB”), neither First Southern nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) First Southern does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) First Southern has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the First Southern Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Southern. As of the date of this Agreement, the Board of Directors of First Southern has determined that this Agreement is advisable and in the best interests of First Southern and its shareholders and has directed that this Agreement be submitted to First Southern’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of First Southern Common Stock at a meeting called therefor (the “First Southern Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by First Southern and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligations of First Southern, enforceable against First Southern in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by First Southern or the Bank Merger Agreement by First Southern Bank nor the consummation by First Southern of the transactions contemplated in this Agreement or by First Southern Bank of the transactions in the Bank Merger Agreement, nor compliance by First Southern or First Southern Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the First Southern Shareholder Approval is duly obtained or given, violate any provision of the First Southern Charter or First Southern Bylaws or the organizational documents of First Southern Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to First Southern, any of its Subsidiaries or any of their respective properties or assets in a manner that would reasonably be expected to have a Material Adverse Effect on First Southern or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Southern or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which First Southern or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger, in which a joint proxy statement relating to the meetings of the shareholders of First Southern and CenterState to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, the FDIC, applicable Governmental Entities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Southern or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Southern of this Agreement.

3.5 Reports.

(a) First Southern and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which First Southern has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither First Southern nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2011 and prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by First Southern to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of First Southern and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of First Southern and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of First Southern and its Subsidiaries as of September 30, 2013 and for the period then ended (collectively, the “First Southern Financial Statements”) have been previously made available to CenterState or its representatives. The First Southern Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and (with respect to the audited year-end financial statements) cash flows of First Southern and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in such statements or in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of First Southern and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of First Southern Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between First Southern or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the First Southern Financial Statements.

(d) The records, systems, controls, data and information of First Southern and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Southern or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on First Southern’s (or any First Southern Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2011, (i) neither First Southern nor, to the Knowledge of First Southern, any director, officer, employee, auditor, accountant or representative of First Southern or First Southern Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Southern or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that First Southern or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Southern or any of its Subsidiaries, or other Person, whether or not employed by First Southern or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by First Southern or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of First Southern or any of its Subsidiaries or any committee thereof or to any director or officer of First Southern or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of First Southern, shall mean the actual knowledge of the individuals listed in Section 3.6 of the First Southern Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Southern. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or First Southern, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets or changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States, in each case generally affecting the industries in which such Party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2012, First Southern and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

3.8 Compliance with Applicable Law.

(a) First Southern and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. First Southern is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. First Southern and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted, and to the Knowledge of First Southern, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. First Southern is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of First Southern Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of First Southern, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2011, neither First Southern nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring First Southern or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, a “First Southern Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither First Southern nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither First Southern nor any of its Subsidiaries is party to or subject to any First Southern Regulatory Agreement.

(c) Neither First Southern nor any of its Subsidiaries (nor, to the Knowledge of First Southern, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain First Southern Benefit Plans described in Section 3.11, neither First Southern nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “First Southern Material Contract”): (i) that (A) limits or would limit in any respect the manner in which, or the localities in which, First Southern or any of its Subsidiaries may conduct its business, (B) obligates First Southern or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of First Southern or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; (ii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $100,000 or more or (y) aggregate payments of $250,000 or more, other than contracts that can be terminated by First Southern or a First Southern Subsidiary on thirty (30) days or less written notice at any time without penalty or premium; or (iii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC (each such contract, agreement or related or ancillary contract or agreement, a “Loss-Share Agreement”).

(b) Neither First Southern nor any of its Subsidiaries, nor, to the Knowledge of First Southern, any counterparty or counterparties, is in breach of any First Southern Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of First Southern has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 First Southern Benefit Plans.

(a) With respect to each material First Southern Benefit Plan, First Southern has made available to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the First Southern Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such First Southern Benefit Plan); (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, if applicable; (iii) any summary plan description and summary of material modifications for such First Southern Benefit Plan; (iv) all communications to or from the IRS or any other Governmental Entity relating to each First Southern Benefit Plan; and (v) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) (i) Each First Southern Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other laws; (ii) each First Southern Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of First Southern, nothing has occurred (whether by action or failure to act) that would reasonably be expected to adversely affect the qualified status of any such First Southern Benefit Plan (or the exempt status of any related trust); (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in liability has occurred with respect to any First Southern Benefit Plan, and no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by First Southern or any of its Subsidiaries with respect to any First Southern Benefit Plan that has resulted, or would reasonably be expected to result, in any material liability with respect to any First Southern Benefit Plan; (iv) no liability under Subtitle C or D of Title IV of ERISA has been or would reasonably be expected to be incurred by First Southern or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of First Southern or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by First Southern that any First Southern Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to First Southern or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any First Southern Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) First Southern and its Subsidiaries have not incurred any current or projected liability under any First Southern Benefit Plan in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of First Southern or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the First Southern Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; and (ix) all contributions required to have been made under the terms of any First Southern Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each First Southern Benefit Plan have been properly accrued and reflected in the First Southern Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) Section 302 or 4068(a) of

ERISA, (C) under Sections 412, 430 and 4971 of the Code, and (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each First Southern Benefit Plan that is subject to Title IV of ERISA, as of the Effective Time, the assets of each such First Southern Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such First Southern Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither First Southern nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA (a “Multiemployer Plan”) or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with First Southern or CenterState, as applicable, under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(e) With respect to any First Southern Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of First Southern, threatened, (ii) to the Knowledge of First Southern, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any First Southern Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of First Southern, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any First Southern Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each First Southern Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (A) no First Southern Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (B) there has been no determination that any First Southern Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). None of the assets of First Southern, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the First Southern Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) any payment (including severance, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of First Southern or any of its Subsidiaries from First Southern or any of its Subsidiaries under any First Southern Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any First Southern Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of First Southern or any of its Subsidiaries to (A) amend, merge or terminate any First Southern Benefit Plan or related trust or (B) receive a reversion of assets from any First Southern Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of First Southern or any of its Subsidiaries, or (vii) any payments under any of the First Southern Benefit Plans or otherwise that would not be deductible under Section 280G of the Code.

3.12 Approvals. As of the date of this Agreement, First Southern knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of First Southern has received the opinion of Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of First Southern Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 First Southern Information. None of the information supplied or to be supplied by First Southern for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to First Southern’s shareholders or CenterState’s shareholders or at the time First Southern’s shareholders vote on the matters constituting the First Southern Shareholder Approval or CenterState’s shareholders vote on the matters constituting the CenterState Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Southern in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by First Southern or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, First Southern shall promptly so inform CenterState.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of First Southern, threatened against or affecting First Southern or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of First Southern, former) officer, director or employee of First Southern or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of First Southern and its Subsidiaries. Neither First Southern nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of First Southern or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of First Southern, threat thereof, by or with respect to any employees of First Southern or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2011. To the Knowledge of First Southern, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of First Southern or any of its Subsidiaries. First Southern and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that First Southern or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel First Southern or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of First Southern, threatened with respect to First Southern or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither First Southern nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of First Southern, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to First Southern or any of its Subsidiaries and, to the Knowledge of First Southern, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither First Southern’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by First Southern or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2011, neither First Southern nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that First Southern or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by First Southern or any of its Subsidiaries or as a result of any operations or activities of First Southern or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to First Southern or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to First Southern or any of its Subsidiaries under any Environmental Law; and (v) neither First Southern or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of First Southern, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of First Southern or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by First Southern or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, First Southern’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which First Southern or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by First Southern or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by First Southern or any of its Subsidiaries, First Southern has provided or made available to CenterState a list of the following: (i) all loans (A) that as of September 30, 2013, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of September 30, 2013 are on non-accrual status, (C) that as of September 30, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, as of December 31, 2013, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of First Southern, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the First Southern Financial Statements was (and will be for periods ended after September 30, 2013) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.

3.19 Intellectual Property.

(a) First Southern and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither First Southern nor any of its Subsidiaries is the licensor of material Intellectual Property to any third party. None of the Intellectual Property used by First Southern or any of its Subsidiaries

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violates or infringes upon the Intellectual Property rights of any other Person in any material respect. As of the date hereof, there is no Action pending or, to the Knowledge of First Southern, threatened, which challenges the rights of First Southern or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between First Southern or any of its Subsidiaries, on the one hand, and any (i) officer or director of First Southern or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of First Southern, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of First Southern, on the other hand, except those of a type available to non-affiliates of First Southern generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for First Southern’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of First Southern or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither First Southern nor its Subsidiaries, nor, to the Knowledge of First Southern, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Neither First Southern nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to First Southern or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by First Southern or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the First Southern Financial Statements or will be established in financial statements of First Southern to be provided to CenterState after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against First Southern or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of First Southern or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which First Southern or any of its Subsidiaries may be subject. All Taxes not yet due and payable by First Southern or its Subsidiaries have been properly accrued on the financial books and records of First Southern and its Subsidiaries in accordance with GAAP.

(b) None of First Southern or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among First Southern and its Subsidiaries).

(c) First Southern and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. First Southern and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(d) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of First Southern, threatened against or with respect to First Southern or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(e) Neither First Southern nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to First Southern or any of its Subsidiaries.

(g) Neither First Southern nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(h) Neither First Southern nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is First Southern or a First Southern Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than First Southern and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither First Southern nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. First Southern Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and First Southern has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Southern Bank having its current rating lowered.

3.25 Insurance. First Southern and each of its Subsidiaries are presently insured, with what First Southern believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to First Southern and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “First Southern Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by First Southern or any of its Subsidiaries under any of the First Southern Insurance Policies or, to the Knowledge of First Southern, by any other party to the First Southern Insurance Policies, and neither First Southern nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any First Southern Insurance Policy nor, to the Knowledge of First Southern, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by First Southern or any of its Subsidiaries pending under any of such First Southern Insurance Policies as to which coverage has been denied or disputed by the underwriters of such First Southern Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. First Southern and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the First Southern Financial Statements and statutory Liens for amounts not yet due and payable and such other Liens as are not material. Any real property and facilities held under lease by First Southern or its Subsidiaries are valid, subsisting and enforceable leases and none of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practice, and for FHLB and IBB stock, none of the investment securities reflected in the First Southern Financial Statements and none of the investment securities since acquired by First Southern or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of First Southern or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of First Southern and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of First Southern and its Subsidiaries.

3.29 Indemnification. To the Knowledge of First Southern, as of the date hereof no action or failure to take action by any present or former director, officer, employee or agent of First Southern or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from First Southern or any of its Subsidiaries.

3.30 Broker’s Fees. Neither First Southern nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe Bruyette, pursuant to a letter agreement between Keefe Bruyette and First Southern, the terms of which have been previously delivered to CenterState, and Mercer Capital Management, Inc.

3.31 No Other Representations. First Southern acknowledges that CenterState makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to First Southern or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by CenterState, and no representative of CenterState shall have any responsibility or liability related thereto. First Southern acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CenterState or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC in each case after December 31, 2011 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to First Southern as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to First Southern true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 35,308,154 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CenterState is issued or outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 2,081,361 shares of CenterState Common Stock issuable in respect of outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of or the payment of any amount based on any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common

Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no contractual obligations of CenterState or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CenterState or any equity security of CenterState or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CenterState or its Subsidiaries or (ii) pursuant to which CenterState or any of its Subsidiaries is or could be required to register shares of CenterState capital stock or other securities under the Securities Act, in each case, other than contractual obligations with respect to (A) the issuance of shares of CenterState Common Stock in respect of any exercise of CenterState stock options granted under the CenterState Equity Plans or settlement of any equity or equity-based award granted under the CenterState Equity Plans that is outstanding on the date hereof, and (B) the acquisition of shares of CenterState Common Stock from a holder of a CenterState stock option or CenterState equity or equity-based award in satisfaction of withholding obligations or in payment of the exercise price.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState (which, for purposes of this Agreement, shall include CenterState Bank of Florida, N.A.) are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of CenterState Subsidiaries, readily marketable securities, securities held-to-maturity in CenterState Bank’s investment portfolio and stock in the FHLB and the IBB, neither CenterState nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the CenterState Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders and has directed that the issuance of shares of CenterState Common Stock to be issued in connection with this Agreement and the Merger be submitted to CenterState’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the receipt of the affirmative vote to approve the issuance of shares of CenterState Common Stock to be issued by CenterState in connection with this Agreement and the Merger by a vote of a majority of the total votes cast pursuant to Nasdaq Listing Rule 5635 at a meeting called therefor (the “CenterState Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by First Southern) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the CenterState Shareholder Approval is duly obtained or given, violate any provision of the CenterState Charter or the CenterState Bylaws or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that would be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2010 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of CenterState Bank of Florida, N.A. and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(d) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls. CenterState has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to CenterState and its Subsidiaries is made known to the management of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(e) Since December 31, 2011, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(e) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. CenterState is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. CenterState is duly registered with the FRB as a bank holding company under the BHC Act. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Since December 31, 2011, neither CenterState nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CenterState or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither CenterState nor any of its Subsidiaries is party to or subject to any CenterState Regulatory Agreement.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Material Contracts; Defaults.

(a) Neither CenterState nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “CenterState Material Contract”) that (i) (A) limits or would limit in any respect the manner in which, or the localities in which, CenterState or any of its Subsidiaries may conduct its business, (B) obligates CenterState or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of CenterState or any of its Subsidiaries to solicit prospective employees or customers or (ii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC.

(b) Neither CenterState nor any of its Subsidiaries, nor, to the Knowledge of CenterState, any counterparty or counterparties, is in breach of any CenterState Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

4.9 Approvals. As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.10 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to First Southern’s shareholders or CenterState’s shareholders or at the time First Southern’s shareholders vote on the matters constituting the First Southern Shareholder Approval or CenterState’s shareholders vote on the matters constituting the CenterState Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by First Southern or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform First Southern.

4.11 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.12 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sterne Agee & Leach, Inc. (“Sterne Agee”).

4.13 Absence of Changes.

(a) Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2012, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

4.14 Litigation. There is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

4.15 Opinion. The Board of Directors of CenterState has received the opinion of Sterne Agee to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of First Southern Common Stock in the Merger is fair from a financial point of view to CenterState.

4.16 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of CenterState or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by CenterState or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, CenterState’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which CenterState or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by CenterState or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by CenterState or any of its Subsidiaries, CenterState has provided or made available to First Southern a list of the following: (i) all loans (A) that as of September 30, 2013, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of September 30, 2013 are on non-accrual status, (C) that as of September 30, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of CenterState, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the CenterState SEC Reports was (and will be for periods ended after September 30, 2013) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.

4.17 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CenterState or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CenterState or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the financial statements contained in the CenterState SEC Reports or will be established in financial statements of CenterState to be provided to First Southern after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CenterState or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of CenterState or any of its Subsidiaries (except for statutory

Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CenterState or any of its Subsidiaries may be subject. All material Taxes not yet due and payable by CenterState or its Subsidiaries have been properly accrued on the financial books and records of CenterState and its Subsidiaries in accordance with GAAP.

(b) None of CenterState or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CenterState and its Subsidiaries).

(c) CenterState and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. CenterState and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(d) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CenterState, threatened against or with respect to CenterState or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(e) Neither CenterState nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CenterState or any of its Subsidiaries.

(g) Neither CenterState nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(h) Neither CenterState nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CenterState or a CenterState Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CenterState and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Community Reinvestment Act Compliance. CenterState Bank of Florida, N.A. is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and CenterState has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in CenterState Bank of Florida, N.A. having its current rating lowered.

4.19 Financing. Prior to the Closing, CenterState will have sufficient cash and shares of CenterState Common Stock available for issuance as are necessary to satisfy all of its obligations under this Agreement and to consummate the transactions contemplated hereby, including the payment of the aggregate Merger Consideration to holders of First Southern Common Stock and First Southern equity awards and to pay all related expenses of CenterState.

4.20 No Other Representations. CenterState acknowledges that First Southern makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to CenterState or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by First Southern, and no representative of First Southern shall have any responsibility or liability related thereto. CenterState acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf First Southern or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of First Southern Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), or as Previously Disclosed, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, First Southern shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Southern or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 First Southern Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, First Southern shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, other than issuances of shares of First Southern Common Stock in respect of (i) any exercise of a First Southern Stock Option, (ii) any settlement of a First Southern Restricted Share or (iii) the conversion of Series C Preferred Stock, in each case, that is outstanding on the date hereof.

(b) Other Securities. Issue or repurchase any other capital securities, Voting Debt, or other securities, other than in connection with the redemption of First Southern’s trust preferred securities.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to First Southern or to another wholly owned Subsidiary of First Southern); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights, other than (A) the acquisition of shares of First Southern Common Stock from a holder of a First Southern Stock Option or First Southern Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price and (B) regular distributions, if any, in respect of First Southern’s trust preferred securities.

(d) Compensation; Employment, Etc. Except (i) as required by applicable law or any First Southern Benefit Plan (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), or (ii) with respect to transactions Previously Disclosed to CenterState, (A) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of First Southern or any of its Subsidiaries; (B) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (I) payment of normal individual increases in salary (not to exceed 5% per annum in the aggregate for all employees), (II) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (III) payment of severance, in each case, in the ordinary course of business consistent with past practice; or (C) hire any new executive officers.

(e) Benefit Plans. Except (i) as required by applicable law (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), (ii) permitted pursuant to any First Southern Benefit Plan, or (iii) with respect to transactions Previously Disclosed to CenterState, enter into, establish, adopt, modify, amend, renew, or terminate any First Southern Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice, or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, or to the extent permitted by Section 5.2(g), enter into or terminate any First Southern Material Contract or amend or modify in any material respect or renew any existing First Southern Material Contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice; provided, that with respect to First Southern’s main office lease agreement, First Southern shall consult and cooperate with CenterState to ensure that any such renewal is consistent with the objectives of the Parties relative to the anticipated timing of the Closing.

(m) Claims. Except in the ordinary course of business and involving an amount not in excess of $75,000 (exclusive of any amounts paid directly or reimbursed to First Southern or any of its Subsidiaries under any insurance policy maintained by First Southern or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to First Southern and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of First Southern Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher investment grade by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $100,000 individually or $500,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as previously provided; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $250,000 or any individual secured loan or extension of credit in excess of $5,000,000 in a single transaction or $10,000,000 to a single borrower shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual.

(r) Risk Management. Except as required by applicable law or regulation or guidance or at the direction of a Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election, file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice.

(v) Reorganization. Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) Performance of Obligations. Take any action that is likely to materially impair or delay First Southern’s ability to perform any of its obligations under this Agreement or First Southern Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(x) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of First Southern, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Southern or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of First Southern during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect First Southern or any of its Subsidiaries or the holders of First Southern Common Stock.

(b) Payment of Dividends. Make, declare, pay or set aside for payment any dividend on or with respect to the CenterState Common Stock or make any other distribution to CenterState’s shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice.

(c) Performance Obligations. Take any action that is likely to materially impair or delay the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company or other Person with respect to any merger, acquisition of a controlling interest in, purchase of assets of or any other business combination with such depository institution or holding company or other Person, or sell, transfer, mortgage or encumber any material portion of its assets or properties to any other Person, in each case that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(d) Other Securities. Issue or repurchase any other capital securities, Voting Debt, or other securities.

(e) Claims. Settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to the Surviving Company.

(f) Tax Matters. Make, change or revoke any material tax election , file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice

(g) Reorganization. Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than ninety (90) days) following the date of this Agreement, CenterState, with the assistance and cooperation of First Southern, shall promptly prepare and file with the SEC the Form S-4, together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and First Southern shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of First Southern and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, CenterState and First Southern shall thereafter mail or deliver the Proxy Statement to their respective shareholders. CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Southern shall furnish all information concerning First Southern and the holders of First Southern Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to First Southern or CenterState, or any of their respective affiliates, directors or officers, should be discovered by First Southern or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to CenterState’s and First Southern’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), First Southern and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState and First Southern shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of First Southern and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and First Southern shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of First Southern (in the case of CenterState) or CenterState (in the case of First Southern) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, First Southern and CenterState shall cooperate in all respects and use their commercially reasonable best efforts to seek and obtain approval from the applicable Governmental Entities of a dividend of $50 million to be paid from First Southern Bank to First Southern immediately prior to the Closing or otherwise in connection with the completion of the Bank Merger. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies within forty-five (45) days of the date hereof. First Southern and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to First Southern or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and First Southern shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, First Southern or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and First Southern shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed. Without limiting the foregoing, each Party shall, to the extent permitted by applicable law, promptly advise the other of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby and cooperate with the other in preparing any response thereto.

(f) Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required in connection with obtaining any Requisite Regulatory Approval to (a) (i) maintain capital ratios greater than those set forth in Section 6.1(f)(i) of the CenterState Disclosure Schedule, (ii) maintain a classified assets ratio lower than that set forth in Section 6.1(f)(ii) of the CenterState Disclosure Schedule, (iii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, (iv) raise common equity at the holding company or bank level in an amount that, or (v) agree to any strategic operational restriction, which, in the case of each of subsections (i) through (v), would materially reduce the economic benefits of the Merger to the stockholders of CenterState following the Merger (including the stockholders of First Southern that receive CenterState Common Stock in the Merger), (b) agree to any Loss Share Agreement Condition, or (c) agree to any other condition or restriction or take any action that would have a Material Adverse Effect on the Surviving Company and its Subsidiaries, taken as a whole, after giving effect to the Merger (each of the foregoing referred to as a “Materially Burdensome Regulatory Condition”).

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither First Southern nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Upon reasonable notice, each Party shall permit, and shall cause its Subsidiaries to permit, the other Party (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by the other Party (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries. Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, each Party will deliver to the other party all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the OCC and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2013. As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of such Party and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) Board packages and notices shall be submitted by each Party, together with those of its subsidiary bank, to the Chief Executive Officer of the other Party for distribution to other Party’s designated attendee simultaneously with their submission to board members;

provided, that (A) matters relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) matters that would result in a waiver of the attorney-client privilege or (D) matters the inclusion of which such Board of Directors reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law may be redacted from such board packages.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 8, 2013 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.

6.3 Shareholder Meetings. (a) First Southern shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the First Southern Charter and the First Southern Bylaws necessary to (A) call and give notice of a special meeting of First Southern’s shareholders (the “First Southern Shareholder Meeting”) for the purpose of seeking the First Southern Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “First Southern Shareholder Meeting Notice Date”) and (B) use its commercially reasonable best efforts to schedule the First Southern Shareholder Meeting to take place on the same date as the CenterState Shareholder Meeting; (ii) use its commercially reasonable best efforts to (x) cause the First Southern Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the First Southern Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of First Southern approve this Agreement (the “First Southern Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, subject to the following sentence, First Southern shall have an unqualified obligation to submit this Agreement to a vote of its shareholders at the First Southern Shareholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, First Southern shall not be required to hold the First Southern Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 by First Southern or pursuant to Section 8.1 prior to the scheduled time of the First Southern Shareholder Meeting.

(b) CenterState shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the CenterState Charter and the CenterState Bylaws necessary to (A) call and give notice of a special meeting of CenterState’s shareholders (the “CenterState Shareholder Meeting”) for the purpose of seeking the CenterState Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “CenterState Shareholder Meeting Notice Date”) and (B) schedule the CenterState Shareholder Meeting to take place on a date that is at least twenty (20) Business Days after the CenterState Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the CenterState Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the CenterState Shareholder Approval; and (iii) include in the Proxy Statement the recommendation that the shareholders of CenterState approve the issuance of CenterState Common Stock in connection with this Agreement and the

Merger (the “CenterState Board Recommendation”) unless including the CenterState Board Recommendation in the Proxy Statement would violate applicable law or be inconsistent with the CenterState Board of Directors’ fiduciary duties, in which case it may omit the CenterState Board Recommendation from the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, subject to the following sentence, CenterState shall have an unqualified obligation to submit the issuance of CenterState Common Stock in connection with this Agreement and the Merger to a vote of its shareholders at the CenterState Shareholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, CenterState shall not be required to hold the CenterState Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 by First Southern or pursuant to Section 8.1 prior to the scheduled time of the CenterState Shareholder Meeting.

6.4 Nasdaq Listing. CenterState shall cause the shares of CenterState Common Stock to be issued to the holders of First Southern Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employed by First Southern and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with First Southern and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any defined contribution retirement plans, welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate following the Closing Date, CenterState or its applicable Subsidiary shall (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the First Southern Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, First Southern shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause the First Southern Benefits Plans set forth on Section 6.5(c) of the First Southern Disclosure

Schedule to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any such First Southern Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any such First Southern Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any such First Southern Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed (i) to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, First Southern and its Subsidiaries) to amend or terminate any First Southern Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) to require CenterState or any of its Subsidiaries (including, following the Closing Date, First Southern and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, or (iii) to amend any First Southern Benefit Plan or other employee benefit plan, arrangement or agreement.

(e) For purposes of this Agreement, “First Southern Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, insurance, split dollar insurance, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of First Southern or any of its Subsidiaries entered into, maintained or contributed to by First Southern or any of its Subsidiaries or to which First Southern or any of its Subsidiaries is obligated to contribute, or with respect to which First Southern or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, other than any Multiemployer Plan.

(f) If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause,” then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with First Southern or First Southern Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) As of the date of this Agreement, First Southern has entered into agreements that terminate, at the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Section 6.5(g) of the First Southern Disclosure Schedule with any confidentiality, noncompetition and nonsolicitation provisions contained in such agreements and arrangements remaining in full force and effect following the Effective Time for a period of one year. The foregoing terminations shall be for payment amounts not to exceed those set forth on Section 6.5(g) of the First Southern Disclosure Schedule.

(h) At the Effective Time, all accrued and unused sick time for all employees of First Southern and its subsidiaries and relating to periods prior to January 1, 2014 shall terminate (without any payment therefor by First Southern and its Subsidiaries) and not carried over to, or assumed by CenterState or its Subsidiaries.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of First Southern and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for First Southern occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the First Southern Charter, the First Southern Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of First Southern’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; provided, that CenterState shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld) and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, CenterState will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of First Southern or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by First Southern; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c) then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of First Southern or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage as described in this sentence. Whether or not CenterState shall procure such coverage, in no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by First Southern for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6. The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7 No Solicitation.

(a) First Southern agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “First Southern Individuals”) not to, and will use its commercially reasonable best efforts to cause First Southern and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “First Southern Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“First Southern Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. First Southern will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any First Southern Representative shall constitute a breach by First Southern.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the First Southern Shareholder Approval, in the event First Southern receives an unsolicited Acquisition Proposal and the Board of Directors of First Southern determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, First Southern may, and may permit its Subsidiaries and the First Southern Individuals and the First Southern Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable in the aggregate to First Southern than the Confidentiality Agreement, (ii) furnish or cause to be furnished First Southern Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of First Southern determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) Subject to the succeeding sentence, the Board of Directors of First Southern shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the First Southern Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the First Southern Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the First Southern Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of First Southern under applicable laws, the First Southern Board of Directors may at any time prior to the First Southern Shareholder Approval (i) effect a Change in Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of First Southern may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) First Southern shall not have breached this Section 6.7 in any material respect and (ii) (A) the Board of Directors of First Southern determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) First Southern has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, First Southern has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, First Southern shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall have recommenced and First Southern shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) First Southern will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Southern in which any third-party would acquire more than fifty percent (50%) of the voting power of First Southern or the surviving entity in such merger or business combination or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, First Southern and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of First Southern concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Keefe Bruyette is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give such notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of a condition contained in Article VII unless the underlying breach would independently result in a failure of a condition set forth in Article VII. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 System Integration. From and after the date hereof, subject to applicable law and regulation, First Southern shall cause First Southern Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause First Southern Bank’s data processing consultants and software providers to, cooperate and assist First Southern Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of First Southern Bank to the CenterState system following the Effective Time, including the training of First Southern Bank employees without undue disruption to First Southern Bank’s business, during normal business hours and at the expense of CenterState (not to include First Southern Bank’s standard employee payroll).

6.10 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, First Southern shall cause the Chief Executive Officer of First Southern Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger; provided, however, that, notwithstanding the conversion of the core processing and other data processing and information systems of First Southern and First Southern Bank in conjunction with the Bank Merger, and subject to applicable provisions of law and non-objection from any Governmental Entity, the former banking offices of First Southern Bank shall continue to operate and shall conduct business under the name “First Southern Bank, a division of CenterState Bank of Florida, N.A.” for a period up to 12 months after completion of the Bank Merger, and shall continue to use signage, stationery and marketing materials in such name, for the purpose of maintaining and strengthening existing banking relationships and ensuring a seamless transition of the operations of First Southern Bank to CenterState Bank of Florida, N.A. At no time prior to December 31, 2014 shall the present signage at the offices of First Southern Bank be covered with temporary signs or banners bearing the name or logo of CenterState Bank of Florida, N.A.

6.11 Non-Competition and Non-Disclosure Agreement. First Southern has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-employee director of First Southern to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).

6.12 Claims Letters. First Southern has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of First Southern to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.

6.13 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

6.14 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.15 Corporate Governance. At or prior to the Effective Time, CenterState, if it so elects, may cause one member of the Board of Directors of First Southern or First Southern Bank to be determined by CenterState, to be appointed to the Boards of Directors of the Surviving Company and CenterState Bank of Florida, N.A., effective as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of First Southern and CenterState, at or prior to the Closing, of the following conditions:

(a) Shareholder Approvals. The First Southern Shareholder Approval and the CenterState Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for First Southern Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All regulatory approvals from the FRB, the OCC and any other Regulatory Approvals required to consummate the Merger the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on the Surviving Company shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods, the “Requisite Regulatory Approvals”), and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(f) Loss-Share Agreements. The consent of the FDIC to the transfer of the Loss-Share Agreements of First Southern Bank shall have been obtained without adverse modification or amendment to any such Loss Share Agreements and shall be without payment by or cost to CenterState, First Southern or their respective Affiliates (any such modification, amendment or payment a “Loss Share Agreement Condition”).

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of First Southern (in each case after giving effect to the lead in to Article III) (i) set forth in the first, third and fourth sentences of Section 3.2(a) (Capitalization) regarding the number of outstanding

First Southern Common Stock, First Southern Non-Voting Common Stock, Series C Preferred Stock, First Southern Stock Options, and First Southern Restricted Shares and the first sentence of Section 3.2(b) (Capitalization) regarding the number of outstanding First Southern Rights shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 3.2(a) (Capitalization), in Section 3.2(b) (Capitalization), and in Section 3.3(a) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 3.7(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of First Southern contained in this Agreement (in each case after giving effect to the lead in to Article III) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on First Southern. CenterState shall have received a certificate signed on behalf of First Southern by the Chief Executive Officer or the Chief Financial Officer of First Southern to the foregoing effect.

(b) Performance of Obligations of First Southern. First Southern shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of First Southern by the Chief Executive Officer or the Chief Financial Officer of First Southern to such effect.

(c) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding First Southern Common Stock.

(d) No First Southern Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on First Southern, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on First Southern.

(e) Tax Opinion. CenterState shall have received the opinion of Hacker, Johnson & Smith, PA, in form and substance reasonably satisfactory to CenterState, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Southern and CenterState, reasonably satisfactory in form and substance to such counsel.

(f) Available Cash. At the Effective Time, First Southern shall have available unencumbered cash of no less than $31.0 million.

(g) Minimum Shareholders’ Equity. As of the close of business on the last business day prior to the Closing Date (the “FSB Measuring Date”), the Adjusted First Southern Shareholders’ Equity shall not be less than $190,000,000 as determined in accordance with GAAP. For purposes of this Section 7.2(g), “Adjusted First Southern Shareholders’ Equity” means the consolidated equity of First Southern as set forth on the balance sheet of First Southern on the FSB Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in First Southern Bank’s securities portfolio due to mark-to-market adjustments as of the FSB Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for First Southern and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $4,200,000 (exclusive of reasonable costs or advanced by such advisors), (b) the aggregate amount paid by First Southern, if any, in order to satisfy its obligations to take all action as may be necessary to cancel First Southern Rights pursuant to Section 1.5 and (c) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 6.5(g)).

7.3 Conditions to Obligations of First Southern. The obligation of First Southern to effect the Merger is also subject to the satisfaction or waiver by First Southern at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState (in each case after giving effect to the lead in to Article IV) (i) set forth in the first and fifth sentences of Section 4.2(a) (Capitalization) regarding the number of outstanding shares of CenterState Common Stock and the number of outstanding shares of CenterState Common Stock issuable in respect of outstanding CenterState Rights, shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 4.2(a) (Capitalization), and in Section 4.3(a) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 4.13(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of CenterState contained in this Agreement (in each case after giving effect to the lead in to Article IV) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects”, “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective

Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on CenterState. First Southern shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Southern shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CenterState, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

(d) Tax Opinion. First Southern shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to First Southern, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Southern and CenterState, reasonably satisfactory in form and substance to such counsel.

(e) Minimum Shareholders’ Equity. As of the close of business on the last business day prior to the Closing Date (the “CenterState Measuring Date”), the Adjusted CenterState Shareholders’ Equity shall not be less than $315,400,000 as determined in accordance with GAAP. For purposes of this Section 7.3(e), “Adjusted CenterState Shareholders’ Equity” means the consolidated equity of CenterState as set forth on the balance sheet of CenterState on the CenterState Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains or plus any unrealized losses (as the case may be) in CenterState Bank N.A.’s securities portfolio due to mark-to-market adjustments as of the CenterState Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for CenterState and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $2,000,000 (exclusive of reasonable costs or advanced by such advisors), and (b) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the First Southern Shareholder Approval or the CenterState Shareholder Approval:

(i) by mutual consent of First Southern and CenterState in a written instrument authorized by the Boards of Directors of First Southern and CenterState;

(ii) by either First Southern or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either First Southern or CenterState, if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either First Southern or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of First Southern, in the case of a termination by CenterState, or CenterState, in the case of a termination by First Southern, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, in the case of a termination by CenterState, or Section 7.3, in the case of a termination by First Southern, and which is not cured within twenty (20) Business Days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of First Southern (or any committee thereof) shall have failed to make the First Southern Board Recommendation or shall have made a Change in Recommendation, or (ii) First Southern shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by First Southern prior to obtaining the First Southern Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that First Southern has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either First Southern or CenterState, if the shareholders of First Southern fail to provide the First Southern Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

(viii) by First Southern if the Board of Directors of CenterState (or any committee thereof) shall have failed to make the CenterState Board Recommendation or shall have withdrawn or modified, in a manner adverse to First Southern, the CenterState Board Recommendation or made or caused to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to First Southern the CenterState Board Recommendation;

(ix) by either First Southern or CenterState, if the shareholders of CenterState fail to provide the CenterState Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

(x) by First Southern, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $10.03 (the “CenterState Ratio”) is less than 0.85; and

(b) The number obtained by dividing the Average Closing Price by $10.03 is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (B) then multiplying the Index Ratio by 0.85, subject, however, to the following three sentences. First Southern must elect to terminate this Agreement under this Section 8.1(a)(x) within two (2) Business Days after the Determination Date. If First Southern elects to exercise its termination right pursuant to this Section 8.1(a)(x), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period). Within one (1) Business Day following its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that CenterState shall not be permitted to increase the Per Share Cash Consideration in a manner that would cause the failure of the conditions set forth in Section 7.2(e) or 7.3(d) hereof. If CenterState so elects, it shall give written notice to First Southern of such election and the amount of the increase in the Per Share Cash Consideration within the one (1) Business Day period following its receipt of notice of termination from First Southern, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(x) and this Agreement shall remain in effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have increased as provided herein).

As used herein, the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume weighted average price per share of the CenterState Common Stock (based on “regular way” trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Determination Date” shall mean the fourth (4th) Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $2,540.74, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

“Pricing Differential” shall mean the amount equal to the product of (a) the Exchange Ratio and (b) the difference between (i) $8.53 and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock and other values used in this Section 8.1(a)(x) shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 8.1(a)(x) as necessary to preserve the relative economic benefit to the Parties.

8.2 Effect of Termination. In the event of termination of this Agreement by either First Southern or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Southern, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by CenterState and First Southern, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), First Southern shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $9,500,000 (the “Termination Fee”), and (ii) in the case of a termination under Section 8.1(a)(vi), First Southern shall, simultaneously with such termination, pay CenterState the Termination Fee, in each case by wire transfer of same-day funds.

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior to the First Southern Shareholder Meeting there has been publicly announced (and not withdrawn) an Acquisition Proposal, then if within six (6) months of such termination First Southern or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, First Southern shall, within three (3) Business Days after the first to occur of entering into a definitive agreement with respect to such Acquisition Proposal or consummating such Acquisition Proposal, pay CenterState the Termination Fee by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) If this Agreement is terminated (i) by First Southern pursuant to Section 8.1(a)(viii), or (ii) by First Southern pursuant to Section 8.1(a)(iv) following a material breach by CenterState of any of the provisions of Section 6.1 (which for the avoidance of doubt shall not be deemed to include a failure to comply with the provisions therein that provide for a specific filing deadline with respect to applications or filings with Governmental Entities), CenterState shall, within three (3) Business Days after such termination, pay First Southern the Termination Fee by wire transfer of same-day funds.

(d) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 8.4 shall fully discharge the Party paying such Termination Fee from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall First Southern or CenterState be required to pay the Termination Fee on more than one occasion.

(e) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of First Southern or CenterState; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First Southern or CenterState, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the other Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on the fourth (4th) Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays on which banking organizations in Florida are authorized or required by law to be closed.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.4, 6.5, 6.6 and 6.15.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Mr. Ernest S. “Ernie” Pinner.

Fax: (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(b)	if to First Southern, to:

First Southern Bancorp, Inc.

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

Attn: Mr. J. Herbert Boydstun

          Chairman of the Board and Chief Executive Officer

Fax: (561) 338-6445

with a copy (which shall not constitute notice to First Southern) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Matthew M. Guest, Esq.

Fax: (212) 403-2000

9.4 Interpretation.

(a) For the purposes of this Agreement, references to the date hereof refer to the date of this Agreement.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Publicity. Other than in connection with the matters described in Section 6.7, neither First Southern nor CenterState shall, and neither First Southern nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by First Southern, or First Southern, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except (i) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (ii) if the Effective Time occurs, the right of the holders of First Southern Common Stock and equity awards to receive the Merger Consideration and amounts payable pursuant to this Agreement, and (iii) the right of each Party’s shareholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of any premium offered to such shareholders) and other relief, including equitable relief, for a material breach by the other Party of its obligations under this Agreement, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement; provided that the rights granted pursuant to the preceding clause (iii) shall be enforceable on behalf of each Party’s shareholders only by the applicable Party, in its sole and absolute discretion, and any amounts received by such Party in connection therewith may be retained by such Party.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV or one or more covenants of the disclosing Party contained herein, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and First Southern have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ Ernest S. Pinner
Ernest S. “Ernie” Pinner
Chairman, President and Chief Executive Officer

FIRST SOUTHERN BANCORP, INC.

By:	/s/ J. Herbert Boydstun
J. Herbert Boydstun
Chairman of the Board and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of First Southern Bancorp, Inc. (“First Southern”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which for the avoidance of doubt shall not include any shares of Common Stock underlying First Southern Stock Options) together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and First Southern propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Southern will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of First Southern, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Southern contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Southern, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) disposing of or surrendering Shares in connection with the vesting, settlement or exercise of First Southern Stock Options or First Southern Restricted Shares for the payment of taxes thereon or, in the case of First Southern Stock Options, the exercise price or in connection with the repurchase, redemption or cancellation of any First Southern Restricted Shares as permitted pursuant to the Merger Agreement; and (e) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of First Southern other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any First Southern Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the FBCA.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of First Southern, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to First Southern or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of First Southern’s shareholders with respect to an Acquisition Proposal, in each case, except to the extent that at such time First Southern is permitted to take such action pursuant to Section 6.7 of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of First Southern or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of First Southern (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

5. Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of First Southern, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of First Southern taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of First Southern, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of First Southern or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, First Southern or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits CenterState and First Southern to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner.
Chairman, President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of January, 2014, by and between First Southern Bancorp, Inc., a Florida corporation (“First Southern”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of CenterState Banks, Inc. (“CenterState”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which for the avoidance of doubt shall not include any shares of Common Stock underlying CenterState stock options) together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, First Southern and CenterState propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Southern will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of First Southern to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, First Southern entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by First Southern in connection therewith, Shareholder and First Southern, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by First Southern, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the issuance of Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement (“the Stock Issuance”); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger, the Stock Issuance or the other transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve the Stock Issuance unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) disposing of or surrendering Shares in connection with the vesting, settlement or exercise of CenterState stock options or restricted shares of Common Stock for the payment of taxes thereon or, in the case of CenterState stock options, the exercise price; and (e) such transfers as First Southern may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with First Southern as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by First Southern, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState stock options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the FBCA.

4. Prohibited Actions. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of CenterState, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to) encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of CenterState or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of CenterState (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

5. Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint First Southern with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CenterState, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CenterState taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of First Southern to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to First Southern if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, First Southern will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that First Southern has an adequate remedy at law. In addition, First Southern shall have the right to inform any third party that First Southern reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First

Southern hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with First Southern set forth in this Agreement may give rise to claims by First Southern against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CenterState or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, First Southern or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at First Southern’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits First Southern and CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, First Southern has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

FIRST SOUTHERN BANCORP, INC.

By:
J. Herbert Boydstun
Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

FIRST SOUTHERN BANK

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this    day of January, 2014, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and First Southern Bank (hereinafter referred to as “First Southern Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 900 North Federal Highway, Suite 300, Boca Raton, Florida 33432.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of First Southern Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and First Southern Bancorp, Inc., which owns all of the outstanding shares of First Southern Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of First Southern Bancorp, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of First Southern Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, First Southern Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of First Southern Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of First Southern Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of First Southern Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of First Southern Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and First Southern Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and First Southern Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of First Southern Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of First Southern Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by First Southern Bancorp, Inc., which owns all of the outstanding shares of First Southern Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett
As its:	President and Chief Executive Officer

FIRST SOUTHERN BANK

By:

As its:

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL 33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida 33823

102 West Robertson Street

Brandon, Florida 33511

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

900 North Federal Highway, Suite 300

Boca Raton, Florida 33432

7301 West Palmetto Park Road

Boca Raton, Florida 33433

900 North Federal Highway, Suite 160

Boca Raton, Florida 33432

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Drive

Bushnell, Florida 33513

1051 East Highway 50

Clermont, Florida 34711

205 South W.C. Owen Avenue

Clewiston, Florida 33440

33301 North University Drive, Suite 110

Coral Springs, Florida 33065

500 North Summit Street

Crescent City, Florida 32112

1205 East Fifth Street

Crystal River, Florida 34429

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 Highway 27

Davenport, Florida 33837

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

2419 East Commercial Blvd., Suite 102

Fort Lauderdale, Florida 33408

4150 Okeechobee Road

Ft. Pierce, Florida 34947

1105 W. Broad Street

Groveland, Florida 34736

36099 U.S. Highway 27

Haines City, Florida 33844

1120 S.R. 20

Interlachen, Florida 32148

151 East Highland Boulevard

Inverness, Florida 34452

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

10024 San Jose Blvd.

Jacksonville, Florida 32257

250 Central Blvd., Suite 106

Jupiter, Florida 33458

910 West Vine Street

Kissimmee, Florida 34741

920 N. John Young Parkway

Kissimmee, Florida 34741

45 Bridge Street

Labelle, Florida 33935

13891 U.S. 441, North

Lady Lake, Florida 32159

3505 West Lake Mary Blvd.

Lake Mary, Florida 32746

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida 33850

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

903 West North Boulevard

Leesburg, Florida 34748

151256 Fishhawk Boulevard

Lithia, Florida 33547

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

810 U.S. Highway 1

North Palm Beach, Florida 33408

406 East Silver Springs Boulevard

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

60 S.W. 17th Street

Ocala, Florida 34471

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

2494 Enterprise Road

Orange City, Florida 32763

2690 Enterprise Road

Orange City, Florida 32763

3724 Edgewater Drive

Orlando, Florida 32804-2831

945 South Orange Avenue

Orlando, Florida 32806

12285 S. Orange Blossom Trail

Orlando, Florida 32837

305 South Wheeler Street

Plant City, Florida 33563

850 Cypress Parkway

Poinciana, Florida 34759

212 Ponte Vedra Park Drive

Ponte Vedra, Florida 32082

3880 South Nova Road

Port Orange, Florida 32127

9815 S. U.S. Hwy 1

Port St. Lucie, Florida 34952

709 South Ponce De Leon Blvd.

St. Augustine, Florida 32084

4601 Neptune Road

St. Cloud, Florida 34769

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

2500 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

12901 West Colonial Drive

Winter Garden, Florida 34787

7722 State Road 544 East

Winter Haven, Florida 33881

1250 Lee Road

Winter Park, Florida 32789

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

EXHIBIT D

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 29th day of January, 2014, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                    , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of January 29, 2014 (the “Merger Agreement”) by and between CenterState and First Southern Bancorp, Inc., a Florida corporation (“First Southern”), First Southern will merge with and into CenterState (the “Merger”), as a result of which First Southern Bank, a Florida state-chartered bank and subsidiary of First Southern (“First Southern Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of First Southern and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of First Southern Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of First Southern, and, therefore, Director has knowledge of the Confidential Information (as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of First Southern, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use for purposes of engaging in a Competitive Activity any Confidential Information for so long as such information remains Confidential Information, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., First Southern or First Southern Bank (each a “Protected Party”), including actively sought prospective customers of First Southern Bank as of the Effective Time, for the purpose of engaging in any Competitive Activity (as hereinafter defined).

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party, as such business is conducted as of the date hereof, and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided, that the foregoing will not prevent the placement of any general solicitation of employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive Activity” means the business of providing retail or commercial banking services through bank branches located in the Restricted Territory.

(ii) “Confidential Information” shall mean all non-public data and information:

(A) relating to the business of First Southern and its subsidiaries, including First Southern Bank;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with First Southern as a director;

(C) having value to First Southern and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of First Southern or CenterState.

Confidential Information shall include non-public methods of operation, names of customers, price lists, financial information and projections, personnel data and similar non-public information; provided, however, that the term “Confidential Information” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from First Southern or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean Palm Beach, Broward, Orange, Saint Johns, Osceola, Seminole, Volusia and Duval Counties in Florida.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement or (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3.

If to CenterState:	CenterState Banks, Inc.
42745 U.S. Highway 27
Davenport, Florida 33837
Attn: Chief Executive Officer
Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in First Southern’s records as of the date hereof.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. For the avoidance of doubt, nothing contained herein shall restrict Director from enforcing Director’s rights that are not Released Claims under the Claims Letter between CenterState and Director dated as of the date hereof, including but not limited to Director’s rights under Section 6.6 of the Merger Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner
Chairman, President and Chief Executive Officer

Director:

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any person.

2.	The offer and sale of insurance products by Director to any person.

3.	The provision of trust, investment advisory and brokerage services by Director to any person.

4.	The provision of private equity/venture capital financing by Director to any person.

5.	The provision of accounting services by Director to any person.

EXHIBIT E

CLAIMS LETTER

January 29, 2014

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attention: Ernest S. “Ernie” Pinner

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of January 29, 2014 (the “Merger Agreement”), by and among First Southern Bancorp, Inc. (“First Southern”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against First Southern or any of its subsidiaries in my capacity as an officer, director or employee, of First Southern or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, First Southern and its Subsidiaries (each, a “First Southern Entity”), and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any First Southern Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid as of the Effective Time or other contract rights relating to severance, employment, stock options and restricted stock grants or other equity awards which have been disclosed to CenterState on or prior to the Effective Time, (ii) the items listed on Schedule 1 to this Agreement and (iii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Southern Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any First Southern Entity, (B) Claims as a depositor under any deposit account with any First Southern Entity, (C) Claims as the holder of any Certificate of Deposit issued by any First Southern Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Southern Entity; (E) Claims in his or her capacity of a shareholder of First Southern; and (F) Claims as a holder of any check issued by any other depositor of any First Southern Entity;

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.6 of the Merger Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.6 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Palm Beach County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this      day of             , 2014.

CENTERSTATE BANKS, INC.

By:
Name:	Ernest S. “Ernie” Pinner
Title:	Chairman, President and Chief Executive Officer

Appendix B

CONFIDENTIAL

January 28, 2014

The Board of Directors

First Southern Bancorp, Inc.

900 N Federal Highway

Suite 300

Boca Raton, FL 33432

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of First Southern Bancorp, Inc. (“First Southern”) of the Merger Consideration (as defined below) in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between First Southern and CenterState Banks, Inc. (“CenterState”). The Agreement provides for, among other things, the merger of First Southern with and into CenterState (the “Transaction”) and, immediately after the Effective Time (as defined in the Agreement), the merger of First Southern Bank, a Florida state-chartered bank and first-tier subsidiary of First Southern, with and into CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState (the “Bank Merger”). Pursuant to the terms of the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, each outstanding share of common stock, par value of $0.01 per share, of First Southern (the “First Southern Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares but including Trust Account Common Shares and DPC Common Shares (each as defined in the Agreement), and further including Series C Preferred Stock (as defined in the Agreement) to be converted into First Southern common stock immediately prior to the Effective Time) shall be converted into the right to receive: (i) 0.30 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of CenterState (such common stock, the “CenterState Common Stock,” and such consideration, the “Per Share Stock Consideration”), and (ii) $3.00 plus, as provided in the Agreement, any dividends payable and cash in lieu of fractional shares (collectively, the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration”. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to First Southern and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, First Southern and CenterState, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Southern and CenterState for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Southern. Our long position of 541,372 shares of First Southern Common

The Board of Directors

First Southern Bancorp, Inc.

January 28, 2014

Stock and 579 shares of Series C Preferred Stock (convertible into approximately 224,088 shares of First Southern Common Stock immediately prior to the Effective Time, as described in the Agreement) that has been disclosed to First Southern includes shares acquired by us in First Southern’s February 2010 and March 2005 private placement transactions. We have acted exclusively for the Board of Directors of First Southern (the “Board”) in rendering this opinion and will receive a fee from First Southern for our services. A portion of our fee is contingent upon the first to be executed of an agreement in principle or definitive agreement contemplating the consummation of the Transaction and a significant portion is contingent upon the successful completion of the Transaction. In addition, First Southern has agreed to indemnify us for certain liabilities arising out of our engagement.

In the past two years, KBW has provided investment banking and financial advisory services to First Southern and received compensation for such services. KBW served as placement agent in First Southern’s February 2010 private placement of common stock, and in accordance with the agreed-upon compensation structure for such services, a portion of such compensation was released to KBW from escrow in September 2013. In the past two years, KBW has provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW served as financial advisor in CenterState’s January 2012 acquisition of Central Florida State Bank and in its January 2012 acquisition of First Guaranty Bank and Trust Company of Jacksonville. We may in the future provide investment banking and financial advisory services to First Southern or CenterState and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Southern and CenterState and the Transaction, including among other things, the following: (i) a draft of the Agreement dated January 26, 2014 (the most recent draft made available to us); (ii) the quarterly call reports filed during the three year period ended September 30, 2013 for First Southern and CenterState; (iii) the audited financial statements for the three fiscal years ended December 31, 2012 and the unaudited financial statements for the fiscal year ended December 31, 2013 of First Southern; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2012, the 2013 quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, and the current report on Form 8-K with respect to the fiscal quarter ended December 31, 2013 of CenterState; (v) certain other interim reports and other communications of First Southern and CenterState to their respective shareholders; and (vi) other financial information concerning the businesses and operations of First Southern and CenterState, furnished to us by First Southern and CenterState or which we were otherwise directed to use, for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Southern and CenterState; (ii) the assets and liabilities of First Southern and CenterState; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for First Southern and certain financial and stock market information for CenterState with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of First Southern which were prepared by and provided to us and discussed with us by First Southern management and which were relied upon by us with the consent of the Board; and (vi) publicly available consensus “street estimates” of CenterState (as well as an assumed long term growth rate based thereon), and estimates regarding certain pro forma financial effects of the Transaction on CenterState that were prepared by CenterState management together with its advisors and were provided to us and that, in each case, were discussed with us by such advisors and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in

The Board of Directors

First Southern Bancorp, Inc.

January 28, 2014

securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of First Southern and CenterState regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We also considered the results of the efforts undertaken by First Southern, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with First Southern.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of First Southern as to the reasonableness and achievability of the financial and operating forecasts and projections of First Southern (and the assumptions and bases therefor) which were prepared by and provided to us by such management, and we have assumed, at the direction of First Southern, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon management of CenterState as to the reasonableness and achievability of the financial and operating information concerning CenterState (and the assumptions and bases therefor, including but not limited to, any potential cost savings, operating synergies, pro forma balance sheet adjustments and other potential pro forma effects assumed or estimated with respect to the Transaction) that were prepared by such management team together with its advisors and provided to us and we have assumed, at the direction of First Southern, that such information reflects the best currently available estimates and judgments of such management. We have further relied upon management of CenterState as to the reasonableness and achievability of the publicly available “street estimates” of CenterState referred to above that we were directed to use, and we have assumed, at the direction of First Southern, that such publicly available “street estimates” are consistent with the best currently available estimates, judgments, projections and forecasts of CenterState management and that the forecasts and projections contained in such publicly available “street estimates” will be realized in the amounts and in the time periods estimated therein.

It is understood that any forecasts, projections and estimates prepared by and provided to us by the respective management teams of First Southern or CenterState, as the case may be, were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective management teams of First Southern and CenterState, that any such forecasts, projections and estimates provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Southern or CenterState since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for First Southern and CenterState are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Southern or

The Board of Directors

First Southern Bancorp, Inc.

January 28, 2014

CenterState, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of First Southern or CenterState under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction and related transactions and that all conditions to the completion of the Transaction and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Southern, CenterState, the combined entity or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. We have assumed that the Transaction and related transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that First Southern has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Southern, CenterState, the Transaction and related transactions (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of First Southern Common Stock. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction, including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation thereof among cash and stock) or any related transaction, any consequences of the Transaction or any related transaction to First Southern, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any related transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of First Southern to engage in the Transaction or any related transaction or enter into the Agreement, (ii) the relative merits of the Transaction o r any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Southern or the Board, (iii) the fairness of the amount or nature of any compensation to any of First Southern’s officers, directors or employees, or any class of such persons, relative to any compensation to the

The Board of Directors

First Southern Bancorp, Inc.

January 28, 2014

holders of First Southern Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Southern other than First Southern Common Stock, or of any class of securities of CenterState or any other party to any transaction contemplated by the Agreement, (v) whether CenterState has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Per Share Cash Consideration to the holders of First Southern Common Stock at the closing of the Transaction, (vi) the actual value of CenterState Common Stock to be issued in the Transaction, (vii) the prices, trading range or volume at which the securities of either First Southern or CenterState will trade following the public announcement of the Transaction or the prices, trading range or volume at which the securities of CenterState will trade following the consummation of the Transaction, (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to First Southern, CenterState, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction, the Bank Merger or any related transaction, including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose or published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board in connection with the Transaction nor does it constitute a recommendation to the shareholders of First Southern or any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation on whether or not any First Southern shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of First Southern Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Appendix C

January 29, 2014

The Board of Directors

First Southern Bancorp, Inc.

900 N. Federal Highway, Suite 300

Boca Raton, FL 33432

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) as your independent financial advisor to provide its opinion as to the fairness of the proposed transaction (“Transaction”) described below from a financial point of view to the shareholders of First Southern Bancorp, Inc. (“Company”).

Mercer Capital, as part of its financial advisory and general valuation business, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

Within the prior three years, Mercer Capital has provided valuation services to the Company regarding the conversion of the Company’s Series C preferred shares and certain other financial reporting matters. Within the prior three years, Mercer Capital also has been engaged by CenterState Banks, Inc. (“CenterState”) to provide valuation services related to fair value accounting adjustments related to CenterState’s recently consummated acquisition of Gulfstream Bancshares, Inc. Mercer Capital does not have and has never had a position in any security issued by the Company or CenterState.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Company and CenterState expect to enter into an Agreement and Plan of Merger (“Agreement”) on or about January 29, 2014. The Agreement provides for the merger of the Company with and into CenterState, whereby CenterState will acquire 100% of the Company’s approximately 32 million outstanding common shares for a combination of cash and common stock. Consideration paid to Company shareholders will consist of cash of $3.00 per share and 0.30 CenterState shares for each Company share. The exchange ratio is fixed. Based upon CenterState’s January 28, 2014, closing price of $10.03 per share, Company shareholders would receive consideration that is equivalent to $6.01 per share, or about $190 million on an aggregate basis.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600	901.685.2120 (P)	www.mercercapital.com
	Memphis, Tennessee 38137	901.685.2199 (F)

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Board of Directors of First Southern Bancorp, Inc.

January 29, 2014

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with Company management to gain insight into the Company’s historical financial performance, prospective performance and other factors that led to the Board’s decision to pursue the marketing of the Company to potential acquirers. In addition, we visited with the Company’s investment banker and corporate counsel. Similarly, Mercer Capital visited with CenterState management and corporate counsel to gain insight into the Company’s historical financial performance and prospective performance. A summary of our analysis is contained in our Fairness Opinion Analysis, which was presented to the Board of Directors on January 28, 2014.

Documents reviewed include:

1.	The Agreement and Plan of Merger between First Southern Bancorp, Inc. and CenterState Banks, Inc. dated January 29, 2014;

2.	Consolidated and parent-only financial statements for both the Company and CenterState filed with the Federal Reserve on forms FR Y-9C and FY Y-9LP for the fiscal years ended December 31, 2008 to 2012 and the quarter ended September 30, 2013;

3.	Call Reports for wholly-owned subsidiary First Southern Bank and CenterState Bank of Florida, NA for fiscal years ended December 31, 2008 to 2012 and the quarters ended September 30, 2013 as filed with Federal banking regulators;

4.	Year-to-date internal financial statements through December 31, 2013 for the Company and First Southern Bank;

5.	Projections for First Southern Bank and the Company for fiscal years 2014 and 2015 as prepared by management;

6.	Analyst earnings per share consensus estimates as compiled by SNL Financial for fiscal years 2014 and 2015;

7.	Documentation related to the marketing of the Company to potential acquirers as prepared by Keefe, Bruyette, & Woods;

8.	Board Packages for CenterState and the Company for a period proximate to December 31, 2013;

9.	Watch lists and other real estate owned schedules for the Company and CenterState as of a period proximate to December 31, 2013;

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Board of Directors of First Southern Bancorp, Inc.

January 29, 2014

10.	Legacy Loss Summary as well as an estimate of pro-forma shares to be outstanding post-conversion of the Company’s Series C Preferred Stock as provided by management;

11.	Certain public filings for CenterState including Form 10-K for fiscal years 2010, 2011 and 2012, Form 10-Q for the quarter ending September 30, 2013 and Form 8-K dated January 24, 2014;

12.	Form S-4 filed by CenterState during 2013 for the since consummated acquisition of Gulfstream Bancshares, Inc.;

13.	Financial data and public market and bank acquisition pricing information supplied by SNL Financial, LC; and,

14.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion. We have not examined the loan portfolio or the adequacy of the loan loss reserve of the Company. Direct examination is beyond the scope of this engagement.

We have furthermore assumed that financial projections provided to us reflect a reasonable assessment of the Company’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

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Board of Directors of First Southern Bancorp, Inc.

January 29, 2014

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to the Company’s shareholders. Mercer Capital has not expressed an opinion as to the price at which any security of the Company may trade in the future. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,
MERCER CAPITAL

Jeff K. Davis, CFA
Managing Director

Jay D. Wilson, CFA, ASA, CBA
Vice President

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Appendix D

January 29, 2014

Board of Directors

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Members of the Board of Directors:

CenterState Banks, Inc. (“CenterState”) and First Southern Bancorp, Inc. (“First Southern”) have entered into an Agreement and Plan of Reorganization dated January 29, 2014 (the “Agreement”), pursuant to which First Southern will merge with and into CenterState, with CenterState as the surviving entity (the “Merger”). Under the terms of the Agreement, each share of common stock of First Southern that is issued and outstanding immediately before the effective time of the Merger, other than certain shares specified in the Agreement, shall be converted into the right to receive $3.00 in cash and 0.3 shares of common stock of CenterState, pursuant to section 1.4 of the Agreement, (collectively, the “Merger Consideration”).

You have requested our opinion as to the fairness to CenterState, from a financial point of view, of the Merger Consideration to be paid by CenterState in the Merger.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated January 29, 2014;

2.	Reviewed certain publicly-available financial and business information of First Southern, CenterState and their respective affiliates that we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of First Southern and CenterState;

4.	Reviewed materials detailing the Merger prepared by First Southern, CenterState and their respective affiliates and by their, legal and accounting advisors, as well as by First Southern’s financial advisor;

5.	Conducted conversations with members of senior management and representatives of both First Southern and CenterState regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics and stock performance of First Southern and CenterState to other selected banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the Merger Consideration offered relative to First Southern’s book value and tangible book value as of September 30, 2013;

9.	Analyzed the projected pro forma impact of the Merger on certain projected balance sheet and capital ratios of CenterState;

10.	Reviewed the overall environment for depository institutions in the United States; and

January 29, 2014

11.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by First Southern, CenterState and their respective affiliates. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete. We have not been asked to and have not undertaken an independent verification of the reliability, accuracy, or completeness of any such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the financial forecasts supplied to us, including any projections relating to transaction costs, purchase accounting adjustments or expected cost savings, we have assumed, with your consent, that they were reasonably prepared and reflect the best currently available estimates and judgments of management of First Southern and CenterState as to future operating and financial performance, and we have assumed that such performance would be achieved in the time periods currently estimated by such managements. We express no opinion as to such financial projections and estimates or the assumptions upon which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform the covenants required to be performed by it under the under such agreements, that the conditions precedent to the agreements are not waived and that the agreements will not be terminated or breached by either party. We have also assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of First Southern or CenterState since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments has occurred that will adversely affect First Southern or CenterState. We did not make an independent evaluation of the assets or liabilities of First Southern, CenterState or their respective affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan losses of CenterState or First Southern, nor have we obtained any evaluation or appraisals of the property, assets or liabilities of CenterState or First Southern or reviewed any individual credit files relating to CenterState or First Southern. We have assumed, with your consent, that the respective aggregate allowances for loan losses of CenterState and First Southern are adequate to cover such losses and will be adequate on a combined basis for the combined entity. We have relied upon and assumed, without assuming any responsibility for independent verification, the advice that CenterState has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. Finally, we have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on events occurring after the date hereof. We express no opinion as to what the value of CenterState’s common stock will be when issued to the shareholders of First Southern under the Agreement or the prices at which CenterState’s or First Southern’s common stock may trade at any time.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor exclusively to the Board of Directors of CenterState in connection with the Merger and will receive fees from CenterState for our services, a significant portion of which are contingent upon the closing of the Merger. Sterne Agee also will receive a fee in connection

January 29, 2014

with the delivery of this opinion. In addition, CenterState has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by CenterState in connection with the Merger, we have not provided investment banking services to First Southern or their respective affiliates over the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to First Southern, CenterState or their respective affiliates. We may also actively trade the securities of CenterState or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is directed solely to, and is for the use and benefit of, the Board of Directors of CenterState. Our opinion is limited to the fairness, from a financial point of view, to CenterState of the Merger Consideration to be paid in the Merger by CenterState and does not address the underlying business decision of CenterState to engage in the Merger, the merits of the Merger relative to any strategic alternative that may be available to CenterState or the effect of any other transaction in which CenterState or First Southern might engage. In addition, our opinion does not constitute a recommendation whether or not to engage in the Merger. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the aggregate Merger Consideration. Further, we express no view or opinion as to any terms or other aspects of the Merger or as to how the stockholders of CenterState should vote at any CenterState stockholders meeting to be held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor will this opinion be used for any other purposes, without the prior written consent of Sterne Agee. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be paid in the Merger by CenterState is fair from a financial point of view to CenterState.

Very truly yours,

STERNE, AGEE & LEACH, INC.

Appendix E

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee or, if a quorum cannot be obtained and such a committee cannot be designated, selected by a majority vote of the full board; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance on behalf of any person against liability asserted whether or not a corporation would have the power to indemnify such person under Section 607.0850.

Article VI of the Bylaws of the Registrant provides for indemnification of the Registrant’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Registrant and each person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Registrant’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Registrant of any other indemnification rights and remedies. The Registrant also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Registrant would have the power to indemnify such person under the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	-	Agreement and Plan of Merger dated January 29, 2014 by and between First Southern Bancorp, Inc. and CenterState Banks, Inc. (attached as Appendix A to the joint proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	-	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”)).

3.2	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006).

3.3	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009).

3.4	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010).

3.5	-	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement).

3.6	-	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008).

3.7	-	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 24, 2008).

3.8	-	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 100,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009).

4.1	-	Specimen Stock Certificate of CenterState Banks, Inc. (incorporated by reference to Exhibit 4.1 to the Initial Registration Statement).

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby.*

8.1	-	Tax Opinion of Wachtell, Lipton, Rosen & Katz.

8.2	-	Tax Opinion of Hacker, Johnson & Smith, P.A..

10.1	-	Form of Shareholder Voting Agreement dated as of January 29, 2014 between CenterState Banks, Inc. and each of the directors of First Southern Bancorp, Inc. (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this Registration Statement).

10.2	-	Form of Shareholder Voting Agreement dated as of January 29, 2014 between First Southern Bancorp, Inc. and each of the directors of CenterState Banks, Inc. (attached as Exhibit B to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this Registration Statement).

10.3	-	Form of Non-Competition and Non-Disclosure Agreement, by and between CenterState Banks, Inc. and certain non-employee directors of First Southern Bancorp, Inc. (attached as Exhibit D to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this Registration Statement).

21.1	-	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 5, 2014).

23.1	-	Consent of Crowe Horwath LLP (with respect to CenterState).*

23.2	-	Consent of Crowe Horwath LLP (with respect to First Southern).*

23.3	-	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.2).

23.4	-	Consent of Smith Mackinnon, PA (included in Exhibit 5.1).

23.5	-	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

24	-	Power of Attorney (included with signature pages to this Registration Statement).

99.1	-	Form of Proxy to be used at First Southern Bancorp, Inc. Special Meeting.

99.2	-	Form of Proxy to be used at CenterState Banks, Inc. Special Meeting.

99.3	-	Consent of Keefe, Bruyette & Woods, Inc.

99.4	-	Consent of Mercer Capital Management, Inc.

99.5	-	Consent of Sterne Agee & Leach, Inc.

*	Previously filed

(b)	Financial Statement Schedules

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

(1)	Opinions of Keefe, Bruyette & Woods, Inc., Mercer Capital Management, Inc. and Sterne Agee & Leach, Inc. (included as Appendix B, C and D, respectively, to the joint proxy statement/prospectus contained in this Registration Statement).

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Davenport, Florida, on April 11, 2014.

CenterState Banks, Inc.

/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer
(Principal executive officer)

/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and James J. Antal, for himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated below on April 11, 2014.

Signature	Title
/s/ Ernest S. Pinner	Chairman, President and Chief Executive Officer
Ernest S. Pinner	and Director (Principal executive officer)

/s/ James J. Antal	Senior Vice President and Chief Financial Officer
James J. Antal	(Principal financial officer and principal accounting officer)

/s/ James H. Bingham	Director
James H. Bingham

/s/ G. Robert Blanchard, Jr.	Director
G. Robert Blanchard, Jr.

/s/ C. Dennis Carlton	Director
C. Dennis Carlton

/s/ Michael F. Ciferri	Director
Michael F. Ciferri

/s/ John C. Corbett	Director
John C. Corbett

/s/ Griffin A. Greene	Director
Griffin A. Greene

/s/ Charles W. McPherson	Director
Charles W. McPherson

/s/ George Tierso Nunez, II	Director
George Tierso Nunez, II

/s/ Thomas E. Oakley	Director
Thomas E. Oakley

/s/ William Knox Pou, Jr.	Director
William Knox Pou, Jr.

/s/ Daniel R. Richey Daniel R. Richey	Director

/s/ Joshua A. Snively	Director
Joshua A. Snively